As Filed with the Securities and Exchange Commission on October 2, 1995
                                                 Registration No. 33-81380


                   SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549
                          ___________________

                     POST-EFFECTIVE AMENDMENT NO. 1
                                  TO
                               FORM S-1
                         REGISTRATION STATEMENT
                                UNDER
                      THE SECURITIES ACT OF 1933
                          ___________________

                        WESTBRIDGE CAPITAL CORP.
           (Exact name of Registrant as specified in its charter)

     DELAWARE                            6300                    73-1165000
(State or other jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
of incorporation)              Classification Code Number)   Identfication No.)
                                ____________________
                                  777 Main Street
                               Fort Worth, Texas  76102
                                   (817) 878-3300
                 (Address, including zip code, and telephone number,
           including area code, of Registrant's principal executive offices)
                                ____________________

                                PATRICK J. MITCHELL
                 Vice President, Chief Financial Officer and Treasurer
                               Westbridge Capital Corp.
                                  777 Main Street
                               Fort Worth, Texas  76102
                                  (817) 878-3300
                  (Name, address, including zip code, and telephone
                   number, including area code, of agent for service)
                               ____________________
                                  with copies to:

                               ROBERT S. REDER, ESQ.
                          Milbank, Tweed, Hadley & McCloy
                              1 Chase Manhattan Plaza
                             New York, New York  10005
                                 (212) 530-5680

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the Selling Securityholders.


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|



                            _________________________

                             CROSS REFERENCE SHEET


                   (Pursuant to Item 501(b) of Regulation S-K)

Registration Statement Items and Heading                  Location in Prospectus
----------------------------------------                  ----------------------
1.  Forepart of the Registration Statement and
    Outside Front Cover Page of Prospectus . . . . . . .  Cover Page of Registration Statement;
                                                          Outside Front Cover Page of Prospectus;
                                                          Cross Reference Sheet

2.  Inside Front and Outside Back Cover Pages
    of Prospectus. . . . . . . . . . . . . . . . . . . .  Inside Front Cover Page of Prospectus;
                                                          Outside Back Cover Page of Prospectus

3.  Summary Information, Risk Factors and Ratio
    of Earnings to Fixed Charges . . . . . . . . . . . .  Prospectus Summary; Risk Factors; The
                                                          Company; Capitalization; Selected Historical
                                                          Consolidated Financial Information

4.  Use of Proceeds . . . . . . . . . . . . . . . . . . . Not Applicable

5.  Determination of Offering Price . . . . . . . . . . . Not Applicable

6.  Dilution. . . . . . . . . . . . . . . . . . . . . . . Not Applicable

7.  Selling Security Holders. . . . . . . . . . . . . . . Selling Securityholders

8.  Plan of Distribution. . . . . . . . . . . . . . . . . Plan of Distribution

9.  Description of Securities to be Registered . . . . .  Outside Front Cover Page of Prospectus;
                                                          Prospectus Summary; Description of Capital
                                                          Stock; Description of Convertible
                                                          Subordinated Debentures

10. Interests of Named Experts and Counsel. . . . . . . . Experts; Legal Matters

11. Information with Respect to the Registrant . . . . .  Prospectus Summary; Risk Factors; The
                                                          Company; Price Range of Common Stock and
                                                          Dividend Policy; Capitalization;
                                                          Selected Historical Consolidated Financial
                                                          Information; Management's Discussion
                                                          and Analysis of Financial Condition and
                                                          Results of Operations; Business; Management;
                                                          Principal Stockholders; Description of Capital
                                                          Stock

12. Disclosure of Commission Position on Indemnification
    for Securities Act Liabilities. . . . . . . . . . . . Not Applicable

                         WESTBRIDGE CAPITAL CORP.

                SERIES A CUMULATIVE CONVERTIBLE REDEEMABLE
                       EXCHANGEABLE PREFERRED STOCK
               $.10 PAR VALUE, $1,000 LIQUIDATION PREFERENCE

                             COMMON STOCK

                   CONVERTIBLE SUBORDINATED DEBENTURES
                          DUE APRIL 12, 2004

                         __________________

       Up to 20,000 shares of Series A Cumulative Convertible Redeemable Exchangeable Preferred Stock, par value $.10 per share, liquidation preference $1,000 per share (the "Series A Preferred Stock"), of Westbridge Capital Corp. ("Westbridge"), may be offered from time to time by certain holders of the Series A Preferred Stock. See "Selling Securityholders." The dividend on the Series A Preferred Stock, which is equal to $82.50 per share, per annum, is payable on the last business day of each January, April, July and October out of funds legally available therefor, when, as and if declared by Westbridge's Board of Directors (the "Board of Directors") and is subject to certain adjustments described herein. Each quarterly dividend is fully cumulative and accrues (whether or not declared) without accruing interest or additional dividends. On or after April 12, 1997, Westbridge may redeem, in whole or in part, upon not less than 30 nor more than 60 days' prior written notice, the outstanding shares of Series A Preferred Stock initially at a price of $1,050 per share and thereafter at prices declining to $1,000 per share on or after April 1, 2002, in each case, plus accrued and unpaid dividends to the redemption date. On April 12, 2004, Westbridge is required to redeem all outstanding shares, if any, in whole at a price of $1,000 per share, plus accrued and unpaid dividends to the redemption date. In addition, in certain circumstances more fully described herein, holders of Series A Preferred Stock may require Westbridge to redeem, in whole or in part, as the case may be, the Series A Preferred Stock held by such holders at the applicable redemption price plus accrued and unpaid dividends to the redemption date. The Series A Preferred Stock is not subject to any mandatory sinking fund. Westbridge's ability to pay dividends on, or to redeem, the Series A Preferred Stock is limited by the amount of funds legally available therefor and is subject to the satisfaction of certain covenants and restrictions under the Senior Subordinated Indenture (as defined herein), Westbridge's Restated Certificate of Incorporation and certain legal and regulatory requirements. See "Risk Factors -- Holding Company Structure; Reliance on Subsidiaries, -- Repurchase at Option of Holders and -- Restrictions on Dividends," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity, Capital Resources and Statutory Capital and Surplus," and "Description of Capital Stock -- Preferred Stock -- Series A Preferred Stock." Each share of Series A Preferred Stock is convertible, at the option of the holder thereof, into shares of Common Stock at a price of $8.41 per share, subject to certain adjustments described herein. The shares of Series A Preferred Stock may, at the option of Westbridge, be exchanged for that principal amount of Convertible Subordinated Debentures due April 12, 2004 (the "Convertible Subordinated Debentures") of Westbridge equal to the aggregate liquidation preference of the Series A Preferred Stock to be exchanged. Westbridge may effect such exchange only if accrued and unpaid dividends on the Series A Preferred Stock have been paid. Holders of Series A Preferred Stock are not entitled to any voting rights, except as set forth in Westbridge's Restated Certificate of Incorporation and as required by law. See "Description of Capital Stock -- Preferred Stock -- Series A Preferred Stock" for a discussion of these and other terms of the Series A Preferred Stock.
                    (continues on following page)
                        __________________

       THERE HAS BEEN NO ACTIVE TRADING MARKET FOR EITHER THE SERIES A PREFERRED STOCK OR THE CONVERTIBLE SUBORDINATED DEBENTURES NOR IS IT EXPECTED THAT SUCH
AN ACTIVE TRADING MARKET WILL DEVELOP.
                        __________________

See "Risk Factors" for information concerning certain factors that should be considered by prospective investors, as an investment in the Series A Preferred Stock, the Common Stock or the Convertible Subordinated Debentures involves a high degree of risk.
                       __________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                       __________________


The date of this Prospectus is October 2, 1995

(continuation of cover page)

       Up to 2,378,120 shares of Common Stock, par value $.10 per share (the "Common Stock"), of Westbridge issuable upon the conversion of the Series A Preferred Stock or the Convertible Subordinated Debentures, plus such additional number of shares of Common Stock as may be issued upon the conversion of the Series A Preferred Stock or the Convertible Subordinated Debentures by reason of adjustment of the conversion rate in certain events outlined herein, may, following conversion, be offered from time to time by certain holders of Common Stock. See "Selling Securityholders." The outstanding Common Stock is, and the Common Stock offered hereby will be, listed on the New York Stock Exchange (the "NYSE"). On September 28, 1995, the last reported sale price of the Common Stock on the NYSE was $6 1/8 per share. See "Price Range of Common Stock and Dividend Policy."

       Up to $20,000,000 aggregate principal amount of Convertible Subordinated Debentures issuable upon the exchange by Westbridge of the Series A
Preferred Stock may, following exchange, be offered from time to time by certain holders of the Convertible Subordinated Debentures. See "Selling Securityholders." The Convertible Subordinated Debentures will bear interest at a rate equal to the applicable dividend rate on the Series A Preferred Stock at the time of exchange. Interest shall accrue from the date of exchange, or from the most recent interest payment date to which interest has been paid or provided for, determined as provided in the indenture under which the Convertible Subordinated Debentures will be issued (the "Convertible Subordinated Indenture"). Interest will be payable on the last business day of each January, April, July and October following the date of issuance and will be subject to certain adjustments described herein. The Convertible Subordinated Debentures will mature on April 12, 2004. On or after April 12, 1997, Westbridge may redeem, in whole or in part, upon not less than 30 nor more than 60 days' prior written notice, the outstanding Convertible Subordinated Debentures initially at a price per $1,000 principal amount of $1,050 and thereafter at prices declining to $1,000 on or after April 1, 2002, in each case, plus accrued and unpaid interest to the redemption date. The Convertible Subordinated Debentures are not subject to any mandatory sinking fund. In addition, in certain circumstances more fully described herein, holders of Convertible Subordinated Debentures may require Westbridge to repurchase, in whole or in part, as the case may be, the Convertible Subordinated Debentures held by such holders at the repurchase prices set forth herein, plus accrued and unpaid interest to the repurchase date. The Convertible Subordinated Debentures will rank junior to Westbridge's Senior
Subordinated Notes (as defined herein) and any other Senior Indebtedness
(as defined herein) subsequently issued by Westbridge. The Convertible Subordinated Debentures may, at the option of the holders thereof, be converted into shares of Common Stock at a price and in a manner substantially similar to the price and manner in which the Series A
Preferred Stock may be converted as set forth herein. On September 27, 1995, there was approximately $20,000,000 of Senior Indebtedness outstanding, consisting primarily of the Senior Subordinated Notes. See "Description of Convertible Subordinated Debentures" for a discussion of these and other terms of the Convertible Subordinated Debentures.

       The Company will not receive any of the proceeds from any sale of Series A Preferred Stock, Common Stock or Convertible Subordinated Debentures offered from time to time by the holders thereof (collectively, the "Selling Securityholders"). Any or all of such Series A Preferred Stock, Common Stock or Convertible Subordinated Debentures covered by this Prospectus may be sold, from time to time by the Selling Securityholders
(i) to or through underwriters or dealers, (ii) directly to one or more other purchasers, (iii) through agents on a best-efforts basis, or (iv) through a combination of any such methods of sale. The names of any underwriters or agents and the applicable commissions or discounts, along with pricing information, will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."

       The Series A Preferred Stock was issued by Westbridge on April 12, 1994 pursuant to the terms of the Preferred Stock Purchase Agreement, dated as of April 1, 1994 (the "Preferred Stock Purchase Agreement"), between Westbridge and the purchasers named therein, in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). The proceeds from the issuance of the Series A Preferred Stock were used to provide financing for the Acquisition (as defined herein). The Preferred Stock Purchase Agreement contained certain registration requirements on the part of Westbridge and the registration statement filed by Westbridge under the Securities Act, and of which this Prospectus is a part, satisfied those registration requirements. See "The Acquisition" and "Description of Capital Stock -- Preferred Stock -- Series A Preferred
Stock."

                         AVAILABLE INFORMATION

       Westbridge is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Westbridge can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices: 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwest Atrium Center, 550 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports and other information concerning Westbridge also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

       Westbridge has filed with the Commission a Registration Statement under the Securities Act with respect to the Offering (as defined herein). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission.
For further information with respect to Westbridge and the Offering, reference is hereby made to such Registration Statement, exhibits and schedules.

                           PROSPECTUS SUMMARY


       The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. References in this Prospectus to the "Series A Preferred Stock" mean the Series A Cumulative Convertible Redeemable Exchangeable Preferred Stock of Westbridge, par value $.10 per share, liquidation preference $1,000 per share, references to the "Common Stock" mean the common stock of Westbridge, par value $.10 per share, references to the "Convertible Subordinated Debentures" mean the Convertible Subordinated Debentures of Westbridge due April 12, 2004 which are issuable upon exchange of the Series A Preferred Stock and references to the "Offering" mean the offering of the Series A Preferred Stock, the Common Stock or the Convertible Subordinated Debentures made hereby. All financial information set forth herein is presented in accordance with generally accepted accounting principles ("GAAP"), unless otherwise noted. Unless the context otherwise requires, all references in this Prospectus to "Westbridge" mean only Westbridge Capital Corp., and all references in this Prospectus to the "Company" mean Westbridge Capital Corp. and its consolidated subsidiaries. See "Glossary of Insurance Terms" for definitions of certain terms used in this Prospectus.

                               The Company

       Westbridge, through its subsidiaries and affiliated companies, principally underwrites and sells specialized health insurance products to supplement or substitute for medical expense coverage usually provided by employers and government programs. The Company's major product lines are:

             * "Cancer and Specified Disease Products", which include policies designed to provide daily indemnity for hospital confinement and convalescent care for treatment of specified diseases, as well as "event specific" policies designed to provide daily indemnity for confinement in an intensive care unit, fixed benefits in the case of accidental death, or lump sum payments upon initial diagnosis of certain types of internal cancer;

             * "Medical Expense Products", which include policies providing reimbursement for various costs of medical and hospital care; and

             * "Medicare Supplement Products", which are designed to provide reimbursement for certain expenses not covered by the Medicare program.

The majority of Westbridge's operations have historically been conducted through its wholly-owned subsidiary, National Foundation Life Insurance Company ("NFL").

             The Company markets its products primarily through general agency networks. The principal general agency networks used by the Company include: LifeStyles Marketing Group, Inc., a 51.0%-owned indirect subsidiary of Westbridge ("LifeStyles Marketing"); Senior Benefits, LLC, a 50.0%-owned subsidiary of Westbridge ("Senior Benefits"); and two general agency networks controlled by individuals, one of which (the "Locke
Agency") is controlled by John P. Locke ("Locke") and the other of which (the "Elkins Agency") is controlled by Phillip D. Elkins ("Elkins"). The Company has certain contractual arrangements with Locke expiring in 1998 which provide the terms and conditions on which the Locke Agency markets the Company's products and set forth coinsurance agreements between the Company and an entity controlled by Locke. The Company also has contractual arrangements with Elkins expiring in 1995 which relate to insurance previously written through an entity controlled by Elkins and coinsured by the Company. Each agency network specializes in one of the Company's product lines and focuses on selling those products in small towns and rural areas to individuals who have medical expense coverage that they may consider inadequate. See "Business--Marketing."

             The Company's strategy is to continue to expand its sales and marketing of existing products; introduce new specialized supplemental products to respond to the changing health care environment; and, if and when opportunities arise, acquire blocks of business. In furtherance of this strategy, since November 1993 the Company has acquired equity interests in two insurance agencies to expand sales of its products. In addition, during 1995 the Company has entered into new relationships with established general agency networks specializing in the sale of products comparable to the Company's existing product lines and has begun offering several new products. The Company continues to seek additional similar relationships. See "Business--Marketing." In response to recent developments in managed healthcare, the Company has entered into contractual arrangements with a "preferred provider organization" which offers policyholders of certain Medical Expense Products the option of using network physicians, hospitals and ancillary healthcare providers to reduce their calendar year deductible and coinsurance portion by up to 50.0%. The Company has also contracted with individual hospitals to reduce the cost to policyholders of certain Medicare Supplement Products. See "Business--Description of Policies."

           The Company believes that recent conditions in the insurance industry have created opportunities to acquire health insurance companies and blocks of health insurance business at a lower cost than would be required to produce such business. Since September 1992, the Company has acquired three blocks of supplemental health insurance policies, two of which consisted exclusively of Medicare Supplement Products. Aggregate premiums from these acquisitions totaled $19.6 million for the year ended
December 31, 1994 and $8.2 million for the six months ended June 30, 1995.
Also, on April 12, 1994, the Company completed its acquisition (the "Acquisition") of National Financial Insurance Company ("NFI") and American Insurance Company of Texas ("AICT"), two affiliated, privately-owned Texas health insurers with business lines substantially similar to those of the Company and with combined annualized premiums on the date of such purchase of approximately $45.0 million. The purchase price for the Acquisition was funded primarily through the issuance by Westbridge of 20,000 shares of its Series A Cumulative Convertible Redeemable Exchangeable Preferred Stock
(the "Series A Preferred Stock"). See "The Acquisition." The foregoing acquisitions have significantly increased the Company's revenue stream and asset base. The increase in the Company's net income from $800,000 in 1991 to $6.4 million in 1994 was due in large part to the acquisition of the two blocks of Medicare Supplement Products referred to above, as well as the Acquisition.

           Westbridge's insurance subsidiaries and affiliates are licensed to sell their products in a combined total of 40 states, primarily in the western, middle western, southern and southeastern regions of the United States. These licenses are subject to renewal by the insurance regulatory authorities of each such state. The Company must file periodic financial statements with each state's insurance regulatory authority and conduct its business in accordance with such state's laws and regulations. A failure by the Company to comply with any state's financial or business conduct requirements could result in the future revocation of the Company's license to sell insurance products in such state. See "Business--Regulation."

                        Series A Preferred Stock

Title and Amount
  of Securities. . . . . . . . . . . . . . . . . . . . . . . .   Up to 20,000 shares of Series A Cumulative
                                                                 Convertible Redeemable Exchangeable Preferred
                                                                 Stock, par value $.10 per share, liquidation
                                                                 preference $1,000 per share.

Liquidation
Preference . . . . . . . . . . . . . . . . . . . . . . . . . .   Upon any liquidation, dissolution or winding up
                                                                 of Westbridge, whether voluntary or involuntary,
                                                                 the holders of Series A Preferred Stock shall
                                                                 have a preference over the Common Stock or any
                                                                 other class or series of stock of Westbridge
                                                                 ranking upon liquidation, dissolution or winding
                                                                 up junior to the Series A Preferred Stock, for
                                                                 payment out of the assets of Westbridge or
                                                                 proceeds thereof of $1,000 per share plus all
                                                                 dividends accrued and unpaid thereon and after
                                                                 such payments the holders of Series A Preferred
                                                                 Stock will be entitled to no other payments.
                                                                 If, in the case of any such liquidation,
                                                                 dissolution or winding up of Westbridge, the
                                                                 assets of Westbridge or proceeds thereof are
                                                                 insufficient to pay in full the liquidation
                                                                 payments described above, and similar payments
                                                                 on or other class or series of stock of
                                                                 Westbridge ranking upon liquidation, dissolution
                                                                 or winding up on a parity with the Series A
                                                                 Preferred Stock, then such assets and proceeds
                                                                 will be distributed among the holders of the
                                                                 Series A Preferred Stock and any such other
                                                                 classes or series of stock ratably in accordance
                                                                 with the respective amounts which would be
                                                                 payable on such Series A Preferred Stock and any
                                                                 such other classes or series of stock if all
                                                                 amounts payable thereon were paid in full.

Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . .   Holders of Series A Preferred Stock will be
                                                                 entitled to receive, when and as declared by the
                                                                 Board of Directors out of funds legally
                                                                 available for payment, cumulative cash dividends
                                                                 at an annual rate of $82.50 per share.  The
                                                                 dividend rate is subject to a one percentage
                                                                 point increase if certain Events of
                                                                 Noncompliance (as defined herein) occur.  See
                                                                 "Description of Capital Stock -- Preferred Stock
                                                                 -- Series A Preferred Stock."  Once an Event of
                                                                 Noncompliance has been cured, the annual
                                                                 dividend rate will revert to $82.50 per share.
                                                                 Dividends on the Series A Preferred Stock will
                                                                 be payable quarterly in arrears from the date of
                                                                 original issuance on the last business day of
                                                                 January, April, July and October of each year,
                                                                 commencing on July 31, 1994, in respect of the
                                                                 quarterly period ending on the last day of the
                                                                 immediately preceding calendar quarter.  In
                                                                 addition, if Westbridge makes any dividend
                                                                 payment or other distribution on the Common
                                                                 Stock, other than (i) dividends payable in cash
                                                                 in an aggregate amount in any fiscal year not
                                                                 exceeding $500,000, or (ii) any dividend or
                                                                 distribution of shares of Common Stock, then the
                                                                 holders of shares of Series A Preferred Stock
                                                                 shall be entitled to receive, with respect to
                                                                 each share of Series A Preferred Stock held, the
                                                                 same dividend or distribution received by a
                                                                 holder of the number of shares of Common Stock
                                                                 into which such share of Series A Preferred
                                                                 Stock is convertible on the record date for such
                                                                 dividend or distribution.

Voting Rights. . . . . . . . . . . . . . . . . . . . . . . . .   Except to the extent provided in the Restated
                                                                 Certificate of Incorporation of Westbridge (the
                                                                 "Certificate of Incorporation") and as provided
                                                                 by law, the holders of the Series A Preferred
                                                                 Stock will not have voting rights, except that
                                                                 whenever any dividends payable on shares of
                                                                 Series A Preferred Stock in an amount equivalent
                                                                 to or exceeding the amount of dividends payable
                                                                 thereon for six (6) Quarterly Dividend Periods
                                                                 (as defined herein) (whether or not consecutive)
                                                                 shall be past due, thereafter and until all
                                                                 accrued and unpaid dividends shall have been
                                                                 paid in full or declared and set apart for
                                                                 payment, the holders of shares of Series A
                                                                 Preferred Stock, together with the holders of
                                                                 any other series of preferred stock of
                                                                 Westbridge ("Preferred Stock") as to which
                                                                 dividends are in arrears and as a result are
                                                                 entitled to the rights described in this
                                                                 paragraph, shall have the right, notwithstanding
                                                                 anything to the contrary in the Certificate of
                                                                 Incorporation or the By-Laws of Westbridge (the
                                                                 "By-Laws"), voting together as a single class
                                                                 with such other series, to elect two directors
                                                                 of Westbridge, such directors to be in addition
                                                                 to the number of directors constituting the
                                                                 Board of Directors immediately prior to the
                                                                 accrual of such right, with the remaining
                                                                 directors to be elected by the other class or
                                                                 classes of stock entitled to vote therefor at
                                                                 any meeting of the stockholders held for the
                                                                 purpose of electing directors.  Such right to
                                                                 vote for the election of directors may be
                                                                 exercised as provided in the Certificate of
                                                                 Incorporation until all accrued and unpaid
                                                                 dividends shall have been paid in full or
                                                                 declared and set apart for payment, at which
                                                                 time the term of office of the two directors so
                                                                 elected shall terminate automatically.  The
                                                                 directors so elected shall serve until the next
                                                                 annual meeting of stockholders of Westbridge or
                                                                 until their successors shall be elected and
                                                                 shall qualify, unless the term of office of the
                                                                 persons so elected as directors shall have
                                                                 earlier terminated.  The rights of the holders
                                                                 of Series A Preferred Stock to elect two
                                                                 directors shall not be adversely affected by the
                                                                 voting or other rights applicable to any other
                                                                 security of Westbridge.

Conversion . . . . . . . . . . . . . . . . . . . . . . . . . .   Each share of Series A Preferred Stock may, at
                                                                 any time, at the option of the holder thereof,
                                                                 be converted into shares of Common Stock, on the
                                                                 terms and conditions set forth in the
                                                                 Certificate of Incorporation.  Each share of
                                                                 Series A Preferred Stock shall be convertible
                                                                 into a number of fully-paid and nonassessable
                                                                 shares of Common Stock equal to the result
                                                                 obtained (calculated to the nearest 1/1,000th of
                                                                 a share) by dividing the Liquidation Preference
                                                                 by the Conversion Price (each, as defined
                                                                 herein).  The Conversion Price shall be subject
                                                                 to certain anti-dilution adjustments.  See
                                                                 "Description of Capital Stock -- Preferred Stock
                                                                 -- Series A Preferred Stock -- Conversion."

Redemptions. . . . . . . . . . . . . . . . . . . . . . . . . .   Westbridge shall have no right to redeem any
                                                                 shares of Series A Preferred Stock prior to
                                                                 April 12, 1997.  The Series A Preferred Stock is
                                                                 not subject to any mandatory sinking fund and
                                                                 the Company currently does not intend to provide
                                                                 for a sinking fund to satisfy its redemption
                                                                 obligations.  All redemption payments will be
                                                                 made solely out of funds legally available
                                                                 therefor at the time of each such redemption.

       Optional. . . . . . . . . . . . . . . . . . . . . . . .   On or after April 12, 1997, Westbridge may
                                                                 redeem, in whole or in part, at any time or from
                                                                 time to time upon not less than thirty (30) nor
                                                                 more than sixty (60) days prior written notice,
                                                                 the outstanding shares of Series A Preferred
                                                                 Stock by paying therefor in cash an amount per
                                                                 share equal to the sum of (i) $1,000 multiplied
                                                                 by the applicable Redemption Price set forth
                                                                 below, and (ii) all accrued and unpaid dividends
                                                                 thereon to the date of redemption; provided that
                                                                 the redemption date in connection with any such
                                                                 redemption shall not be a date which is within
                                                                 the period commencing thirty (30) days prior to
                                                                 a Quarterly Dividend Payment Date (as defined
                                                                 herein) and ending on the fifth business day
                                                                 following such Quarterly Dividend Payment Date.

                                                                 For any redemption of the Series A Preferred
                                                                 Stock, the applicable "Redemption Price", if the
                                                                 redemption date occurs during the twelve-month
                                                                 period beginning April 1 of the years indicated,
                                                                 shall be as follows:

                                                                                                     Redemption
                                                                           Year                         Price

                                                                           1997                         105%
                                                                           1998                         104%
                                                                           1999                         103%
                                                                           2000                         102%
                                                                           2001                         101%
                                                                           2002 and thereafter          100%

       Mandatory . . . . . . . . . . . . . . . . . . . . . . .   The Series A Preferred Stock is subject to
                                                                 mandatory redemption by Westbridge on April 12,
                                                                 2004, by paying therefor in cash an amount equal
                                                                 to $1,000 per share plus all accrued and unpaid
                                                                 dividends thereon to the date of redemption.

                                                                 If a Repurchase Event (as defined herein) shall
                                                                 have occurred, each holder of shares of Series A
                                                                 Preferred Stock shall be entitled to require
                                                                 Westbridge to redeem all or any portion of the
                                                                 shares of Series A Preferred Stock then held by
                                                                 such holder by paying therefor in cash an amount
                                                                 per share equal to the sum of (x) $1,000
                                                                 multiplied by the applicable Redemption Price,
                                                                 and (y) all accrued and unpaid dividends thereon
                                                                 to the date of redemption.

                                                                 If an Event of Noncompliance of the type
                                                                 described in clause (v) of the definition of
                                                                 such term (provided that such Event of
                                                                 Noncompliance is the result of a voluntary
                                                                 assignment for the benefit of creditors or a
                                                                 voluntary bankruptcy, reorganization, insolvency
                                                                 or other similar proceeding commenced by
                                                                 Westbridge) shall have occurred, the holder or
                                                                 holders of a majority of the shares of Series A
                                                                 Preferred Stock then outstanding shall be
                                                                 entitled to require Westbridge to redeem all or
                                                                 any portion of the Series A Preferred Stock
                                                                 owned by such holder or holders by paying
                                                                 therefor in cash an amount per share equal to
                                                                 the sum of (x) $1,000 and (y) all accrued and
                                                                 unpaid dividends thereon to the date of
                                                                 redemption.  See "Risk Factors -- Repurchase at
                                                                 Option of Holders."

Exchange . . . . . . . . . . . . . . . . . . . . . . . . . . .   The shares of Series A Preferred Stock are
                                                                 exchangeable, in whole or in part, at the option
                                                                 of Westbridge, at any time upon not less than
                                                                 thirty (30) nor more than sixty (60) days prior
                                                                 written notice to the holders thereof, for that
                                                                 principal amount of Convertible Subordinated
                                                                 Debentures equal to the Liquidation Preference
                                                                 of the shares to be exchanged; provided that on
                                                                 or prior to the date of exchange Westbridge
                                                                 shall have paid to the holders of outstanding
                                                                 shares of Series A Preferred Stock all accrued
                                                                 and unpaid dividends thereon to the date fixed
                                                                 for exchange.

Other Rights and
  Restrictions . . . . . . . . . . . . . . . . . . . . . . . .   Whenever (i) any dividend payable on the Series
                                                                 A Preferred Stock is past due, thereafter and
                                                                 until all accrued and unpaid dividends payable
                                                                 have been paid in full or declared and set apart
                                                                 for payment, or (ii) Westbridge shall not have
                                                                 redeemed shares of Series A Preferred Stock on
                                                                 the date such redemption is required, thereafter
                                                                 and until such redemption payment shall have
                                                                 been made or all necessary funds therefor set
                                                                 apart for payment, Westbridge shall not: (A)
                                                                 declare or pay dividends, or make any other
                                                                 distributions, on any Junior Stock (as defined
                                                                 herein) other than dividends or distributions
                                                                 payable in Junior Stock; (B) declare or pay
                                                                 dividends, or make any other distributions, on
                                                                 any Parity Stock (as defined herein), other than
                                                                 dividends or distributions payable in Junior
                                                                 Stock, except dividends paid ratably on the
                                                                 Series A Preferred Stock and all Parity Stock on
                                                                 which dividends are payable or in arrears, in
                                                                 proportion to the total amounts to which the
                                                                 holders of all such shares are then entitled;
                                                                 (C) redeem or purchase or otherwise acquire for
                                                                 consideration (other than Junior Stock) any
                                                                 shares of Junior Stock or Parity Stock (other
                                                                 than, with respect to Parity Stock, ratably with
                                                                 the Series A Preferred Stock); or (D) purchase
                                                                 or otherwise acquire for consideration any
                                                                 shares of Series A Preferred Stock, except that
                                                                 Westbridge may redeem shares of Series A
                                                                 Preferred Stock.

                                                                 The Preferred Stock Purchase Agreement, pursuant
                                                                 to which the Series A Preferred Stock was
                                                                 issued, provides that, except as otherwise
                                                                 provided for therein, and for so long as one or
                                                                 more of the original purchasers of such shares
                                                                 (the "Investors") own at least $10,000,000 in
                                                                 aggregate Liquidation Preference of the Series A
                                                                 Preferred Stock, then without first obtaining
                                                                 the consent or approval of Investors holding at
                                                                 least a majority of the Series A Preferred Stock
                                                                 (measured by Liquidation Preference), Westbridge
                                                                 shall not: (i) declare or pay dividends or make
                                                                 any other payment or distribution, on any shares
                                                                 of capital stock of Westbridge other than the
                                                                 Series A Preferred Stock, except as provided
                                                                 therein; (ii) purchase, redeem or retire any
                                                                 shares of capital stock of Westbridge (other
                                                                 than Series A Preferred Stock) or any rights,
                                                                 options or warrants to purchase or acquire, or
                                                                 other securities convertible into or
                                                                 exchangeable for, shares of capital stock of
                                                                 Westbridge; (iii) sell, lease, transfer or
                                                                 otherwise dispose of any asset (including,
                                                                 without limitation, shares of capital stock or
                                                                 any other ownership interest in any Subsidiary
                                                                 (as defined herein)) other than in the ordinary
                                                                 course of business; (iv) issue any shares of
                                                                 Common Stock or any rights, options or warrants
                                                                 to purchase, or other securities convertible
                                                                 into or exchangeable for, shares of Common
                                                                 Stock; except in certain circumstances as
                                                                 described herein; (vi) enter into any
                                                                 transaction with any affiliate of Westbridge
                                                                 (other than (x) transactions with certain
                                                                 Subsidiaries, (y) declarations and payments of
                                                                 dividends on the Common Stock permitted by
                                                                 clause (i) above and (z) payments of reasonable
                                                                 and customary fees and compensation to
                                                                 directors, officers and employees of Westbridge
                                                                 and certain of its Subsidiaries), except in the
                                                                 ordinary course of business and upon fair and
                                                                 reasonable terms no less favorable to Westbridge
                                                                 than would be obtained in a comparable arm's-
                                                                 length transaction between unrelated third
                                                                 parties; or (vii) amend the Certificate of
                                                                 Incorporation in such a manner as would
                                                                 adversely affect the preferences or rights of
                                                                 the Series A Preferred Stock.

                                                                 So long as any shares of Series A Preferred
                                                                 Stock shall be outstanding and unless the
                                                                 consent or approval of a greater number of
                                                                 shares shall then be required by law, without
                                                                 first obtaining the consent or approval of the
                                                                 holders of a majority of the shares of Series A
                                                                 Preferred Stock then outstanding, Westbridge
                                                                 shall not: (i) authorize or create any class or
                                                                 series, or any shares of any class or series, of
                                                                 any Senior Stock (as defined herein); (ii)
                                                                 authorize or create any class or series, or any
                                                                 shares of any class or series, of Parity Stock;
                                                                 (iii) reclassify any shares of capital stock of
                                                                 Westbridge into shares of Senior Stock or Parity
                                                                 Stock; (iv) authorize any security exchangeable
                                                                 for, convertible into, or evidencing the right
                                                                 to purchase any shares of Senior Stock or Parity
                                                                 Stock; or (v) amend, alter or repeal the
                                                                 Certificate of Incorporation to alter or change
                                                                 the preferences, rights or powers of the
                                                                 Series A Preferred Stock so as to affect the
                                                                 Series A Preferred Stock adversely or to
                                                                 increase the authorized number of shares of
                                                                 Series A Preferred Stock.

Ranking. . . . . . . . . . . . . . . . . . . . . . . . . . . .   The Series A Preferred Stock shall rank, with
                                                                 respect to the payment of dividends and the
                                                                 distribution of assets upon dissolution,
                                                                 liquidation or winding up of Westbridge, (i)
                                                                 prior to all shares of Junior Stock (including
                                                                 without limitation, the Common Stock) and (ii)
                                                                 prior to all shares of any other series of
                                                                 Preferred Stock of Westbridge, unless and to the
                                                                 extent such other series, the authorization and
                                                                 creation of which was approved or consented to
                                                                 by the requisite holders of Series A Preferred
                                                                 Stock, by its terms ranks on a parity with or
                                                                 senior to the Series A Preferred Stock in any
                                                                 respect.

                         Convertible Subordinated Debentures

Title and Amount
of Securities. . . . . . . . . . . . . . . . . . . . . . . . .   Up to $20,000,000 of Convertible Subordinated
                                                                 Debentures Due April 12, 2004; limited to a
                                                                 principal amount equal to the aggregate
                                                                 Liquidation Preference of the shares of Series A
                                                                 Preferred Stock to be exchanged.

Interest . . . . . . . . . . . . . . . . . . . . . . . . . . .   The Convertible Subordinated Debentures will
                                                                 bear interest at a rate equal to the applicable
                                                                 dividend rate on the Series A Preferred Stock at
                                                                 the time of exchange.  Interest shall accrue
                                                                 from the date of exchange, or from the most
                                                                 recent interest payment date to which interest
                                                                 has been paid or provided for, and shall be
                                                                 payable quarterly in arrears on the last
                                                                 business day of January, April, July and October
                                                                 of each year.  The interest rate is subject to
                                                                 adjustment as set forth in the Convertible
                                                                 Subordinated Indenture and in a manner
                                                                 substantially similar to the adjustment of the
                                                                 dividend rate relating to the Series A Preferred
                                                                 Stock.  See "Description of Convertible
                                                                 Subordinated Debentures -- Interest" and
                                                                 "Description of Capital Stock -- Preferred Stock
                                                                 -- Series A Preferred Stock -- Dividends."

Conversion . . . . . . . . . . . . . . . . . . . . . . . . .     The Convertible Subordinated Debentures may, at
                                                                 any time, at the option of the holder thereof,
                                                                 be converted into shares of Common Stock, on the
                                                                 terms and conditions set forth in the
                                                                 Convertible Subordinated Indenture.  The
                                                                 conversion price with respect to the Convertible
                                                                 Subordinated Debentures is subject to adjustment
                                                                 in a manner substantially similar to the
                                                                 adjustment of the Conversion Price relating to
                                                                 the Series A Preferred Stock.  See "Description
                                                                 of Convertible Subordinated Debentures --
                                                                 Conversion Rights" and "Description of Capital
                                                                 Stock -- Preferred Stock -- Series A Preferred
                                                                 Stock -- Conversion."

Subordination. . . . . . . . . . . . . . . . . . . . . . . .     The payment of the principal of, premium, if
                                                                 any, and interest on the Convertible
                                                                 Subordinated Debentures will, to the extent set
                                                                 forth in the Convertible Subordinated Indenture,
                                                                 be subordinated in right of payment to the prior
                                                                 payment in full of all Senior Indebtedness.  As
                                                                 a result of the subordination provisions,
                                                                 holders of the Convertible Subordinated
                                                                 Debentures may, in the event of insolvency of
                                                                 Westbridge, recover less ratably than holders of
                                                                 Senior Indebtedness.  The Convertible
                                                                 Subordinated Indenture does not restrict the
                                                                 incurrence of additional Senior Indebtedness by
                                                                 Westbridge or its subsidiaries.  See "Risk
                                                                 Factors -- Subordination" and "Description of
                                                                 Convertible Subordinated Debentures --
                                                                 Subordination."

Redemption . . . . . . . . . . . . . . . . . . . . . . . . .     The Convertible Subordinated Debentures are not
                                                                 redeemable prior to April 12, 1997.  On or after
                                                                 April 12, 1997, Westbridge may redeem, in whole
                                                                 or in part, at any time, upon not less than
                                                                 thirty (30) nor more than sixty (60) days prior
                                                                 written notice, any outstanding Convertible
                                                                 Subordinated Debentures, initially at 105% of
                                                                 the principal amount thereof, declining to 100%
                                                                 of the principal amount thereof on or after
                                                                 April 1, 2002, in each case plus accrued
                                                                 interest to the date fixed for redemption.  See
                                                                 "Risk Factors -- Repurchase at Option of
                                                                 Holders" and  "Description of Convertible
                                                                 Subordinated Debentures -- Westbridge's Right of
                                                                 Redemption."

Repurchase at Option
of Holder. . . . . . . . . . . . . . . . . . . . . . . . . . .   Upon the occurrence of a Repurchase Event or a
                                                                 certain Event of Noncompliance, each holder of
                                                                 Convertible Subordinated Debentures shall be
                                                                 entitled, at such holder's option, to require
                                                                 Westbridge to repurchase all of such holder's
                                                                 outstanding Convertible Subordinated Debentures,
                                                                 or any portion thereof that is an integral
                                                                 multiple of $1,000, by paying therefor in cash
                                                                 an amount as set forth in the Convertible
                                                                 Subordinated Indenture.  See "Description of
                                                                 Convertible Subordinated Debentures --
                                                                 Repurchase at Option of Holders Under Certain
                                                                 Circumstances."

                              Risk Factors

       For a discussion of certain factors that should be considered by prospective purchasers of the Series A Preferred Stock, the Common Stock or the Convertible Subordinated Debentures, see "Risk Factors."

         Summary Historical Consolidated Financial Information

The Company

     The information set forth below was selected or derived from the consolidated financial statements of the Company and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and the related notes thereto appearing elsewhere in this Prospectus.

                                              Six Months
                                           Ended June 30,                               Year Ended December 31,
                                         1995        1994(1)       1994(1)         1993         1992         1991       1990
                                         ----        ----          ----            ----         ----         ----       ----
                                                                                 (in thousands, except per share data and ratios)
Statement of Operations Data:
Premiums . . . . . . . . . . . . . . . $56,810       $43,964       $98,703      $68,731      $56,731      $55,548    $50,838
Net investment income. . . . . . . . .   3,584         2,332         5,764        4,120        3,932        4,520      5,459
Net realized gains (losses). . . . . .
investments . . . . . . . . . . . . .      (72)          193           320        1,030          422            7         37
Total revenues . . . . . . . . . . . .  61,217        47,346       106,546       75,292       62,634       61,950     57,842
Income (loss) before
  cumulative effect of change
  in accounting principle. . . . . . .   2,142         2,837         6,425        3,531        1,762          814    (1,961)
Cumulative effect on prior years of
  change in accounting principle . . .      --            --            --           --        1,134           --         --
Extraordinary loss from early
  extinguishment of debt, net
  of income tax benefit. . . . . . . .     407            --            --           --           --           --         --
Net income (loss)(2) . . . . . . . . .   1,735         2,837         6,425        3,531        2,896          814    (1,961)
Preferred stock dividends. . . . . . .     825           365         1,190
Income (loss) applicable to
  common stockholders. . . . . . . . .  $  910      $  2,472        $5,235      $ 3,531      $ 2,896      $   814   $(1,961)
                                         =====        =======        =====       ======       ======       ======    ======
Per Share Data:

Income (loss) before cumulative
  effect of change in
  accounting principle and
  extraordinary item . . . . . . . . .  $ 0.24        $ 0.53        $ 1.13      $  0.78      $  0.40      $  0.20   $ (0.47)
Net income (loss)(2)
  - Primary. . . . . . . . . . . . . .    0.16          0.53          1.13         0.78         0.66         0.20     (0.47)
  - Fully-diluted. . . . . . . . . . .  $ 0.22        $ 0.50        $ 1.03      $  0.78      $  0.66      $  0.20   $ (0.47)

Ratios:

Return on average
 stockholders' equity(3)(4). . . . . .     6.0%         20.9%        21.8%        20.0%        10.3%         5.6%        N/A
Ratio of earnings to fixed
 charges(5). . . . . . . . . . . . . .     2.1x          3.1x         3.0x         2.6x         2.2x         1.3x       0.4x
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends(6) . . . . . . . . .     1.4           2.6          2.3          --           --           --         --

(See footnotes on following page)

                                              At June 30,                           At December 31,
                                             1995    1994(1)     1994(1)       1993      1992       1991     1990
                                             ----    ----        ----          ----      ----       ----    ----
                                                                                                  (in thousands)

Balance Sheet Data:
Total cash and invested assets . . . .   $ 99,493    $114,971    $108,838    $ 57,434    $59,399   $44,224   $54,302
Deferred policy acquisition costs. . .     48,214      61,365      58,654      28,354     30,768    29,672    29,460
Total assets . . . . . . . . . . . . .    174,587     191,769     187,581      97,067    101,915    85,856    97,178
Long-term debt . . . . . . . . . . . .     19,225      24,538      24,665      19,422     19,210    19,024    18,864
Redeemable preferred stock(7). . . . .     20,000      20,000      20,000        ---        ---      ---        ---
Stockholders' equity . . . . . . . . .     37,882      24,114      26,355      21,611     18,013    14,920    14,032

Supplementary Data:

Policies in force (8). . . . . . . . .        304         325         322         230        230       227       253
Statutory capital and
  surplus (8)(9) . . . . . . . . . . .   $ 20,523    $ 25,052    $ 23,564    $ 16,066   $ 14,265  $ 13,501  $  5,909
Statutory net gain (loss)
  from operations (8)(9) . . . . . . . . $ (1,471)   $    838    $  3,525    $  4,066   $  2,366  $  2,012  $ (2,798)

______________
(1)          Includes operations of NFI and AICT from April 12, 1994.
(2)          Net income in 1992 reflects the effect of the Company's adoption of Statement of Financial Accounting Standards ("SFAS") No.
             109, "Accounting for Income Taxes," on a prospective basis as of January 1, 1992.
(3)          Before cumulative effect of change in accounting principle.
(4)          Return on average equity for the interim periods represents an annualized yield.
(5)          In computing the ratio of earnings to fixed charges, fixed charges consist of interest on indebtedness, amortization of debt expense and such portion of rental expense which is estimated to be representative of the interest factor, all on a pre-tax basis.  Earnings are pre-tax income from continuing operations plus fixed charges.
(6)          In computing the ratio of earnings to combined fixed charges and preferred stock dividends, fixed charges consist of interest on indebtedness, amortization of debt expense, such portion of rental expense which is estimated to be representative of the interest factor, and preferred stock dividend requirements (preferred stock dividend requirements are applicable only to the year ended December 31, 1994 and the six months
             ended June 30, 1995), all on a pre-tax basis.  Earnings are pre-tax income from continuing operations plus fixed charges.
(7)          Consists of 20,000 shares of Series A Preferred Stock which, from April 12, 1994 through February 28, 1995, were convertible, at the option of the holders thereof, into 2,285,720 shares of Common Stock at a conversion price of $8.75 per share of Common Stock.  As a result of
             Westbridge's sale to the public on February 28, 1995 of 1,500,000 shares of Common
             Stock, the shares of Series A Preferred Stock are
             convertible, at the option of the holders thereof, into 2,378,120 shares of Common
             Stock at a conversion price of $8.41 per share of Common
             Stock.  The Series A Preferred Stock is exchangeable, at the option of Westbridge, into that principal amount of Convertible Subordinated
             Debentures due April 12, 2004 of Westbridge (the "Convertible Subordinated
             Debentures") equal to the aggregate liquidation preference of the shares of Series A Preferred Stock to be exchanged.
(8)          Applies solely to the wholly-owned insurance subsidiaries of Westbridge.
(9)          Calculated in accordance with statutory accounting practices.

NFI and AICT -- Before the Acquisition

             The information set forth below is based on the consolidated financial statements of NFI and AICT before the Acquisition and should be read in conjunction with the consolidated financial statements of NFI and AICT and the related notes thereto appearing elsewhere in this Prospectus. NFI's results of operations prior to the Acquisition include the operations of AICT which, during such time, was a 65% owned subsidiary of NFI. Concurrent with the Acquisition, the remaining 35% interest in AICT, which was owned by two affiliates of NFI, was transferred to NFI. Also included in the results of operations for 1992 and 1991 is the operations of Imperial Insurance Company, a wholly-owned subsidiary of AICT, which was disposed of in 1992. The operations of Imperial Insurance Company were not material to the consolidated results of operations of NFI and AICT in 1992 or 1991.


                                          Three Months
                                         Ended March 31,                Year Ended December 31,
                                         1994         1993       1993         1992            1991
                                         ----         ----       ----         ----            ----
                                                                        (in thousands, except ratios)

Income Statement Data:
Premiums . . . . . . . . . . . . .     $12,082     $13,605     $52,153      $66,923    $  78,420
Net investment income. . . . . . .         685         966      $3,454        5,324        6,936
Net realized gain (loss)
  on investments . . . . . . . . .         262         635       2,539        1,914        1,650
    Total revenues(1). . . . . . .      13,183      15,267      61,569       76,242       89,246
Income (loss) before cumulative
  effect of change in
  accounting principle . . . . . .       1,077       1,068       2,592          435        4,488
Cumulative effect of
  adoption of SFAS 109 . . . . . .          --      (3,600)     (3,600)          __           __
Net income (loss)(2) . . . . . . .    $  1,077    $ (2,532)   $ (1,007)     $   435    $   4,448


Ratios:

Return on average equity(3)(4) . .       28.7%       25.8%       15.4%         2.3%        24.2%
Ratio of benefits and claims
  to premiums  . . . . . . . . . .        0.67x      0.67x       0.71x        0.69x        0.63x
Ratio of general and administrative
  expense to premiums. . . . . . .        0.19       0.17        0.15         0.22         0.23
Ratio of total expenses
  to premiums. . . . . . . . . . .        1.05       1.03        1.13         1.13         1.06

                                             At March 31,                 At December 31,
                                           1994       1993          1993        1992        1991
                                           ----       ----          ----        ----        ----
                                                                  (in thousands)
Balance Sheet Data:
Total cash and invested asset. . . . .   $58,077    $ 60,362     $ 59,250    $ 65,430    $ 87,397
Deferred policy acquisition costs. . .    23,595      30,902       24,615      32,006      35,825
Total assets . . . . . . . . . . . . .    90,410     101,416       95,043     111,372     138,153
Stockholder's equity . . . . . . . . .    15,209      14,277       14,816      18,848      18,913

______________

(1)                NFI and AICT discontinued marketing and new business production during the first six months of 1992.  Beginning in January 1995 NFI and AICT resumed issuing new policies consisting primarily of
                   Medical Expense Products and Medicare Supplement Products.
(2)                Net income in 1993 reflects the effect of the Company's adoption of SFAS 109, "Accounting for Income Taxes," on a prospective basis as of
                   January 1, 1993.
(3)                Before cumulative effect of change in accounting principle.
(4)                Return on average equity for the interim periods represents an annualized yield.

Summary Unaudited Pro Forma Consolidated Financial Information

          The unaudited pro forma financial data give effect to the Acquisition and the issuance of the Series A Preferred Stock as if these transactions had occurred on January 1, 1994 for purposes of the Statements of Operations. See "Unaudited Pro Forma Consolidated Financial Statements."
The following summary financial information should be read in conjunction with the consolidated financial statements of the Company and of NFI and AICT and the related unaudited pro forma consolidated financial statements and, in each case, the related notes thereto included elsewhere in this Prospectus.

          The summary pro forma financial information presented is not necessarily indicative of actual results that would have been achieved had the Acquisition and related transactions closed on the dates assumed. In addition, the pro forma financial information does not purport to be indicative of the results of operations which may be achieved in the future. Both NFI and AICT ceased writing new business in 1992. The Company has recently begun to write certain Medical Expense Products and Medicare Supplement Products through NFI and AICT, and is reviewing its options to market other policies through NFI and AICT and may or may not elect to do so in the future.

          The pro forma financial information presented has been prepared on the basis of the assumptions described in the notes to the unaudited pro forma consolidated financial statements included elsewhere in this Prospectus.

                                                            Year Ended December 31, 1994
                                                        NFI
                                                        and            Pro Forma               Pro
                                    Company            AICT           Adjustments             Forma
                                    -------            ----           -----------             -----
                                                              (in thousands, except per share data)
Statement of Operations Data:
Premiums. . . . . . . . . . . . .  $98,703          $13,433          $      --              $112,136
Net investment income . . . . . .    5,764              782                 --                 6,546
Net realized gain
  on investments. . . . . . . . .      320              262               (262)(1)               320
                                    ------           ------              -----                 -----
Total revenues. . . . . . . . . .  106,546           14,634               (262)              120,918

Net income        . . . . . . . .    6,425            1,145               (544)                7,026
                                    ======           ======              =====               =======
Preferred stock dividends . . . .    1,190               --                460 (2)             1,650
Net income available to
 common stockholders. . . . . . .  $ 5,235          $ 1,145          $  (1,004)             $  5,376
                                    =====           ======              =====               =======
Per Share Data:

Fully diluted earnings
  per share . . . . . . . . . . .  $  1.03          $   --           $     --                   1.02
                                     =====           ======              =====               =======
Weighted average fully diluted
  shares outstanding. . . . . . .    6,267              --                 633(3)              6,900

_______________

(1)    To eliminate historical realized gains and losses on disposal of investments.  Upon acquisition, purchase accounting adjustments would result in stating marketable securities at fair market value.
(2)    To reflect 8.25% dividend on the Series A Preferred Stock.
(3)    To reflect potential dilutive effect of the Series A Preferred Stock which was convertible into Common Stock at $8.75 per share of Common Stock through February 28, 1995.

                                   RISK FACTORS


            Before purchasing the Series A Preferred Stock, the Common Stock or the Convertible Subordinated Debentures offered hereby, a prospective investor should consider the specific factors set forth below as well as the other information set forth elsewhere in this Prospectus.

Reliance on General Agency Networks/Credit Risk

            The Company's four primary general agency networks accounted for a large majority of the Company's first-year premiums for the six months ended June 30, 1995 and the year ended December 31, 1994. LifeStyles Marketing markets the Company's Medical Expense
Products and is 51.0% owned by the Company. Senior Benefits markets the Company's Medicare Supplement Products and is 50.0% owned by the Company. Two other agency networks, the Locke
Agency and the Elkins Agency, market Cancer and Specified Disease
Products which are issued, coinsured or reinsured by the Company.
In addition to the Company's substantial ownership interests in LifeStyles Marketing and Senior Benefits, the Company has contractual arrangements with Locke and Elkins (including certain entities controlled by Locke and Elkins). These contractual arrangements include, among other things, (i) a coinsurance agreement (the "FLICA Agreement") with Freedom Life Insurance
Company of America ("FLICA"), a wholly-owned subsidiary of Freedom Holding Company ("Freedom Holding"), 60.0% of which is owned by Locke and 40.0% of which is owned by the Company, which expires in 1998, and (ii) a marketing agreement and a coinsurance agreement with Paramount Life Insurance Company ("Paramount
Life"), an Arkansas-based insurer which is wholly-owned by Elkins, each of which expires on December 31, 1995 and is terminable only for cause. Under the terms of these agreements, FLICA and Paramount Life agreed to offer certain Cancer and Specified Disease Products to be coinsured or reinsured by the Company. See "Business--Marketing." During the six months ended
June 30, 1995, LifeStyles Marketing accounted for 39.1% of the
Company's first-year premiums and the Locke Agency and the Elkins
Agency accounted, from direct sales or indirectly through coinsurance and reinsurance arrangements, for 15.0% and 1.6% of first-year premiums, respectively. Also during the six months ended June 30, 1995, Senior Benefits, which was formed in November 1993 by the Company and an Arizona-based agency specializing in the sale of Medicare supplement insurance, accounted for 20.0% of the Company's first-year premiums. The
Company believes that its relationships with its general agency networks are good. However, there can be no assurance that such relationships will continue, or if they do continue, that they will remain profitable for the Company. The loss of, or significantly reduced effort by, any of these general agency networks or their controlling individuals could have a material adverse effect on the Company's future premium revenues. See
"Business--Marketing."

            The Company has entered into new relationships with established general agency networks specializing in the sale of products comparable to the Company's existing product lines and has begun offering several new products. The Company continues to seek additional similar relationships. The Company's decision to form a relationship with any general agency network has been and will continue to be based primarily on that general agency network's historical levels of sales and profitability, as well as its access to the Company's target markets. There can be no assurance that any additional agency relationships will be formed or, if formed, that such relationships will result in increased sales or be profitable for the Company.

            In the ordinary course of business, the Company advances first-year commissions on policies written by its general agency networks and their agents. The Company is reimbursed for these advances from the commissions earned over the respective policy's life. In the event that policies lapse prior to the time the Company has been fully reimbursed, the agency network or the individual agents, as the case may be, are responsible for reimbursing the Company for the outstanding balance of the commission advance. Except for approximately $200,000 of losses recorded by the Company during the year ended December 31, 1992, the Company has not experienced material losses on such commission advances. There can be no assurance as to the occurrence or degree of any future losses. As of June 30, 1995, outstanding advances totaled $1.9 million to the Locke Agency
(which advances are made through FLICA), $5.4 million to the agents of LifeStyles Marketing, $1.4 million to the agents of Senior Benefits, there were no outstanding advances to the Elkins Agency, and there were aggregate outstanding advances totaling
$2.4 million to the Company's other general agency networks and their agents. To the extent that sales increase, the Company will experience increased receivables from its agency networks and a reduction in cash flow.

Holding Company Structure; Reliance on Subsidiaries

            Westbridge is an insurance holding company, the principal assets of which consist of the capital stock of NFL, Westbridge National Life Insurance Company ("WNL", which is a wholly-owned subsidiary of NFL), NFI and AICT (which is a wholly-owned subsidiary of NFI) (collectively, the "Insurance Subsidiaries").
In addition, the Company has a 40.0% interest in Freedom Holding and equity interests in three marketing subsidiaries through which the Company's insurance products are sold. Accordingly, Westbridge is dependent upon dividends, advances due from subsidiaries, principal and interest payments on surplus certificates, lease payments on fixed assets and tax allocation payments from the Insurance Subsidiaries and its other subsidiaries and affiliates for funds to meet its obligations, including interest on the Senior Subordinated Notes. Westbridge is similarly dependent on such sources to pay, if and when declared by the Board of Directors, dividends on its Common Stock and Preferred Stock, including the Series A Preferred Stock.

            Dividend payments from Westbridge's Insurance Subsidiaries are regulated by the insurance laws of their domiciliary states.
NFL is domiciled in Delaware. Under the Delaware Insurance Code, an insurer domiciled in Delaware may not declare or pay a dividend or other distribution from any source other than "earned surplus" without the state insurance commissioner's prior approval. "Earned surplus" is defined as an amount equal to the unassigned funds of an insurer as set forth on its most recent statutory annual statement, including all or part of the surplus arising from unrealized capital gains or revaluation of assets.
WNL, which is domiciled in Arizona, has not contributed in the past, and is not expected to contribute in the foreseeable future, significant dividends to Westbridge. NFI and AICT are domiciled in Texas. An insurer domiciled in Texas may pay dividends only out of "surplus profits arising from its business." Moreover, insurers domiciled in either Delaware or Texas may not pay "extraordinary dividends" without first providing the state insurance commissioner with 30-days' prior notice, during which time such commissioner may disapprove the payment. An "extraordinary dividend" is defined as a dividend whose fair market value together with that of other dividends made within the preceding 12 months exceeds the greater of
(a) ten percent of the insurer's surplus as regards policyholders as of the preceding December 31 or (b) the net gain from operations of such insurer, not including realized capital gains, for the 12-month period ending on the preceding December 31. The Company is not in a position to assess the likelihood of obtaining future approval for the payment of "extraordinary dividends" or dividends from a source other than "earned surplus." With respect to ordinary dividends payable by an insurer domiciled in Delaware, notice of any dividend must be provided to the state insurance commissioner within five
(5) business days following the declaration thereof and at least ten (10) days prior to the payment thereof. As of December 31, 1994, NFL had negative statutory "earned surplus" as a result of historical statutory losses. For the foreseeable future, NFL has agreed to seek the approval of the Delaware insurance commissioner prior to making any dividend payments. In both
Delaware and Texas, the state insurance commissioner reviews the dividends paid by each insurer domiciled in such commissioner's state at least once each year to determine whether they are reasonable in relation to the insurer's surplus as regards policyholders and quality of earnings. The state insurance commissioner may issue an order to limit or disallow the payment of ordinary dividends if such commissioner finds the insurer to be presently or potentially financially distressed or troubled.
See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity, Capital Resources and
Statutory Capital and Surplus."

            The terms of loans and transfers of assets within the holding company structure are also subject to state insurance holding company laws. Westbridge holds a surplus certificate issued by NFL which, as of the date of this Prospectus, totaled $777,000. The unpaid aggregate principal amount under the surplus certificate bears interest at an agreed upon rate not to exceed 10.0% and is repayable, in whole or in part, upon
(i) NFL's surplus exceeding $7.0 million, exclusive of any surplus provided by reinsurance treaties, and (ii) NFL receiving prior approval from the Delaware insurance commissioner. See
Note 11 of "Notes to Consolidated Financial Statements" herein.

New Business Production; Acquisitions

            For the year ended December 31, 1994 and the six months ended June 30, 1995, approximately 50.0% and 45.0%, respectively, of the Company's premiums related to policies obtained through purchases of closed blocks of insurance policies and through the Acquisition. Renewal premiums from these closed blocks of business will decline over time due to policy run-off resulting from lapses and cancellations and the absence of newly issued policies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In order to offset such run-off, the Company must issue new policies through its existing general agency networks or through new agency networks, or acquire additional policies. In an effort to expand the marketing of its products, the Company is actively seeking new relationships with established general agency networks and has recently entered into several such relationships and begun working with such agencies to develop and offer new products.
Such expansion may involve the creation of new subsidiaries, joint ventures or similar business arrangements, and is expected to involve moderate cash expenditures by the Company. There can be no assurance that any additional agency relationships will be formed or, if formed, that such relationships will result in increased sales or be profitable for the Company.

            As in the past, the Company may from time to time seek to acquire blocks of insurance policies in force either through indemnity and assumption reinsurance or through the acquisition of companies. Such acquisitions are subject to prior regulatory approval. In the case where indemnity and assumption reinsurance is used, prior approval from the insurance regulator of each state in which the policies to be acquired have been written must be obtained before the Company can assume those policies under assumption reinsurance. See "Business--Reinsurance." In the case where the Company seeks to acquire another company, prior approval from the insurance regulator of the domiciliary state of the company to be acquired, and the domiciliary state of each insurance subsidiary, must be obtained before the acquisition can be consummated. There can be no assurance that such regulatory approval would be obtained. Moreover, due to certain legislative and regulatory initiatives, it may become more difficult to utilize assumption reinsurance as a method of acquiring blocks of business in the future. See "Business--Regulation." In addition, future acquisitions will depend on the availability and suitability of blocks of policies in force and companies to be acquired, and may also be subject to the Company obtaining adequate financing. There can be no assurance that suitable blocks of policies in force, companies, or adequate financing would be available to the Company.

Health Care Reform

            On September 22, 1993, President Clinton proposed the Health Security Act of 1993 (the "HSA"), legislation designed to reform the United States health care system. The HSA is primarily intended to (i) provide access to health care services for all United States residents and (ii) control the escalation of health care expenditures in the United States. Since the introduction of the HSA, several members of Congress have proposed alternative legislation which would provide varying degrees of coverage. On
October 7, 1994, Congress adjourned without having enacted significant health care legislation. However, such legislation may be enacted in the future. The specific elements of the HSA, or other federal legislation enacted to reform the health care system, may include limitations on government spending for health care benefits, price controls, the creation of large purchasing groups and mandatory standard health care benefit programs. The
HSA, or any other proposed legislation, is expected to undergo significant revision prior to congressional approval and implementation. In addition, state governments may propose and adopt health care plans. Such federal or state legislation, if enacted, could, among other things, further restrict the Company's ability to implement rate increases, and could impose limitations on the profitability of certain of the Company's insurance products. Also, to the extent that such legislation guarantees major medical coverage to all United States residents and/or expands the scope of basic coverage, the demand for specified disease and supplemental insurance may be reduced, and certain health insurance business currently in force could experience high lapse rates. The Company cannot predict what effect, if any, yet to be enacted health care legislation or proposals will have on the Company if and when enacted. The
Company believes that the current political environment in which it operates will result in continued legislative scrutiny of health care reform and may lead to additional legislative initiatives. No assurance can be given that enactment of any federal and/or state health care reforms will not have a material effect on the Company's business.

Adequacy of Reserves; Recoverability of Deferred Policy
Acquisition Costs

            The Company's Cancer and Specified Disease Products generally provide readily determinable benefits pursuant to fixed or capped schedules of indemnities. The substantial majority of these benefits are therefore generally not subject to increase as a result of inflation. Accordingly, and based on the Company's morbidity, persistency and benefit payment experience, as well as information developed, in part, in reliance on actuarial consultants and industry data, management believes that the amounts and timing of the Company's future policyholder benefits are generally relatively predictable. Inflation may affect, to a limited extent, claim costs on the Company's Medicare Supplement Products and Medical Expense Products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity, Capital Resources, and Statutory Capital and Surplus--Consolidated." As a result, future policy benefits are less predictable than with respect to the Cancer and Specified Disease Products. Although management believes that the Company's policy benefit reserves are adequate, there can be no assurance with respect to such adequacy. A material inadequacy in the policy benefit reserves could have a material adverse effect on the business, results of operations and financial condition of the Company. For example, if the Company underestimates expected policyholder benefits, then the policy benefit reserves would be inadequate to fund such benefits. As a result, the Company would incur additional operating expenses when the Company incurs such benefits or when the Company becomes aware of the inadequacy and increases its reserve. Additionally, the Company would likely write-off a portion of deferred policy acquisition costs associated with those policies. See "Business- -Reserve Policy and Adequacy." The Company's financial results are partially based on management's estimates of the Company's liability for outstanding claims incurred and reserves for future policyholder benefits.

            Under generally accepted accounting principles, a deferred acquisition cost asset (DPAC) is established to properly spread the acquisition costs for the production of new business against the expected future revenues from the policies. The deferred acquisition costs are amortized over future revenues of the business to which the costs are related. The amortization schedule is based on the expected pattern of future revenues and on the expected persistency of the policies. The actual amortization of DPAC is adjusted to reflect the actual persistency of the business. If actual policy terminations are higher than expected, DPAC will be amortized more rapidly than originally scheduled.

Competition

            The Company is engaged in a highly competitive industry. Several hundred insurance companies sell accident and health insurance, including numerous insurers which offer competitive protection plans substantially similar to those offered by the Company. Many of these competitors have considerably greater financial resources and considerably higher ratings from insurance rating agencies than the Company. Private insurers and voluntary and cooperative plans provide various alternatives for meeting hospitalization and medical expenses. Additionally, the federal and state governments provide through the Medicare and Medicaid programs for the payment of certain costs associated with medical care. These major medical programs generally cover a substantial amount of the medical expenses incurred as a result of accidents or illnesses. The Company's Cancer and Specified Disease Products are designed to provide coverage which is supplemental to major medical insurance and may be used to defray nonmedical as well as medical expenses. Since these policies are sold to complement major medical insurance, the Company competes only indirectly with these insurers. However, expansion of coverage by other insurers could adversely affect the Company's business. The Company's Medical Expense Products are designed to provide coverage which is similar to the major medical insurance programs described above, but are sold primarily to persons not covered in an employer sponsored group. The Company's Medicare Supplement Products are designed to supplement the Medicare program by reimbursing for expenses not covered by such program.
To the extent that future government programs reduce the private insurance industry's participation, they could adversely affect the Company's business. See "Business--Competition."

Regulation

            Westbridge and its Insurance Subsidiaries and affiliates are subject to regulation and supervision in all of the jurisdictions in which they conduct business. Regulatory agencies supervising the insurance industry are typically granted broad administrative powers relating to, among other things, the granting and revoking of licenses to transact business, regulation of trade practices and premiums, licensing of agents, approval of content and form of policies, maintenance of specified reserves and capital and surplus, deposits of securities, form and content of required financial statements, nature of investments and limitations on dividends to stockholders. The purpose of such regulation and supervision is primarily to provide safeguards for policyholders rather than to protect the interests of stockholders. Such regulation may delay the introduction of new products and may impede, or impose burdensome conditions on, rate increases or other actions that the Company may wish to take in order to enhance its operating results. In addition, federal or state legislation or regulations may be enacted that may prohibit or impose restrictions on the ability to sell certain types of insurance products or impose other restrictions on the Company's operations. No assurance can be given that future legislative or regulatory changes will not adversely effect the Company's business. See "Business--Regulation."

            Four states, Connecticut, Massachusetts, New Jersey and New York, have adopted statutes or insurance department regulations that either prohibit sales of policies that offer only "specified or dread disease" coverage (such as that provided by certain of the Company's Cancer and Specified Disease Products) or require that such coverage be offered in conjunction with other forms of health insurance. The Company has never written insurance in those states and does not currently intend to enter those markets. The Company has no knowledge of legislative initiatives which would limit or prohibit the sale of "specified or dread disease" policies in other states in which the Company operates.

            Nearly all states in which the Company is licensed regulate loss ratios. The minimum loss ratios applicable to the Company's products range from 40.0% to 65.0%, with most falling in the range of 50.0% to 55.0%. The Company believes that it is within its minimum loss ratio requirements. Because these requirements mandate that the Company incur loss experience of not less than a specified percentage of its earned premiums over the life of a policy, they directly impact the profitability of the Company.
Any increase in the Company's premium rates must be justified to the relevant regulatory authority on the basis of the Company's conformance to the minimum loss ratio. This can have the effect of inhibiting the Company's ability to raise premium rates on new sales, and thus its ability to generate additional cash from operations. Although the Company is not aware of any proposals by regulators to increase minimum loss ratios, states may increase minimum loss ratios from time to time. The National Association of Insurance Commissioners (the "NAIC") has in the past proposed model rules which would increase minimum loss ratios applicable to the Company's products. There can be no assurance that such a proposal will not be reintroduced in the future. Increases in minimum loss ratio requirements could have a material adverse effect upon the results of operations of the Company. See "Business--Regulation."

            Periodically, the insurance regulatory framework is subject to review, and certain state legislatures consider or enact laws that alter, and in many cases increase, state authority to regulate insurance companies. In recent years, the NAIC and state regulators have been re-examining existing laws and regulations, specifically focusing on insurance company investments and solvency issues. In addition, legislation has been introduced in Congress which could result in the U.S. Government assuming some role in the regulation of the insurance industry. The Company cannot predict the effect that any NAIC recommendations or proposed or future legislation or regulations may have on the financial condition or operations of the Company. See "--Holding Company Structure; Reliance on
Subsidiaries" and "Business--Regulation."

Certain Anti-takeover Provisions

            Certain provisions in Westbridge's Certificate of Incorporation (the "Certificate of Incorporation") and By-Laws (the "By-Laws") could discourage potential acquisition proposals and could delay or prevent a change in control of Westbridge. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock, or proxy contests. Such provisions may also inhibit fluctuations in the market price of the Common Stock that could result from takeover attempts. These provisions, among other things, (i) classify Westbridge's board of directors (the "Board of Directors") into three classes, each of which serves for different three-year periods, (ii) provide that a director of Westbridge may be removed only for cause and only by a vote of 80.0% of the Common Stock then outstanding, (iii) eliminate the ability of stockholders to take any action without a meeting, and
(iv) provide that the stockholders may amend or repeal the By-Laws or any of the foregoing provisions of the Certificate of Incorporation only by a vote of 80.0% of the Common Stock then outstanding. In addition, the By-Laws establish certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings. See "Description of Capital Stock-- Delaware Anti-takeover Law and Certain Charter Provisions." In addition, the Board of Directors, without further stockholder approval, may issue Preferred Stock with such terms as the Board of Directors may determine, and which could have the effect of delaying or preventing a change in control of Westbridge. The issuance of such Preferred Stock could also adversely affect the voting power of the holders of Common Stock. See "Description of Capital Stock--Preferred Stock." Westbridge is also afforded the protections of Section 203 of the Delaware General Corporation Law, which could delay or prevent a change in control of Westbridge or could impede a merger, consolidation, takeover or other business combination involving Westbridge or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of Westbridge. See "Description of Capital Stock--Delaware Anti-takeover Law and Certain Charter Provisions." Additionally, state insurance regulatory laws require advance approval by state agencies of any change in control of certain insurance holding companies. Any purchaser of 10.0% or more of the outstanding shares of Common Stock of Westbridge will be presumed to have acquired control of the Insurance Subsidiaries unless the relevant insurance commissioner, following application by such purchaser in each Insurance Subsidiary's state of domicile, determines otherwise. Such approvals may deter, delay or prevent certain transactions affecting the control or the ownership of Common Stock, including transactions that could be advantageous to the stockholders of Westbridge. See "Description of Capital Stock--Insurance Regulation Concerning Change of Control."

Restrictions on Westbridge Dividends

            The Preferred Stock Purchase Agreement relating to the issuance and sale of the Series A Preferred Stock (the "Preferred Stock Purchase Agreement") provides that for so long as one or more of the original purchasers own in the aggregate Series A Preferred Stock and Convertible Subordinated Debentures having an aggregate liquidation preference and principal amount equal to at least $10.0 million, then without first obtaining the consent or approval of original purchasers holding in the aggregate Series A Preferred Stock and Convertible Subordinated Debentures representing a majority of the Series A Preferred Stock (measured by liquidation preference) and Convertible Subordinated
Debentures (measured by principal amount) then held by the original purchasers, Westbridge shall not declare or pay dividends or make any other payment or distribution, on any shares of capital stock of Westbridge other than the Series A Preferred Stock; except, that no approval or consent of the original purchasers shall be required for dividends or other distributions payable (x) in cash in an amount in any year not exceeding $500,000 or (y) in capital stock of Westbridge. Westbridge has not paid any cash dividends on the Common Stock and does not anticipate declaring or paying cash dividends in the foreseeable future.

            The Senior Subordinated Indenture prohibits the payment of dividends and other distributions on Westbridge's capital stock (except for dividends payable on the Series A Preferred Stock and dividends payable in capital stock of Westbridge) and the purchase of capital stock (except for the redemption or exchange of the Series A Preferred Stock), unless after giving effect thereto, the aggregate amount expended for those purposes subsequent to March 15, 1995, does not exceed the sum of (i) $3.0 million, plus (ii) 50.0% of Westbridge's aggregate Consolidated
Net Income (excluding unrealized gains and losses on securities marked to market to the extent they were included in such Consolidated Net Income) (as defined in the Senior Subordinated Indenture) for each fiscal year commencing subsequent to December 31, 1994, plus (iii) 100% of the aggregate net proceeds received by Westbridge on account of any capital stock issued by Westbridge (other than to a subsidiary) subsequent to January 1, 1995 (including the aggregate net cash proceeds received by Westbridge on disposition of any property received by Westbridge from such sales), plus (iv) 100% of the aggregate net proceeds received by Westbridge on account of any Indebtedness (as defined in the Senior Subordinated Indenture) convertible into capital stock of Westbridge issued by Westbridge (other than to a subsidiary) subsequent to January 1, 1995 (including the aggregate net cash proceeds received by Westbridge on disposition of any property received by Westbridge from such sales), to the extent such Indebtedness has been converted into such capital stock.

Redemption and Repurchase of Series A Preferred Stock and
Convertible Subordinated Debentures at Option of Holders

            The Certificate of Incorporation and the Preferred Stock Purchase Agreement describe certain events which provide each holder of Series A Preferred Stock, or the Convertible
Subordinated Debentures, with the option to require Westbridge to redeem or repurchase all or any part of the holder's Series A Preferred Stock or Convertible Subordinated Debentures, as the case may be. Such events include generally (i) a change in control of Westbridge, (ii) certain consolidations or mergers involving Westbridge, or certain sales, leases or conveyances of the assets of Westbridge or its subsidiaries, (iii) a voluntary assignment by Westbridge for the benefit of its creditors or a voluntary bankruptcy, reorganization, insolvency or similar proceeding commenced by Westbridge or its subsidiaries, and
(iv) the occurrence of a period of ninety (90) consecutive days during which the Common Stock is not listed for trading.
Following the occurrence of any such event, there can be no assurance that Westbridge would have sufficient funds to redeem or repurchase such Series A Preferred Stock or Convertible Subordinated Debentures. Westbridge's failure to redeem or repurchase could constitute an event of default under then existing indebtedness thereby permitting an acceleration of such indebtedness.

Absence of a Market for Series A Preferred Stock and Convertible
Subordinated Debentures

            There is no public market for the Series A Preferred Stock at the present time. No assurance can be given that an active public market will develop for the Series A Preferred Stock or, if issued, the Convertible Subordinated Debentures, or as to the liquidity of the trading for the Series A Preferred Stock or the Convertible Subordinated Debentures. Westbridge does not intend to list the Series A Preferred Stock or the Convertible
Subordinated Debentures on any national securities exchange or to include the Series A Preferred Stock or the Convertible
Subordinated Debentures for quotation on any quotation system.
There can be no assurance that any broker-dealer will make a market in the Series A Preferred Stock or, if issued, the Convertible Subordinated Debentures.

Subordination

            The Convertible Subordinated Debentures will be subordinated in the right of payment to all existing and future Senior
Indebtedness, including the principal of (and any premium, if any) and interest on and all other amounts due on or payable in connection with Senior Indebtedness. At August 31, 1995, there was approximately $20,000,000 of Senior Indebtedness outstanding, consisting primarily of Westbridge's 11% Senior Subordinated
Notes due 2002 (the "Senior Subordinated Notes").  The
Convertible Subordinated Indenture does not restrict the ability of Westbridge or its subsidiaries to incur additional indebtedness and the Company may from time to time issue additional indebtedness constituting Senior Indebtedness. By reason of such subordination, in the event of liquidation, reorganization, dissolution or winding up of Westbridge, or upon an assignment for the benefit of creditors or any other marshalling of Westbridge's assets and liabilities, or upon other proceedings, the holders of the Senior Subordinated Notes and other creditors who are holders of Senior Indebtedness must be paid in full before the holders of the Convertible Subordinated
Debentures may be paid. This may have the effect of reducing the amount of such proceeds paid to the holders of the Convertible
Subordinated Debentures. In addition, under certain circumstances, no payments may be made with respect to the principal of or interest on the Convertible Subordinated
Debentures if there exists (and has not been waived) a nonpayment default, or certain other defaults with respect to Senior
Indebtedness.  See "Description of Convertible Subordinated
Debentures -- Subordination."

Tax Consequences of Redemption of Series A Preferred Stock for
Cash or Convertible Subordinated Debentures

            The Company's redemption of Series A Preferred Stock for cash or for Convertible Subordinated Debentures will be treated as a dividend distribution to the redeemed holder unless, certain tests prescribed by the Internal Revenue Code of 1986, as amended (the "Code") are met. The relevant tests are described in "Certain Federal Income Tax Consequences -- Redemption of Series
A Preferred Stock for Cash or Convertible Subordinated
Debentures." If the redemption satisfies any of those tests, the holder will recognize capital gain or loss equal to the difference between (i) the cash redemption proceeds (except any amounts attributable to accrued but unpaid dividends) or the issue price of the Convertible Subordinated Debentures received;
and (ii) the holder's tax basis in the redeemed shares.
Especially in the case of a redemption in exchange for Convertible Subordinated Debentures, no assurance can be given that any of the relevant tests will be met.

            If the redemption satisfies none of the relevant tests, the redeemed holder will be treated as having received a dividend equal to either the amount of cash proceeds or the issue price of the Convertible Subordinated Debentures received. The holder will recognize ordinary dividend income to the extent of the Company's earnings and profits; any excess will be applied against and reduce the holder's adjusted tax basis in the redeemed shares to the extent of the basis; any excess will be treated as capital gain, which will be long term if the holder's holding period exceeds one year. A holder receiving Convertible
Subordinated Debentures but retaining no stock holdings in the Company may lose its tax basis in the redeemed shares. In addition, a redemption treated as a dividend may be an "extraordinary dividend" to a corporate holder. See "Certain
Federal Income Tax Consequences -Extraordinary Dividends."
Investors should consult their own tax advisers regarding the possible tax consequences of a redemption of the Series A
Preferred Stock.  See "Certain Federal Income Tax Consequences --
Redemption of Series A Preferred Stock for Cash or Convertible
Subordinated Debentures."

Tax Considerations Respecting Convertible Subordinated Debentures
With Original Issue Discount

            Convertible Subordinated Debentures issued in exchange for Series A Preferred Stock may have original issue discount
("OID"). A holder of Convertible Subordinated Debentures that have OID must include portions of the OID in income as it accrues
(regardless of the holder's method of accounting), using a constant yield to maturity method. The OID included in income will be ordinary interest income, and generally must be included in income before the holder receives the cash representing that income. See "Certain Federal Income Tax Consequences --
Treatment of Convertible Subordinated Debentures."

                          THE COMPANY

            Westbridge was incorporated as a Delaware holding company in September 1982 for its wholly-owned subsidiary, NFL, which has been in the insurance business since 1960. The majority of Westbridge's operations have historically been conducted through NFL. While the Company currently derives substantial revenue from its other Insurance Subsidiaries, primarily NFI and AICT.

            The Common Stock is traded on the NYSE under the symbol "WBC." Westbridge, a Delaware corporation, has its executive offices located at 777 Main Street, Suite 900, Fort Worth, Texas
76102, and its telephone number is (817) 878-3300.


                        THE ACQUISITION

            On April 12, 1994, the Company completed the acquisition of NFI and AICT. At that time, the acquired companies' combined health insurance in force consisted of approximately 102,000 policies with approximately $45.0 million in annualized premiums in business lines substantially similar to those of the Company.
Both acquired companies ceased writing new business during the first six months of 1992. The Company has recently begun to write certain Medical Expense Products and certain Medicare
Supplement Products through NFI and AICT, and is reviewing its options to market other policies through NFI and AICT and may or may not elect to do so in the future. The Acquisition nearly doubled the Company's invested assets, increased total assets by approximately 90.0% and increased total annualized premiums in force by approximately 60.0%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations,"
"Description of Capital Stock--Preferred Stock--Series A
Preferred Stock," and "Pro Forma Financial Information."

            The Company consolidated the operations of NFI and AICT into NFL by transferring all policyholder information relating to the acquired policies onto NFL's administrative and database systems.
In addition, the executive and administrative operations of the acquired companies have been moved to the Company's home office.
As a result of this consolidation, the Company added approximately 70 employees. However the Company expects to be able to administer the acquired business at overhead costs which are lower than those incurred by NFI and AICT prior to the Acquisition.

            Westbridge effected the acquisition of NFI and AICT by purchasing 100% of the outstanding capital stock of NFI for a cash purchase price of $20.1 million. The purchase price was funded primarily through the issuance by Westbridge of 20,000 shares of its Series A Preferred Stock in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. Westbridge received approximately $19.0 million in net proceeds from the issuance of the Series A Preferred Stock. The remainder of the purchase price was provided from general corporate funds.

              PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

            The Common Stock is traded on the NYSE under the symbol "WBC." The following table sets forth the high and low sales price for the Common Stock, by quarter, for the periods indicated.

           1993                             High                      Low

       1st Quarter  . . . . . . . . . .    $7-1/4                   $5-1/2
       2nd Quarter  . . . . . . . . . .     6-3/4                     4-7/8
       3rd Quarter  . . . . . . . . . .     6-1/2                     5-1/2
       4th Quarter  . . . . . . . . . .     7-3/8                     5-7/8

           1994

       1st Quarter  . . . . . . . . . .     8-1/2                     6-3/4
       2nd Quarter. . . . . . . . . . .     8-3/4                     6-5/8
       3rd Quarter. . . . . . . . . . .     9-5/8                     7-7/8
       4th Quarter. . . . . . . . . . .     9-3/8                     8-7/8

           1995

       1st Quarter  . . . . . . . . . .     8-1/8                     5-7/8
       2nd Quarter. . . . . . . . . . .     7-1/2                     5-1/2
       3rd Quarter. . . . . . . . . . .     6-5/8                     5-3/4
       (through September 28, 1995)


            On September 28, 1995, the closing price of the Common Stock on the NYSE was $6-1/8 per share.

            As of September 15, 1995, there were 2,449 record holders of the Common Stock.

            Westbridge has not paid any cash dividends on the Common Stock and does not anticipate declaring or paying cash dividends on the Common Stock in the foreseeable future. Both the Preferred Stock Purchase Agreement relating to the Series A Preferred Stock and the Senior Subordinated Indenture relating to the Senior Subordinated Notes, impose certain restrictions upon Westbridge with respect to the payment of dividends on the Common Stock. See "Description of Capital Stock -- Restrictions on Dividends." For information concerning statutory limitations on the payment of dividends by the Insurance Subsidiaries to Westbridge, see "Business -- Regulation" and Note 13 of "Notes to the Consolidated Financial Statements" herein.

                                CAPITALIZATION

            The following table sets forth the consolidated capitalization of the Company at June 30, 1995. The table should be read in conjunction with the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

                                                         At June 30, 1995
                                                          (in thousands)
Debt:
11% Senior Subordinated
      Notes due 2002. . . . . . . . . . . . . . . . . . . .      $20,000
                                                                  ------

      Total debt. . . . . . . . . . . . . . . . . . . . . .       20,000
                                                                  ------
Redeemable preferred stock ($.10 par value):
      1,000,000 shares authorized;
            20,000 shares of preferred
            stock ($1,000 liquidation preference) issued(1)       20,000
                                                                  ------
      Total redeemable preferred stock. . . . . . . . . . .       20,000
                                                                  ------
Stockholders' equity:

      Common stock ($.10 par value) 30,000,000 shares
            authorized; 5,950,258 shares issued . . . . . .          595

      Capital in excess of par value. . . . . . . . . . . .       29,126

      Unrealized appreciation of investments
            carried at market value . . . . . . . . . . . .          520

      Retained Earnings . . . . . . . . . . . . . . . . . .        7,811

      Less:       Aggregate of treasury shares and investment
                  by affiliates in Common Stock (28,600), at cost   (170)
                                                                  ------


      Total stockholders' equity. . . . . . . . . . . . . .       37,882
                                                                 -------

      Total capitalization. . . . . . . . . . . . . . . . .     $ 77,882
                                                                 -------

_______________

(1)   The Series A Preferred Stock is convertible, at the option of the holders thereof, into 2,378,120 shares of Common Stock at a conversion price of $8.41 per share of Common Stock.  The Series A Preferred Stock is exchangeable, at the option of Westbridge, into that
      principal amount of Convertible Subordinated Debentures equal to the aggregate liquidation preference of the shares of Series A
      Preferred Stock to be exchanged.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The Company

      The information set forth below was selected or derived from the consolidated financial statements of the Company. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and related notes thereto appearing elsewhere in this Prospectus.

                                        Six Months
                                       Ended June 30,                Year Ended December 31,
                                    1995        1994(1)   1994(1)     1993         1992         1991       1990
                                    ----        ----      ----        ----         ----         ----       ----
                                                                              (in thousands, except per share data and ratios)
Statement of Operations Data:
Premiums. . . . . . . . . . . . . . $56,810    $43,964   $98,703   $68,731      $56,731      $55,548    $50,838
Net investment income . . . . . . .   3,584      2,332     5,764     4,120        3,932        4,520      5,459
Fee and service income. . . . . . .     890        824     1,728     1,397        1,392        1,205      1,352
Net realized gains (losses)
  on investments. . . . . . . . . .    (72)        193       320     1,030          422            7         37
Other income. . . . . . . . . . . .      5          33        31        14          157          670        156
                                    ------       ------  -------    ------       ------       ------     ------
     Total revenues . . . . . . . . 61,217       47,346  106,546    75,292       62,634       61,950     57,842
                                    ------       ------  -------    ------       ------       ------     ------
Benefits and claims . . . . . . . . 33,509       23,096   53,623    33,153       26,522       29,397     28,168
Amortization of deferred
  policy acquisition costs. . . . .  5,948        4,066    9,711     8,159        8,452        9,194      8,549
Commissions . . . . . . . . . . . .  5,814        5,365   11,224     9,595        8,382        5,658      5,838
General and administrative
  expenses. . . . . . . . . . . . .  9,611        7,747   16,847    14,349       12,663       12,645     12,693
Taxes, licenses and fees. . . . . .  2,066        1,577    3,230     2,724        2,095        1,940      1,594
Interest expense. . . . . . . . . .  1,290        1,469    3,067     2,552        2,536        2,450      2,670
                                    ------       ------  -------    ------        ------       ------     -----
     Total expenses . . . . . . . . 58,238       43,320   97,702    70,532       60,650       61,284     59,512
                                    ------       ------  -------    ------       ------       ------     ------
Provision for income taxes. . . . .  1,013        1,360    2,764     1,562          532          149         20
Minority interest . . . . . . . . .     --           --       --        --           --           --       (511)
Equity in Freedom Holding Company      176          171      345       333          310          297        240
Income (loss) before cumulative
  effect of change in
  accounting principle. . . . . . .  2,142        2,837     6,425    3,531        1,762          814   (1,961)
Cumulative effect on prior
  years of change in
  accounting principle. . . . . . .     --           --        --       --        1,134           --         --
Extraordinary loss from early
  extinguishment of debt, net
  of income tax benefit . . . . . .    407           --        --       --           --           --         --
Net income (loss)(2). . . . . . . .  1,735        2,837     6,425    3,531        2,896          814    (1,961)
                                    ------       ------    -------   ------       ------       ------     ------
Preferred stock dividends . . . . .    825          365     1,190       --           --           --         --
Income (loss) applicable to
  common stockholders . . . . . . . $  910       $2,472  $  5,235  $ 3,531      $ 2,896      $   814   $(1,961)
                                    ======       ======    =======   ======       ======       ======     ======
Per Share Data:

Income (loss) before cumulative
  effect of change in
  accounting principle and
  extraordinary item. . . . . . . $  0.24      $  0.53   $  1.13   $  0.78      $  0.40      $  0.20   $ (0.47)
Net income (loss)(2)
  - Primary . . . . . . . . . .      0.16         0.53      1.13      0.78         0.66         0.20     (0.47)
  - Fully-diluted . . . . . . . . $  0.22      $  0.50   $  1.03   $  0.78      $  0.66      $  0.20   $ (0.47)

Ratios:

Return on average
 stockholders' equity(3)(4) . . .   6.0%         20.9%     21.8%     20.0%       10.3%         5.6%        N/A
Ratio of earnings to fixed
charges(5) . . . . . . . . . .      2.1x          3.1x      3.0x      2.6x         2.2x         1.3x      0.4x
Ratio of earnings
  to combined fixed charges
  and preferred stock
  dividends(6).                     1.4           2.6       2.3        --           --           --         --
(See footnotes on following page)

                                                  At June 30,                               At December 31,
                                                1995    1994(1)     1994(1)    1993       1992      1991       1990
                                                                                            (in thousands)

Balance Sheet Data:
Total cash and invested assets. . . . . . . .$ 99,493  $114,971   $108,838   $57,434    $ 59,399  $ 44,274   $54,302
Deferred policy acquisition costs . . . . . .  48,214    61,365     58,654    28,354      30,768    29,672    29,460
Total assets. . . . . . . . . . . . . . . . . 174,587   191,769    187,581    97,067     101,915    85,856    97,178
Long-term debt. . . . . . . . . . . . . . . .  19,225    24,538     24,665    19,422      19,210    19,024    18,864
Redeemable preferred stock(7) . . . . . . . .  20,000    20,000     20,000        --          --        --        --
Stockholders' equity. . . . . . . . . . . . .  37,882    24,114     26,355     21,611     18,013    14,920    14,032

Supplementary Data:

Policies in force(8). . . . . . . . . . . . .     304       325       322         230        230       227       253
Statutory capital and surplus(8)(9) . . . . .$ 20,523  $ 25,052  $ 23,564    $ 16,066   $ 14,265  $ 13,501   $ 5,909
Statutory net gain (loss)
  from operations(8)(9) . . . . . . . . . . .  (1,471)      838     3,525       4,066      2,366     2,012    (2,798)

______________
(1)  Includes operations of NFI and AICT from April 12, 1994.
(2)  Net income in 1992 reflects the effect of the Company's adoption of SFAS 109, "Accounting for Income Taxes," on a prospective basis as of January 1, 1992.
(3)  Before cumulative effect of change in accounting principle.
(4)  Return on average equity for the interim periods represents an annualized yield.
(5)  In computing the ratio of earnings to fixed charges, fixed charges consist of interest on indebtedness, amortization of debt expense and such portion of rental expense which is estimated to be representative of the interest factor, all on a pre-tax basis.  Earnings
     are pre-tax income from continuing operations plus fixed charges.
(6)  In computing the ratio of earnings to combined fixed charges and preferred stock dividends, fixed charges consist of interest on
     indebtedness, amortization of debt expense, such portion of rental expense, which is estimated to be representative of the interest
     factor, and preferred stock dividend requirements (preferred stock dividend requirements are applicable only to the year ended
     December 31, 1994 and the six months ended June 30, 1995), all on a pre-tax basis.  Earnings are pre-tax income from continuing operations plus fixed charges.
(7)  Consists of 20,000 shares of Series A Preferred Stock which, from April 12,
     1994 through February 28, 1995, were convertible, at the option of the holders thereof, into 2,285,720 shares of Common Stock at a conversion price of $8.75 per share of Common Stock.  As a result of Westbridge's sale to the public on February 28, 1995 of 1,500,000 shares of Common Stock, the shares of Series A Preferred Stock are convertible, at the option of the holders thereof, into 2,378,120 shares of Common Stock at a conversion price of $8.41 per share of Common Stock.  The Series A Preferred Stock is exchangeable, at the option of Westbridge, into that principal amount of Convertible
     Subordinated Debentures due April 12, 2004 of Westbridge (the "Convertible
     Subordinated Debentures") equal to the aggregate liquidation preference of the shares of Series A Preferred Stock to be exchanged.
(8)  Applies solely to the wholly-owned insurance subsidiaries of Westbridge.
(9)  Calculated in accordance with statutory accounting practices.

NFI AND AICT -- Before the Acquisition

            The information set forth below was selected or derived from the consolidated financial statements of NFI and AICT. The information set forth below should be read in conjunction with the consolidated financial statements of NFI and AICT and related notes thereto appearing elsewhere in this Prospectus. NFI's results of operations prior to the Acquisition include the operations of AICT which, during such time, was a 65% owned subsidiary of NFI. Concurrent with the Acquisition, the remaining 35% interest in AICT, which was owned by two affiliates of NFI, was transferred to NFI. Also included in the results of operations for 1992 and 1991 is the operations of Imperial
Insurance Company, a wholly-owned subsidiary of AICT, which was disposed of in 1992. The operations of Imperial Insurance
Company were not material to the consolidated results of operations of NFI and AICT in 1992 or 1991.

                                       Three Months
                                       Ended March 31,                           Year Ended December 31,
                                   1994             1993                     1993              1992            1991
                                   ----             ----                     ----              ----            ----
                                                                       (in thousands, except ratios)

Income Statement Data:
Premiums. . . . . . . . . . . .   $12,082         $13,605                     $52,153         $66,923       $  78,420
Net investment income . . . . .       685             966                      $3,454           5,324           6,936
Net realized gain (loss)
  on investments. . . . . . . .       262             635                       2,539           1,914           1,650
Other income. . . . . . . . . .       154              61                       3,423           2,081           2,240
                                   ------          ------                      ------          ------          ------
    Total revenues(1) . . . . .    13,183          15,267                      61,569          76,242          89,246
                                   ------          ------                      ------          ------          ------
Benefits and Claims . . . . . .     8,030           9,067                      37,142          46,268          49,402
Amortization of deferred policy
  acquisition costs . . . . . .     1,020           1,103                       7,391           3,819           2,260
Commissions . . . . . . . . . .       997           1,491                       5,131           8,185          11,157
General and administrative
expenses                            2,290           2,272                       7,874          14,759          17,888
Taxes, licenses and fees. . . .       315              77                       1,072           2,387           2,676
Interest expense. . . . . . . .        19              21                          78              90             122
                                   ------          ------                      ------          ------          ------
    Total expenses. . . . . . .    12,671          14,031                      58,688          75,508          83,505
                                   ------          ------                      ------          ------          ------
Provision (benefit) for federal
  income taxes. . . . . . . . .      (439)            222                         502            (201)            388
Minority interest . . . . . . .      (126)            (54)                       (213)            500             905
Income (loss) before cumulative
  effect of change in
  accounting principle. . . . .     1,077           1,068                       2,592             435           4,488
Cumulative effect of
  adoption of SFAS 109. . . . .        --          (3,600)                     (3,600)             __             __
Net income (loss)(2). . . . . .  $  1,077        $ (2,532)                   $ (1,007)        $   435       $   4,448
                                   ======          ======                     =======          ======

Ratios:

Return on average equity(3)(4).      28.7%           25.8%                       15.4%            2.3%           24.2%
Ratio of benefits and claims
  to premiums . . . . . . . . .      0.67x           0.67x                       0.71x           0.69x           0.63x
Ratio of general and administrative
  expense to premiums . . . . .      0.19            0.17                        0.15            0.22           0.23
Ratio of total expenses
  to premiums . . . . . . . . .      1.05            1.03                        1.13            1.13           1.06

(See footnotes on following page)

                                            At March 31,                                       At December 31,
                                         1994          1993                    1993                1992            1991
                                         ----          ----                    ----                ----            ----
                                                                                        (in thousands)

Balance Sheet Data:
Total cash and invested asset . . .  $ 58,077       $ 60,362               $ 59,250            $ 65,430        $ 87,397
Deferred policy acquisition costs .    23,595         30,902                 24,615              32,006          35,825
Total assets. . . . . . . . . . . .    90,410        101,416                 95,043             111,372         138,153
Stockholder's equity. . . . . . . .    15,209         14,277                 14,816              18,848          18,913


______________

(1)     NFI and AICT discontinued marketing and new business production during the first six months of 1992.  Beginning in January
        1995, NFI and AICT resumed issuing new policies consisting primarily of
        Medical Expense Products and Medicare Supplement Products.
(2)     Net income in 1993 reflects the effect of the Company's adoption of SFAS
        109, "Accounting for Income Taxes," on a prospective basis as of January 1, 1993.
(3)     Before cumulative effect of change in accounting principle.
(4)     Return on average equity for the interim periods represents an annualized yield.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Overview

         The Company derives its revenue primarily from premiums from its insurance products and, to a significantly lesser extent, from fee and service income, income earned on investment assets and gains on the sales or redemptions of investment assets. The Company's primary expenses include benefits and claims in connection with its insurance products, amortization of deferred policy acquisition costs ("DPAC"), commissions paid on policy renewals, general and administrative expenses associated with policy and claims administration, taxes, licenses and fees, interest on the Senior Subordinated Notes and dividends. In addition to the foregoing expenses, Westbridge is obligated to pay dividends on the Series A Preferred Stock if and when declared by the Board of Directors.

         Fee and service income is generated from (i) administrative and computer services provided to FLICA, (ii) commissions received by LifeStyles Marketing from unaffiliated insurance companies, (iii) fees received by Westbridge Printing Services, Inc. ("WPS"), a wholly-owned printing subsidiary, for services provided to unaffiliated companies and
(iv) fees received by Foundation Financial Services, Inc. ("FFS"), a wholly-owned third party administrator, for services provided to unaffiliated companies.

         Benefits and claims are comprised of (i) claims paid, (ii) changes in claim reserves for claims incurred (whether or not reported) and
(iii) changes in policy benefit reserves based on actuarial assumptions of future benefit obligations not yet incurred on policies in force.

         DPAC consists of expenditures made for the production of new business. They consist principally of the amount by which first-year commission costs exceed commission costs paid in subsequent policy years. Also included in DPAC is the cost of insurance purchased relating to acquired blocks of business. The amortization of these costs is based on actuarially estimated future premium revenues. The amortization rate is adjusted periodically to reflect actual experience.

         Over the past three years, the Company has acquired seasoned blocks of business to supplement its revenue. These acquisitions included (i) a block of Medicare Supplement Products purchased from American Integrity Insurance Company ("American Integrity") in September 1992, (ii) a block of Medicare Supplement Products purchased from Life and Health Insurance
Company of America ("Life and Health") in March 1993, (iii) a block of
Cancer and Specified Disease Products purchased from Dixie National Life Insurance Company ("Dixie National Life") in February 1994 and (iv) a block of policies in all of the Company's product lines purchased in the Acquisition. The following table shows the premiums received by the Company through internal sales and through acquisitions during the periods indicated.

                                                                                                Premiums(1)
                                            Six Months
                                          Ended June 30,                           Year Ended December 31,
                                        1995          1994         1994          1993          1992         1991          1990
                                        ----          ----         ----          ----          ----         ----          ----
                                                                                              (in thousands)
Company-issued policies
  First-year premiums . . . . . .   $ 13,456     $ 6,127      $15,019      $ 8,675       $ 9,483      $16,826       $14,862
  Renewal premiums. . . . . . . .     17,771      17,387       34,328       36,655        40,345       38,722        35,976
                                      ------      ------       ------       ------        ------       ------        ------
  Total Company-issued policy
   premiums. . . . . . . .            31,227      23,514       49,347       45,330        49,828       55,548        50,838
                                      ------      ------       ------       ------        ------       ------        ------
Acquired policies
  American Integrity. . . . . . .      5,280       7,180       13,200       21,137         6,903         --            --
  Life and Health . . . . . . . .      1,121       1,346        2,506        2,264          --           --            --
  Dixie National Life . . . . . .      1,813       2,103        3,907         --            --           --            --
  NFI and AICT. . . . . . . . . .     17,369       9,821       29,743         --            --           --            --
                                      ------      ------       ------       ------        ------       ------        ------
  Total acquired policy
   premiums(2) . . . . . . . . .      25,583      20,450       49,356       23,401         6,903         --            --
                                      ------      ------       ------       ------        ------       ------        ------
Total Premiums. . . . . . . . . .    $56,810     $43,964      $98,703      $68,731       $56,731      $55,548       $50,838
                                      ======      ======       ======       ======        ======       ======        ======

__________________

(1)     For a breakdown of premiums by product line, see "Business -- Product Lines."
(2)     Premiums for the acquired policies include first-year premiums of $2 and
        $24 for the six months ended June 30, 1995 and 1994, respectively, and $76 and $63 for the years ended December 31, 1994 and 1993, respectively.

         Due to the size and the timing of the acquisitions described above, the Company's results of operations for the six months ended June 30, 1995 and the year ended December 31, 1994 compared to the corresponding periods in the prior year show significant increases in certain revenues and expenses. Generally, as a result of the acquisitions of policies in force, and the transfer of assets and liabilities relating thereto, the Company receives higher revenues in the form of premiums, net investment income and net realized gains on investments, and experiences higher expenses in the form of benefits and claims, amortization of DPAC, commissions and general and administrative expenses. The Company expects that the levels of premiums, net investment income, net realized gains on investments, benefits and claims, amortization of DPAC, commissions and general and administrative expenses attributable to these acquired policies will continue to decline over time as the acquired businesses run off.

         In an effort to expand the marketing of its products, the Company is actively seeking new relationships with established general agency networks and has recently entered into several such relationships and begun working with such agencies to develop and offer new products. Such expansion may involve the creation of new subsidiaries, joint ventures or similar business arrangements, and is expected to involve moderate cash expenditures by the Company. To the extent the Company is successful in generating new business, premiums, as well as benefits and claims, amortization of DPAC, commissions, general and administrative expenses and taxes, licenses and fees would be expected to increase.


Results of Operations--The Company

Six Months Ended June 30, 1995 Compared with Six Months Ended June 30, 1994

         Premiums. Premiums increased $12.8 million, or 29.2%, from $44.0 million to $56.8 million. This increase was due primarily to an increase in first-year premiums for Company-issued policies of $7.3 million, or 119.6%, and an increase in premiums for acquired policies of $5.1 million, or 25.1%.

         The increase in total acquired policy premiums was due primarily to the acquisition of NFI and AICT in April, 1994. As a result, the operations of NFI and AICT were included for a full six months during 1995, while the prior year period included those operations from April 12, 1994.

         The increase in first-year premiums was due primarily to increases of $4.4 million, or 495.3%, for Medicare Supplement Products generated for NFL by Senior Benefits, $1.5 million, or 205.7%, for policies assumed by NFL from FLICA, and $380,000, or 10.2%, for Medical Expense generated by LifeStyles Marketing, and $1.2 million in first-year premiums for Medical Expense Products written in NFI and AICT which were not present in the prior year period. Offsetting these increases was a decrease of $209,000, or 26.3%, in first-year premiums for Cancer and Specified Disease Products written directly by NFL.

         Net investment income. Net investment income increased $1.3 million, or 53.7%, from $2.3 million to $3.6 million due primarily to investment income earned on invested assets acquired in the Acquisition.

         Fee and service income. Fee and service income increased $66,000, or 8.0% from $824,000 to $890,000 due primarily to increased commissions earned by LifeStyles Marketing from non-affiliated insurers.

         Benefits and claims. Benefits and claims increased $10.4 million, or 45.1%, from $23.1 million to $33.5 million. Of this increase, $5.6 million was due benefits and claims associated with policies acquired in the Acquisition. Benefits and claims for NFL increased $4.8 million, or 28.8%, due primarily to an increase of $4.6 million, or 1,659.1%, for Medicare Supplement Products produced by Senior Benefits, $1.6 million, or 232.5%, for Cancer and Specified Disease Products assumed from FLICA, $327,000, or 57.9%, for Pre-1987 Medical Expense Products and $310,000, or 8.5%, for LifeStyles Products. Offsetting these increases were decreases of $1.1 million, or 38.4%, for Company-issued Cancer and Specified Disease
Products, $486,000, or 8.5%, for acquired Medicare Supplement Products and $304,000, or 71.0%, for Cancer and Specified Disease Products assumed by
NFL from Paramount Life.

         Amortization of DPAC. Amortization of DPAC increased $1.9 million, or 46.3%, from $4.1 million to $6.0 million due primarily to an increase of $675,000, or 67.5%, as a result of the Acquisition and an increase of $1.1 million, or 35.1%, for policies issued by NFL. The primary factors were increases of $426,000, or 258.2%, in Medicare Supplement Products produced for NFL by Senior Benefits, $258,000, or 409.5%, for Cancer and Specified Disease policies acquired by NFL from Dixie National Life and $223,000, or 187.6%, for LifeStyles Products, as well as $286,000 for Cancer and Specified Disease Products assumed from FLICA.

         Commissions. Commissions increased $449,000, or 8.4%, from $5.4 million to $5.8 million due primarily to an increase of $710,000, or 88.6%, in commissions on policies acquired in the Acquisition, which were not present in the first quarter of 1994. This increase was offset, in part, by decreases of $261,000, or 5.7%, in other commissions. Before elimination of intercompany revenues and expenses in consolidation, commissions increased $86,000, or 1.5%, in NFL, and increased $145,000, or 8.0% in LifeStyles Marketing. An increase of $268,000, or 382.9%, in commissions paid to Senior Benefits by NFL and $282,000, or 10.1%, in commissions paid to LifeStyles Marketing by NFL were eliminated in consolidation.

         General and administrative expenses. General and administrative expenses increased $1.9 million, or 24.1%, from $7.7 million to $9.6 million due primarily to costs associated with the administration of policies acquired in the Acquisition, which were not present in the first quarter of 1994. Also contributing to the increase were general and administrative costs associated with increased marketing operations.

         Taxes, licenses and fees. Taxes, licenses and fees increased $489,000, or 31.0%, from $1.6 million to $2.1 million due primarily to premium taxes associated with the policies acquired in the Acquisition, which were not present in the first quarter of 1994.

         Interest expense. Interest expense decreased $179,000, or 12.2%, from $1.5 million to $1.3 million due primarily to the redemption of $25.0 million of Westbridge's 11.7% Senior Subordinated Debentures due 1996 (the "Senior Subordinated Debentures") during the first quarter of 1995 and the issuance of $20.0 million of Senior Subordinated Notes which bear interest at a per annum rate of 11%.

         Provision for income taxes. The provision for income taxes decreased $347,000, or 25.5%, from $1.4 million to $1.0 million due to the decrease in the Company's consolidated pre-tax income.

Year Ended December 31, 1994 Compared with Year Ended December 31, 1993

         Premiums. Premiums increased $30.0 million, or 43.7%, from $68.7 million to $98.7 million. This increase was due primarily to an increase in total acquired policy premiums of $26.0 million, or 111.1%, and an increase in first-year premiums for Company-issued policies of $6.3 million, or 72.4%, offset, in part, by a decrease in renewal premiums (excluding renewal premiums on policies acquired in acquisitions) of $2.3 million, or 6.3%.

         The increase in total acquired policy premiums resulted from premiums of $29.7 million from the policies obtained in the Acquisition and $3.9 million from the Cancer and Specified Disease Products acquired from Dixie National Life, which, in each case, were not present in the year ended December 31, 1993. In addition, premiums on the block of policies acquired from Life and Health in March 1993 increased $242,000, or 10.7%, from the corresponding prior year period. These increases were offset, in part, by a decrease in premiums on the block of policies acquired from American Integrity in September 1992 of $7.9 million, or 37.4%, due to policy lapses or cancellations.

         The increase in first-year premiums resulted primarily from $3.9 million in first-year premiums generated by Senior Benefits, which began writing the Company's Medicare Supplement Products in November 1993, and increases of $1.7 million, or 30.9%, in first-year premiums for Medical Expense Products sold by LifeStyles Marketing and $1.3 million, or 118.2%, in first-year premiums on policies reinsured from FLICA. These increases were offset, in part, by a decrease of $548,000, or 27.1% in first-year premiums on Cancer and Specified Disease Products written directly by the Company.

         The decrease in renewal premiums (excluding renewal premiums on policies acquired in acquisitions) was primarily due to a decrease of $885,000, or 24.8%, for pre-1987 Medical Expense Products, a decrease of $479,000, or 4.9%, for LifeStyles Products and a decrease of $378,000, or 19.1%, in premiums for Cancer and Specified Disease Products reinsured from Paramount Life. Decreases in renewal premiums result from lapses or cancellations of existing policies which are not offset by the Company's acquisition or generation of new business. If the Company's efforts to increase the sales and marketing of its existing products do not offset future policy lapses or cancellations, premiums will decline over time.

         Net investment income. Net investment income increased $1.6 million, or 39.0%, from $4.1 million to $5.8 million due primarily to investment income of $2.6 million earned on the investment assets acquired in the Acquisition, offset, in part, by lower returns on the Company's other investment assets resulting from reinvestment, at lower interest rates, of the proceeds on bonds which were redeemed or matured during the year ended December 31, 1993.

         Fee and service income. Fee and service income increased $300,000, or 21.4%, from $1.4 million to $1.7 million due primarily to increased commissions earned through LifeStyles Marketing from non-affiliated insurers. 42


         Benefits and claims. Benefits and claims increased $20.4 million, or 61.4%, from $33.2 million to $53.6 million. This increase was due primarily to benefits and claims of $19.4 million on the policies acquired in the Acquisition, $2.7 million on the Cancer and Specified Disease
Products acquired from Dixie National Life in February 1994, and $1.5 million on the Medicare Supplement Products marketed by Senior Benefits following its formation in November 1993, each of which were not present or were insignificant in the corresponding period in 1993. Also contributing were increases in benefits and claims of $1.1 million, or 15.9%, for LifeStyles Products, $1.4 million, or 32.6%, for Cancer and Specified
Disease Products issued directly by the Company, and $352,000 or 23.0%, for Cancer and Specified Disease Products reinsured from FLICA. These increases were offset, in part, by decreases in benefits and claims of $4.3 million, or 29.9%, for the previously acquired Medicare Supplement
Products, and $1.3 million, or 46.4%, for pre-1987 Medical Expense
Products.

         Amortization of DPAC. Amortization of DPAC increased $1.5 million, or 18.3%, from $8.2 million to $9.7 million. This increase was due primarily to $3.0 million of amortization expense attributable to the policies acquired in the Acquisition, and $520,000 of amortization expense relating to Medicare Supplement Products marketed by Senior Benefits, each of which were not present or were insignificant in the corresponding period in 1993. These increases were offset, in part, by decreases in amortization expense of $829,000, or 27.0%, for LifeStyles Products, $413,000, or 51.2%, for
pre-1987 Medical Expense Products, and $458,000, or 41.3%, for previously acquired Medicare Supplement Products.

         Commissions. Commissions increased $1.6 million, or 16.7%, from $9.6 million to $11.2 million due primarily to $2.4 million of commissions on the policies acquired in the Acquisition, offset, in part, by a decrease of $800,000, or 8.3% in other commissions.

         Before elimination of intercompany revenues and expenses in consolidation, commissions decreased $145,000, or 1.3%, in NFL and increased $816,000, or 28.9%, in LifeStyles Marketing. An increase of $1.2 million, or 27.3%, in commissions paid to LifeStyles Marketing by NFL was eliminated in consolidation.

         The decrease in commissions paid by NFL resulted primarily from decreases of $1.3 million, or 37.1%, in commissions paid on the previously acquired Medicare Supplement Products and $157,000, or 4.1%, in commissions paid on Cancer and Specified Disease Products issued directly by the Company. These decreases were offset, in part, by $767,000 in commissions paid on the Cancer and Specified Disease Products acquired from Dixie National Life, and $205,000 of commission expense relating to Medicare Supplement Products marketed by Senior Benefits, each of which were not present in 1993, and increases of $234,000, or 12.6%, in commissions paid on LifeStyles Products and $269,000, or 22.4%, in commissions paid on Cancer and Specified Disease Products reinsured from FLICA. The increase in commissions paid by LifeStyles Marketing resulted from increased production of new business.

         General and administrative expenses. General and administrative expenses increased $2.5 million, or 17.5%, from $14.3 million to $16.8 million due primarily to the costs associated with the administration of the policies acquired in the Acquisition.

         Taxes, licenses and fees. Taxes, licenses and fees increased $500,000, or 18.5%, from $2.7 million to $3.2 million due primarily to the additional taxes on the premiums associated with the policies acquired in the Acquisition.

         Interest expense. Interest expense increased $600,000, or 24.0%, from $2.5 million to $3.1 million due primarily to the 25% increase in the Company's consolidated debt following NFL's sale in February 1994 of $5.0 million principal amount of Senior Subordinated Debentures previously held in its investment portfolio.

         Provision for income taxes. The provision for income taxes increased $1.2 million, or 75.0%, from $1.6 million to $2.8 million due primarily to the profitable operations acquired in the Acquisition as well as an increase in the pre-tax income of NFL.

Year Ended December 31, 1993 Compared with Year Ended December 31, 1992

         Premiums. Premiums increased $12.0 million, or 21.2%, from $56.7 million to $68.7 million. This increase was due primarily to an increase in total acquired policy premiums of $16.5 million, or 239.0%, offset, in part, by a decrease in renewal premiums (excluding renewal premiums on policies acquired in acquisitions) of $3.7 million, or 9.1% and a decrease in first-year premiums for Company-issued policies of $808,000, or 8.5%.

         The increase in total acquired policy premiums resulted from an increase in premiums of $14.2 million for the Medicare Supplement Products acquired from American Integrity in September 1992 and premiums of $2.3 million for the Medicare Supplement Products acquired from Life and Health in March 1993.

         The decrease in first-year premiums was primarily due to a decrease of $361,000, or 6.1%, in first-year premiums generated for NFL by LifeStyles Marketing and a decrease of $471,000, or 13.3%, in first-year premiums for Cancer and Specified Disease Products. The decreases in first-year premiums followed decreases in production which occurred in response to rate increases implemented in the latter half of 1991. However, the decrease in first-year premiums for LifeStyles Products has since leveled off and, on a quarter-to-quarter basis during 1993, first-year premiums have increased. LifeStyles Products' first-year premiums were $1.1 million, $1.3 million, $1.5 million and $1.6 million in the first, second, third and fourth quarter of 1993, respectively.

         The decrease in renewal premiums (excluding renewal premiums on policies acquired in acquisitions) was primarily due to a decrease of $1.0 million, or 5.1%, for Cancer and Specified Disease Products and a decrease of $1.3 million, or 11.9%, for LifeStyles Products. Also contributing to the decrease in renewal premiums was a decrease for certain pre-1987 Medical Expense Products of $602,000, or 14.4%, and a decrease for pre-1987 Medicare Supplement Products of $676,000, or 15.7%. Decreases in renewal premiums result from lapses or cancellations of existing policies which are not offset by the Company's acquisition or generation of new business. To the extent that the Company's efforts to increase the sales and marketing of its existing products do not offset future policy lapses or cancellations, renewal premiums will continue to decline over time.

         Net investment income. Net investment income increased $200,000, or 5.1%, from $3.9 million to $4.1 million due primarily to additional investment assets received in connection with the acquisition of Medicare Supplement Products from American Integrity in September 1992 and from Life and Health in March 1993. This increase was offset, in part, by a decrease in the Company's average annual yield on investments from 8.5% to 7.4%.

         Fee and service income. Fee and service income increased $5,000, or less than 1.0%, to remain at $1.4 million.

         Net realized gain on investments. Net realized gain on investments increased $578,000, or 137.0%, from $422,000 to $1.0 million. This increase was due primarily to premium amounts received upon the redemption of bonds prior to their scheduled maturities. These redemptions resulted generally from the low interest rate environment during 1993.

         Other income. Other income decreased $143,000, or 91.1%, from $157,000 to $14,000. This decrease, which represents a return to historical nominal levels, reflects the one-time gain of $133,000 recorded on the sale of a portion of the Company's life insurance business in 1992.

         Benefits and claims. Benefits and claims increased $6.7 million, or 25.3%, from $26.5 million to $33.2 million. This increase was due primarily to an increase of $9.8 million, or 309.4%, in benefits and claims on the Medicare Supplement Products acquired from American Integrity in September 1992, and benefits and claims of $1.3 million on the Medicare Supplement Products acquired from Life and Health in March 1993. This increase was offset, in part, by a decrease of $2.5 million, or 26.4%, for LifeStyles Products, a decrease of $886,000, or 11.5%, for Cancer and Specified Disease Products and a decrease of $1.0 million, or 18.2%, for pre-1987 Medical Expense Products.

         Amortization of DPAC. Amortization of DPAC decreased $300,000, or 3.5%, from $8.5 million to $8.2 million due primarily to a decrease for Cancer and Specified Disease Products of $486,000, or 16.4%, and a combined decrease for most of the Company's other product lines totaling $390,000. These decreases were offset, in part, by an increase for the Medicare Supplement Products acquired from American Integrity in September 1992 of $583,000, or 111.0%, from $525,000 to $1.1 million.

         Commissions. Commissions increased $1.2 million, or 14.3%, from $8.4 million to $9.6 million. This increase was due primarily to an increase of $2.4 million, or 224.7%, in commissions paid on acquired policies, and a decrease of $505,000 in the consolidation elimination of commissions paid to LifeStyles Marketing by NFL. These changes were offset, in part, by a decrease of $1.7 million, or 13.8%, in other commissions (excluding commissions on policies acquired in acquisitions).

         The increase in commissions paid on acquired policies resulted from an increase of $2.3 million, or 211.6%, in commissions paid on the Medicare Supplement Products acquired from American Integrity in September 1992 and $139,000 in commissions paid on the Medicare Supplement Products acquired from Life and Health in March 1993.

         The decrease in other commissions (excluding commissions on policies acquired in acquisitions) resulted from a decrease of $549,000, or 16.3%, in commissions paid by LifeStyles Marketing and a decrease of $1.1 million, or 12.9%, in other commissions paid by NFL (excluding commissions paid to LifeStyles Marketing).

         General and administrative expenses. General and administrative expenses increased $1.6 million, or 12.6%, from $12.7 million to $14.3 million due primarily to an increase of $1.0 million, or 9.9%, for the general and administrative expenses of NFL, and an increase for LifeStyles Marketing of $451,000, or 17.1%. The increase for NFL resulted from the Medicare Supplement Products acquired from American Integrity in September 1992. The increase for LifeStyles Marketing is attributable to expenses relating to expanded marketing efforts.

         Taxes, licenses and fees. Taxes, licenses and fees increased $600,000, or 28.6%, from $2.1 million to $2.7 million due primarily to additional premium taxes paid on increased premiums.

         Interest expense. Interest expense increased $100,000, or less than 4.0%, from $2.5 million to $2.6 million.

         Provision for income taxes. The provision for income taxes increased $1.1 million, or 206.8%, from $532,000 to $1.6 million due to the increase in the pre-tax results of operations. Contributing to this increase was an increase in operating income and the adoption of SFAS 109 as of the beginning of 1992.


Results of Operations--NFI and AICT--Before the Acquisition

         NFI's results of operations prior to the Acquisition include the operations of AICT which, during such time, was a 65.0% owned subsidiary of NFI. Concurrent with the Acquisition, the remaining 35.0% interest in AICT, which was owned by two affiliates of NFI, was transferred to NFI. Both NFI and AICT were principally involved in the sale of individual accident and health insurance policies consisting primarily of major medical, hospital and surgical coverage which was substantially similar to the Company's Medical Expense Products. NFI and AICT had also written various forms of individual life insurance policies. During the first half of 1992, both NFI and AICT ceased writing new business. Income from the sale of the entire block of life insurance policies was recognized by NFI and AICT in the first quarter of 1993.

         Due to the decision by NFI and AICT to cease writing new business and, to a lesser extent, the sales of their respective life insurance blocks of business, NFI and AICT have been managing closed blocks of accident and health insurance policies since the latter half of 1992. As a result, the policies have and will continue to run-off over time resulting in decreased premiums, investment assets and net investment income, as well as lower benefits and claims and commissions.

Three Months Ended March 31, 1994 Compared with Three Months Ended
March 31, 1993

         Premiums. Premiums decreased $1.5 million, or 11.0%, from $13.6 million to $12.1 million due to the run-off of existing policies.
Reductions of $642,000 and $881,000 were recorded for first-year premiums and renewal premiums, respectively.

         Net investment income. Net investment income decreased $281,000, or 29.1%, from $966,000 to $685,000 due primarily to lower yields on invested assets. NFI restructured its investment portfolio during the latter half of 1993 and the first quarter of 1994 in anticipation of the Acquisition.
A substantial portion of the fixed income investments and mortgage loans, all of the marketable securities and nearly all of the collateral loans were re-invested in short-term investments, resulting in lower investment yields. Also contributing to lower net investment income was a decrease in the average amount of investment assets from $59.6 million to $53.0 million.

         Net realized gain on investments. Net realized gain on investments decreased $373,000, or 58.7%, from $635,000 to $262,000 due primarily to lower returns realized on the sale of investment assets.

         Other income. Other income increased $93,000, or 152.5%, from $61,000 to $154,000 due to insignificant fluctuations in various other income categories.

         Benefits and claims. Benefits and claims decreased $1.1 million, or 12.1%, from $9.1 million to $8.0 million due to the run-off of existing policies. This decrease is consistent with the decrease in premiums for the same period as discussed above.

         Amortization of DPAC. Amortization of DPAC, net of amounts deferred, decreased $100,000, or 9.1%, from $1.1 million to $1.0 million due primarily to decreased amortization expense associated with lower premiums.

         Commissions. Commissions decreased $503,000, or 33.5%, from $1.5 million to $997,000 due primarily to the decrease in first-year premiums of $642,000.

         General and administrative expenses. General and administrative expenses increased $18,000, or 0.8%, to remain at $2.3 million due to insignificant fluctuations in various expense categories.

         Taxes, licenses and fees. Taxes, licenses and fees increased $238,000, or 309.1%, from $77,000 to $315,000. Generally, changes in taxes, licenses and fees follow the changes in premiums; however, at year-end 1992, NFI over-estimated its liability for premium taxes due for fiscal year 1992 by $450,000 and, as a result, taxes, licenses and fees for the first quarter of 1993 appeared unusually low.

Year Ended December 31, 1993 Compared with Year Ended December 31, 1992

         Premiums. Premiums decreased $14.7 million, or 22.0%, from $66.9 million to $52.2 million due primarily to the run-off of existing policies which were not replaced by new business. First-year and renewal premiums decreased $2.9 million and $11.9 million, respectively. Also contributing to this decrease was the sale of the block of life insurance policies which caused a decrease in renewal premiums of $597,000.

         Net investment income. Net investment income decreased $1.8 million, or 34.0%, from $5.3 million to $3.5 million due to a decrease in the amount of investment assets and a lower average yield on investments. The decrease in the amount of investment assets resulted from the run-off of existing policies. The lower average yield on investments resulted from the sale of certain higher yielding investment assets in anticipation of the Acquisition and reinvestment of these assets at lower rates. As a result, the average yield on investment assets decreased from 7.9% to 6.4%.

         Net realized gain on investments. Net realized gain on investments increased $600,000, or 31.6%, from $1.9 million to $2.5 million due primarily to the sale of investment assets at the end of 1993 in anticipation of the Acquisition.

         Other income. Other income increased $1.3 million, or 61.9%, from $2.1 million to $3.4 million due primarily to the recognition of income from the sale by NFI and AICT of the entire block of their life insurance policies.

         Benefits and claims. Benefits and claims decreased $9.2 million, or 19.9%, from $46.3 million to $37.1 due to the run-off of existing policies which were not replaced by new business. This decrease was consistent with the decrease in premiums for the same period as discussed above.

         Amortization of DPAC. Amortization of DPAC, net of amounts deferred, increased $3.6 million, or 94.7%, from $3.8 million to $7.4 million due primarily to a decrease in the amount of acquisition costs deferred during 1993 of $2.9 million, or 88.3%, from $3.3 million to $385,000 as a result of management's decision to cease writing new business. Additionally, the sale of life insurance policies resulted in amortization of $2.5 million of DPAC in 1993.

         Commissions. Commissions decreased $3.1 million, or 37.8%, from $8.2 million to $5.1 million due primarily to the decrease in first-year premiums of $2.9 million.

         General and administrative expenses. General and administrative expenses decreased $6.9 million, or 46.6%, from $14.8 million to $7.9 million due primarily to elimination of the marketing, underwriting and new business related functions and the consolidation of NFI's operations in its Dallas office. Most of these measures were implemented during the third and fourth quarters of 1992.

         Taxes, licenses and fees. Taxes, licenses and fees decreased $1.3 million, or 54.2%, from $2.4 million to $1.1 million due primarily to decreases in premium taxes associated with lower premium levels. Also contributing to this decrease was a $450,000 over-estimation by NFI for its liability for premium taxes at the end of 1992.

Year Ended December 31, 1992 Compared with Year Ended December 31, 1991

         Premiums. Premiums decreased $11.5 million, or 14.7%, from $78.4 million to $66.9 million due primarily to run-off of existing policies and NFI's decision to cease writing new business during 1992, which resulted in decreases of $8.5 million and $3.0 million in renewal premiums and first-year premiums, respectively. Also contributing to this decrease was the sale of the life insurance business, which caused a decrease in renewal premiums of $1.0 million.

         Net investment income. Net investment income decreased $1.6 million, or 23.2%, from $6.9 million to $5.3 million due to a decrease in the amount of investment assets and a decrease in the average return on investment assets from 8.9% to 7.9%. The decrease in investment assets resulted from the run-off of existing policies.

         Net realized gain on investments. Net realized gain on investments remained relatively level for the year ended December 31, 1992 as compared to the year ended December 31, 1991.

         Benefits and claims. Benefits and claims decreased $3.1 million, or 6.3%, from $49.4 million to $46.3 million due primarily to a decrease in the amount of insurance in force resulting from management's decision to cease writing new business.

         Amortization of DPAC. Amortization of DPAC, net of amounts deferred, increased $1.5 million, or 65.2%, from $2.3 million to $3.8 million due primarily to a decrease in the amount of acquisition costs deferred during 1992 of $2.1 million, or 39.2%, from $5.4 million to $3.3 million as a result of the cessation of new business production.

         Commissions. Commissions decreased $3.0 million, or 26.8%, from $11.2 million to $8.2 million due primarily to the decrease in first-year premiums of $3.0 million.

         General and administrative expenses. General and administrative expenses decreased $3.1 million, or 17.3%, from $17.9 million to $14.8 million due primarily to elimination of the marketing, underwriting and new business related functions and the consolidation of NFI's operations in its Dallas office. Most of these measures were implemented during the third and fourth quarter of 1992.

         Taxes, licenses and fees. Taxes, licenses and fees decreased $300,000, or 11.1%, from $2.7 million to $2.4 million due primarily to decreases in premium taxes associated with lower premium levels.

Liquidity, Capital Resources, and Statutory Capital and Surplus

Westbridge

         Westbridge is a holding company which conducts its principal operations through its Insurance Subsidiaries. Westbridge's primary assets consist of the outstanding capital stock of NFL and NFI, of which it is the sole stockholder. NFL owns 100% of WNL and also owns a 40.0% interest in Freedom Holding. AICT is a wholly-owned subsidiary of NFI. Westbridge's primary sources of funds are dividends from its Insurance Subsidiaries, advances due from subsidiaries, principal and interest payments on a surplus certificate issued by NFL to Westbridge, lease payments on fixed assets and tax contributions under a tax sharing agreement among Westbridge and its subsidiaries. Additional cash is periodically provided from the sale of short-term investments. Historically, Westbridge has not relied on dividends from its subsidiaries and has received funds primarily from the other sources described above. However, in light of the issuance of the Series A Preferred Stock in April 1994, management expects that Westbridge will, for the foreseeable future, rely to a significant extent on dividends from its Insurance Subsidiaries to meet its expenses and other obligations. During the year ended December 31, 1994, Westbridge received approximately $5.3 million, or 75.5%, of its funds (excluding the proceeds from the issuance of the Series A Preferred Stock) from its subsidiaries. Of the funds received from its subsidiaries, approximately $3.8 million, or 71.7%, was received from NFL in the form of dividends, lease payments on fixed assets, payments of principal and interest on the surplus certificate issued by NFL and other sources, and the remaining $1.5 million, or 28.3%, was received from LifeStyles Marketing in the form of repayments of advances from Westbridge. For the six months ended June 30, 1995, Westbridge received approximately $860,000, or 72.2%, of its funds (excluding the proceeds from the public offering in February 1995 of the Senior Subordinated Notes and Common Stock) from its subsidiaries. Of the funds received from its subsidiaries, approximately $850,000, or 98.8%, was received from NFL in the form of dividends, lease payments on fixed assets, payments of principal and interest on the surplus certificate issued by NFL and other sources. Westbridge's expenses and other obligations consist primarily of $2.2 million in annual interest payments on the Senior Subordinated Notes, $1.7 million in annual dividends on the Series A Preferred Stock, working capital requirements for its marketing subsidiaries and taxes. For the year ended December 31, 1994 and the six months ended June 30, 1995, Westbridge's cash requirements (exclusive of amounts paid in connection with the Acquisition, the sale of the Series A Preferred Stock and the sale of the Common Stock and Senior Subordinated Notes) aggregated approximately $5.1 million and $1.5 million, respectively. Westbridge used a substantial portion of the proceeds from the sale of the Common Stock and Senior Subordinated Notes to redeem the Senior Subordinated Debentures in March 1995. The Senior Subordinated Notes mature in March 2002 and the Series A Preferred Stock is subject to mandatory redemption in April 2004.

         Dividend payments from Westbridge's principal Insurance Subsidiaries are regulated by the insurance laws of their domiciliary states. NFL is domiciled in Delaware. Under the Delaware Insurance Code, an insurer domiciled in Delaware may not declare or pay a dividend or other distribution from any source other than "earned surplus" without the state insurance commissioner's prior approval. "Earned surplus" is defined as an amount equal to the unassigned funds of an insurer as set forth on its most recent statutory annual statement, including all or part of the surplus arising from unrealized capital gains or revaluation of assets. WNL, which is domiciled in Arizona, has not contributed in the past, and is not expected to contribute in the foreseeable future, significant dividends to Westbridge. NFI and AICT are domiciled in Texas. An insurer domiciled in Texas may pay dividends only out of "surplus profits arising from its business." Moreover, insurers domiciled in either Delaware or Texas may not pay "extraordinary dividends" without first providing the state insurance commissioner with 30-days' prior notice, during which time such commissioner may disapprove the payment. An "extraordinary dividend" is defined as a dividend whose fair market value together with that of other dividends made within the preceding 12 months exceeds the greater of (a) ten percent of the insurer's surplus as regards policyholders as of the preceding December 31 or (b) the net gain from operations of such insurer, not including realized capital gains, for the 12-month period ending on the preceding December 31. In September 1994, NFL paid to Westbridge an "extraordinary dividend" in the amount of $2.0 million. Of this amount, $1.5 million was used for the September semi-annual interest payment on the Senior Subordinated Debentures and the remainder was used for general corporate purposes. The Company does not believe that receipt of this dividend is an indication of, and the Company is not in a position to assess, the likelihood of obtaining approval for the payment of "extraordinary dividends" or dividends from a source other than "earned surplus." With respect to ordinary dividends payable by an insurer domiciled in Delaware, notice of any dividend must be provided to the state insurance commissioner within five (5) business days following the declaration thereof and at least ten (10) days prior to the payment thereof. As of December 31, 1994, NFL had negative statutory "earned surplus" as a result of historical statutory losses. For the foreseeable future, NFL has agreed to seek the approval of the Delaware insurance commissioner prior to making any dividend payments. As of December 31, 1994, AICT had the ability to pay to NFI, without prior regulatory approval, $641,000 in dividends during 1995, none of which has been paid.
As of December 31, 1994, NFI had the ability to pay to Westbridge, without prior regulatory approval, $1.1 million in dividends during 1995, none of which has been paid. In both Delaware and Texas, the state insurance commissioner reviews the dividends paid by each insurer domiciled in such commissioner's state at least once each year to determine whether they are reasonable in relation to the insurer's surplus as regards policyholders and quality of earnings. The state insurance commissioner may issue an order to limit or disallow the payment of ordinary dividends if such commissioner finds the insurer to be presently or potentially financially distressed or troubled.

         Westbridge periodically advances cash to its subsidiaries as their continuing operations require and, as of June 30, 1995, such advances due from subsidiaries totaled $6.1 million. Westbridge also holds a receivable from the surplus certificate issued by NFL which, as of the date of this Prospectus, totaled $777,000. Payments of principal due under the surplus certificate require the prior approval of the Delaware regulatory authorities. In addition, Westbridge holds a secured promissory note (the "Elkins Note") from NFC Marketing, Inc., an Arkansas corporation which is wholly-owned by Elkins. The balance of this note recorded on the books of Westbridge at June 30, 1995 was approximately $1.3 million. This note, which was renegotiated in October 1994, represents principal and accrued interest on a loan made by Westbridge to NFC Marketing, Inc. for the purpose of expanding its marketing efforts. The original loan was scheduled to be repaid in April 1993. However, due to certain financial difficulties, NFC Marketing, Inc. was in arrears on the full amount of this note and, as of October 10, 1994, owed Westbridge approximately $1.2 million. On such date, the Elkins Note was renewed and extended with terms which provide, among other things, for the payment to Westbridge of $20,000 per month until such time as the full amount of principal and interest thereunder has been paid. Under the terms of the Elkins Note, such amounts will be paid to Westbridge by NFL out of monthly commissions which would otherwise be payable to NFC Marketing, Inc. by NFL. Payment of principal and interest under the Elkins Note has been guaranteed by Elkins. In addition, under the terms of a Security Agreement delivered to Westbridge by NFC Marketing, Inc., following a default, Westbridge has the right to apply monies, balances, credits or collections which it may hold for NFC Marketing, Inc. on deposit, or which might otherwise be payable to NFC Marketing by NFL (including, among other things, agents' commissions payable by NFL to NFC Marketing, Inc.), to offset the unpaid balance of the Elkins Note. Amounts available for such offset have averaged approximately $160,000 per month over the past twelve months and consist exclusively of commissions. Such commissions relate to and are paid by NFL out of premiums it receives from policyholders on previously written policies. Subject to policy lapses or cancellations, these premiums will continue to be received by NFL and commissions thereon will be available for offset by Westbridge whether or not Elkins' relationship with the Company continues. Following any exercise by Westbridge of its right of offset, management believes that the level of lapses and cancellations would gradually increase as a result of agents' efforts to transfer the policies to other insurers. However, management also believes that the rate at which such policies could be rewritten would not significantly affect the level of premiums received by NFL in the near term. As a result, management believes that following any future payment default Westbridge should be able to recover the full amount owed on this note. Westbridge does not know of, nor does it have any reason to believe that there is, any other of its general agency networks which is experiencing financial difficulty.

         Westbridge believes that its near-term cash requirements, including interest on the Senior Subordinated Notes and dividend payments on the Series A Preferred Stock, will be met through operating cash flows, repayments of advances due from subsidiaries, payments relating to the surplus certificate and dividends received from the Insurance Subsidiaries.

Insurance Subsidiaries

         The primary sources of cash for the Insurance Subsidiaries are premiums, income on investment assets and fee and service income. Additional cash is periodically provided from the sale of short-term investment assets and could, if necessary, be provided through the sale of long-term investment assets. However, the Company's investment policy is to hold its long-term securities to maturity. The Insurance Subsidiaries' primary uses for cash are benefits and claims, commissions, general and administrative expenses and taxes.

         In the ordinary course of business, the Company advances first-year commissions on policies written by its general agency networks and their agents. The Company is reimbursed for these advances from commissions earned over the respective policy's life. In the event that policies lapse prior to the time the Company has been fully reimbursed, the agency network or the individual agents, as the case may be, are responsible for reimbursing the Company for the outstanding balance of the commission advance. Except for approximately $200,000 of losses recorded by the Company during the year ended December 31, 1992, the Company has not experienced material losses on such advances. There can be no assurance as to the occurrence or degree of any future losses. As of June 30, 1995, outstanding advances totaled $1.9 million to the Locke Agency (which advances are made through FLICA), $5.4 million to the agents of LifeStyles Marketing, $1.4 million to the agents of Senior Benefits, there were no outstanding advances to the Elkins Agency, and there were aggregate outstanding advances totaling $2.4 million to the Company's other general agency networks and their agents.

Consolidated

         The Company's consolidated net cash used for operations totaled $10.6 million, $7.2 million and $4.4 million in 1994, 1993 and 1992, respectively. The primary reason for the increase in cash used for operations over the past three years is an increase in paid claims associated with the Medicare Supplement Products acquired in September 1992 and March 1993, the policies acquired from Dixie National Life in February 1994 and the policies obtained in the Acquisition. These increases have been offset, in part, by increases in collected premiums and a decrease in commissions paid. Net cash used for operations for the six months ended
June 30, 1995, totaled $14.0 million compared to $5.7 million for the corresponding period in 1994. In addition to the reasons set forth above, this increase was also due to increases in commission advances and issuance costs resulting from higher levels of new business production.

         Net cash used for operations has increased substantially since 1991 and relates directly to the Company's three significant acquisitions of closed blocks of policies since September 1992. Each of these transactions were effected through indemnity and assumption reinsurance arrangements which involved the transfer to the Company of cash or other investment assets and the assumption by the Company of policy liabilities. While the benefits and claims paid on the policies assumed are reflected directly in the statement of cash flows, the initial receipt of cash and/or investment assets is reflected supplementally on the statement of cash flows through a schedule of non-cash investing activities. As a result, as the investment assets mature or are liquidated, and cash is paid out in the form of benefits and claims, the effect on the Company's statement of cash flows is an increase in net cash used. Such negative operating cash flows are planned, and are an inherent part of acquisitions of closed blocks of business through indemnity and assumption reinsurance. A review of operating cash flows should be considered in conjunction with the supplemental schedule of non-cash investing activities.

         Investing activities provided $7.1 million for the six months ended June 30, 1995, compared with net cash used of $16.7 for the six months ended June 30, 1994. The significant amount of net cash used in 1994 resulted primarily from the purchase of the common stock of NFI in the Acquisition. Similarly, net cash used for the year ended December 31, 1994 totaled $16.7 million, compared with net cash provided by investing activities of $5.4 million and $5.7 million in 1993 and 1992, respectively. For the years ended 1993 and 1992, net cash provided by investing activities was principally the result of the excess of proceeds from investments sold and matured over the cost of investments acquired.

         Net cash provided by financing activities was $4.2 million in the six months ended June 30, 1995, compared to $25.1 million for the prior year period. In February 1995, $29.1 million of cash was provided by the public sale of Common Stock and Senior Subordinated Notes. Also, in March 1995, $25.0 million in cash was used to redeem the Senior Subordinated
Debentures. In the first six months of 1994, $20.0 million in cash was provided in the sale of the Series A Preferred Stock and the sale by NFL, to a non-affiliated party, of $5,000,000 principal amount of Senior Subordinated Debentures, which had previously been held by NFL in its investment portfolio. There were no significant financing activities during the years ended December 31, 1993 or 1992.

         The Company believes that its near-term cash requirements will be met through a combination of operating and investing cash flows. The Company anticipates that its longer-term cash requirements for the operation of the business will also be met through a combination of operating and investing cash flows. Additional capital may be necessary to consummate future growth through acquisitions. There can be no assurance that the financing facility will be obtained, that opportunities for future acquisitions will arise or that additional capital to consummate such acquisitions will be available.

         The Company had no significant high-yield, unrated or less than investment grade corporate debt securities in its investment portfolio as of June 30, 1995 and it is the Company's policy not to invest in such assets. Changes in interest rates may affect the market value of the Company's investment portfolio. The Company's policy is to hold its investments to maturity and, therefore, absent redemptions of such investments prior to maturity, or loss experience materially in excess of, or at times materially sooner than expected, such changes should not impact the Company's ability to meet its future policyholder benefit obligations.

         Included in the assets of the Company at June 30, 1995 were $732,289 of real estate mortgage loans and $141,000 of real estate acquired through foreclosure. Approximately 98.0% of these assets are located in Oklahoma and Texas. Such regional concentration may have a higher investment risk than a more diversified portfolio. It is the Company's policy not to invest in such assets and, accordingly, the Company has made no mortgage loans or real estate purchases since 1989.

         Inflation may affect, to a limited extent, claim costs on the Company's Medicare Supplement Products and Medical Expense Products. Costs associated with a hospital stay, and the amounts reimbursed by the Medicare program, are each determined, in part, based on the rate of inflation. If hospital and other medical costs which are reimbursed by the Medicare program increase, claim costs on the Medicare Supplement Products will increase. Similarly, as the hospital and other medical costs increase, claim costs on the Medical Expense Products will increase. However, with the approval of the relevant state regulatory authority, the Company has the ability, within the constraints of the loss ratios mandated by the regulatory authorities, to raise premium rates on its guaranteed renewable products in the event of adverse claims experience. In addition, the Company has limited its exposure to inflation by incorporating certain maximum benefits under its policies. See "Business--Products."

         The NAIC has proposed certain risk-based capital ("RBC") statutory requirements for insurance companies. Under the proposed requirements, insurers whose capital and surplus fall below the specified level would be subject to remedial action. The proposed guidelines do not take effect until adopted on a state by state basis. Delaware and Texas have not yet adopted such proposals; however, as of December 31, 1994, the RBC for each of the Insurance Subsidiaries exceeded the proposed threshold for required regulatory intervention. See "Business--Regulation."

Recent Accounting Change

         Effective January 1, 1994, the Company adopted SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115").

         SFAS 115 requires that all debt securities and certain equity securities be classified into three categories and accounted for as follows: (i) debt securities that the Company has the positive intent and ability to hold to maturity are classified as "held-to-maturity" securities and reported at amortized cost; (ii) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading" securities and reported at fair value, with unrealized gains and losses included in earnings; and (iii) debt and equity securities that are not classified as either held-to-maturity securities or trading securities are classified as "available-for-sale" securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity.

         Following the Company's adoption of SFAS 115 in the first quarter of 1994, the Company established its classification between held-to-maturity and available-for-sale by reviewing the maturity schedule of its investment portfolio and matching it to the Company's projected cash flow requirements. The Company does not engage in "trading" of securities. At June 30, 1995, approximately $76.9 million, or 87.0%, of the Company's fixed maturity investment assets were classified as held-to-maturity and approximately $11.6 million, or 13.0%, were classified as available-for-sale. Of those securities classified as held-to-maturity, approximately $25.4 million had maturities of five years or less. When combined with the securities classified as available-for-sale, approximately 42.0% of the Company's fixed maturity investment portfolio was either available-for-sale, or had a maturity within five years.

         In accordance with SFAS 115, the cumulative effect of recording to a separate component of stockholders' equity the difference between market value and amortized cost at January 1, 1994 of securities classified as available-for-sale has been treated as a change in accounting principal, and no restatement of prior year financial statements has been made. See
Note 5 of "Notes to Unaudited Consolidated Financial Statements" of Westbridge herein.


                               BUSINESS

General

         Westbridge, through its subsidiaries and affiliated companies, principally underwrites and sells specialized health insurance products to supplement medical expense coverage usually provided by employers and government programs. The Company's major product lines are Cancer and Specified Disease Products, Medical Expense Products and Medicare Supplement Products. Cancer and Specified Disease Products include policies designed to provide daily indemnity for hospital confinement and convalescent care for treatment of specified diseases, as well as "event specific" policies designed to provide daily indemnity for confinement in an intensive care unit or to provide a fixed benefit in the case of accidental death. Medical Expense Products include policies providing reimbursement for various medical and hospital care, catastrophic nursing care and home health care. Medicare Supplement Products are designed to reimburse for the expenses not covered by the Medicare program.

         The Company markets its products primarily through general agency networks. The principal general agency networks used by the Company include: LifeStyles Marketing; Senior Benefits; and two general agency networks controlled by individuals, the Locke Agency and the Elkins Agency. The Company has certain contractual arrangements with Locke expiring in 1998 which provide the terms and conditions on which the Locke Agency markets the Company's products and set forth coinsurance agreements between the Company and an entity controlled by Locke. The Company also has contractual arrangements with Elkins expiring in 1995 which relate to insurance previously written through an entity controlled by Elkins and coinsured by the Company. Each agency network specializes in one of the Company's product lines and focuses on selling those products in small towns and rural areas to individuals who have medical expense coverage that they may consider inadequate. See "--Marketing."

         The Company's strategy is to continue to expand its sales and marketing of existing products; introduce new specialized supplemental products to respond to the changing health care environment; and, if and when opportunities arise, acquire blocks of business.

         Since 1988 the Company's general agency networks have accounted for substantially all of the Company's first-year premiums. LifeStyles Marketing, which is 51.0% owned by Westbridge's wholly-owned subsidiary, Westbridge Marketing Corporation ("WMC"), markets the Company's Medical Expense Products. In addition to generating premiums for the Company from the policies it sells, LifeStyles Marketing also generates commissions on those products it sells that are underwritten by other insurance companies. The marketing of the Company's Cancer and Specified Disease Products is performed by the Locke Agency and the Elkins Agency. In November 1993, the Company and an Arizona-based agency specializing in the sale of Medicare supplement insurance jointly formed Senior Benefits. Senior Benefits, which is 50.0% owned by Westbridge, markets the Company's Medicare Supplement Products. During 1995, the Company has entered into new relationships with established general agency networks specializing in the sale of products comparable to the Company's existing product lines and has begun offering several new products. The Company continues to seek additional similar relationships.

         The Company believes that recent conditions in the insurance industry have created opportunities to acquire health insurance companies and blocks of health insurance business at a lower cost than would be required to produce such business. Consequently, the Company has actively sought opportunities to acquire business with which it is very familiar, having underwritten or sold such policies in the past. In September 1992, NFL purchased a block of Medicare supplement policies from American Integrity having annualized premium revenues of approximately $42.0 million. The purchase was accomplished through a combination of indemnity and assumption reinsurance agreements. Under the terms of the agreements, American
Integrity transferred assets to NFL and NFL assumed the risks associated with the policies acquired. The policies acquired by NFL are not subject to voluntary recapture by American Integrity. Additionally, in March 1993, NFL purchased a similar block of Medicare Supplement policies from Life and Health having annualized premium revenues of approximately $4.0 million.
The purchase was accomplished through a combination of indemnity and assumption reinsurance agreements. Under the terms of the agreements, Life and Health transferred assets to NFL and NFL assumed the risks associated with the policies acquired in a manner similar to the American Integrity transaction. The Medicare supplement policies acquired from American Integrity and from Life and Health were existing blocks of business from which the Company has derived additional revenue through renewal premiums.

         In February 1994, the Company purchased a closed block of cancer indemnity insurance from Dixie National Life with annualized premiums of approximately $4.5 million. The acquisition was completed by way of assumption reinsurance agreements and did not require additional financing. The transaction involved the transfer of cash by NFL and the assumption of certain Dixie National Life liabilities and reserve assets.

         On April 12, 1994, the Company completed the acquisition of NFI and AICT. At that time, the acquired companies' combined health insurance in force consisted of approximately 102,000 policies with approximately $45.0 million in annualized premiums in business lines substantially similar to those of the Company. Both acquired companies ceased writing new business in the first six months in 1992. The Company has recently begun to write certain Medical Expense Products and certain Medicare Supplement Products through NFI and AICT, and is reviewing its options to market other policies through NFI and AICT and may or may not elect to do so in the future.

         Over the past five years, the Company has developed sophisticated administrative and database systems in order to provide high quality service to its agents and policyholders and to reduce overhead expenses as a percentage of premiums. As a result, the Company has been able to absorb quickly and efficiently the business it has acquired and believes that it can support future growth while maintaining an efficient and cost effective operation.

         Westbridge's Insurance Subsidiaries and affiliates are licensed to sell their products in a combined total of 40 states, primarily in the western, middle western, southern and southeastern regions of the United States. These licenses are subject to renewal by the insurance regulatory authorities of each such state. The Company must file periodic financial statements with each state's insurance regulatory authority and conduct its business in accordance with such state's laws and regulations. A failure by the Company to comply with any state's financial or business conduct requirements could result in the future revocation of the Company's license to sell insurance products in such state. See "--Regulation."

Product Lines

         Premiums by major product line for each of the periods indicated is set forth below:

           Premiums by Major Product Line

                                                  Six Months
                                                 Ended June 30,                                Year Ended December 31,
                                            1995               1994                   1994              1993              1992
                                            ----               ----                   ----              ----              ----
                                                                        (in thousands)
ACCIDENT AND HEALTH INSURANCE
Cancer and Specified Disease Products
 Direct business
             First-year. . . . . . . .   $   585             $  794                $ 1,476           $ 2,024           $ 2,045
             Renewal . . . . . . . . .     6,532              6,758                 13,321            13,414            14,426
 Acquired business
             First-year. . . . . . . .        84                 24                     53                --                --
             Renewal(1). . . . . . . .     4,286              3,490                  7,954                --                --
 Reinsurance assumed
             First-year. . . . . . . .     2,260                740                  2,363             1,051             1,501
             Renewal . . . . . . . . .     2,841              2,775                  5,484             5,782             5,794
                                          ------             ------                 ------            ------            ------
 Total Cancer and Specified
  Disease Products . . . . . . . . . .    16,588             14,581                 30,651            22,271            23,766

Medical Expense Products
 LifeStyles Products(2)
             First-year. . . . . . . .     4,093              3,713                  7,219             5,539             5,900
             Renewal . . . . . . . . .     5,089              4,518                  9,267             9,746            11,060
 Other direct
             First-year. . . . . . . .     1,069                 --                     --                --                --
             Renewal . . . . . . . . .         9                 --                     --                --                --
 Acquired business
             First-year. . . . . . . .       (82)                 --                     --                --                --
             Renewal(1). . . . . . . .    10,348              6,248                 18,350                --                --
 Other(3)
             First-year. . . . . . . .        (3)                (1)                      1                 6                17
             Renewal . . . . . . . . .     1,099              1,482                  2,686             3,571             4,173
                                          ------             ------                 ------            ------            ------
 Total Medical Expense Products  . . .    21,622             15,960                 37,523            18,862            21,150

Medicare Supplement Products
 Direct business
             First-year. . . . . . . .     5,407                880                  3,952                46               --
             Renewal . . . . . . . . .       651                  5                     43                --               --
 Acquired business
             First-year. . . . . . . .        --                 --                      3                63                69
             Renewal(1). . . . . . . .    10,949             10,688                 22,996            23,338             6,834
 Other(3)
             First-year. . . . . . . .        --                (2)                     --                --                --
             Renewal . . . . . . . . .     1,351              1,623                  3,090             3,642             4,318
                                          ------             ------                 ------            ------            ------
 Total Medicare Supplement Products. .    18,358             13,194                 30,084            27,089            11,221
                                          ------             ------                 ------            ------            ------
 Total Accident and Health Insurance .    56,568             43,735                 98,258            68,222            56,137

LIFE INSURANCE
             First-year. . . . . . . .        40                  3                      8                 9                19
             Renewal . . . . . . . . .       202                226                    437               500               575
                                          ------             ------                 ------            ------            ------
 Total Life Insurance. . . . . . . . .       242                229                    445               509               594
                                          ------             ------                 ------            ------            ------
 Total Premium Revenue . . . . . . . .   $56,810            $43,964                $98,703           $68,731           $56,731
                                          ======             ======                 ======            ======            ======

___________________________
(1)          Includes revenue from policies acquired in the Acquisition.
(2)          Consists of MedPlan IV, Hospital Surgical Expense Policies, Super Saver I
             and previously marketed LifeStyles Products.  See "--Description of
             Policies."
(3)          Consists of certain policies included in pre-1987 Medical Expense
             Products that were subsequently discontinued, and "NationalCare Products"
             that were introduced in 1986 and discontinued in 1988.  See "-- Description of Policies."

Description of Policies

         The Company's products are designed with flexibility as to benefits and premium payments and can be adapted to meet regional sales or competitive needs, as well as those of the individual policyholders. These products have fixed, capped or limited benefits and are designed to reduce the potential financial impact of covered illnesses and injuries.

         Set forth below is a brief description of the principal insurance products which the Company offers currently and those which have been discontinued with respect to new sales but are still being renewed.

Cancer and Specified Disease Products

         The Company's Cancer and Specified Disease Products make both immediate and subsequent payments directly to the policyholder following diagnosis of or treatment for a covered illness or injury. The payments are designed to help reduce the potential financial impact of these illnesses or injuries. Payments may be used at the policyholder's discretion for any purpose, including helping to offset non-medical expenses or medical-related expenses not paid by the policyholder's other health insurance. The amount of benefits provided under the Company's Cancer and Specified Disease Products is not necessarily reflective of the actual cost expected to be incurred by the insured as a result of the illness or injury. Cancer and Specified Disease Products are guaranteed renewable.

         Cancer and Specified Disease Products are generally issued by the Company after an application form is filled out by the agent on behalf of the prospective insured. The application form asks the prospective insured whether he has had the disease for which insurance is sought. Policies are not available to anyone who has been diagnosed as having the disease prior to the date of policy issuance. The Company is currently marketing the following products:

         Ordinary Cancer and Specified Disease. The Company's Ordinary Cancer and Specified Disease policies generally pay according to a fixed, predetermined schedule of indemnities after the insured has been diagnosed as having cancer or one of 27 other covered diseases. Optional benefits include a first occurrence benefit, which pays a specified sum to the policyholder upon the initial diagnosis of internal cancer and an intensive care unit ("ICU") benefit which pays an additional benefit for each day an insured is confined in an ICU.

         While an insured is confined to a hospital for subsequent covered treatment, the benefits provided under the Company's policy generally include the following: (i) a specified payment for each day of hospital confinement, (ii) reimbursement for actual charges for in-patient drugs and diagnostic testing, subject to fixed, predetermined per diem limits,
(iii) a specified payment for each day an insured is visited by an attending physician or receives special private nurse care,
(iv) reimbursement for actual charges incurred for ambulance service in connection with hospital confinement, (v) reimbursement for actual charges for family member transportation to and from a hospital in which an insured is confined, subject to fixed, predetermined per trip limits and certain geographic and distance requirements, and (vi) reimbursement for actual charges for family member lodging while accompanying an insured confined to a hospital, subject to fixed, predetermined per diem limits and certain geographic and distance requirements.

         The Company's cancer policies also provide a range of medical, medical-related and non-medical benefits, regardless of whether an insured is hospitalized. These benefits generally include the following:
(i) reimbursement for actual charges for breast prosthetic devices, subject to fixed, predetermined per device limits, (ii) a specified payment for each day of confinement in a skilled nursing facility, subject to a fixed, predetermined number of days, (iii) a specified payment for each day of hospice confinement or treatment, (iv) reimbursement for actual charges for transportation of an insured to and from a facility where covered cancer treatments are received, subject to fixed, predetermined per trip limits and certain geographic and distance requirements, (v) reimbursement for actual charges for radiation and chemotherapy treatment, subject to fixed, predetermined annual or lifetime limits, and (vi) specified payments for each surgical procedure which an insured undergoes, and for each administration of anesthesia to the insured, according to a fixed, predetermined schedule based upon the nature of the surgical procedure.
The average annual premium for this policy (including riders) was approximately $156 with respect to new sales of such policies for the six months ended June 30, 1995.

         First Occurrence. The Company's First Occurrence policies pay a specified lump sum to the policyholder or beneficiary under the policy immediately upon the initial diagnosis of malignant internal cancer. The First Occurrence policies are a new product underwritten by FLICA and 90.0% coinsured with NFL. Benefits under these policies range from $10,000 to $50,000. The average annual premium for this policy (including riders) was approximately $305 with respect to new sales of such policies for the six months ended June 30, 1995.

         CASH. The Company's CASH policies pay according to fixed, per diem amounts while the insured is confined to a hospital for the treatment of a covered illness or injury. Covered illness or injury consists of cancer, accident, stroke or heart attack. A majority of the policies are sold with an optional return of premium benefit which provides for the return after 20 years to the policyholder of all premiums paid under the policy less any claims paid to the policyholder. The CASH policies are underwritten by FLICA and 50.0% coinsured with NFL. The average annual premium for this policy (including riders) was approximately $205 with respect to new sales of such policies for the six months ended June 30, 1995.

         The Company has a number of older Cancer and Specified Disease Products which are not currently sold in material amounts, but which produce significant renewal premiums and consist of the following:

         Cancer and Heart Attack. The Company offers two versions of its basic Cancer and Heart Attack policies, introduced in 1973 and 1977, respectively. One version provides insureds with predetermined daily benefits for each period of hospital confinement or convalescence for treatment of cancer or a heart attack. The other version contains maximum limits for scheduled benefits, but overall policy benefits are not limited. These products impose no limit on the number of days of hospitalization for which benefits may be payable.

         Intensive Care Unit. The Company also offers an ICU policy, introduced in 1978, which provides a fixed daily payment in the event of hospital confinement in an intensive care unit for any accident or sickness. Benefits are provided for a maximum of 15 days per confinement and are subject to a lifetime maximum per insured.

         Accidental Death. In 1981, the Company introduced an Accidental Death insurance policy which provides a fixed benefit when accidental injury causes the death of the insured. The policy also offers an optional rider which provides a daily benefit in the event of total disability caused by an accident.

Medical Expense Products

         The Company's Medical Expense Products are designed to reimburse the insureds for expenses incurred for hospital confinement, surgical expenses, physician services and the cost of medicines immediately following a hospital stay. Out-patient benefits and maternity benefits are also available. These policies are individually underwritten based upon medical information provided by the applicant prior to issue. Information in the application is verified with the applicant through a tape-recorded telephone conversation. Based upon the state in which these policies are offered, these policies are issued either as guaranteed renewable for life or conditionally renewable at the Company's option. The Company's Medical Expense Products are marketed primarily by LifeStyles Marketing and are underwritten by NFL. Medical Expense Products currently offered by the Company include the following:

         Super Saver I. Super Saver I provides limited benefits for hospital, medical and surgical expenses. The policies reimburse 60.0% of the first $10,000 of eligible expenses which exceed the calendar year deductible and 100% of eligible expenses thereafter. The policy has a maximum benefit of $100,000 for each injury or sickness. Eligible expenses are similar to MedPlan IV eligible expenses except that out-patient benefits are limited to surgical, extended care, hospice care and home care. The average annual premium for this policy (including riders) was approximately $861 with respect to new sales of such policies for the six months ended June 30, 1995.

         The Company has entered into contractual arrangements with a "preferred provider organization" which provides to certain Super Saver I policyholders the option, by using network physicians, hospitals and ancillary healthcare providers, of reducing their calendar year deductible and coinsurance portion by up to 50.0%. To the extent that policyholders exercise this option, they will receive reimbursement for 80.0% of eligible expenses rather than the 60.0% described above.

         MedPlan IV. MedPlan IV policies reimburse 80.0% of the first $5,000 of eligible expenses which exceed a calendar year deductible and 100% of eligible expenses thereafter. Reimbursement is subject to specified aggregate per cause and lifetime maximums. Eligible expenses include usual and customary charges for hospital room expense; in-hospital expenses for drugs, x-rays, laboratory charges; surgical expenses (subject to limitation); in-hospital physicians, private duty nurses, pathologist, radiologist or physiotherapist expense (subject to limitation); and outpatient benefits, including surgical benefits, extended care, hospice care and home care. Benefits are also provided (subject to a calendar year maximum) for out-patient medical services including prescription drugs.
The average annual premium for this policy (including riders) was approximately $1,659 with respect to new sales of such policies for the six months ended June 30, 1995.

         Hospital Surgical Expense Policies. These policies cover many of the expenses described as MedPlan IV eligible expenses, subject, however, to inside limits. These limits take the form of maximum daily hospital benefits, maximum out-patient treatment benefits, and calendar year limits for miscellaneous hospital benefits, out-patient day surgery, out-patient x-rays and laboratory tests, and doctor visits. Surgical benefits are subject to a schedule of limits. Maximum benefits under the policies are limited to a maximum of $25,000 per confinement. The average annual premium for this policy (including riders) was approximately $2,265 with respect to new sales of such policies for the six months ended June 30, 1995.

         The Company has a number of older Medical Expense Products which are not currently sold in material amounts, but which produce significant renewal premiums and consist of the following:

         LifeStyles Products. These products consist of Limited Benefit Basic Hospital Medical Surgical Expense Insurance (the "LBBH Policy") and Medical Surgical Expense Insurance (the "MSE Policy") and were sold by LifeStyles Marketing. The LBBH Policy is designed to reimburse insureds for expenses incurred for hospital confinement, surgical expenses, physician services and the cost of medicines immediately following a hospital stay. Optional limited benefit out-patient and maternity benefit riders are also offered.
The policy features a range of deductibles and copayment options. The MSE Policy is more limited and therefore less expensive than the LBBH Policy, and is designed to reimburse insureds for expenses incurred for hospital confinement, surgical expenses, physicians services and minor out-patient expenses. The policy contains "inside limits" on the separate benefits provided such as a limit on the daily room and board benefit, a fixed surgical schedule and a limit on the maximum miscellaneous hospital benefit payable. These limits make the benefits provided by the policy less subject to inflationary increases in the cost of medical care.

         Pre-1987 Medical Expense Products. These products consist of major medical expense policies and general health care policies.

         NationalCare Products. These products consist of nursing care policies, catastrophic nursing care policies, home care policies, physician and out-patient care policies and hospital indemnity policies.

Medicare Supplement Products

         The Company's Medicare Supplement Products provide coverage for many of the medical expenses which the Medicare program does not cover, such as copayments, deductibles and specified losses which exceed the federal program's maximum benefits. The Omnibus Budget Reconciliation Act of 1990 mandated, among other things, standardized policy features in Medicare supplement plans. In July 1991, the NAIC implemented regulations creating ten model Medicare supplement plans (Plans A through J). Plan A provides the least coverage, while Plan J offers the most extensive coverage. The Company's Medicare Supplement Products are generally underwritten by NFL and are guaranteed renewable.

         At June 30, 1995, the Company's Medicare Supplement Products consisted primarily of Medicare Supplement Products acquired by the Company from American Integrity during 1992, from Life and Health during 1993, and from NFI and AICT during 1994. These policies were existing blocks of business from which the Company expects to derive additional revenue through renewal premiums. In addition, the Company is currently marketing the following Medicare Supplement Products:

         Medicare Supplement Plans. In November 1993, the Company began offering four of the model plans (Plans A, B, C and F) through the Company's 50.0% owned subsidiary, Senior Benefits. The Company has declined to offer the other plans due in large part to their high benefit levels and consequently higher cost to the consumer. The average annual premium for Medicare Supplement Plans was approximately $848 with respect to new sales of such policies for the six months ended June 30, 1995.

         Medicare Select. The federal government's Medicare Select Program, which is currently authorized in all 50 states, is designed to provide benefits which supplement the Medicare program at attractive rates by taking advantage of arrangements with hospitals and other health care providers. These arrangements typically provide that a hospital or health care provider will agree to waive Medicare's Part A initial deductible, thereby reducing the total benefit expenses associated with a hospital stay. The Company has entered into Hospital Preferred Provider Network Agreements ("PPO Agreements") in 6 states where Medicare Select has been authorized and is currently negotiating PPO Agreements in 1 additional state.

         The Company also has a number of older Medicare Supplement Products which are not currently sold in material amounts, but which produce significant renewal premiums. These products consist of certain pre-1987 Medical Expense Products and certain NationalCare Products.

Life Insurance

         In 1988, the Company reentered the life insurance market through the development of its Annually Renewable Term ("ART") policy. The ART policy was approved for sale in January 1988. It is an individually underwritten level term policy which is renewable to age 70. Premiums increase with advancing age. The policy is issued in face amounts ranging from $5,000 to $100,000, and an optional accidental death benefit rider is also available. This policy is currently sold exclusively, subject to territorial production requirements, through LifeStyles Marketing, but only nominal production of new business has occurred since 1991.

         While the Company substantially discontinued active sales of ordinary life insurance products in 1979, it continues to receive renewal premiums on ordinary life policies in force sold prior to that date. The Company sold a substantial portion of this block of business during 1991 and 1992.
See Note 4 of "Notes to the Consolidated Financial Statements" herein.

Marketing

         The Company generally markets its products to individuals on a one-on-one basis primarily through agents who are independent contractors associated with four general agency networks in which the Company either has a significant ownership interest or a long-standing marketing or reinsurance arrangement.

         The initial sales contact is a result of leads generated either by the agency network or through outside sources. The agent's decision to sell one policy in preference to another and, more specifically, to associate with an agency network that markets one or a group of policies over those of competing carriers depends on several factors, assuming the basic marketability of the product. These factors include: (i) the commission to which the agent will be entitled upon the sale of the policy, (ii) the carrier's reputation for rapid processing of policyholder applications and inquiries, (iii) the rapid and equitable administration of claims, (iv) the willingness of the general agency to provide prospect leads, and
(v) availability of sales brochures and other marketing materials
(including information about the Company) to assist the agent's sales efforts.

         The Company's agency networks accounted for a large majority of its first-year premium revenues in the six months ended June 30, 1995, and each specializes in marketing one of the Company's product lines. LifeStyles Marketing markets the Company's Medical Expense Products, the Locke Agency and the Elkins Agency each market the Company's Cancer and Specified
Disease Products, and Senior Benefits markets the Company's Medicare Supplement Products. Each of these four general agencies has a field force of "career" agents who depend on the general agency for leads and produce insurance sales exclusively for that general agency. In addition, the Locke Agency, Senior Benefits and LifeStyles Marketing have licensed a number of "independent" agents on a brokerage basis to sell the Company's products. These independent agents typically sell the products of other insurance companies and also sell the Company's products through the Locke Agency, Senior Benefits and LifeStyles Marketing.

         The Company's agency networks focus on niche marketing of specialized policies in localized geographical markets, primarily in the western, middle western, southern and southeastern regions of the United States.
The Company's policies are sold to individuals who are either not covered under group insurance protection normally available to employees of business organizations or who wish to supplement existing coverage. In many cases, these individuals are employed by small business groups. Generally, Medicare Supplement Products are targeted to individuals 65 and over, Medical Expense Products are targeted to individuals under 65 and Cancer and Specified Disease Products are targeted to individuals of all ages.

         The general agency networks receive commissions equal to a percentage of premiums paid, varying with the type of policy and differing for first-year sales and policy renewals. Commissions for first-year sales range from 60.0% to 90.0% of premiums paid; commissions for policy renewals range from 0% to 25.0% of premiums paid.

         In furtherance of the Company's strategy to expand its sales and marketing of existing products, since November 1993 the Company has acquired equity interests in three insurance agencies to expand sales of its products. In addition, during 1995 the Company has entered into new relationships with established general agency networks specializing in the sale of products comparable to the Company's existing product lines and has begun offering several new products. The Company continues to seek additional similar relationships. The Company's decision to form a relationship with any general agency network has been and will continue to be based primarily on that general agency network's historical levels of sales and profitability, as well as its access to the Company's target markets. There can be no assurance that any additional agency relationships will be formed or, if formed, that such relationships will result in increased sales or be profitable for the Company.

         The chart below summarizes the primary marketing arrangements for the Company's products as of June 30, 1995.

                                    Approx. Number                      Percent of
                                      of Agents       Primary States     First-Year      Nature of Relationships
Product Line       Agency Network     (career/        were Marketed     Premium Volume      with the Company
                                     independent)                       for Six Months
                                                                           Ended
                                                                        June 30, 1995
------------       --------------   --------------    --------------    --------------   -----------------------
Cancer and          Locke Agency      94/1,500          AL, KY, LA           15.0%       - Exclusive Long-term
Specified Disease                                       NC, SC, TN                         marketing agreement
Products                                                                                 - Coinsurance and
                                                                                           computer services
                                                                                           agreement with
                                                                                           FLICA, a subsidiary of
                                                                                           Freedom Holding,
                                                                                           which is jointly owned
                                                                                           by Locke (60%) and
                                                                                           the Company (40%)

                     Elkins Agency    400/0             AR                    1.6%       - Coinsurance and
                                                                                           administrative services
                                                                                           agreement with
                                                                                           Paramount Life, 100%
                                                                                           controlled by Elkins
                                                                                         - Exclusive long-term
                                                                                           marketing agreement
                                                                                           for states in which
                                                                                           Paramount Life is not
                                                                                           licensed

Medical Expense      LifeStyles       1,010/1,342      AL, CA, CO            39.1%       - Agency Contract provides
Products             Marketing                         GA, KS, KY                          right to sell NFL's
                                                       LA, MS, MO                          Medical Expense Products
                                                       NC, OK, TN                        - 51%-owned by the
                                                       TX                                  Company

Medicare             Senior           1,964/75         AZ, CA, KS            20.0%       - Agency contract provides
Supplement           Benefits                                                              exclusive right to sell
                                                                                           NFL's Medicare
                                                                                           Supplement Products
                                                                                           in certain states
                                                                                         - 50%-owned by the
                                                                                           Company

Cancer and Specified Disease Agency Networks

         The Company's Cancer and Specified Disease products are distributed through two general agency networks, each of which has marketed the Company's products for over 17 years.

         One of the two principal agency networks writing Cancer and Specified Disease Products is the Locke Agency. John P. Locke owns 60.0% of Freedom Holding and the Company owns the remaining 40.0%. Freedom Holding owns
100% of FLICA, a Mississippi insurer licensed in 34 states, which specializes in the sale of cancer and specified disease insurance. Concurrently with the Company's investment in Freedom Holding in November 1988, Locke agreed to sell Cancer and Specified Disease Products exclusively for FLICA and the Company for a period of ten years. Also at that time, FLICA and NFL entered into a ten-year coinsurance agreement under which the Company receives 50.0% of all insurance written by FLICA.
Most of the new insurance policies written by the Locke Agency are written in FLICA and 50.0% reinsured in NFL, however, some new business is written directly in NFL. The coinsurance agreement does not provide for termination prior to the expiration of its ten-year term.

         In late 1993, the Locke Agency began writing a new cancer product, "First Occurrence", which is written in FLICA and 90.0% reinsured in NFL under a coinsurance agreement which expires in 1998. See "Description of Policies--Cancer and Specified Disease Products."

         The Locke Agency maintains its sales headquarters in Louisville, Kentucky and currently consists of approximately 94 career agents and 1,500 independent agents operating in 15 states. Locke's agency network, directly through sales in NFL and indirectly through reinsurance assumed from FLICA, accounted for approximately 15.0% of NFL's first-year accident and health insurance premiums for the six months ended June 30, 1995.

         The other principal agency network writing Cancer and Specified Disease Products is the Elkins Agency. Phillip D. Elkins owns 100% of Paramount Life, an Arkansas-based insurer licensed in five states, which specializes in the sale of cancer and specified disease insurance. In March 1990, NFL entered into a coinsurance agreement with Paramount Life. During 1990 and through June 1991, most of the new business written by the Elkins Agency was written in Paramount Life and reinsured in NFL pursuant to the coinsurance agreement; however, the Elkins Agency continued during this time period to write new business directly in NFL in states in which Paramount Life was not licensed to write business. In July 1991, the Elkins Agency ceased writing new business in Paramount Life and resumed writing new business in NFL. Under the terms of the coinsurance agreement, the term of which expires on December 31, 1995, NFL received 90.0% of all business written to date in Paramount Life by the Elkins Agency. Elkins' general agent agreement for direct written business may be terminated only for cause, upon 30 days' written notice, by either party and, in the event of such termination, NFL is not permitted to contract with agents in the Elkins Agency network for a period of six months. NFL is required by this contract to pay Elkins renewal commissions after termination. The coinsurance agreement, and the marketing agreement to which it relates, are terminable only for cause.

         The Elkins Agency maintains its sales headquarters in Little Rock, Arkansas and currently consists of approximately 400 career agents in five states. The Elkins Agency, through a combination of direct sales for NFL and indirectly through reinsurance assumed from Paramount Life, accounted for approximately 1.6% of the Company's first-year accident and health insurance premiums for the six months ended June 30, 1995.

         The loss of, or significantly reduced sales efforts by, either the Locke Agency or, to a lesser extent, the Elkins Agency, and the failure by the Company to replace such agents or otherwise offset such losses, could materially affect the business of the Company. Management believes that its relations with the Locke Agency and the Elkins Agency are good.

         In general, Cancer and Specified Disease Products entail lower premiums than the Company's other products. The majority of premiums are collected from policyholders on a monthly basis. In order to attract agency networks to sell these products, the Company (as is the practice in the industry) pays up to a full year's commission at the time of each policy issuance.

Medical Expense Agency Network

         The Company's Medical Expense Products are sold primarily through LifeStyles Marketing.

         In September 1987, the Company entered into an agency contract with an insurance agency granting it the exclusive right, subject to territorial production requirements, to sell the Medical Expense Products introduced by NFL in 1987 and 1988. Effective April 1, 1988, the Company and the owners of the agency agreed to restructure the insurance agency as a joint venture, creating LifeStyles Marketing. Under the terms of the joint venture agreement WMC, the Company's wholly-owned subsidiary, owns a 51.0% voting interest in LifeStyles Marketing, is entitled to 50.0% of the profits and losses of LifeStyles Marketing and is responsible for financing LifeStyles Marketing's operations. This venture allows the Company to share in the commission fees of products of other insurance carriers that are sold by LifeStyles Marketing, but which NFL has elected not to underwrite. LifeStyles Marketing is responsible for recruiting, supervising and compensating agents. All commissions paid by NFL and other insurance carriers are remitted to LifeStyles Marketing, which in turn pays the writing agent an agreed-upon amount. As is common in insurance marketing agencies, amounts paid to a writing agent at the time of a policy sale are generally a multiple of the commissions received by LifeStyles Marketing from the insurance carriers on such policy sale. These advanced or unearned amounts are generally deducted before any earned renewal amounts are paid to the writing agent on such policy. During a period of increasing sales, as experienced by LifeStyles Marketing during 1990, cash is required in order to finance agent advances. The LifeStyles Marketing agency network maintains its sales headquarters in Arlington, Texas and currently consists of approximately 1,010 career agents and 1,342 independent agents operating out of 16 branch sales offices in 11 states. LifeStyles Marketing accounted for 39.1% of NFL's first-year premium revenues for the six months ended June 30, 1995.

Medicare Supplement Agency Network

         In November 1993, the Company and an Arizona-based agency specializing in the sale of Medicare supplement insurance, formed Senior Benefits. The Company acquired a 50.0% interest in Senior Benefits to establish a strong distribution network for its Medicare Supplement Products. Senior Benefits maintains its sales headquarters in Scottsdale, Arizona and currently consists of approximately 1,964 career agents and 75 independent agents in two states. The Company entered into this relationship in order to better position itself in the Medicare supplemental segment of the insurance market and Senior Benefits accounted for approximately 20.0% of the Company's first-year accident and health insurance premiums for the six months ended June 30, 1995.

         To complement its new "Medicare Select" products and the agency contract with Senior Benefits, the Company has entered into PPO Agreements with hospitals and health care providers, and is currently negotiating additional PPO Agreements. Accordingly, Senior Benefits intends to expand its marketing operations to additional states in which Medicare Select has been approved and NFL is currently licensed.

Home Office Operations

         Except for LifeStyles Marketing, Senior Benefits, WPS and American Senior Security Plans, none of the Company's subsidiaries has any branch offices and, other than incidental travel by employees, the subsidiaries conduct their entire operations at the Fort Worth office (the "Home Office"). The functions carried out at the Home Office include policy issue and underwriting, policyowner service, claims processing, agency service and other administrative functions such as data processing, legal, accounting and actuarial. The Company also provides certain administrative and computer services on a fee for service basis to FLICA and Paramount Life, including recordkeeping and reporting for their respective policies, claims and commissions.

        The policy issue and underwriting department reviews policy applications. Although, as is common in the industry, physical examinations and tests are not required before a policy is issued, the Company's underwriting personnel will generally telephone an applicant for a Medical Expense Product to verify the information set forth in the policy application (which telephone calls are recorded as a matter of course) and will often contact the applicant's physician in the verification process. Applicants for the Company's Cancer and Specified Disease Products must certify in writing that they meet certain health standards established by the Company before the policy will be issued. Applicants for the Company's Medicare Supplement Products fill out an application and, based on the historical health information certified therein, the Company makes its determination as to whether to issue the policy.

         The policyowner service department and agency service department are responsible for responding to policyowner and agent requests for information or services. The claims processing department reviews benefit claims submitted by policyowners, determines the benefits payable and processes the claim payments.

Reserve Policy and Adequacy

         The Company's reserves consist of two separate components: the claim reserves and the policy benefit reserves. The claim reserves are established by the Company for benefit payments which have already been incurred by the policyholder but which have not been paid by the Company.
The Company's actuaries estimate these reserves based upon analysis of claim inventories, loss ratios and claim lag studies. These estimates are developed in the aggregate for claims incurred (whether or not reported).
The claim reserves include an amount which will not be paid out until subsequent reporting periods, but which is recorded in the current period for reporting purposes. Policy benefit reserves are established by the Company for benefit payments which have not been incurred but which are estimated to be incurred in the future. The policy benefit reserves accounted for approximately 54.0% of the Company's total reserves as of June 30, 1995. The policy benefit reserves are calculated according to the net level premium reserve method, and are equal to the discounted present value of the Company's expected future policyholder benefits, minus the discounted present value of its expected future net premiums. These present value determinations are based upon assumed fixed investment yields, the age of insured(s) under a policy at the time of policy issuance, expected morbidity and persistency rates, and expected future policyholder benefits.

         In determining the morbidity, persistency rate, claim cost and other assumptions used in determining the Company's policy benefit reserves, the Company relies primarily upon its own benefit payment history, and upon information developed in conjunction with actuarial consultants and industry data. The Company's persistency rates have a direct impact upon its policy benefit reserves, because the determinations for this reserve are, in part, a function of the number of policies in force and expected to remain in force to maturity. If persistency is higher or lower than expected, future policyholder benefits will also be higher or lower because of the different than expected number of policies in force, and accordingly, the policy benefit reserves will be increased or decreased.

         The Company's reserve requirements are also interrelated with product pricing and profitability. The Company must price its products at a level sufficient to fund its policyholder benefits and still remain profitable. Because the Company's policyholder benefits represent the single largest category of its operating expenses, inaccuracies in the assumptions used to estimate the amount of such benefits can result in the Company failing to price its products appropriately and to generate sufficient premiums to fund the payment thereof. Because the discount factor used in calculating the Company's policy benefit reserves is based upon the rate of return of the Company's investments designed to fund this reserve, the amount of the reserve is dependent upon the yield on these investments. Provided that there is not material adverse experience with respect to these benefits, changes in future market interest rates will not have an impact on the profitability of policies already sold. Because fluctuations in future market interest rates affect the Company's yield on new investments, they also affect the discount factor used to establish, and thus the amount of, its policy benefit reserves for new sales. In addition, because an increase in the policy benefit reserves in any period is treated as an expense for income statement purposes, market interest rate fluctuations can directly affect the Company's profitability for policies sold in such period. It is not possible to predict future market interest rate fluctuations.

         In accordance with GAAP, the Company's actuarial assumptions are generally fixed at the time they are made, and absent materially adverse benefit experience, they are not generally adjusted. Nonetheless, the Company monitors the adequacy of its policy benefit reserves on an ongoing basis by periodically analyzing the accuracy of its actuarial assumptions.

         The adequacy of the Company's policy benefit reserves may also be impacted by the development of new medicines and treatment procedures which may alter the incidence rates of illness and the treatment methods for illness and accident victims (such as out-patient versus in-patient care) or prolong the life expectancy of such victims. Changes in coverage provided by major medical insurers or government plans may also affect the adequacy of the Company's reserves if, for example, such developments had the effect of increasing or decreasing the incidence rate and per claim costs of occurrences against which the Company insures. An increase in either the incidence rate or the per claim costs of such occurrences could result in the Company needing to post additional reserves, which could have a material adverse effect upon its business, results of operations and financial condition.

         The Insurance Subsidiaries are required to report their results of operations and financial position to state regulatory agencies based upon SAP. Under SAP, certain assumptions used in determining the policy benefit reserves, such as claim costs and investment result assumptions, are often more conservative than those appropriate for use by the Company under GAAP. In particular, SAP interest rate assumptions for investment results are fixed by statute and are generally lower than those used by the Company under GAAP. Another significant difference is that under SAP, unlike under GAAP, the Company is required to expense all sales and other policy acquisition expenses as they are incurred, rather than capitalizing and amortizing them over the expected life of the policy. Although the effect of this requirement is moderated by the allowance under SAP of an accounting procedure known as the "two year preliminary term" reserve valuation method, which allows the Company to defer any accumulation of policy benefit reserves until after the second policy year, the immediate charge off of sales and acquisition expenses and the sometimes conservative claim cost and other valuation assumptions under SAP generally cause a lag between the sale of a policy and the emergence of reported earnings. Because this lag can reduce the Company's gain from operations on a SAP basis, it can have the effect of reducing the amount of funds available for dividend distributions to shareholders.

Regulation

         The Company and its affiliates are subject to regulation and supervision in all jurisdictions in which they conduct business. In general, insurance laws establish supervisory agencies with broad administrative powers relating to, among other things, the granting and revoking of licenses to transact business, regulation of trade practices and premiums, licensing of agents, approval of content and form of policies, maintenance of specified reserves and capital and surplus, deposits of securities, form and content of required financial statements, nature of investments and limitations on dividends to stockholders. The purpose of such regulation and supervision is primarily to provide safeguards for policyholders rather than to protect the interests of stockholders. Such regulation delays the introduction of new products and may impede, or impose burdensome conditions on, rate increases or other actions that the Company may wish to take in order to enhance its operating results. In addition, federal or state legislation or regulatory pronouncements may be enacted that may prohibit or impose restrictions on the ability to sell certain types of insurance products or impose other restrictions on the Company's operations. No assurances can be given that future legislative or regulatory changes will not adversely affect the Company's business.

         Generally, before the Company is permitted to market an insurance product in a particular state, it must obtain regulatory approval from that state and adhere to that state's insurance laws and regulations which include, among other things, specific requirements regarding the form, language, premium rates and policy benefits of that product. Consequently, although the Company's policies generally provide for the same basic types and levels of coverage in each of the states in which they are marketed, the policies are not precisely identical in each state or other jurisdiction in which they are sold. In addition, obtaining such approval can cause delays in the Company's ability to market new products.

         Nearly all states in which the Company does business regulate loss ratios. The minimum loss ratios applicable to the Company's products range from 40.0% to 65.0%, with most falling in the range of 50.0% to 55.0%. The Company believes that it is within its minimum loss ratio requirements. Because these requirements mandate that the Company incur loss experience of not less than a specified percentage of its earned premiums over the life of a policy, they directly impact the profitability of the Company. Any increase in the Company's premiums must be justified to the relevant regulatory authority on the basis of the Company's conformance to the minimum loss ratio. This can have the effect of inhibiting the Company's ability to raise premiums on new sales, and thus its ability to generate additional cash from operations. Although the Company is not aware of any proposals by regulators to increase minimum loss ratios, states may increase minimum loss ratios from time to time. The NAIC has in the past proposed model rules which would increase minimum loss ratios applicable to the Company's products. No assurance can be given that such a proposal will not be reintroduced in the future. Increases in minimum loss ratio requirements could have a material adverse effect upon the results of operations of the Company.

         The NAIC has adopted a model law for adoption in the states requiring every life and health insurer licensed in a state to utilize an adopted RBC formula. The RBC formula establishes capital requirements for four categories of risk: asset risk, insurance risk, interest rate risk and business risk. The NAIC has proposed that the RBC formula may be used by regulators as an analytical tool to monitor the adequacy of capital of insurers. Under the model law, if an insurer's RBC, as determined under the RBC formula, falls below specified RBC levels, the insurer would be subject to different degrees of regulatory action depending upon the RBC level. At the initial problem level, the "Company Action Level", the insurer would be required to identify and propose actions to correct the risk-based capital deficiency and to provide the regulator with financial projections assuming both the absence and the presence of corrective action (collectively, an "RBC Plan"). At the second problem level, the "Regulatory Action Level," the insurer would be required to submit an RBC
Plan and would be subject to such examination or analysis and to such orders specifying required corrective action as the insurance regulator deems necessary. At the third problem level, the "Authorized Control
Level," the regulator may place the insurer under regulatory control if he decides that would be in the best interests of policyholders, creditors and the public. At the fourth problem level, the "Mandatory Control Level," the model law requires the regulator to place the insurer under regulatory control. As of December 31, 1994 each Insurance Subsidiary's RBC substantially exceeded the "Company Action Level." This model law will have no legal effect until formally adopted by the states, although it can be expected to be used by regulators in the foregoing manner prior to adoption. The Company does not believe that the model law will have any material adverse effect on liquidity, capital resources or results of operations of the Company or cause the Company to change its business strategy.

         Under applicable Delaware law, NFL must maintain minimum aggregate statutory capital and surplus of $550,000. Under applicable Texas law, each of NFI and AICT must maintain minimum aggregate statutory capital and surplus of $1.4 million. The state of Georgia requires licensed out-of-state insurers to maintain minimum capital of $1.5 million and Kentucky requires minimum surplus of $2.0 million, which levels are higher than those of any other states in which the Insurance Subsidiaries are currently licensed. Accordingly, the minimum aggregate statutory capital and surplus which each of NFL, NFI and AICT must maintain is $3.5 million. At December 31, 1994, aggregate statutory capital and surplus for NFL, NFI and AICT was $13.0 million, $10.6 million and $6.4 million, respectively. According to statutory accounting practices (as opposed to generally accepted accounting principles), costs in excess of first-year premiums associated with the issuance of new policies are charged to surplus through operations. These costs are primarily sales commissions and issuance costs and the establishment of statutory reserves. Increased first-year sales of insurance tend to reduce statutory surplus. Statutory net income for NFL, NFI and AICT for the year ended December 31, 1994 was $1.7 million, $1.8 million and $1.1 million, respectively.

         On the basis of statutory financial statements filed with state insurance regulators, the NAIC also calculates annually 13 financial ratios to assist state regulators in monitoring the financial condition of insurance companies. A "usual range" of results for each ratio is used as a benchmark. Departure from the "usual range" on four or more of the ratios could lead to inquiries from individual state insurance departments and increased regulatory oversight. Based on statutory financial statements for 1994, NFL fell within the "usual range" on 10 of the ratios, and NFI and AICT each fell within the "usual range" for 12 of the ratios. NFL fell outside the "usual range" for the "Net Change in Capital and Surplus" ratio (Ratio #1) and "Gross Change in Capital and Surplus" ratio (Ratio #1A) as a result of a dividend payment and surplus note repayments by NFL to Westbridge during 1994. These events are not expected to recur in 1995 and, as a result, NFL should return to the "usual range" for these ratios. NFL also fell outside the "usual range" for the "Non-admitted to Admitted Assets" ratio (Ratio #5) primarily as a result of the increase in agents' debit balances resulting from increased production of new business during 1994. Because NFL plans to continue such production of new business, this ratio may continue to fall outside the "usual range". NFI and AICT each fell outside the "usual range" for the "Change in Asset Mix" ratio (Ratio #11) as a result of a substantial change in the composition of the invested assets of each company resulting from the conversion of certain invested assets to cash, and subsequent reinvestment in investment grade securities, in connection with the Acquisition. This event will not recur and, therefore, each company should return to the "usual range" for this ratio.

         Under the rules of the NAIC and state statutory requirements, the Company is subject to examination generally every three years by one or more insurance departments of the states in which it does business. In 1990 an examination was concluded for the years 1987 through 1989 by the insurance departments of Delaware and Idaho. The examination did not result in any significant adjustments to the statutory financial statements of the Company for the years under examination. Currently, the States of Delaware and Mississippi are conducting a statutory examination of NFL which covers the years 1990 through 1992 and NFI and AICT are being examined by the State of Texas for the years 1991 through 1993.

         Many states have enacted insurance holding company laws that require registration and periodic reporting by insurance companies within their jurisdictions. Such legislation typically places restrictions on, or requires prior notice or approval of, certain transactions within the holding company system. For example, dividend payments from Westbridge's principal Insurance Subsidiaries, NFL, NFI and AICT, are regulated by the insurance laws of their domiciliary states. See "Risk Factors--Holding Company Structure; Reliance on Subsidiaries" and "Risk Factors--Certain Anti-takeover Provisions." Additionally, the terms of loans and transfers of assets within the holding company structure are also subject to state insurance holding company laws. Westbridge holds a surplus certificate issued by NFL which, as of the date of this Prospectus, totaled $777,000.
The unpaid aggregate principal under the surplus certificate bears interest at an agreed upon rate not to exceed 10.0% and is repayable, in whole or part, upon (i) NFL's surplus exceeding $7.0 million, exclusive of any surplus provided by reinsurance treaties, and (ii) NFL receiving prior approval from the Delaware State Insurance Commissioner. See Note 13 of "Notes to Consolidated Financial Statements" herein.

         A majority of the states in the U.S., including those in which the Company is currently licensed and markets its policies, have adopted requirements that coverage provided by all accident and health policies contain prescribed minimum and maximum benefits and meet other minimum standards, and that specified disclosure forms be provided to policyholders at the time of sale. Compliance with such requirements has not adversely affected NFL's marketing efforts in those states. Four states, Connecticut, Massachusetts, New Jersey and New York, have adopted statutes or insurance department regulations that either prohibit sales of policies that offer only "specified or dread disease" coverage (such as that provided by certain of the Company's Cancer and Specified Disease Products) or require that such coverage be offered in conjunction with other forms of health insurance. The Company has never written insurance in those states and does not currently intend to enter those markets. The Company has no knowledge of legislative initiatives which would limit or prohibit the sale of "specified or dread disease" policies in other states in which the Company operates.

         The Company may be required, under the solvency or guaranty laws of most states in which it does business, to pay assessments (up to prescribed limits) to fund policyholder losses or liabilities of insurance companies that become insolvent. Recent insolvencies of insurance companies increase the possibility that such assessments may be required. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurer's financial strength and, in certain instances, may be offset against future premium taxes. The incurrence and amount of such assessments may increase in the future without notice. The Company pays the amount of such assessments as they are incurred. Assessments which cannot be offset against future premium taxes are charged to expense. Assessments which qualify for offset against future premium taxes are capitalized, and are offset against such future premium taxes. The Company paid approximately $128,000 in the year ended December 31, 1994, and approximately $23,000 in the six months ended June 30, 1995, as a result of such assessments. The likelihood and amount of any other future assessments cannot be estimated and are beyond the control of the Company.

         Although the U.S. Government generally does not directly regulate the insurance business, federal initiatives often impact the insurance business in a variety of ways. Current and proposed federal measures which may significantly affect the insurance business include controls on the cost of medical care, medical entitlement programs (e.g., Medicare), minimum solvency requirements for insurers and the development of a national health care system. See "Risk Factors--Health Care Reform."

         One such proposed measure is the introduction by Representative John Dingell on April 9, 1992 of the Federal Insurance Solvency Act of 1992
(H.R. 4900) (reintroduced on March 10, 1993 (H.R. 1290)) which, if enacted into law, would establish an independent federal agency to regulate the financial condition of federally certified life, health and property/casualty insurers and reinsurers in the United States. Under this Act, insurers may voluntarily elect to obtain a certificate of solvency from this federal agency or to remain subject to state financial condition regulation. The federal agency would set risk-based capital and surplus standards for such certificates. Federally certified insurers and reinsurers would be required to comply with federal requirements relating to capital and surplus, investments, reinsurance, asset valuation, financial reporting, accounting and holding company system matters. In addition, the federal agency would conduct examinations and review proposed mergers. Those insurers and reinsurers that obtain a federal solvency certificate would be exempt from further state financial condition regulation, although they would remain subject to state market conduct and other regulation. Under the Act, all insurance insolvencies and rehabilitations would be supervised by federal courts; with the federal agency acting as receiver for federally certified insurers and state regulators acting as receivers for state-regulated insurers. In addition, federally certified insurers (but not reinsurers) would be required to become members of the National Insurance Protection Corporation, a nonprofit corporation that would serve as a pre-funded national guaranty fund for federally certified insurers. It is not possible to predict whether or in what form this proposed legislation will be enacted or the potential effects thereof on the Company and its competitors.

         Another proposed bill, which if enacted could affect the Company's ability to continue to grow through the acquisition of blocks of business, is the Insurance Policy Transfer Act (S. 1989), introduced by Senators Howard Metzenbaum and Richard Bryan on March 25, 1994. The stated purpose of the Act is to prohibit the transfer and novation of an insurance policy (i.e., assumption reinsurance) without the prior informed consent of the policyholder. In order to transfer a policy, the transferring insurer would be required to provide policyholders with financial data on both the transferring and assuming insurers as well as the ratings given to them by nationally recognized insurance company rating organizations. A disinterested third-party expert, such as an actuary, would have to find that the transfer was fair and in the best interests of the policyholders affected thereby. The insurance regulators of the states of domicile of both the transferring and assuming companies would need to approve the transfer. Without the written consent of the policyholder, a policy could not be transferred unless the assuming insurer had a higher rating than the transferring insurer (or already had the highest possible rating) and the policyholder did not respond to notices of the proposed transfer given over a three-year period. It is not possible to predict whether or in what form this proposed legislation will be enacted or the potential effects thereof on the Company and its competitors.

         On the subject of assumption reinsurance, the NAIC has also recently taken action. The Assumption Reinsurance Model Act was adopted in 1993 and is similar but, in certain respects, less restrictive than the federal bill. The Model Act provides a 25-month notice period and may allow a transfer after the expiration of such period even if the assuming insurer does not have a higher rating than the transferring insurer. The Model Act will have no legal effect until formally adopted by the states, although it can be expected to be relied upon by regulators in states without statutes, regulations or other defined rules expressly governing assumption reinsurance.

Investment Policy and Results

         Investment income is an important source of revenue and the Company's return on invested assets has a material effect on net income. The
Company's investment policy is subject to the requirements of regulatory authorities regarding maintenance of minimum statutory reserves in order to meet future policy obligations under policies in force. Statutory reserves may consist only of certain types of admitted investments, the percentage mix of which is regulated by statute. In addition, certain assets are held on deposit in specified states and invested in specified securities in order to comply with state law and reduce premium tax assessments in such states. Although the Company closely monitors its investment portfolio, available yields on newly-invested funds and gains or losses on existing investments depend primarily on general market conditions.

         Investment policy is determined by the Investment Committees of the Company and the Insurance Subsidiaries in accordance with guidelines set forth by their respective Boards of Directors. The current investment policy of the Company and the Insurance Subsidiaries is to invest primarily in fixed-income securities of the U.S. Government and its related agencies and in investment grade fixed-income corporate securities. Current policy is also to balance the portfolio between long- and short-term investments so as to achieve long-term returns consistent with the preservation of capital and maintenance of adequate liquidity to meet the payment of the Company's policy benefits and claims, interest on the Senior Subordinated Debentures and dividends on the Series A Preferred Stock. Although the balance sheet shows invested assets in real estate and mortgage loans, the Company's investment policy excludes the investment of new funds in real estate or mortgage loans and since prior to 1989 the Company has acquired no such assets in its portfolio. Delaware Management Company, Inc., managers of approximately $25.0 billion of investment assets, was retained in 1992 to assist the Company in the management of its investment portfolio.

         The following table sets forth a summary of consolidated cash and invested assets of the Company for the dates indicated, valued in accordance with generally accepted accounting principles:

<CAPTIONS>

                                                                                December 31,
                                          June 30, 1995           1994                  1993              1992
                                          -------------           ----                  ----              ----
                                                                          (in thousands)
Cash                    . . . . . . . . . .  $     92           $  2,871                $   148          $  1,945
                                              -------            -------                 ------           -------
Bonds:
  U.S. Government and related agencies . .     36,274             39,753                 18,875            15,088
  State, county and municipal. . . . . . .      1,615              1,450                  1,480             1,510
  Public utilities     . . . . . . . . . .      8,990              8,778                  4,476            12,911
  Industrial and miscellaneous . . . . . .     41,220             40,783                 24,006            17,486
                                              -------            -------                 ------           -------
             Total Bonds . . . . . . . . .     88,099             90,764                 48,837            46,995
                                              -------            -------                 ------           -------
Preferred stock        . . . . . . . . . .        354                343                    356               421
                                              -------            -------                 ------           -------
Common stock           . . . . . . . . . .        193                126                    119               121
                                              -------            -------                 ------           -------
Investment in Freedom Holding Company(1) .      6,001              5,945                  5,600             5,267
                                              -------            -------                 ------           -------
Other Invested Assets
  Mortgage loans on real estate. . . . . .        732                768                    865             1,030
  Policy loans         . . . . . . . . . .        289                291                    289               298
  Certificates of deposit and
   short-term investments . . . . . . . .       3,592              7,589                  1,079             2,981
  Investment real estate . . . . . . . . .        141                141                    141               341
                                              -------            -------                 ------           -------
             Total Other Invested Assets .      4,754              8,789                  2,374             4,650
                                              -------            -------                 ------           -------
                Total Cash and Invested
                  Assets . . . . . . . . .  $  99,493           $108,838                $57,434           $59,399
                                               =======            =======                 ======           =======

___________

(1)  Represents the Company's 40% ownership interest.

         Included in the invested assets of the Company outlined in the preceding table are certain high-yield debt securities which are below a "BBB" or equivalent rating. The Company owned no such assets at December 31, 1993 and December 31, 1992, and these high-yield debt securities amounted to less than 0.1% of the Company's total cash and invested assets at December 31, 1994.

         The significant increase in the investment portfolio during 1994 was primarily the result of the assets acquired in the Acquisition. See "Business -- General."

         The following table summarizes consolidated investment results for the periods shown:

                                                                                    December 31,
                                          June 30, 1995           1994                  1993              1992
                                          -------------           ----                  ----              ----
                                                                      (in thousands)
Total invested assets, cash
  and cash equivalents . . . . . . . . . .  $  99,493               $108,838           $57,434           $59,399
Net investment income. . . . . . . . . . .      3,584                  5,764             4,120             3,932
Average annual yield on total investments.        6.9%                   6.4%              7.4%              8.5%
Realized gains on investments. . . . . . .  $     (72)               $   320           $ 1,030            $  422

         At June 30, 1995, the market or estimated fair value of the Company's total fixed maturity assets was $89.6 million. The following table summarizes the Company's fixed maturity securities, excluding short-term investments, as of June 30, 1995.

              Fixed Maturity Securities

                                                                                        Market or Estimated
                                                Book Value(1)                              Fair Value(2)
                                                   Total                 %                      Total                %
                                                   -----               ---                      -----              ---
                                                                        (in thousands)

Fixed maturity securities at June 30, 1995:
         U.S. Government and governmental
           agencies and authorities
           (except mortgage-backed). . . . . . .    $24,758           28.0%                     $25,379            28.3%
         States, municipalities and political
           subdivisions. . . . . . . . . . . . .      1,615            1.8                        1,615             1.8
         Finance . . . . . . . . . . . . . . . .     18,234           20.6                       18,060            20.1
         Public utilities. . . . . . . . . . . .      8,990           10.2                        9,148            10.2
         Mortgage-backed . . . . . . . . . . . .     11,516           13.0                       11,778            13.1
         All other corporate bonds . . . . . . .     22,986           26.0                       23,261            25.9
         Certificates of deposit . . . . . . . .        400            0.5                          400             0.4
                                                     ------           ----                        ------           ----
                 Total fixed maturity securities   $ 88,499          100.0%                      $89,641          100.0%

--------------------

(1)      Fixed maturity securities classified as held-to-maturity are carried at amortized cost.
         Fixed maturity securities classified as available-for-sale are carried at market value.

(2)      Market value represents the closing sales prices of marketable securities.
         Estimated fair values are based on the credit quality and duration of marketable securities deemed comparable by the Company, which may be of another issuer.

         The Company's fixed maturity investment portfolio at June 30, 1995 was composed primarily of debt securities of the U.S. Government and corporations and of mortgage-backed securities. Investments in the debt securities of corporations are principally in publicly-traded bonds.

         Mortgage-backed securities represented approximately 13.1% of the Company's total invested assets as of June 30, 1995. Investors are compensated primarily for reinvestment risk rather than credit quality risk. During periods of significant interest rate volatility, the underlying mortgages may prepay more quickly or more slowly than anticipated. If the repayment of principal occurs earlier than anticipated during period of declining interest rates, investment income may decline due to the reinvestment of these funds at the lower current market rates.

         The following table indicates by rating the composition of the Company's fixed maturity securities portfolio, excluding short-term investments, as of June 30, 1995.


             Composition of Fixed Maturity Securities by Rating

                                                                                       Market or Estimated
                                            Book Value(1)                                 Fair Value(2)
      Ratings(3)                                Total                  %                      Total                %
                                                -----                ---                      -----              ---
                                                                          (in thousands)
Investment grade:

         U.S. Government and agencies. .       $36,274              41.0%                   $37,157             41.5%
         AAA . . . . . . . . . . . . . .           605               0.7                        605              0.7
         AA. . . . . . . . . . . . . . .        10,106              11.4                     10,142             11.3
         A . . . . . . . . . . . . . . .        23,268              26.3                     23,705             26.4
         BBB . . . . . . . . . . . . . .        18,146              20.5                     17,972             20.0
         CCC . . . . . . . . . . . . . .           100               0.1                         60              0.1
                                                ------             -----                     ------            -----
          Total fixed maturity of securities.  $88,499             100.0%                   $89,641            100.0%
                                                ======             =====                     ======            =====

--------------------
(1)      Fixed maturity securities classified as held-to-maturity are carried at amortized cost.  Fixed maturity securities classified as available-for-sale are carried at market value.

(2)      Market value represents the closing sales prices of marketable securities.
         Estimated fair values are based on the credit quality and duration of marketable securities deemed comparable by the Company, which may be of another issuer.

(3) Ratings are the lower of those assigned primarily by Standard & Poor's and Moody's when available, and shown in the table using the Standard & Poor's rating scale. Unrated securities are assigned ratings based on the applicable NAIC rating or the rating assigned to comparable debt outstanding of the same issuer. NAIC 1 fixed maturity securities have been classified as "A", and NAIC 2 fixed maturity securities have been classified as "BBB."

         The NAIC assigns securities quality ratings and uniform prices called "NAIC Designations," which are used by insurers when preparing their annual statutory reports. The NAIC assigns designations to publicly-traded as well as privately-placed securities. The ratings assigned by the NAIC range from Class 1 to Class 6, with Class 1 as the highest quality rating.
The following table sets forth the book and market or estimated fair value of the Company's fixed maturity securities according to NAIC Designations and Standard & Poor's ratings as of June 30, 1995.

                            NAIC Designations

                                                                               Market or Estimated
                                     Book Value(1)                              Fair Value(2)
     NAIC Designation (3)                Total               %                       Total               %
                                         -----              ---                      -----              ---
                                                                     (in thousands)
NAIC 1 (AAA, AA, A). . . . . . . . .    $70,253             79.4%                   $71,609             79.9%
NAIC 2 (BBB) . . . . . . . . . . . .     18,146             20.5                     17,972             20.0
NAIC 3 (BB) and below  . . . . . . .        100              0.1                         60              0.1
                                         ------            -----                     ------            -----
       Total fixed maturity securities  $88,499            100.0%                   $89,641            100.0%
                                         ======            =====                     ======            =====

--------------------
(1)      Fixed maturity securities classified as held-to-maturity are carried at amortized cost.
         Fixed maturity securities classified as available-for-sale are carried at market value.

(2)      Market value represents the closing sales prices of marketable securities.
         Estimated fair values are based on the credit quality and duration of marketable securities deemed comparable by the Company, which may be of another issuer.

(3)      Generally comparable to Standard & Poor's ratings.  Comparisons between NAIC ratings and Standard & Poor's ratings are as published by the NAIC.


         The scheduled maturities of the Company's fixed maturity securities, excluding short-term investments, as of June 30, 1995 were as follows:

                 Composition of Fixed Maturity Securities by Maturity

                                                                                   Market or Estimated
                                         Book Value(1)                              Fair Value(2)
Scheduled Maturity                           Total                %                      Total               %
                                             -----                -                      -----               -
                                                                        (in thousands)
Due in one year or less. . . . . . . . .   $ 4,061              4.6%                  $  4,053             4.5%
Due after one year through five years. .    21,316             24.1                     21,226            23.7
Due after five years through ten years .    17,795             20.1                     18,201            20.3
Due after ten years. . . . . . . . . . .    33,811             38.2                     34,383            38.4
Mortgage and asset backed securities . .    11,516             13.0                     11,778            13.1
                                            ------            -----                    -------           -----
       Total fixed maturity securities .   $88,499            100.0%                  $ 89,641           100.0%
                                            ======            =====                    =======           =====

--------------------
(1)      Fixed maturity securities classified as held-to-maturity are carried at amortized cost.  Fixed maturity securities classified as available-for-sale are carried at market value.

(2)      Market value represents the closing sales prices of marketable securities.
         Estimated fair values are based on the credit quality and duration of marketable securities deemed comparable by the Company, which may be of another issuer.

Reinsurance

Ceded

         As is customary in the insurance industry, the Company cedes reinsurance to other insurance companies. Cession of reinsurance is utilized by an insurer to limit its maximum loss, thereby providing a greater diversification of risk and minimizing exposures on larger risks. Reinsurance does not discharge the primary liability of the original insurer with respect to such insurance (except for assumption reinsurance described below) but the Company, in accordance with prevailing insurance industry practice, reports reserves and claims after adjustment for reserves and claims ceded to other companies through reinsurance.

         The Company generally does not cede risks associated with its Cancer and Specified Disease Products, Medicare Supplement Products or Life Insurance Products. However, 100% of the Company's risks under its Accidental Death policies currently in force are reinsured, and the Company has an excess loss reinsurance agreement with General American Life
Insurance Company which limits the Company's losses on the First Occurrence policies in the event that such losses exceed a certain percentage of earned premiums. The Company currently reinsures its risks under its Medical Expense Products with Mercantile & General Corporation and
Employers Reassurance Corporation so that its maximum payment to any one beneficiary during any one-year period is limited ($100,000 in 1994) for any accident or illness. In accordance with industry practice, the reinsurance agreements in force with respect to these policies are terminable by either party with respect to claims incurred after the termination date and the expiration dates.

Assumed

         The Company also assumes reinsurance (primarily in the form of coinsurance) as part of its ongoing operations. Assumption of reinsurance is utilized by insurers as an additional source of insurance business. In May 1987, NFL entered into a coinsurance treaty with FLICA. Under the terms of the treaty, NFL assumed a 50.0% share of all cancer and specified disease policies written by FLICA, the ceding company, from January 1, 1987 through December 31, 1988. During 1988, the coinsurance treaty was amended to continue until December 31, 1998. See "--Marketing." For the six months ended June 30, 1995, $2.1 million of assumed premiums under this coinsurance treaty were recorded as premiums. In March 1990, NFL entered into a coinsurance treaty with Paramount Life. Under the terms of the treaty, which is effective from April 1, 1990 through December 31, 1995, NFL currently assumes 90.0% of the cancer and specified disease policies written by Paramount Life. For the nine months ended June 30, 1995, $692,000 of assumed premiums under this coinsurance treaty were recorded as premiums. In December 1993, NFL entered into a coinsurance agreement with FLICA. Under the terms of this agreement, which expires in November 1998, the Company assumes 90.0% of the First Occurrence policies issued by FLICA. For the six months ended June 30, 1995, $2.2 million of assumed premiums under this agreement were recorded as premiums.

Use in acquisitions

         Over the past three years, the Company has acquired blocks of policies in force from American Integrity, Life and Health and Dixie National Life through the use of indemnity and assumption reinsurance. Using this process, the Company first acquires policies by insuring the risks of policies ceded by other insurers in the manner discussed above. Following such acquisition, the Company applies to each relevant state regulatory authority for approval to convert the indemnity reinsurance to assumption reinsurance. As regulatory approval from each state is obtained, the Company issues assumption certificates to policyholders in the approving state to provide notice of the Company's assumption of the primary obligation under the insurance policies assumed. There can be no assurance that regulatory approval will be granted by each relevant state, or as to the time required to obtain such approval. As of June 30, 1995, annualized premiums of $10.9 million relating to the policies acquired from American Integrity and annualized premiums of $2.2 million relating to the policies acquired from Life and Health had not yet been approved for assumption.

Employees

         At June 30, 1995 the Company employed 280 persons. Included in the total number of persons employed by the Company are approximately 70 employees hired by the Company primarily as a result of the consummation of the Acquisition. The Company has not experienced any work stoppages, strikes or business interruptions as a result of labor disputes involving its employees, and the Company considers its relations with its employees to be good.

Facilities

         The Company maintains its principal offices at 777 Main Street, Fort Worth, Texas. Such offices were leased by NFL in July 1983 under a lease agreement which was amended in July 1992 and which expires in June 2001. Under the terms of the agreement, the Company leases 44,000 square feet of space.

         WPS, the Company's wholly-owned printing subsidiary which prints all policies, forms and brochures of the Insurance Subsidiaries, maintains its manufacturing facility at 500 East 4th Street, Fort Worth, Texas, under a month-to-month lease agreement.

         LifeStyles Marketing maintains its sales headquarters at 1161 Corporate Drive, Arlington, Texas, under a five year lease agreement which expires in August 1997. LifeStyles Marketing also leases office space for certain of its 16 branch sales office locations under lease agreements which expire on various dates throughout the next twelve months. Senior Benefits maintains its offices in Scottsdale, Arizona, under a three-year lease expiring in May 1998. American Senior Security Plans maintaining its offices in Fort Worth Texas, under an annual lease agreement.

         American Senior Security Plans maintains its offices in Fort Worth, Texas, under an annual lease agreement.

Litigation

         In the normal course of its business operations, the Company is involved in various claims and other business related disputes. In the opinion of management, the Company is not party to any pending litigation the disposition of which would have a material adverse effect on the Company's consolidated financial position or its results of operations.

Competition

         The supplemental health and accident insurance industry in the United States is highly competitive. Although this market is fragmented, the Company competes with a large number of other insurers, some of which have been in business for a longer period of time and some of which have higher ratings by A.M. Best Company, Inc. ("A.M. Best") and substantially greater financial and other resources than the Company. A.M. Best, a nationally recognized insurance rating agency, assigns a rating which measures each company's relative financial strength and ability to meet its contractual obligations. In the markets in which the Company sells its products, the Company believes that its A.M. Best rating is not a significant factor affecting its ability to sell its insurance products.

         Private insurers and voluntary and cooperative plans, such as Blue Cross and Blue Shield, and Health Maintenance Organizations, provide various alternatives for meeting hospitalization and medical expenses.
Much of this insurance is sold on a group basis to employer sponsored groups. The federal and state governments also provide insurance through the Medicare and Medicaid programs for the payment of the costs associated with medical care. These major medical programs generally cover a substantial amount of the medical expenses incurred as a result of accidents or illnesses. The Company's Cancer and Specified Disease Products are designed to provide coverage which is supplemental to major medical insurance and may be used to defray nonmedical as well as medical expenses. Since these policies are sold to complement major medical insurance, the Company competes only indirectly with these insurers. However, expansion of coverage by other insurers could adversely affect the Company's business. See "Risk Factors--Health Care Reform."

         The Company's Medical Expense Products are designed to provide coverage which is similar to the major medical insurance programs described above, but sold primarily to persons not covered in an employer sponsored group. The Company's Medicare Supplement Products are designed to supplement the Medicare program by reimbursing for expenses not covered by such program. To the extent that future government programs expand or contract the private insurance industry's participation, they could benefit or adversely affect the Company's business.

         The Company competes directly with other insurers offering similar products and believes that its current benefits and premium rates are generally competitive with those offered by other companies. Management believes that service to policyholders and prompt and fair payment of claims continue to be important factors in the Company's ability to remain competitive.

         In addition to product and service competition, there is also very strong competition within the supplemental health and accident insurance market for qualified, effective agents. The recruitment and retention of such agents is extremely important to the success and growth of the Company's business. Management believes that the Company's controlled agency network is competitive with respect to the recruitment and training of agents. However, there can be no assurance that the Company's controlled agency network will be able to continue to recruit or retain qualified, effective agents. The inability of the Company to adequately recruit and retain such agents could have a material adverse effect upon the Company's business, results of operations and financial condition.

                            MANAGEMENT

Executive Officers

         Westbridge's executive officers, who serve at the pleasure of the Board of Directors, are as follows:

                                                                                                                  Years with
Name                                   Age            Position with the Company                                   the Company
----                                   ---            -------------------------                                    ---------
Martin E. Kantor                       73             Chairman of the Board and Chief Executive Officer               18

James W. Thigpen                       58             President and Chief Operating Officer                           14

Stephen D. Davidson                    39             Vice President and Chief Marketing Officer                       1

Ben E. McCurdy                         51             Vice President                                                  13

Margaret A. Megless                    44             Vice President                                                  18

Patrick J. Mitchell                    37             Vice President, Chief Financial Officer and Treasurer           --

Michael D. Norris                      48             Vice President and Secretary                                    12

Dennis A. Weverka                      50             Vice President                                                  14

          Mr. Kantor has served as Chairman of the Board and Chief Executive Officer of Westbridge since 1993. Mr. Kantor had served as Chairman of the Board, President and Chief Executive Officer of Westbridge since prior to 1989. Mr. Kantor has served as Chairman of the Board of NFL since prior to 1989, and also became Chief Executive Officer of NFL in 1985. Following the Acquisition, Mr. Kantor was appointed Chairman of the Board of each of NFI and AICT. Mr. Kantor may be deemed to be a control person of Westbridge by virtue of his ownership of 766,014 shares, or 12.8% of the outstanding shares of Westbridge's Common Stock at September 15, 1995. This amount does not include shares held in various trusts established by Mr. Kantor for the benefit of his children and grandchildren over which he has no voting or investment power and as to which Mr. Kantor disclaims beneficial ownership. See "Principal Stockholders."

          Mr. Thigpen has served as President and Chief Operating Officer of Westbridge since January 1993. Following the Acquisition, Mr. Thigpen was appointed President and Chief Operating Officer of each of NFI and AICT. Mr. Thigpen had served as Executive Vice President of Westbridge since prior to 1989. Mr. Thigpen has also served as President and Chief Operating Officer of NFL since prior to 1989.

          Mr. Davidson has served as Vice President and Chief Marketing Officer of Westbridge and as a Senior Vice President of NFL, NFI and AICT since joining the Company in August 1994. Mr. Davidson served as President of Senior Benefits, L.L.C., from 1992 to 1994 and as Vice President of Marketing for Pioneer Life Insurance Company, Rockford, Illinois, from 1989 to 1992.

          Mr. McCurdy has served as Vice President of Westbridge since August 1994 and as Senior Vice President of Administration of NFL since 1989. Following the Acquisition, Mr. McCurdy was appointed Senior Vice President of Administration of each of NFI and AICT, and in June 1994 was appointed a director of NFL, NFI and AICT. Mr. McCurdy joined the Company in August 1982. Mr. McCurdy is also a Fellow of the Life Management Institute.

          Ms. Megless has served as Vice President, Information Systems of Westbridge since August 1994 and as Senior Vice President, Information Systems of NFL since 1992. Following the Acquisition, Ms. Megless was appointed Senior Vice President of each of NFI and AICT, and in June 1994 was appointed a director of NFL, NFI and AICT. Ms. Megless joined the Company in January 1977, serving as Vice President, Information Systems of NFL from 1984 to 1992.

          Mr. Mitchell joined Westbridge as Vice President, Chief
Financial Officer and Treasurer in August 1995. Mr. Mitchell is also Senior Vice President and Treasurer of NFL, NFI and AICT. Prior to joining Westbridge, he served as Vice President, Finance for Bankers Life and Casualty Company. From 1989 to 1993, Mr. Mitchell was Assistant Vice President, Finance for Reliance Standard Life Insurance Company.
Mr. Mitchell is a CPA and former audit manager with Arthur Young & Co.

          Mr. Norris has served as Secretary of Westbridge since prior to 1989 and was appointed as a Vice President of Westbridge in August 1994. Mr. Norris has also served as Senior Vice President, General Counsel and Secretary of NFL since prior to 1989. Following the Acquisition, Mr. Norris was appointed Senior Vice President and Secretary of each of NFI and AICT, and in June 1994 was appointed a director of NFL, NFI and AICT. Mr. Norris was Counsel for the Oklahoma Insurance Department, Oklahoma City, Oklahoma for two years prior to joining NFL in March 1983. Mr. Norris was an adjuster and attorney for Allstate Insurance Company, Oklahoma City, Oklahoma, from 1979 to 1981.

          Mr. Weverka was appointed Vice President, Corporate Planning and Development of Westbridge in August 1994. Mr. Weverka joined the Company in August 1981 and has served as a Senior Vice President of NFL since prior to 1989. Following the Acquisition, Mr. Weverka was appointed Senior Vice President of NFI and AICT, and in June 1994 was appointed a director of NFL, NFI and AICT.

Directors

                          Westbridge's directors are as follows:

                                               Served as
                                               Director
Name                          Age               Since
-----                         ---               -----
Marvin H. Berkeley. . . . .    72                1982
Arthur W. Feinberg. . . . .    72                1984
George M. Garfunkel . . . .    56                1994
Martin E. Kantor. . . . . .    73                1982
Glenn O. Phillips . . . . .    65                1987
Joseph C. Sibigtroth. . . .    79                1984
James W. Thigpen. . . . . .    58                1985
Barth P. Walker . . . . . .    80                1982

          The Board of Directors is classified into three classes, each of which serves for three years with one class being elected each year. Messrs. Berkeley, Phillips and Thigpen serve as directors for a term expiring at the 1996 Annual Meeting of Stockholders, Messrs. Feinberg and Garfunkel serve as directors for a term expiring at the 1997 Annual Meeting of Stockholders and Messrs. Kantor, Sibigtroth and Walker serve as directors for a term expiring at the 1998 Annual Meeting of Stockholders.

          For other information with respect to Messrs. Kantor and Thigpen, see "-- Executive Officers."

          Dr. Berkeley has served as Professor of Management of the University of North Texas, Denton, Texas, since prior to 1989, and is former Dean of the College of Business Administration of the University of North Texas. Dr. Berkeley is an advisory director of Enersyst Development Center, Inc., a Director of John Watson Landscape Illumination, Inc., a Director of Irving National Bank, Irving, Texas, and is a former Governor of International Insurance Society, Inc.

          Dr. Feinberg has served as the Chief of Geriatric Medicine of the Department of Medicine of North Shore University Hospital, Manhasset, New York since prior to 1989. Dr. Feinberg also has been, since prior to 1989, a Professor, Clinical Medicine, Cornell University Medical College. Dr. Feinberg was formerly a Regent and Chairman of the Board of Governors of the American College of Physicians.

          Mr. Garfunkel is a founding partner of the Great Neck, New York law firm of Garfunkel, Wild & Travis P.C., which specializes in the representation of clients in the health care industry. He is also a director of Berkshire Taconic Community Foundation, Inc. For information relating to Mr. Garfunkel's ownership of Common Stock, see Note (2) under "Principal Stockholders".

          Mr. Phillips is President and Director of Financial Services of America and President of Document Registry Corp. Prior to 1992, Mr. Phillips was an insurance consultant, and from 1966 through 1987 was employed by Businessmen's Assurance Company of Kansas City, Missouri where he held the position of Vice President of Corporate Brokerage and Special Sales. Prior to that period, Mr. Phillips served as director and Executive Vice President of Certified Life Company of Shreveport, Louisiana and Vice President and Field Manager for Central Assurance Company of Columbus, Ohio.

          Mr. Sibigtroth is a retired consulting actuary and had been a private consulting actuary since prior to 1989. From 1972 to 1981 he served as Senior Vice President and Chief Actuary of New York Life Insurance Company. In the past, he has served as Chairman of both the Mortality and Morbidity Committees of the American Society of Actuaries, and as Treasurer of the New York State Guaranty Corporation.

          Mr. Walker has been a senior member of Walker & Walker, a law firm in Oklahoma City, Oklahoma since prior to 1989.

          The Audit Committee of the Board of Directors is composed of Mr. Walker (Chairman), Dr. Berkeley, and Mr. Sibigtroth. The Audit Committee, which met twice during 1994 recommends to the Board of Directors the firm to be employed as the Company's independent accountants, reviews details of each audit engagement and audit reports, including all reports by the independent accountants regarding internal control and management reports, and reviews resolution of any material matters with respect to appropriate accounting principles and practices to be used in preparation of the Company's financial statements.

          The Board of Directors does not have an executive, compensation or nominating committee.

          The Board of Directors met four times during 1994. All of the members of the Board of Directors attended at least 75% of the aggregate of all Board meetings and meetings of any committee of the Board on which they served during 1994.

Executive Compensation

          The following table sets forth information on cash and other compensation paid or accrued for each of the fiscal years ended
December 31, 1994, 1993 and 1992 to each of the named Executive Officers including the Chief Executive Officer, for services in all capacities to the Company and its subsidiaries.

                                                                         Long-Term
                                                                        Compensation
                                                                       Awards/Securities
                                                        Other Annual      Underlying        All Other
Name and Principal Position  Year    Salary     Bonus   Compensation*     Options(#)      Compensation**
--------------------------------------------------------------------------------------------------------
         (a)                 (b)      (c)        (d)         (e)             (f)               (g)
--------------------------------------------------------------------------------------------------------
Martin E. Kantor             1994   $366,923   $60,000        0               0              $2,310
 Chairman of the Board and   1993   $321.058   $40,000        0               0              $2,249
 Chief Executive Officer     1992   $305,679   $40,000        0               0              $2,119

James W. Thigpen             1994   $305,869   $60,000        0               0              $2,310
 President and Chief         1993   $254,916   $40,000        0            10,000            $2,249
 Operating Officer           1992   $235,542   $40,000        0               0              $2,119

Michael C. Batte             1994   $193,879   $30,000        0               0              $2,310
 Vice President, Chief       1993   $157,187   $20,750        0            10,000            $2,249
 Financial Officer and       1992   $142,917   $23,750        0               0              $2,119
 Treasurer

Michael D. Norris            1994   $117,712   $22,000        0                0             $2,114
 Vice President and          1993   $ 96,317   $15,000        0             10,000           $1,859
 Secretary                   1992   $ 91,731   $23,750        0                0             $1,122

___________________________

* The amount of other annual compensation paid to each of the named Executive Officers during the years shown does not include perquisites and other personal benefits, if any. Such benefits totaled less than the lesser of either $50,000 or 10% of total annual salary and bonus reported for each of the named Executive Officers.

** Amounts shown in column (g) represent matching contributions of the Company credited to the Executive Officers under the Company's 401(k) plan.

          Each director of Westbridge who is not a salaried employee or consultant of NFL receives $2,500 per Board meeting attended. Additionally, all audit committee members who attend special audit committee meetings which do not coincide with full board meetings receive $1,000 per special audit committee meeting attended. All directors are reimbursed for their expenses incurred in attending Board meetings. Dr. Berkeley received $1,750 in consultation fees from NFL in 1994. Dr. Feinberg received $6,000 in consultation fees from Westbridge during 1994.

           Each non-employee director is also entitled to receive automatic, non-discretionary and fixed annual grants of stock options under the Company's 1992 Stock Option Plan, as amended (the "Plan"). Pursuant to the Plan, a stock option to acquire 5,000 shares of Common Stock was granted to each non-employee director serving as a member of the Board of Directors on January 14, 1993. Thereafter, a stock option to acquire 1,000 shares of Common Stock will automatically be granted each succeeding year (immediately following Westbridge's annual meeting of stockholders) to each non-employee director serving as a Board member at such time.
Additionally, each non-employee Board member, upon becoming a director of Westbridge for the first time, will be entitled to receive a stock option to acquire 5,000 shares of Common Stock. The option price per share is the average of the mean high and low trading prices for the Common Stock for the fifth through the ninth trading day following the relevant grant date. Each option becomes exercisable on the first anniversary of the date of grant and may thereafter be exercised in whole or in part during the term of the option by payment of the full option price for the number of underlying shares to be acquired upon any such exercise. Each option will expire seven years after the date on which the option is granted, subject to earlier termination upon an optionee's termination of service as a director, other than as a result of retirement, death or disability.
During 1994, each non-employee director of Westbridge received an option to acquire 1,000 shares of Common Stock pursuant to the Plan, except
Mr. Garfunkel, who joined the Board in 1994, received an option to require 5,000 shares of Common Stock pursuant to the Plan.

Stock Options

          The following table sets forth information as to the named Executive Officers, the exercise of stock options during the last fiscal year and the values of unexercised options as of the end of the last fiscal year all of which were exercisable as of such date.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES

                                                                                        Value of
                                                           Number of Securities        Unexercised
                                                          Underlying Unexercised      In-The-Money
                                  Shares                   Options at Year-End     Options at year-End
Name and                         Aquired       Value           (Exercisable/         (Exercisable/
Principal Position              on Exercise   Realized         Unexrecisable)        Unexercisable)
------------------------------------------------------------------------------------------------------
        (a)                        (b)          (c)                 (d)                   (e)
------------------------------------------------------------------------------------------------------
Martin E. Kantor                    -         $  -                   -                  $  -
  Chairman of the Board
  and Chief Executive Officer

James W. Thigpen                 82,528       $550,742            47,000/0             $225,450/0
  President and Chief
  Operating Officer

Michael C. Batte                 10,500       $ 53,625            59,520/0             $292,250/0
  Vice President, Chief
  Financial Officer and
  Treasurer

Michael D. Norris                20,000       $140,000            32,564/0             $146,052/0
  Vice President and
  Secretary

          The values listed in columns (c) and (e) represent the difference between the fair market value of the Common Stock and the exercise price of the options at exercise and December 31, 1994, respectively.

Compensation Committee Interlocks and Insider Participation

          Westbridge's Board of Directors does not have a compensation committee or other board committee performing equivalent functions. Mr. Kantor, who served as Chairman of the Board, President and Chief Executive Officer of Westbridge during 1994, and Mr. Thigpen who served as President and Chief Operating Officer of Westbridge during 1994, participated in deliberations of the Board during 1994 concerning executive officer compensation.

Certain Transactions

          As of September 15, 1995, James W. Thigpen, President and Chief Operating Officer of Westbridge, was indebted to the Company in the aggregate amount of $108,500. Such indebtedness is in the form of interest-free salary advances, the most recent of which occurred on April 1, 1991 in the amount of $70,000. Since January 1, 1994, the largest aggregate amount of indebtedness was $124,500. Mr. Thigpen has agreed to repay the full amount of this indebtedness on or prior to December 31, 1999 and has further agreed to make payments during 1995 totaling not less than $20,000, of which $16,000 has been paid.

Security Ownership of Management

          The following table sets forth as of September 15, 1995 (except with resect to shares owned by Mr. Batte, which are as of June 30, 1995, and except for 401(k) shares owned by Messrs. Batte, Kantor, Norris and Thigpen, which are as of May 31, 1995), the number and percentage of shares of Common Stock owned by the directors of Westbridge, each of the Executive Officers named in the table under "Summary of Compensation" and all Executive Officers and directors as a group. To Westbridge's knowledge, the persons listed below each have sole voting and investment power as to all shares indicated as owned by them.

                                           Number of
Name                                     Shares Owned           Percent
Michael C. Batte (i)(ii) . . . . . . . .    105,871              1.77%
Marvin H. Berkeley (i) . . . . . . . . .     17,200                *
Arthur W. Feinberg (i) . . . . . . . . .     18,098                *
George M. Garfunkel (iii). . . . . . . .    421,060              7.03
Martin E. Kantor (ii)(iv). . . . . . . .    766,014             12.80
Michael D. Norris (i)(ii). . . . . . . .     46,737                *
Glenn O. Phillips (i). . . . . . . . . .      7,000                *
Joseph C. Sibigtroth (i) . . . . . . . .      7,000                *
James W. Thigpen (i)(ii) . . . . . . . .    159,569              2.67
Barth P. Walker (i)(v) . . . . . . . . .     18,379                *
All executive officers and directors      ---------             -----
  as a group (14)(vi). . . . . . . . .    1,756,815             28.35%

_______________
*  Less than 1%

      (i)      The number of shares owned by Messrs. Batte, Berkeley, Feinberg,
               Norris, Phillips, Sibigtroth, Thigpen and Walker includes 59,500,
               6,000, 5,000, 32,564, 6,000, 6,000, 47,000, and 6,000 shares, respectively, subject to stock options granted and exercisable within sixty (60) days under Westbridge's employee stock option plans.
     (ii)      The number of shares owned by Messrs. Batte, Kantor, Norris and
               Thigpen includes 4,171, 5,945, 2,541, and 5,969, shares,
               respectively, which are owned through participation in Westbridge's
               401(k) plan.
    (iii)      See Note (2) under "Principal Stockholders."
     (iv)      See Note (1) under "Principal Stockholders."
      (v)      Does not include 166,245 shares (2.78%) held in trusts established by Mr. Walker for the benefit of his children and grandchildren or
               76,344 shares (1.28%) owned by Mr. Walker's wife over which he has no voting or investment power and as to which Mr. Walker disclaims beneficial ownership.
     (vi)      The number of shares owned by all Executive Officers and directors as a group includes 299,294 shares (5.00%) subject to employee stock options granted and exercisable within sixty (60) days to all
               Executive Officers and directors under Westbridge's employee stock option plans and 29,540 shares owned through participation in
               Westbridge's 401(k) plan.

                             PRINCIPAL STOCKHOLDERS

          The following table sets forth, as of September 15, 1995, the name and address of each person known by Westbridge to own beneficially, directly or indirectly, more than five percent of the outstanding shares of Common
Stock (its only class of voting securities):  [UPDATE TABLE]

                                                 Number
Name and Address                               of Shares           Percent
----------------                               ---------           -------
Martin E. Kantor(1)  . . . . . . . . . . .      766,014             12.8%
  175 Great Neck Road
  Great Neck, NY 11021

George M. Garfunkel(2) . . . . . . . . . .      421,060              7.0%
  175 Great Neck Road
  Great Neck, NY 11021

President & Fellows of Harvard College (3)      594,765              9.0%
  c/o Harvard Management Company, Inc.
  600 Atlantic Avenue
  Boston, MA  02210-2203

The Baupost Group, Inc. (3). . . . . . . .      356,805              5.6%
  44 Brattle Street
  2nd Floor
  Cambridge, MA  02138

Merrill Lynch Asset Management (4)              416,273              6.5%
  P.O. Box 9011
  Princeton, NJ  08543

____________________

(1)          Based upon information supplied by Mr. Kantor, Mr. Kantor has sole voting and dispositive power as to the shares indicated above.  Does not include 412,800 shares (6.9%) held in trusts established by Mr. Kantor for the benefit of his children and grandchildren over which he has no voting or investment power and as to which Mr. Kantor disclaims beneficial ownership.

(2)          Based upon information supplied by Mr. Garfunkel.  Includes 412,800 shares beneficially owned by Mr. Garfunkel as trustee under various trusts established by Mr. Kantor and referred to in Note (1) above, over which
             Mr. Garfunkel has sole voting and investment power.

(3)          In each case represents the number of shares of Common Stock into which the shares of the Company's Series A Preferred Stock held by such holder is convertible.  Each share of Series A Preferred Stock, which generally does not vote with the Common Stock in the election of directors or on other matters, is convertible into 114.286 shares of Common Stock.

(4)          In each case represents the number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock which are beneficially owned by such person as investment manager for one or more holders of Series A Preferred Stock.  Each share of Series A
             Preferred Stock, which generally does not vote with the Common Stock in the election of directors or on other matters, is convertible into
             118.906 shares of Common Stock.

                            DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

         The authorized capital stock of Westbridge consists of 30,000,000 shares of Common Stock, par value $.10 per share, and 1,000,000 shares of Preferred Stock, par value $.10 per share. As of September 15, 1995, 5,986,458 shares of Common Stock and 20,000 shares of Series A Preferred Stock (with an aggregate liquidation preference of $20 million) were outstanding. All of the shares of Common Stock and Preferred Stock outstanding are validly issued, fully paid and nonassessable.

Common Stock

          Each holder of Common Stock is entitled to one vote per share in all matters to be voted on by the stockholders, including elections of directors, and, except as otherwise required by law or provided with respect to the Series A Preferred Stock, the holders of such shares exclusively possess all voting power. See "-- Preferred Stock -- Series A Preferred Stock." Holders of Common Stock are not entitled to cumulate their votes.

          Subject to certain preferential rights of the Series A Preferred Stock, and any other outstanding series of Preferred Stock created by the Board of Directors from time to time, holders of Common Stock are entitled to dividends and other distributions as and when declared by the Board of Directors out of assets legally available therefor, and upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock would be entitled to share equally in the distribution of all of the Company's assets. The holders of Common Stock have no preemptive rights to purchase shares of Common Stock of the Company.

          The transfer agent and registrar for the Company's Common Stock is The Liberty National Bank and Trust Company of Oklahoma City, 100 Broadway,
Oklahoma City, Oklahoma 73102.

Preferred Stock

          The Board of Directors has the authority, without action by the stockholders, to issue shares of Preferred Stock in one or more series and, within certain limitations, to determine the dividend rights, dividend rate, rights and terms of redemption, liquidation preferences, sinking fund terms, conversion and voting rights of any series of Preferred Stock, the number of shares constituting any such series, the designation thereof and the price therefor.

          The Company believes that the ability of its Board of Directors to issue one or more series of Preferred Stock will provide the Company with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of Preferred Stock, as well as Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. The NYSE currently requires stockholder approval to issue additional shares in several instances, including issuances of shares which would possess at least 20% of the voting power outstanding or represents at least 20% of the number of shares of Common Stock outstanding before such issuance.

             Series A Preferred Stock

         Set forth below is a summary of the principal terms of the Series A Preferred Stock. Such summary is qualified in its entirety by reference to the text of the Certificate of Incorporation and to the Preferred Stock Purchase Agreement, each of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is incorporated herein by reference.

         The Series A Preferred Stock constitutes a series of the Preferred Stock, consisting of 20,000 shares. Upon any liquidation, dissolution or winding up of Westbridge, whether voluntary or involuntary, the holders of Series A Preferred Stock shall have priority over the Common Stock or any other class or series of stock of Westbridge ranking upon liquidation, dissolution or winding up junior to the Series A Preferred Stock, for payment out of the assets of Westbridge or proceeds thereof of $1,000 per share plus all dividends accrued and unpaid thereon and after such payments the holders of Series A Preferred Stock will be entitled to no other payments. If, in the case of any such liquidation, dissolution or winding up of Westbridge, the assets of Westbridge or proceeds thereof are insufficient to pay in full the liquidation payments described above, and similar payments on or other class or series of stock of Westbridge ranking upon liquidation, dissolution or winding up on a parity with the Series A Preferred Stock, then such assets and proceeds will be distributed among the holders of the Series A Preferred Stock and any such other classes or series of stock ratably in accordance with the respective amounts which would be payable on such Series A Preferred Stock and any such other classes or series of stock if all amounts payable thereon were paid in full. A sale of all or substantially all the assets of Westbridge, or a consolidation, merger or other business combination of Westbridge with or into one or more corporations, will not be deemed to be a liquidation, dissolution or winding up of Westbridge.

         Dividends. Holders of Series A Preferred Stock will be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for payment, cumulative cash dividends at an annual rate of $82.50 per share. The dividend rate is subject to a one percentage point increase if an Event of Noncompliance (as defined below) of the type described in clause (i) or (ii) of the definition of such term occurs.
Once such an Event of Noncompliance has been cured, the annual dividend rate will revert to $82.50 per share. Dividends on the Series A Preferred Stock will be payable quarterly in arrears from the date of original issuance on the last day of January, April, July and October of each year in respect of the quarterly period ending on the last day of the immediately preceding calendar quarter. In addition, if Westbridge makes any dividend payment or other distribution on the Common Stock, other than
(i) dividends payable in cash in an aggregate amount in any fiscal year not exceeding $500,000, or (ii) any dividend or distribution of shares of Common Stock, then the holders of shares of Series A Preferred Stock shall be entitled to receive, with respect to each share of Series A Preferred Stock held, the same dividend or distribution received by a holder of the number of shares of Common Stock into which such share of Series A
Preferred Stock is convertible on the record date for such dividend or distribution. Any such dividend or distribution shall be declared, ordered, paid or made on the Series A Preferred Stock at the same time such dividend or distribution is declared, ordered, paid or made on the Common Stock.

         Whenever (i) any dividend payable on the Series A Preferred Stock is past due, thereafter and until all accrued and unpaid dividends payable have been paid in full or declared and set apart for payment, or (ii) Westbridge shall not have redeemed shares of Series A Preferred Stock on the date such redemption is required, thereafter and until such redemption payment shall have been made or all necessary funds therefor set apart for payment, Westbridge shall not: (A) declare or pay dividends, or make any other distributions, on any shares of Common Stock or any other stock of Westbridge ranking junior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets, whether upon liquidation or otherwise ("Junior Stock") other than dividends or distributions payable in Junior Stock; (B) declare or pay dividends, or make any other distributions, on any shares of stock of Westbridge ranking on a parity with the Series A Preferred Stock either with respect to the payment of dividends or the distribution of assets, whether upon liquidation or otherwise ("Parity Stock"), other than dividends or distributions payable in Junior Stock, except dividends paid ratably on the Series A Preferred Stock and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled; (C) redeem or purchase or otherwise acquire for consideration (other than Junior Stock) any shares of Junior Stock or Parity Stock (other than, with respect to Parity Stock, ratably with the Series A Preferred Stock); or (D) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, except that Westbridge may redeem shares of Series A Preferred Stock.

         Generally, an "Event of Noncompliance" shall have occurred if: (i) Westbridge fails to pay the full amount of dividends when due; (ii) Westbridge fails to make any required redemption payment; (iii) Westbridge fails to observe or perform certain specified covenants or restrictions contained in the Preferred Stock Purchase Agreement for a period of sixty
(60) days after written notice thereof has been given to Westbridge; (iv) any representation or warranty made by Westbridge in or pursuant to the Preferred Stock Purchase Agreement proves to have been incorrect in any material respect when made; (v) Westbridge makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating Westbridge bankrupt or insolvent; or any order for relief with respect to Westbridge is entered under the Federal Bankruptcy Code; or Westbridge or any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by Westbridge (a "Subsidiary") petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of Westbridge or any of its Subsidiaries or of any substantial part of the assets of Westbridge or any of its Subsidiaries, or commences any proceeding relating to Westbridge or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against Westbridge or any of its Subsidiaries and either (a) Westbridge or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within ninety (90) days; or (vi) Westbridge or certain of its Subsidiaries fails to pay when due principal plus interest of at least $1,000,000 in respect of any indebtedness of Westbridge or certain of its Subsidiaries and such failure results in the acceleration of such indebtedness, or a judgment or order for the payment of money of at least $1,000,000 shall be rendered against Westbridge or certain of its Subsidiaries and such judgment or order shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days.

         Preferred Stock Purchase Agreement. The Preferred Stock Purchase Agreement provides that for so long as one or more of the Investors own at least $10,000,000 in aggregate Liquidation Preference of the Series A Preferred Stock, then without first obtaining the consent or approval of Investors holding at least a majority of the Series A Preferred Stock (measured by Liquidation Preference), Westbridge shall not: (i) declare or pay dividends or make any other payment or distribution, on any shares of capital stock of Westbridge other than the Series A Preferred Stock; except, that no approval or consent of the Investors shall be required for dividends or other distributions payable (x) in cash in an amount in any year not exceeding $500,000 or (y) in capital stock of Westbridge; (ii) purchase, redeem or retire any shares of capital stock of Westbridge (other than Series A Preferred Stock) or any rights, options or warrants to purchase or acquire, or other securities convertible into or exchangeable for, shares of capital stock of Westbridge; except, that no approval or consent of the Investors shall be required in the case of purchases, redemptions or retirements payable out of the net cash proceeds to Westbridge from the issuance or sale of any shares of capital stock of Westbridge, or any rights, options or warrants to purchase or acquire, or other securities convertible into or exchangeable for, shares of capital stock of Westbridge; (iii) sell, lease, transfer or otherwise dispose of any asset (including, without limitation, shares of capital stock or any other ownership interest in any Subsidiary) other than in the ordinary course of business; except, that no approval or consent of the Investors shall be required in the case of any sale, lease, transfer or other disposition if (x) there shall not have occurred an Event of Noncompliance directly as a result thereof, (y) Westbridge receives, in exchange for such asset, the Fair Market Value (as defined in the Certificate of Incorporation) thereof, and (z) all of the proceeds of such sale, lease, transfer or other disposition are used by Westbridge within ninety (90) days either to acquire assets for use in the business of Westbridge or any of its Subsidiaries, or to repay or redeem Series A Preferred Stock or indebtedness of Westbridge; (iv) issue any shares of Common Stock or any rights, options or warrants to purchase, or other securities convertible into or exchangeable for, shares of Common Stock; except, that no approval or consent of the Investors shall be required in the case of shares of Common Stock (or rights, options or warrants to purchase, or securities convertible into or exchangeable for, shares of Common Stock) issued (w) upon the exercise of certain options to purchase Common Stock granted to Oppenheimer & Co., Inc. in connection with its acting as placement agent for the Series A Preferred Stock, (x) through an underwritten offering registered pursuant to the Securities Act, (y) pursuant to any Employee Benefit Plan (as defined in the Certificate of Incorporation), or (z) as consideration for the acquisition of any business or block of insurance business by Westbridge or any of its Subsidiaries; (v) enter into, or permit any subsidiary to enter into, any business which is substantially different from and/or not connected with the business in which Westbridge or certain of its Subsidiaries were engaged on April 12, 1994; (vi) enter into any transaction with any affiliate of Westbridge (other than (x) transactions with certain Subsidiaries, (y) declarations and payments of dividends on the Common Stock permitted by clause (i) above and (z) payments of reasonable and customary fees and compensation to directors, officers and employees of Westbridge and certain of its Subsidiaries), except in the ordinary course of business and upon fair and reasonable terms no less favorable to Westbridge than would be obtained in a comparable arm's-length transaction between unrelated third parties; or
(vii) amend the Certificate of Incorporation in such a manner as would adversely affect the preferences or rights of the Series A Preferred Stock.

         Election of Directors. Whenever any dividends payable on shares of Series A Preferred Stock in an amount equivalent to or exceeding the amount of dividends payable thereon for six (6) Quarterly Dividend Periods
(whether or not consecutive) shall be past due, thereafter and until all accrued and unpaid dividends shall have been paid in full or declared and set apart for payment, the holders of shares of Series A Preferred Stock, together with the holders of any other series of Preferred Stock as to which dividends are in arrears and as a result are entitled to the rights described in this paragraph, shall have the right, notwithstanding anything to the contrary in the Certificate of Incorporation or the By-Laws, voting together as a single class with such other series, to elect two directors of Westbridge, such directors to be in addition to the number of directors constituting the Board of Directors immediately prior to the accrual of such right, with the remaining directors to be elected by the other class or classes of stock entitled to vote therefor at any meeting of the stockholders held for the purpose of electing directors. Such right to vote for the election of directors may be exercised as provided in the Certificate of Incorporation until all accrued and unpaid dividends shall have been paid in full or declared and set apart for payment, at which time the term of office of the two directors so elected shall terminate automatically. The directors so elected shall serve until the next annual meeting of stockholders of Westbridge or until their successors shall be elected and shall qualify, unless the term of office of the persons so elected as directors shall have earlier terminated. The rights of the holders of Series A Preferred Stock to elect two directors shall not be adversely affected by the voting or other rights applicable to any other security of Westbridge.

         Certain Restrictions. So long as any shares of Series A Preferred Stock shall be outstanding and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the holders of a majority of the shares of Series A Preferred Stock then outstanding, Westbridge shall not: (i) authorize or create any class or series, or any shares of any class or series, of any stock of the Company ranking prior to the Series A Preferred Stock either with respect to the payment of dividends or the distribution of assets, whether upon liquidation or otherwise ("Senior Stock"); (ii) authorize or create any class or series, or any shares of any class or series, of Parity Stock; (iii) reclassify any shares of capital stock of Westbridge into shares of Senior Stock or Parity Stock; (iv) authorize any security exchangeable for, convertible into, or evidencing the right to purchase any shares of Senior Stock or Parity Stock; or (v) amend, alter or repeal the Certificate of Incorporation to alter or change the preferences, rights or powers of the Series A Preferred Stock so as to affect the Series A Preferred Stock adversely or to increase the authorized number of shares of Series A Preferred Stock.

         Redemption. Westbridge shall have no right to redeem any shares of Series A Preferred Stock prior to April 12, 1997. On or after April 12, 1997, Westbridge may redeem, in whole or in part, at any time or from time to time upon not less than thirty (30) nor more than sixty (60) days' prior written notice, the outstanding shares of Series A Preferred Stock by paying therefor in cash an amount per share equal to the sum of (i) $1,000 multiplied by the applicable Redemption Price set forth below, and (ii) all accrued and unpaid dividends thereon to the date of redemption; provided that the redemption date in connection with any such redemption shall not be a date which is within the period commencing thirty (30) days prior to a Quarterly Dividend Payment Date and ending on the fifth business day following such Quarterly Dividend Payment Date.

         For any redemption of the Series A Preferred Stock, the applicable Redemption Price, if the redemption date occurs during the twelve-month period beginning April 1 of the years indicated, shall be as follows:

                                                      Redemption
                         Year                           Price
                         ----                           -----
                         1997                            105%
                         1998                            104%
                         1999                            103%
                         2000                            102%
                         2001                            101%
                         2002 and thereafter             100%

        If a Repurchase Event (as defined below) shall have occurred, each holder of shares of Series A Preferred Stock shall be entitled to require Westbridge to redeem all or any portion of the shares of Series A Preferred Stock then held by such holder by paying therefor in cash an amount per share equal to the sum of (x) $1,000 multiplied by the applicable Redemption Price, and (y) all accrued and unpaid dividends thereon to the date of redemption.

         If an Event of Noncompliance of the type described in clause (v) of the definition of such term (provided that such Event of Noncompliance is the result of a voluntary assignment for the benefit of creditors or a voluntary bankruptcy, reorganization, insolvency or other similar proceeding commenced by Westbridge) shall have occurred, the holder or holders of a majority of the shares of Series A Preferred Stock then outstanding shall be entitled to require Westbridge (by written notice delivered to the Secretary at the principal executive offices of Westbridge) to redeem all or any portion of the Series A Preferred Stock owned by such holder or holders by paying therefor in cash an amount per share equal to the sum of (x) $1,000 and (y) all accrued and unpaid dividends thereon to the date of redemption.

         The Series A Preferred Stock is subject to mandatory redemption by Westbridge on April 12, 2004, by paying therefor in cash an amount equal to the stated liquidation preference of $1,000 per share (the "Liquidation Preference") plus all accrued and unpaid dividends thereon to the date of redemption.

         A "Repurchase Event" shall occur or has occurred if: (a) any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange
Act of 1934, as amended (the "Exchange Act")), other than Westbridge or any of its Subsidiaries, any employee benefit plan or related trust of Westbridge or any of its Subsidiaries, or any of the original purchasers of Series A Preferred Stock pursuant to the Preferred Stock Purchase Agreement and their transferees and their respective affiliates (within the meaning of Rule 12b-2 under the Exchange Act), shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the total voting power of all classes of capital stock of Westbridge entitled to vote generally in the election of directors of Westbridge; or (b) Westbridge consolidates with, merges into or sells, leases or conveys all or substantially all of its assets to, any Person other than a wholly-owned Subsidiary of Westbridge, unless in connection with such consolidation, merger, sale, lease or conveyance, the holders of all outstanding shares of Series A Preferred Stock are entitled to receive, upon conversion, aggregate consideration (in the form of cash, securities listed for trading on the NYSE or the American Stock Exchange or traded through the NASDAQ
System -- National Market System (the value of which for this purpose shall be the current trading price on the trading day immediately preceding the closing date of such consolidation, merger, sale, lease or conveyance), or any combination thereof) in an amount for each share of Common Stock into which the Series A Preferred Stock is at the time convertible at least equal to the product of (i) an amount equal to the Redemption Price, expressed as a percentage of the Liquidation Preference on the date of such Repurchase Event (or if such Repurchase Event occurs prior to April 1,
1997, 105%), plus accrued and unpaid dividends to the date of such payment, and (ii) the Conversion Price in effect immediately prior to consummation of such consolidation, merger, sale, lease or conveyance.

         Conversion. Each share of Series A Preferred Stock may, at any time, at the option of the holder thereof, be converted into shares of Common
Stock, on the terms and conditions set forth in the Certificate of Incorporation. Each share of Series A Preferred Stock shall be convertible into a number of fully-paid and nonassessable shares of Common Stock equal to the result obtained (calculated to the nearest 1/1,000th of a share) by dividing the Liquidation Preference by an amount equal to $8.41 as adjusted from time to time as provided in the Certificate of Incorporation (the "Conversion Price"). The Conversion Price shall be subject to adjustment from time to time: (i) in case Westbridge shall at any time declare a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock or subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares of Common Stock or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, (ii) in case Westbridge shall, subject to certain exceptions, issue shares of Common Stock (or rights, options or warrants to purchase or other securities convertible into or exchangeable for shares of Common Stock) at any time at a price per share less than the Current Market Price per share of Common Stock on the date of issuance of such shares (or the date of issuance of such rights, options, warrants or other convertible or exchangeable securities) and (iii) in case Westbridge shall be a party to certain transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of Westbridge's assets or recapitalization of the Common Stock) in which the previously outstanding Common Stock shall be changed into or, pursuant to the operation of law or the terms of the transaction to which Westbridge is a party, exchanged for different securities of Westbridge or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing.

         Exchange. The shares of Series A Preferred Stock are exchangeable, in whole or in part, at the option of Westbridge, at any time on or after April 12, 1995 upon not less than thirty (30) nor more than sixty (60) days prior written notice to the holders thereof, for that principal amount of Convertible Subordinated Debentures equal to the Liquidation Preference of the shares to be exchanged; provided that on or prior to the date of exchange Westbridge shall have paid to the holders of outstanding shares of Series A Preferred Stock all accrued and unpaid dividends thereon to the date fixed for exchange.

         Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of Westbridge, (i) prior to all shares of Junior Stock (including, without limitation, the Common Stock) and (ii) prior to all shares of any other series of Preferred Stock of Westbridge, unless and to the extent such other series, the authorization and creation of which was approved or consented to by the requisite holders of Series A Preferred Stock, by its terms ranks on a parity with or senior to the Series A Preferred Stock in any respect.

Restrictions on Dividends

         The Preferred Stock Purchase Agreement provides that for so long as one or more of the Investors own at least $10,000,000 in aggregate Liquidation Preference of the Series A Preferred Stock, then without first obtaining the consent or approval of Investors holding at least a majority of the Series A Preferred Stock (measured by Liquidation Preference), Westbridge shall not: (i) declare or pay dividends or make any other payment or distribution, on any shares of capital stock of Westbridge other than the Series A Preferred Stock; except, that no approval or consent of the Investors shall be required for dividends or other distributions payable (x) in cash in an amount in any year not exceeding $500,000 or (y) in capital stock of Westbridge. Westbridge has not paid any cash dividends on the Common Stock and does not anticipate declaring or paying any such cash dividends in the foreseeable future.

         The Senior Subordinated Indenture prohibits the payment of dividends and other distributions on Westbridge's capital stock (except for dividends payable on the Series A Preferred Stock and dividends payable in capital stock of Westbridge) and the purchase of capital stock (except for the redemption or exchange of the Series A Preferred Stock), unless after giving effect thereto, the aggregate amount expended for those purposes subsequent to March 15, 1995, does not exceed the sum of (i) $3.0 million, plus (ii) 50.0% of Westbridge's aggregate Consolidated Net Income
(excluding unrealized gains and losses on securities marked to market to the extent they were included in such Consolidated Net Income) (as defined in the Senior Subordinated Indenture) for each fiscal year commencing subsequent to December 31, 1994, plus (iii) 100% of the aggregate net proceeds received by Westbridge on account of any capital stock issued by Westbridge (other than to a subsidiary) subsequent to January 1, 1995 (including the aggregate net cash proceeds received by Westbridge on disposition of any property received by Westbridge from such sales), plus
(iv) 100% of the aggregate net proceeds received by Westbridge on account of any Indebtedness (as defined in the Senior Subordinated Indenture) convertible into capital stock of Westbridge issued by Westbridge (other than to a subsidiary) subsequent to January 1, 1995 (including the aggregate net cash proceeds received by Westbridge on disposition of any property received by Westbridge from such sales), to the extent such Indebtedness has been converted into such capital stock.

Delaware Anti-takeover Law and Certain Charter Provisions

         Section 203 of the Delaware General Corporation Law, as amended ("Section 203"), provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an "interested stockholder" unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder", (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder", the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the "interested stockholder." Except as otherwise specified in Section 203, an "interested stockholder" is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.

         Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Certificate of Incorporation does not exclude the Company from the restrictions imposed under Section 203. The provisions of
Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the shareholder becoming an interested shareholder. Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

         The Certificate of Incorporation and By-Laws contain certain provisions relating to corporate governance and to the rights of stockholders which may be deemed to have potential anti-takeover effects in that such provisions may delay or prevent a change of control of the Company. These provisions: (i) classify the Board of Directors into three classes, each of which serve for three years, with one class being elected each year; (ii) provide that the number of directors of the Company shall be fixed by the By-Laws and may be increased or decreased from time to time in such manner as may be prescribed in the By-Laws; (iii) require that advance notice of stockholder nominations be given in the manner provided for in the By-Laws; (iv) provide that directors may be removed only for cause and only with the approval of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class; (v) require that stockholder action be taken at an annual meeting of stockholders or a special meeting of stockholders, which may be called only by the Chairman of the Board, the President or by resolution of the Board of Directors, and prohibit stockholder action by written consent; and (vi) provide that the stockholder vote required to alter, amend, or repeal the foregoing provisions of the Certificate of Incorporation or the By-Law Amendments (as defined below), or to adopt any provision inconsistent therewith, shall be 80% of the Voting Stock, voting together as a single class.

         Further, the By-Laws contain related provisions that, among other things, (i) provide that advance notice of stockholder nominations of directors and of stockholder proposals of business to be conducted at annual meetings of stockholders be given and that certain information be provided with respect to such nominations or proposals in the manner provided in the By-Laws; (ii) provide that the number of directors of the Company be fixed exclusively by the Board of Directors within the range established in the By-Laws; and (iii) provide that any vacancy on the Board of Directors shall be filled only by the remaining directors then in office, though less than a quorum, and that directors so appointed will serve for the remainder of the full term of the class in which the vacancy occurred rather than until the next annual meeting of stockholders.

         Although the Board of Directors has no intention at the present time of doing so, it could issue additional series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the Board of Directors, including a tender offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

Insurance Regulation Concerning Change of Control

         State insurance regulatory laws intended primarily for the protection of policyholders contain provisions that require advance approval by state agencies of any change in control of an insurance company that is domiciled (or, in some cases, having such substantial business that it is deemed commercially domiciled) in that state. "Control" is generally presumed to exist through the ownership of 10% or more of the voting securities of a domestic insurance company or of any company which controls a domestic insurance company. In addition, many state insurance regulatory laws contain provisions that may require pre-notification to state agencies of a change in control of a nondomestic admitted insurance company in that state. While such pre-notification statutes do not authorize the state agency to disapprove the change of control, such statutes do authorize the issuance of a cease and desist order with respect to the nondomestic admitted insurer if certain conditions exist such as undue market concentration. Any future transactions that would constitute a change in control of the Company would generally require prior approval by the state insurance departments of Arizona, Delaware, Mississippi and Texas and may require the pre-acquisition notification in those states which have adopted pre-acquisition notification provisions and wherein the insurers are admitted to transact business. Such requirements may deter, delay or prevent certain transactions affecting the control of or the ownership of Common Stock, including transactions that could be advantageous to the shareholders of the Company.

Limitation of Liability of Directors

         The Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware Law, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

         While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Certificate of Incorporation described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

            DESCRIPTION OF CONVERTIBLE SUBORDINATED DEBENTURES

         The shares of Series A Preferred Stock are exchangeable, in whole or in part, at the option of Westbridge, at any time on or after April 12, 1995, upon not less than thirty (30) nor more than sixty (60) days prior written notice to the holders thereof, for that principal amount of Convertible Subordinated Debentures equal to the Liquidation Preference for the shares to be exchanged. If Westbridge elects to exchange the Series A Preferred Stock for the Convertible Subordinated Debentures, Westbridge will issue the Convertible Subordinated Debentures under the Convertible Subordinated Indenture to be entered into between Westbridge and a trustee to be designated by Westbridge prior to such exchange which would qualify at the time of such designation as a trustee under the Trust Indenture Act of 1939, as amended (together with any successor trustee, the "Trustee"). Westbridge may only effect such exchange if on or prior to the date of exchange Westbridge shall have paid to holders of outstanding shares of Series A Preferred Stock all accrued and unpaid dividends thereon to the date fixed for exchange.

         Set forth below is a summary of certain provisions of the Convertible Subordinated Indenture and the Convertible Subordinated Debentures and is qualified in its entirety by reference to the Convertible Subordinated Indenture, including the definitions of certain terms contained therein.
The form of the Convertible Subordinated Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is incorporated herein by reference.

         General. The Convertible Subordinated Debentures will be general, unsecured, subordinated obligations of Westbridge, limited to a principal amount equal to the Liquidation Preference of the shares of Series A Preferred Stock to be exchanged, and will mature on April 12, 2004. The Convertible Subordinated Debentures will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiples thereof.

         Interest. The Convertible Subordinated Debentures will bear interest at a rate equal to the applicable dividend rate on the Series A Preferred Stock at the time of exchange. Interest shall accrue from the date fixed for exchange, or from the most recent interest payment date to which interest has been paid or duly provided for, and shall be payable quarterly in arrears on the last day of January, April, July and October of each year to the person in whose name the Convertible Subordinated Debentures are registered at the close of business on the January 15, April 15, July 15 and October 15, as the case may be, next preceding such interest payment date. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest rate is subject to adjustment as set forth in the Convertible Subordinated Indenture and in a manner substantially similar to the adjustment of the dividend rate relating to the Series A Preferred Stock as set forth above. See "Description of Capital Stock -- Preferred Stock -- Series A Preferred Stock -- Dividends." Principal of, premium, if any, and interest on the Convertible Subordinated Debentures will be payable, and the transfer of Convertible Subordinated Debentures will be registrable, at the office or agency of Westbridge maintained for that purpose in the City of New York, New York. In addition, payment of interest may, at the option of Westbridge, be made by check mailed to the address of the person entitled thereto as it appears in the register of holders of Convertible Subordinated Debentures.

         Conversion Rights. The Convertible Subordinated Debentures will be convertible into shares of Common Stock at the option of the holder at any time and at the conversion price then in effect on the terms and conditions set forth in the Convertible Subordinated Indenture. The conversion price with respect to the Convertible Subordinated Debentures is subject to adjustment as set forth in the Convertible Subordinated Indenture and in a manner substantially similar to the adjustment of the Conversion Price relating to the Series A Preferred Stock as set forth above. See "Description of Capital Stock -- Preferred Stock -- Series A Preferred
Stock -- Conversion." The right to convert Convertible Subordinated Debentures called for redemption will terminate on the business day next preceding the date fixed for redemption.

         Holders of Convertible Subordinated Debentures at the close of business on an interest payment record date will be entitled to receive the interest payable on such Convertible Subordinated Debentures on the corresponding interest payment date notwithstanding the conversion thereof or Westbridge's default on payment of the interest due on such interest payment date. However, Convertible Subordinated Debentures surrendered for conversion during the period from the close of business on any interest payment record date to the opening of business on the corresponding interest payment date (except Convertible Subordinated Debentures or portions thereof called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest payable on such Convertible Subordinated Debentures on such interest payment date. A holder of Convertible Subordinated Debentures on an interest payment record date who converts Convertible Subordinated Debentures on an interest payment date will receive the interest payment on such Convertible Subordinated Debentures by Westbridge on such date, and the converting holder need not include payment in the amount of such interest upon surrender of Convertible Subordinated Debentures for conversion. Except as provided above, no payment or adjustment will be made on account of accrued interest upon conversion of Convertible Subordinated Debentures.

         Upon surrender of the Convertible Subordinated Debentures to be converted, as required in the Convertible Subordinated Indenture, Westbridge will issue the number of full shares of Common Stock issuable upon conversion thereof. No fractions of shares of Common Stock will be issued upon conversion, but in lieu thereof, an amount will be paid in cash by Westbridge to holders of Convertible Subordinated Debentures for such fractional interest equal to such fractional interest multiplied by the Current Market Price per share of Common Stock (as defined in the Convertible Subordinated Indenture) on the conversion date.

         Subordination. The payment of the principal of, premium, if any, and interest on Convertible Subordinated Debentures will, to the extent set forth in the Convertible Subordinated Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below).

         In the event and during the continuation of any default in the payment of principal, interest or premium, if any, on any Senior Indebtedness or an event of default with respect to any Senior Indebtedness as defined therein (after giving effect to any grace period provided for therein) or in any agreement pursuant to which any Senior Indebtedness is issued and the default is the subject of a judicial proceeding or the Company receives notice of the default from the Trustee or any holder of Senior Indebtedness or any trustee therefor, no payment with respect to the principal, interest or premium, if any, on the Convertible Subordinated Debentures may be made by Westbridge unless and until such default has been waived or shall have ceased to exist. Upon any payment or distribution of assets or securities of Westbridge to creditors upon any dissolution, winding up, liquidation, reorganization or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of Westbridge or upon other proceedings, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Convertible Subordinated Debentures will be entitled to (i) receive any payment in respect of the principal of or premium, if any, or interest on the Convertible Subordinated Debentures or
(ii) retain any assets so paid or distributed in respect thereof. In the event that notwithstanding the foregoing, the Trustee or the holder of any Convertible Subordinated Debentures is entitled to receive any payment or distribution of assets or securities of Westbridge of any kind or character (excluding securities of Westbridge as reorganized or readjusted or securities of Westbridge or any other corporation provided for by a plan of reorganization or readjustment, which are subordinate in right of payment to all Senior Indebtedness to the same extent as the Convertible
Subordinated Debentures), then such payment or distribution will be required to be paid over or delivered forthwith directly to the holders of Senior Indebtedness or their representative(s) or the trustee(s) under any indenture pursuant to which any instruments evidencing any Senior
Indebtedness may have been issued, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay the Senior Indebtedness in full.

         Because of these subordination provisions, in the event of an insolvency of Westbridge, holders of Convertible Subordinated Debentures may recover less, ratably, than holders of Senior Indebtedness.

         "Senior Indebtedness" as defined in the Convertible Subordinated Indenture means the principal of, premium, if any, and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Westbridge, whether or not such claim for post-petition interest is allowed in such proceeding) on the following, whether outstanding at the date of the Convertible Subordinated Indenture or thereafter incurred or created: (a) indebtedness of Westbridge for money borrowed (including purchase-money obligations) evidenced by notes or other written obligations, (b) indebtedness of Westbridge evidenced by notes, debentures (other than the Convertible Subordinated Debentures), bonds or other securities issued under the provisions of an indenture or similar instrument, including, without limitation, Westbridge's Senior Subordinated Notes, (c) obligations of Westbridge as lessee under capitalized leases and leases of property made as part of any sale and leaseback transactions, (d) indebtedness of others of any of the kinds described in the preceding clauses (a) through (c) assumed or guaranteed by Westbridge and (e) renewals, extensions and refundings of, and indebtedness and obligations of a successor corporation issued in exchange for or in replacement of, indebtedness or obligations of the kinds described in the preceding clauses (a) through (d), unless in the case of any particular indebtedness, obligation, renewal, extension or refunding the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such indebtedness, obligation, renewal, extension or refunding is not superior in right of payment to the Convertible Subordinated Debentures; provided, however, that the Convertible Subordinated Debentures shall not be superior in right of payment to such enumerated indebtedness issued, assumed or guaranteed by Westbridge.

         At August 31, 1995, Westbridge's Senior Indebtedness aggregated approximately $20,000,000, consisting primarily of the Senior Subordinated Notes. Westbridge may from time to time to incur additional indebtedness constituting Senior Indebtedness. The Convertible Subordinated Indenture does not restrict the incurrence of additional Senior Indebtedness by Westbridge or its subsidiaries.

         Optional Redemption. The Convertible Subordinated Debentures will be redeemable, at the option of Westbridge, at any time on or after April 12, 1997, in whole or in part, upon not less than thirty (30) nor more than sixty (60) days prior notice at the redemption prices (expressed as percentages of the principal amount being redeemed) set forth below, plus accrued interest, if the date fixed for redemption occurs during the twelve-month period beginning April 1 of the years indicated:

                                                           Redemption
                         Year                                Price

                         1997. . . . . . . . . . . . .        105%
                         1998. . . . . . . . . . . . .        104%
                         1999. . . . . . . . . . . . .        103%
                         2000. . . . . . . . . . . . .        102%
                         2001. . . . . . . . . . . . .        101%
                         2002 and thereafter . . . . .        100%

         Repurchase at Option of Holders Under Certain Circumstances. Upon the occurrence of a Repurchase Event or an Event of Noncompliance of the type described in clause (v) of the definition of such term (provided that such Event of Noncompliance is the result of a voluntary assignment for the benefit of creditors or a voluntary bankruptcy, reorganization, insolvency or other similar proceeding commenced by Westbridge), each holder of Convertible Subordinated Debentures shall be entitled, at such holder's option, to require Westbridge to repurchase all of such holder's outstanding Convertible Subordinated Debentures, or any portion thereof that is an integral multiple of $1,000, by paying therefor in cash an amount equal to (a) in the case of a Repurchase Event, the applicable redemption price set forth in the form of Convertible Subordinated
Debentures, or (b) in the case of an Event of Noncompliance as described above, the principal amount of Convertible Subordinated Debentures being repurchased, together in each case with all accrued and unpaid interest to the date fixed for repurchase.

         Westbridge is obligated to provide notice to the Trustee and all holders of record of the Convertible Subordinated Debentures of certain information with respect to a repurchase as set forth in the Convertible Subordinated Indenture. To exercise the right to require Westbridge to repurchase outstanding Convertible Subordinated Debentures, holders must deliver to the Trustee a written notice exercising such right.

         Events of Default. The following will be Events of Default under the Convertible Subordinated Indenture: (a) failure to pay principal of or premium, if any, on the Convertible Subordinated Debentures when due at maturity, upon redemption or otherwise; (b) failure to pay any interest on any Convertible Subordinated Debentures when it becomes due and payable, continued for five (5) business days; (c) failure to perform any other covenant or restriction of Westbridge in the Convertible Subordinated Indenture or in certain sections of the Preferred Stock Purchase Agreement, continued for 60 days after written notice to the Company as provided in the Convertible Subordinated Indenture; (d) certain events in bankruptcy, insolvency or reorganization of Westbridge or any Subsidiary of Westbridge;
or (e) failure to pay when due principal plus interest in an amount equal to at least $1,000,000 in respect of any indebtedness of Westbridge or any Subsidiary of Westbridge and such failure results in acceleration of such indebtedness, or a judgment or order for the payment of an amount equal to at least $1,000,000 is rendered against Westbridge or any Subsidiary of Westbridge and is not vacated, discharged, stayed or bonded pending appeal within sixty (60) days thereof. Subject to the provisions of the Convertible Subordinated Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Convertible Subordinated Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable security or indemnity. The holders of a majority in aggregate principal amount of the outstanding Convertible Subordinated Debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred to the Trustee (subject to certain exceptions).

         If an Event of Default occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Convertible Subordinated Debentures may accelerate the maturity of all Convertible Subordinated Debentures. Notwithstanding the foregoing, the maturity of the Convertible Subordinated Debentures automatically accelerates upon the occurrence of an Event of Default arising out of certain events in bankruptcy, insolvency or reorganization, as set forth above. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Convertible Subordinated Debentures may, under certain circumstances, rescind and annul the acceleration if all Events of Default, other than the nonpayment of principal amounts which became due by acceleration, have been cured or waived, and certain other payments have been made by Westbridge, as provided in the Convertible Subordinated
Indenture.

         No holder of any Convertible Subordinated Debentures will have any right to institute any proceeding with respect to the Convertible Subordinated Indenture or for the appointment of a receiver or trustee, or for any remedy under the Convertible Subordinated Indenture unless such holder previously has given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding Convertible Subordinated Debentures have made written request, and offered reasonable indemnity to the Trustee, to institute proceedings as trustee, and the Trustee has not received from the holders of a majority in aggregate principal amount of the outstanding Convertible Subordinated Debentures a direction inconsistent with the request, and the Trustee has failed to institute such proceedings, within 60 days. However, these limitations do not apply to a suit instituted by a holder of Convertible Subordinated Debentures for the enforcement of payment of the principal or premium, if any, or interest on such Convertible Subordinated Debentures on or after the respective due dates expressed in such Convertible Subordinated Debentures or the right to require Westbridge to repurchase the Convertible Subordinated Debentures under certain circumstances or convert the Convertible Subordinated Debentures in accordance with the Convertible Subordinated Indenture.

         Westbridge will be required to furnish to the Trustee annually a statement of the performance by Westbridge of certain of its obligations under the Convertible Subordinated Indenture and as to any default in the performance of the obligations.

         The Trustee will, within ninety (90) days after the occurrence of a default, mail to all holders of Convertible Subordinated Debentures notice of all defaults known to it, but except in the case of a default in the payment of the principal of or premium, if any, or interest on any of the Convertible Subordinated Debentures, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of such holders.

         The holders of a majority in aggregate principal amount of outstanding Convertible Subordinated Debentures may on behalf of the holders of all the Convertible Subordinated Debentures waive any past defaults, other than a default (a) in payment of the principal of or premium, if any, or interest on any Convertible Subordinated Debentures or (b) in respect of a covenant or provision in the Convertible Subordinated Indenture which pursuant to the Convertible Subordinated Indenture cannot be modified or amended without the consent of the holder of each outstanding Convertible
Subordinated Debenture affected.

         Merger and Consolidation. Westbridge may not consolidate with or merge into any other corporation or lease, convey or transfer all or substantially all of its properties and assets to, another corporation, person or entity unless (a) the successor or transferee is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, (b) the successor assumes the due and punctual payment of the principal of and premium, if any, and interest on all the Subordinated Convertible Debentures and the performance of every covenant by Westbridge in the Convertible Subordinated Indenture, and provides for conversion rights to the extent set forth in the Convertible Subordinated Indenture, (c) after such transaction no Event of Default exists, and no event has occurred and is continuing which after notice or lapse of time or both, would become an Event of Default, and (d) Westbridge has delivered to the Trustee an officers' certificate and an opinion of counsel as set forth in the Convertible Subordinated Indenture.

         Modification. Supplemental indentures modifying or amending the Convertible Subordinated Indenture may be entered into by Westbridge and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Convertible Subordinated Debentures; provided, however, that no such modification or amendment may, without the consent of the holder of each Convertible Subordinated Debenture affected thereby, (a) change the stated maturity of the principal, or any installment of interest on, any Convertible Subordinate Debentures, reduce the interest rate, the principal amount, or premium, if any, on any Convertible Subordinated Debentures, or impair the right of a holder to institute suit for payment thereof, change the place of payment where or the currency in which the Convertible Subordinated Debentures are payable, impair the right to convert the Convertible Subordinated Debentures into Common Stock, modify the subordination provisions of the Convertible Subordinated Indenture in a manner adverse to the holders of Convertible Subordinated Debentures or, following the making of an offer to purchase Convertible Subordinated Debentures by Westbridge in connection with a repurchase at the option of holders, modify the provisions of the Convertible Subordinated Indenture with respect to Westbridge's obligation to purchase such Convertible Subordinated Debentures in a manner adverse to such holder, or (b) reduce the percentage in principal amount of the outstanding Convertible Subordinated Debentures, the consent of holders of which is required for any such modifications or any waiver of certain provisions provided for in the Convertible Subordinated Indenture.


                CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following is a summary of the material federal income tax consequences of acquiring, owning and disposing of the Series A Preferred Stock. Milbank, Tweed, Hadley & McCloy has acted as the Company's tax counsel and has delivered an opinion that the summary, insofar as it expresses conclusions of law, is accurate in all material respects. Tax consequences that result from the tax status or particular circumstances of the holder are not addressed. Thus, for example, the summary does not discuss the treatment of holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, corporations subject to the alternative minimum tax, S corporations, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, court decisions and current administrative rulings and pronouncements of the Internal Revenue Service ("IRS"), all of which are subject to change, possibly with retroactive effect. The summary assumes that the Series A Preferred Stock will be held as "capital assets" as defined in the Code. Prospective purchasers are advised to consult their own tax advisors regarding the tax consequences of acquiring, holding or disposing of the Series A Preferred Stock in light of their personal investment circumstances, and the consequences under federal, state, local and foreign tax laws.

Dividends on Series A Preferred Stock

         Distributions with respect to the Series A Preferred Stock will constitute "dividends" for federal income tax purposes to the extent that the Company has current or accumulated earnings and profits for federal income tax purposes. Distributions paid to corporations that qualify as "dividends" for federal income tax purposes will generally be eligible for the dividends received deduction under section 243 of the Code, subject to the limitations contained in sections 246 and 246A of the Code.

         The dividends received deduction will not be available with respect to stock that is held for 45 days or less (90 days in the case of a dividend on preferred stock attributable to a period or periods aggregating more than 366 days), including the day of disposition, but excluding the day of acquisition or any day that is more than 45 days (or 90 days) after the date on which the stock becomes ex-dividend. A taxpayer's holding period for these purposes is reduced by periods during which the taxpayer has an option to sell, is under a contractual obligation to sell, has made (but not closed) a short sale of substantially identical stock or securities or is the grantor of an option to purchase substantially identical stock or securities. A taxpayer's holding period also is reduced where the taxpayer's risk of loss with respect to the stock is considered diminished by reason of the taxpayer holding one or more positions in substantially similar or related property. Proposed regulations issued on May 26, 1993 offer guidance on the application of this rule. These proposed regulations are prospective, except for certain specified transactions, including a short sale of common stock or a convertible debenture when the taxpayer holds convertible preferred stock of the same issuer and the price changes of the common stock or convertible debenture, as the case may be, are related to price changes on the convertible preferred stock. Further, the dividends received deduction will also not be available if the taxpayer is under an obligation to make related payments with respect to positions in substantially similar or related property. The dividends received deduction will be limited to specified percentages of the holder's taxable income and may be reduced or eliminated if the holder has indebtedness "directly attributable" to its investment in the stock. Prospective corporate purchasers of Series A Preferred Stock should consult their own tax advisors to determine whether these limitations might apply to them.

         A corporate holder may, in general, be required to include in its alternative minimum taxable income an amount equal to a portion of any dividends received deduction allowed in computing regular taxable income.

         If a distribution with respect to Series A Preferred Stock exceeds the holder's allocable share of the Company's current and accumulated earnings and profits, the excess will be applied against and reduce the holder's tax basis in the Series A Preferred Stock. The amount in excess of the amount of the dividend and the amount applied against basis, if any, will be treated as capital gain.

Extraordinary Dividends

         If a corporate holder receives an "extraordinary dividend" from the Company with respect to Series A Preferred Stock that it has not held for more than two years on the dividend announcement date, the basis of the Series A Preferred Stock will be reduced (but not below zero) by the portion of the dividend that is not taxed because of the dividends received deduction. If, because of the prohibition against reducing basis below zero, any amount of the non-taxed portion of an extraordinary dividend has not been applied to reduce basis, that amount will be treated as gain from the sale or exchange of stock when the stock is disposed of. An "extraordinary dividend" on the Series A Preferred Stock would include a dividend that (i) equals or exceeds 5% of the holder's adjusted tax basis in the stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (ii) exceeds 20% of the holder's adjusted tax basis (determined without regard to any reduction for the non-taxed portion of prior extraordinary dividends) in the stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. A holder may elect to use the fair market value of the stock, rather than its adjusted basis, for purposes of applying the 5% or 20% limitation, if the holder is able to establish fair market value to the satisfaction of the IRS. An "extraordinary dividend" would also include any amount treated as a dividend in the case of a redemption of the Series A Preferred Stock that is non-pro rata as to all stockholders, without regard to the period the holder held the stock.

         Special rules apply to "qualified preferred dividends." A qualified preferred dividend is any fixed dividend payable with respect to preferred stock which (i) provides for fixed preferred dividends payable no less often than annually and (ii) is not in arrears as to dividends when acquired, provided the actual rate of return, as determined under section 1059(e)(3) of the Code, on the stock does not exceed 15%. Where a qualified preferred dividend exceeds the 5% or 20% extraordinary dividend limitation described above, (1) the extraordinary dividend rules will not apply if the taxpayer has held the stock for more than five years, and (2) if the taxpayer disposes of the stock before it has been held for more than five years, the aggregate reduction in basis will not exceed the excess of the qualified preferred dividends paid on the stock during the period held by the taxpayer over the qualified preferred dividends that would have been paid during the period on the basis of the stated rate of return as determined under section 1059(e)(3) of the Code. The length of time a taxpayer is deemed to have held stock for purposes of the extraordinary dividend rules is determined under principles similar to those applicable to the dividends received deduction discussed above.

Redemption Premium

         If the redemption price of redeemable preferred stock exceeds its issue price, all or a portion of the excess may constitute an unreasonable redemption premium, taxable as a dividend to the extent of the issuing corporation's current or accumulated earnings and profits over the period during which the preferred stock cannot be redeemed. In the case of redeemable preferred stock that the issuer is not required to redeem at a specified time, a premium is considered to be reasonable if it is in the nature of a penalty for a premature redemption and if the premium does not exceed the amount the issuer would be required to pay for the redemption right under market conditions existing at the time of issuance of the preferred stock. If the redemption premium payable on the Series A Preferred Stock is considered unreasonable under the foregoing rules, a holder of the Series A Preferred Stock would take the amount of such premium (the excess of the redemption price over the issue price) into income over the period during which the stock cannot be called for redemption under an economic accrual method. The Revenue Reconciliation Act of 1990 authorized the Treasury Department to promulgate new regulations to govern the federal income tax treatment of redemption premiums on preferred stock. Under proposed regulations (the "Proposed 305 Regulations") that would not apply to stock issued before publications of final regulations, and thus would not by their terms apply to the Series A Preferred Stock, in the case of redeemable preferred stock that the issuer is not required to redeem at a specified time, the premium may be taxable as a dividend only if redemption pursuant to the issuer's call right is more likely than not to occur. The Proposed 305 Regulations provide that a redemption is not treated as more likely than not to occur if (i) the issuer and the holder are not related within the meaning of Section 267(b) or Section 707(b) of the Code, (ii) there are no arrangements that effectively require the issuer to redeem the stock, and (iii) the exercise of the right to redeem would not reduce the yield of the stock. Even if the redemption is more likely than not to occur, the premium will not be taxable as a dividend if the premium is solely in the nature of a penalty for premature redemption. A penalty for premature redemption is a premium paid as a result of changes in economic or market conditions over which neither the issuer nor the holder has control. There can be no assurance final regulations will not differ from the Proposed 305 Regulations and have retroactive effect.

         In addition, the legislative history of the Revenue Reconciliation Act of 1990 indicates that the Treasury Department may treat accrued and unpaid dividends on cumulative preferred stock, like the Series A Preferred Stock, as a disguised redemption premium if, at the time of issuance of the stock, there is no intention for dividends to be paid currently. If accrued and unpaid dividends were treated as a disguised redemption premium, the holder would be required to accrue the dividends into income without regard to whether they were paid in cash.

Redemption of Series A Preferred Stock for Cash or Convertible Subordinated Debentures

         Under the rules of section 302 of the Code, a redemption of shares of Series A Preferred Stock by the Company for cash will be treated as a distribution taxable as a dividend to redeeming stockholders to the extent of the Company's current or accumulated earnings and profits, unless the redemption (i) results in a "complete termination" of the stockholder's interest in the Company (within the meaning of section 302(b)(3) of the Code), (ii) is "substantially disproportionate" (within the meaning of section 302(b)(2) of the Code) with respect to the holder or (iii) is "not essentially equivalent to a dividend" (within the meaning of section
302(b)(1) of the Code).  In determining whether any of the Code section
302(b) tests have been met, shares of Common Stock and of any other class of stock of the Company will be taken into account along with shares of Series A Preferred Stock. Moreover, shares considered to be owned by the holder by reason of the constructive ownership rules set forth in section
318 of the Code, as well as shares actually owned, will be taken into account. If any of the foregoing tests is met, then, except with respect to declared and unpaid dividends, if any, the redemption of shares of Series A Preferred Stock for cash will result in taxable capital gain or loss equal to the difference between the amount of cash received and the holder's tax basis in the redeemed shares. Any capital gain or loss and will be long-term capital gain or loss if the shareholder's holding period exceeds one year. Based on a published IRS ruling, the redemption of a shareholder's Series A Preferred Stock for cash will be treated as "not essentially equivalent to a dividend" if, taking into account the constructive ownership rules, (a) the shareholder's relative stock interest in the Company is minimal, (b) the shareholder exercises no control over the Company's affairs and (c) there is a reduction in the holder's proportionate interest in the Company.

         In general, an exchange of Series A Preferred Stock for Convertible Subordinated Debentures will be subject to the same rules as a redemption for cash. However, because the Convertible Subordinated Debentures will be convertible into Common Stock, which a holder of the Convertible Subordinated Debentures will be deemed to own under the constructive ownership rules of section 318 of the Code, it is unlikely the receipt of Convertible Subordinated Debentures in exchange for the Series A Preferred Stock would qualify under the "complete termination" or "substantially disproportionate" tests described above. Accordingly, the redemption would be treated as a distribution to the extent of the issue price of the Convertible Subordinated Debentures and be taxable as a dividend (to the extent of the Company's current or accumulated earnings and profits) unless the "not essentially equivalent to a dividend" test is satisfied. No assurance can be given that it would be possible to satisfy that test in these circumstances. If any exception is satisfied, the exchange would not, except with respect to declared and unpaid dividends, be treated as a dividend and the holder would recognize capital gain or loss equal to the difference between the issue price of the Convertible Subordinated Debentures and the holder's adjusted tax basis in the Series A Preferred Stock. Gain or loss would be long-term capital gain or loss if the holding period for the Series A Preferred Stock exceeded one year.

         If a redemption of Series A Preferred Stock is treated as a distribution that may be taxable as a dividend, as opposed to consideration received in a sale or exchange, the amount of the distribution will be measured by the amount of cash or the issue price of the Convertible Subordinated Debentures, as the case may be, received by the holder. The holder's adjusted tax basis in the Series A Preferred Stock will be transferred to any remaining stock holdings in the Company. If the holder does not retain any stock ownership in the Company, it is unclear whether the holder will be permitted to transfer the basis to any Convertible Subordinated Debentures received in the exchange or will lose the basis entirely. Under section 1059 of the Code, the term "extraordinary dividend" includes any redemption of stock that is treated as a dividend and that is non-pro rata as to all stock, including holders of common stock, irrespective of holding period. Consequently, to the extent an exchange of Series A Preferred Stock for Convertible Subordinated Debentures or cash constitutes a distribution taxable as a dividend, it may constitute an "extraordinary dividend" to a corporate shareholder. See "-- Extraordinary Dividends" above. All prospective purchasers are urged to consult their own tax advisers with respect to the question of whether an exchange of Series A Preferred Stock for Convertible Subordinated Debentures will satisfy any of the non-dividend exceptions to section 302(b) of the Code and other issues relating to an exchange for Convertible Subordinated Debentures.

Treatment of Convertible Subordinated Debentures

             Interest and Original Issue Discount

         Stated interest on the Convertible Subordinated Debentures should generally be included in the holder's taxable income in accordance with the holder's method of accounting. In addition, if the Series A Preferred Stock is exchanged for Convertible Subordinated Debentures and the issue price of the Convertible Subordinated Debentures, as determined under section 1273 or 1274 of the Code, is less than the stated redemption price at maturity of the Convertible Subordinated Debentures (as determined under Code section 1273), then, provided the excess is greater than a statutory de minimis amount, the Convertible Subordinated Debentures will have original issue discount ("OID"). Assuming the Convertible Subordinated Debentures are traded on an established securities market, the issue price of the Convertible Subordinated Debentures will be their fair market value (including the value of the conversion feature) on their issue date. Similarly, if the Series A Preferred Stock, but not the Convertible Subordinated Debentures issued and exchanged therefor, is traded on an established securities market at the time of the exchange, the issue price of each Convertible Subordinated Debenture should be the fair market value of the Preferred Stock exchanged therefor at the time of the exchange. In the event neither the Series A Preferred Stock nor the Convertible Subordinated Debentures are traded on an established securities market, the issue price of the Convertible Subordinated Debentures will be their stated principal amount or, in the event the Convertible Subordinated Debentures do not bear "adequate stated interest" within the meaning of Code section 1274, their "imputed principal amount," which is generally the sum of the present values of all payments due under the Convertible Subordinated Debentures, discounted from the date of payment to their issue date at the appropriate "applicable federal rate." A holder of a Convertible Subordinated Debenture with OID would be required to include OID in income as it accrues using a constant yield to maturity method (regardless of its method of accounting). OID is considered de minimis if it is less than 0.25% of the principal amount of the Convertible Subordinated Debenture multiplied by its weighted average maturity. In general, OID must be included in income in advance of the receipt of the cash representing that income.

             Bond Premium on Convertible Subordinated Debentures

         If the Series A Preferred Stock is exchanged for Convertible Subordinated Debentures, and the holder's basis in the Convertible Subordinated Debentures exceeds the amount payable at the maturity date (or earlier redemption date, if appropriate) of the Convertible Subordinated Debentures, the excess (excluding the amount attributable to the conversion feature as determined under Treasury regulation section 1.171-2(c)(2)) may be deductible, subject to certain limitations with respect to individuals, by the holder of the Convertible Subordinated Debentures as amortizable bond premium over the term of the Convertible Subordinated Debentures (taking into account earlier call dates, as appropriate), under a yield to maturity formula but only if an election by the taxpayer under section 171 of the Code is in effect or is made. An election is binding once made and applies to all debt obligations owned or subsequently acquired by the taxpayer. The amortizable bond premium will be treated as an offset to interest income on the Convertible Subordinated Debentures, rather than as a separate deduction item.


             Market Discount on Resale of Convertible Subordinated Debentures

         If a holder acquires (other than at original issue) a Convertible Subordinated Debenture at a price that is less than the principal amount of the Convertible Subordinated Debenture, or if the Convertible Subordinated Debenture is issued with OID, its adjusted issue price, by an amount greater than a statutory de minimis amount, the Convertible Subordinated Debenture will be treated as having market discount. If a holder thereafter recognizes gain upon disposition of such a Convertible Subordinated Debenture, the lesser of (i) such gain, or (ii) the portion of the market discount that accrued while the Convertible Subordinated Debenture was held by the holder will be treated as ordinary income at the time of the disposition. A holder of a Convertible Subordinated Debenture may elect to include any market discount in income currently as it accrues rather than upon disposition on the Convertible Subordinated Debenture. This election is revocable only with the consent of the IRS and applies to all market discount bonds acquired by the holder on or after the first day of the taxable year in which the holder makes the election In addition, although market discount generally accrues on a straight line basis over the term of the Convertible Subordinated Debenture, at the election of the holder, it will accrue on a constant interest basis.

         A holder of a Convertible Subordinated Debenture that acquired it at a market discount may be required to defer the deduction of all or a portion of any interest paid or accrued on any indebtedness incurred or continued to purchase or carry the Convertible Subordinated Debenture until the market discount is recognizable upon a subsequent disposition of the Convertible Subordinated Debenture. Deferral is not required, however, if the holder elects to include accrued market discount in income currently.

             Redemption or Sale of Convertible Subordinated Debentures

         Generally, any redemption or sale of Convertible Subordinated Debentures by a holder would result in taxable gain or loss equal to the difference between the amount of cash received (except to the extent that cash received is attributable to accrued interest) and the holder's basis in the Convertible Subordinated Debentures. The tax basis of a holder of a Convertible Subordinated Debenture generally will be equal to the holder's cost, increased by any market discount included in the holder's income, and reduced by any amortizable bond premium applied against the holder's income, prior to sale or redemption of the Debenture. The tax basis of a holder that received a Convertible Subordinated Debenture in exchange for Series A Preferred Stock will generally be equal to the issue price of the Convertible Subordinated Debenture on the date the Debenture was issued plus any OID or market discount on the Convertible Subordinated Debenture included in the holder's income prior to sale or redemption of the Convertible Subordinated Debenture. Subject to the market discount rules described above, such gain or loss would be capital gain or loss and would be long-term capital gain or loss if the holding period exceeded one year.


Conversion of Series A Preferred Stock or Convertible Subordinated Debentures into Common Stock

         No gain or loss generally will be recognized upon conversion of shares of Series A Preferred Stock or Convertible Subordinated Debentures into shares of Common Stock, except with respect to any cash paid in lieu of fractional shares of Common Stock, which generally will be capital gain. Additionally, if the conversion takes place when there is a dividend arrearage on the Series A Preferred Stock and the fair market value of the Common Stock exceeds the issue price of the Series A Preferred Stock, a portion of the Common Stock received might be treated as a dividend distribution, taxable as ordinary income. In addition, ordinary income may be recognized to the extent that a portion of the Common Stock received is determined to constitute an interest payment with respect to the Convertible Subordinated Debentures. The tax basis of the Common Stock received upon conversion will be equal to the tax basis of the shares of Series A Preferred Stock (assuming the conversion is not treated as resulting in the payment of a dividend) or the Convertible Subordinated Debentures converted, and the holding period of the Common Stock will include the holding period of the shares of Series A Preferred Stock or Convertible Subordinated Debentures converted. The tax basis of any Common Stock treated as a dividend will be equal to its fair market value on the date of the distribution.

Adjustment of Conversion Price

         Holders of convertible preferred stock or convertible debt may be deemed to have received a constructive distribution of stock that is taxable as a dividend where the conversion ratio is adjusted to reflect a cash or property distribution with respect to stock into which such preferred stock is convertible. An adjustment to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders generally will not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the Series A Preferred Stock and Convertible Subordinated Debentures may not qualify as being pursuant to a bona fide reasonable adjustment formula. If a nonqualifying adjustment were made, the holders of Series A Preferred Stock or Convertible Subordinated Debentures might be deemed to have received a taxable stock dividend.

Backup Withholding

         Under the backup withholding provisions of the Code and applicable Treasury regulations, a holder of Series A Preferred Stock or Convertible Subordinated Debentures may be subject to backup withholding at the rate of 31% with respect to dividends on, or the proceeds of a sale, exchange or redemption of, the Series A Preferred Stock or Convertible Subordinated Debentures, unless such holder (i) is a corporation or comes within certain other exempt categories and when required demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a payment to a holder will be credited against the holder's federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.


                         PLAN OF DISTRIBUTION


         Westbridge will not receive any of the proceeds from the sale by the Selling Securityholders of the Series A Preferred Stock, Common Stock or Convertible Subordinated Debentures offered hereby. Any or all of the shares of Series A Preferred Stock, Common Stock or Convertible
Subordinated Debentures may be sold from time to time (i) to or through underwriters or dealers, (ii) directly to one or more other purchasers,
(iii) through agents on a best-efforts basis, or (iv) through a combination of any such methods of sale. The Selling Securityholders and any such underwriters, dealers or agents that participate in the distribution of the Series A Preferred Stock, Common Stock or Convertible Subordinated
Debentures may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the Series A Preferred Stock, Common Stock or Convertible Subordinated Debentures by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The
Series A Preferred Stock, Common Stock or Convertible Subordinated
Debentures may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Securityholders or by an agreement between the Selling Securityholders and underwriters or dealers. Brokers or dealers acting in connection with the sale of Series A Preferred Stock, Common
Stock or Convertible Subordinated Debentures contemplated by this Prospectus may receive fees or commissions in connection therewith.

         At the time a particular offer of Series A Preferred Stock, Common Stock or Convertible Subordinated Debentures is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate number of shares of Series A Preferred Stock, Common Stock or Convertible Subordinated Debentures being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Series A Preferred Stock, Common Stock or Convertible Subordinated Debentures purchased from the Selling Securityholders, any discounts, commissions and other items constituting compensation from the Selling Securityholders and/or Westbridge and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. Such supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Series A Preferred Stock, Common Stock or Convertible Subordinated Debentures.

         The Series A Preferred Stock is not currently listed on any national securities exchange or included on the NASDAQ System. Westbridge does not intend to provide for such a listing or inclusion for the Series A
Preferred Stock or, if issued, the Convertible Subordinated Debentures.
The outstanding Common Stock is, and the Common Stock offered hereby will be, listed on the NYSE.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Series A Preferred Stock, Common Stock or Convertible Subordinated Debentures may not simultaneously engage in market making activities with respect to the Series A Preferred Stock, Common Stock or Convertible Subordinated Debentures for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Securityholders and any person participating in the distribution of the Series A Preferred Stock, Common Stock or Convertible Subordinated Debentures will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Series A Preferred Stock, Common Stock or Convertible Subordinated Debentures by the Selling Securityholders or any such other person.

         In order to comply with certain states' securities laws, if applicable, the Series A Preferred Stock, Common Stock and Convertible Subordinated Debentures will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Series A Preferred Stock, Common Stock and Convertible Subordinated Debentures may not be sold unless they have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available.

         Pursuant to the Preferred Stock Purchase Agreement, Westbridge agreed to file the Registration Statement of which this Prospectus is a part with the Commission and use its best efforts to have it declared effective, and to indemnify the Selling Securityholders and certain other persons against certain liabilities, including liabilities arising under the Securities
Act.  Under the terms of such Preferred Stock Purchase Agreement,
Westbridge has agreed to keep such Registration Statement continuously effective for a period of three years from the date the Registration
Statement is first declared effective by the Commission.

         Pursuant to the Preferred Stock Purchase Agreement, Westbridge has paid or will pay any and all expenses incident to the performance of or compliance with such agreement including, among other things, registration and filing fees, fees and expenses incurred in connection with compliance with securities or blue sky laws of the applicable states, fees and disbursements of counsel and independent public accountants for Westbridge, but excluding underwriting discounts and commissions, the fees and expenses of counsel to the Selling Securityholders and transfer taxes, if any.

         In the Preferred Stock Purchase Agreement, Westbridge agreed to indemnify and hold harmless, to the extent permitted by law, the Selling Securityholders and their general and limited partners, officers, directors, agents and employees and each person who controls a Selling Securityholder against all losses, claims, damages, liabilities, costs (including the costs of investigation and reasonable attorneys' fees) and expenses (collectively "Losses"), arising out of or based upon any untrue or alleged untrue statement of material fact contained in this Prospectus or the Registration Statement of which it is a part, any amendment of supplement hereto or thereto, or any omission or alleged omission of a material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading, except to the extent that the same arise out of or are based upon information furnished in writing to Westbridge by such Selling Securityholders expressly for use herein or therein. The Selling Securityholders also have agreed to indemnify, to the extent permitted by law, Westbridge and its officers, directors, agents and employees, and each person who controls Westbridge against Losses arising out of or based upon any untrue statement of material fact contained in this Prospectus or the Registration Statement of which it is a part, any omission to state herein or therein a material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading to the extent such statement or omission is contained in information provided by such Selling Securityholder for inclusion herein or therein.

                          SELLING SECURITYHOLDERS


         Certain holders of Series A Preferred Stock, Common Stock or Convertible Subordinated Debentures may offer such securities hereby on a continuous or delayed basis pursuant to Rule 415 promulgated under the Securities Act. Holders who so offer such securities (the "Selling Securityholders") shall consist solely of Investors and permitted transferees thereof, if any, which acquired such securities other than under an effective registration statement with respect to such securities or in a public distribution pursuant to Rule 144 promulgated under the Securities Act.

         The following table provides certain information as of the date of this Prospectus with respect to each Selling Securityholder for whose account Series A Preferred Stock, Common Stock or Convertible Subordinated Debentures may be sold pursuant to this Prospectus, which information has been furnished to the Company by the Selling Securityholders and other sources that the Company has not certified. Because the Selling Securityholders may sell all or some part of the Series A Preferred Stock, Common Stock or Convertible Subordinated Debentures that they hold pursuant to this Prospectus, no estimate can be given as to the amount of Series A Preferred Stock, Common Stock or Convertible Subordinated Debentures that will be held by the Selling Securityholders at any time subsequent to the date of this Prospectus. See "Plan of Distribution." As of the date of this Prospectus, none of the Selling Securityholders has had a material relationship within the past three years with the Company or any of its Subsidiaries, other than as a result of the ownership of the securities of the Company.

                                              Shares of                                                  Shares of
                                              Series A                                                  Series A
                                            Preferred Stock                                            Preferred Stock
                                             Beneficially                                              Beneficially
                                             Owned Prior to                   Shares                  Owned After the
Name of Selling Securityholder               the Offering(1)              Offered Hereby(2)          the Offering(1)(2)(3)
                                           Number          Percent                                 Number           Percent(4)
                                           ------          -------          -----------------      ------           ----------
Chestnut Hill Fund L.P.(5)                 1,000          5.00%                 1,000                  0
Delaware State Employees
  Retirement Fund                          1,675           8.38                 1,675                  0
Declaration of Trust For Defined Benefit
  Plans of Zeneca Holdings Inc.              325           1.63                   325                  0
Declaration of Trust For Defined Benefit
  Plans of ICI American Holdings Inc.        500           2.50                   500                  0
Davos Partners, L.P.(6)                      780           3.90                   780                  0
Quasar International Partners, C.V.(7)       630           3.15                   630                  0
Adrienne Partners, L.P.(6)                    90           (10)                    90                  0
Sage International Fund Ltd.               1,000           5.00                 1,000                  0
Antosa Ltd.                                  250           1.25                   250                  0
Bonnington Corporation                       150           (10)                   150                  0
Lulworth Corporation                         150           (10)                   150                  0
Chesterwood Ltd.                             150           (10)                   150                  0
Sebo Ltd.                                    150           (10)                   150                  0
Palmareal Ltd.                               150           (10)                   150                  0
President and Fellows of Harvard College   5,000          25.00                 5,000                  0
National Lloyds Insurance Company          1,000           5.00                 1,000                  0
The Baupost Group, Inc.(8)                 3,000          15.00                 3,000                  0
Convertible Holdings, Inc.                 2,000          10.00                 2,000                  0
Offshore Strategies Ltd.                     500           2.50                   500                  0
Bridgerope & Co.(9)                        1,500           7.50                 1,500                  0

____________________

(1)          Information with respect to beneficial ownership was obtained from the Selling Securityholders.
(2)          This Prospectus also covers the maximum number of shares of Common Stock issuable upon conversion of the
             Series A Preferred Stock or Convertible Subordinated Debentures, and the aggregate principal amount of
             Convertible Subordinated Debentures issuable upon exchange of the Series A Preferred Stock, in each case, as described herein.
(3)          Assumes sale of all, and no other purchases or sales of, Series A Preferred Stock, Common Stock or
             Convertible Subordinated Debentures.  See "Plan of Distribution."
(4)          No holders will after the Offering own as much as 1% of the Series A Preferred Stock.
(5)          Such shares are beneficially owned by Chestnut Hill Management Corp.
(6)          Such shares are beneficially owned by David Nolan.
(7)          Such shares are beneficially owned by D. Nolan Management Company, Inc.
(8)          Such shares are also beneficially owned by Baupost Partners and Seth A. Klarman.
(9)          Such shares are beneficially owned by Merrill Lynch World Income Fund, Inc.
(10)         Less than 1%.

         The Selling Securityholders' right to offer Series A Preferred Stock, Common Stock or Convertible Subordinated Debentures hereby derives from certain registration rights granted to the Investors in the Preferred Stock Purchase Agreement. In the Preferred Stock Purchase Agreement, Westbridge agreed to use its best efforts to keep the Registration Statement, of which this Prospectus is a part, effective for a period of up to three years following the date of its original effectiveness.

                                LEGAL MATTERS

         The legality of the Series A Preferred Stock, the Convertible Subordinated Debentures issuable upon the exchange of the Series A Preferred Stock, and the Common Stock issuable upon the conversion of the Series A Preferred Stock or the Convertible Subordinated Debentures and certain Federal tax matters has been passed upon for the Company by Milbank, Tweed, Hadley & McCloy, New York, New York.


                                    EXPERTS

         The consolidated financial statements of Westbridge included in this Prospectus as of December 31, 1994, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1994, and the financial statement schedules included herein and elsewhere in the Registration Statement, have been so included in reliance upon the report of Price Waterhouse, independent accountants, given upon the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of NFI as of December 31, 1993, and for the year then ended, have been so included in reliance upon the report of Price Waterhouse, independent accountants, given upon the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of NFI as of December 31, 1992, and for each of the years in the two-year period ended December 31, 1992, have been so included in reliance upon the report of Jaynes, Reitmeier, Boyd & Therrell, P.C., independent accountants, given upon the authority of such firm as experts in accounting and auditing.

                        GLOSSARY OF INSURANCE TERMS


         The following Glossary includes definitions of certain general insurance terms, as well as certain terms which relate specifically to the Company.

agent:                       An independent contractor representative of an insurer licensed to sell and service the insurer's products.

amortization of DPAC:        Amortization of DPAC for a particular period expressed as a percentage of premiums earned for that period, all amounts determined in accordance with GAAP.

assumption reinsurance:      A transfer of policies from one insurance company to another where there is a novation of the existing policies and the assuming insurer is substituted for the transferring insurer.  The transferring insurer is released from any obligations to the policyholder under the policy.

benefits:                    All amounts payable pursuant to the Company's policies, including base policy benefits and the benefits payable by the Company by virtue of a return of premium rider.

claim:                       A demand by the policyholder for payment by the Company of a base policy benefit.

coinsurance:                 Where two or more insurers share all losses covered by a policy in a proportion agreed upon in advance.

commission:                  Compensation paid by an insurer to its agents or to brokers for placing insurance coverage with the insurer, usually determined as a percentage of premiums earned by the insurer with respect to policies written by those agents or brokers.

controlled agency network
  system:                    A group of agency networks in which the Company has either a substantial ownership interest or a long-term marketing relationship or reinsurance agreement.

copayment:                   The amount paid by a covered person toward a claim after the deductible has been met.

deductible:                  The portion of an insured loss to be borne by the insured before he is entitled to any recovery from the insurer.

deferred policy
  acquisition costs (DPAC):  An asset of an insurer, determined in accordance with GAAP, that consists of expenses incurred by the insurer that are related to, and vary with, the production of new sales.  This asset consists of the portion of first-year commissions in excess of renewal commissions and certain underwriting, policy issue and selling expenses, all of which are capitalized and amortized over the expected term of the policy.  This asset does not exist under SAP, which require that these items be expensed in the period in which they are incurred.

first-year premiums:         During any fiscal period, the premiums recorded in the first 12 months following the issuance of a policy.

GAAP:                        Generally accepted accounting principles in the United States.

guaranteed renewable
  policy:                    An insurance policy that the policyholder has the absolute right to continue in force for the duration of his life or for a specified period of time by the timely payment of premiums.  The insurer is contractually prohibited during such period, absent policyholder agreement, from changing any provision of a guaranteed renewable policy, other than the amount of premiums payable by the insured.

level term:                  A type of life insurance policy where the face value remains the same from the effective date until the expiration date.

loss ratio:                  The sum of the Company's policyholder benefits and claims for a particular period plus the increase in its policy benefit reserves during that period expressed as a percentage of its premiums earned for that period.

morbidity:                   The relative incidence of disease.

mortality:                   The relative incidence of death.

NAIC:                        The National Association of Insurance Commissioners, an association of all state insurance commissioners formed to promote uniformity in regulation.  Statutory accounting practices are largely based on NAIC policies.

policy:                      An individual contract of insurance or a certificate of coverage issued by an insurer to a policyholder evidencing the agreement of the insurer to provide the benefit described therein.

policyholder:                The individual who applies to the Company for coverage and in whose name a policy or a certificate of coverage is issued.  The policyholder will receive the benefits payable under the policy unless he assigns them to someone else or he designates a beneficiary.

policyholder benefits:       The total amount of benefits paid under the Company's policies during a particular period plus the increase (or minus the decrease) in its unpaid claim reserves
                             (including the IBNR claim reserves and the ICOS claim reserves).

premiums:                    The amount payable to an insurer by its policyholders in consideration of the coverage period under its insurance policies.

recapture:                   The action of a ceding insurance company taking back from a reinsurer insurance previously ceded.

reinsurance:                 The acceptance by one or more insurers, of a portion or all of the risk underwritten by another insurer.

renewal premiums:            During any fiscal period, the premiums recorded from and after the 13th month following the issuance of a policy.

rider:                       An agreement attached to or incorporated into an insurance policy which adds to, or changes the terms of coverage provided under the policy.
statutory accounting
  practices (SAP):           Accounting practices prescribed or permitted by the relevant state insurance regulatory authorities.

statutory capital
  and surplus:               The amount remaining after all of an insurer's liabilities as of a particular date are subtracted from all of its assets as of that date, all amounts determined in accordance with SAP.

surplus:                     The amount by which admitted assets exceed liabilities and paid-in capital, all amounts as determined in accordance with SAP.

underwriting:                An insurer's process of reviewing an application for insurance coverage, deciding whether and on what basis to award all or part of the coverage requested, and determining the applicable premium; also refers to the granting of such coverage.

                       INDEX TO FINANCIAL STATEMENTS

                               The Company

Report of Independent Accountants. . . . . . . . . . . . . . . . . . . . . . .          F-2
Consolidated Statements of Operations for the years ended December 31, 1994,
  1993 and 1992. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          F-3
Consolidated Balance Sheets as of December 31, 1994 and 1993 . . . . . . . . .          F-4
Consolidated Statements of Cash Flows for the years ended December 31, 1994,
  1993 and 1992. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          F-6
Consolidated Statements of Changes in Stockholders' Equity . . . . . . . . . .          F-8
Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . .          F-9
Unaudited Consolidated Statements of Operations for the six months ended
  June 30, 1995 and 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . .          F-31
Unaudited Consolidated Balance Sheets as of June 30, 1995,
  December 31, 1994 and June 30, 1994. . . . . . . . . . . . . . . . . . . . .          F-32
Unaudited Consolidated Statements of Cash Flows for the six months ended
  June 30, 1995 and 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . .          F-34
Notes to Unaudited Consolidated Financial Statements . . . . . . . . . . . . .          F-36


                              NFI and AICT


Reports of Independent Accountants . . . . . . . . . . . . . . . . . . . . . .          F-38
Consolidated Statements of Income for the years ended December 31, 1993,
  1992 and 1991. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          F-40
Consolidated Balance Sheets of December 31, 1993 and 1992. . . . . . . . . . .          F-41
Consolidated Statement of Cash Flows . . . . . . . . . . . . . . . . . . . . .          F-42
Consolidated Statement of Changes in Stockholder's Equity. . . . . . . . . . .          F-43
Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . .          F-44
Unaudited Consolidated Statement of Income for the three months ended
  March 31, 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          F-54
Unaudited Consolidated Balance Sheet as of March 31, 1994. . . . . . . . . . .          F-55
Unaudited Consolidated Statement of Cash Flows for the three months ended
  March 31, 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          F-56
Notes to Unaudited Consolidated Financial Statements . . . . . . . . . . . . .          F-57


                            Pro Forma

Pro Forma Financial Information. . . . . . . . . . . . . . . . . . . . . . . .          P-1
Pro Forma Consolidated Statement of Operations for the year ended
  December 31, 1994. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          P-2
Notes to Pro Forma Financial Information . . . . . . . . . . . . . . . . . . .          P-3

                             REPORT OF INDEPENDENT ACCOUNTANTS



      To the Board of Directors and Stockholders of Westbridge Capital Corp.

      In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Westbridge Capital Corp. and its subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



      /s/ Price Waterhouse LLP


      Fort Worth, Texas
      March 30, 1995

                                 WESTBRIDGE CAPITAL CORP.
                           CONSOLIDATED STATEMENTS OF OPERATIONS
                             (In thousands, except share data)

                                                               Year Ended December 31,
                                                             1994       1993       1992
Revenues:
  Premiums:
    First-year                                            $ 15,111   $  8,738   $  9,552
    Renewal                                                 83,592     59,993     47,179
                                                          --------   --------   --------
                                                            98,703     68,731     56,731


  Net investment income                                      5,764      4,120      3,932
  Fee and service income                                     1,728      1,397      1,392
  Net realized gain on investments                             320      1,030        422
  Other income                                                  31         14        157
                                                          --------   --------   --------
                                                           106,546     75,292     62,634
                                                          --------   --------   --------
Benefits, claims and expenses:
  Benefits and claims                                       53,623     33,153     26,522
  Amortization of deferred policy acquisition costs          9,711      8,159      8,452
  Commissions                                               11,224      9,595      8,382
  General and administrative expenses                       16,847     14,349     12,663
  Taxes, licenses and fees                                   3,230      2,724      2,095
  Interest expense                                           3,067      2,552      2,536
                                                          --------   --------   --------
                                                            97,702     70,532     60,650
                                                          --------   --------   --------
Income before income taxes, equity in earnings
  of Freedom Holding Company and cumulative effect
  of change in accounting principle                          8,844      4,760      1,984
Provision for income taxes                                   2,764      1,562        532
Equity in earnings of Freedom Holding Company                  345        333        310
                                                          --------   --------   --------
Net income, before cumulative effect of change
  in accounting principle                                    6,425      3,531      1,762
Cumulative effect on prior years of change
  in accounting for income taxes                                 -          -      1,134
                                                          --------   --------   --------
      Net income                                          $  6,425   $  3,531   $  2,896
                                                          ========   ========   ========
Preferred stock dividends                                    1,190          -          -
Income applicable to common stockholders                  $  5,235   $  3,531   $  2,896
                                                          ========   ========   ========
Earnings Per Common Share:
  Primary:
    Income before cumulative effect of accounting change  $   1.13   $    .78   $    .40
    Cumulative effect of accounting change                       -          -        .26
                                                          --------   --------   --------
      Net earnings                                        $   1.13   $    .78   $    .66
                                                          ========   ========   ========
  Fully Diluted:
    Income before cumulative effect of accounting change  $   1.03   $    .78   $    .40
    Cumulative effect of accounting change                       -          -        .26
                                                          --------   --------   --------
      Net earnings                                        $   1.03   $    .78   $    .66
                                                          ========   ========   ========
Weighted Average Shares Outstanding:
  Primary                                                4,617,000  4,555,000  4,381,000
  Fully Diluted                                          6,267,000  4,555,000  4,381,000

The accompanying notes are an integral part of these financial statements.

                                 WESTBRIDGE CAPITAL CORP.
                                CONSOLIDATED BALANCE SHEETS
                                      (In thousands)


                                          ASSETS


                                                         Year Ended December 31,
                                                           1994           1993
Investments:
  Fixed maturities:
    Available-for-sale, at market value                  $ 10,787      $      -
      (amortized cost $11,310)
    Held-to-maturity, at amortized
      cost (market value $75,238, and $51,806)             80,377        49,737
  Equity securities, at market                                469           475
  Investment in Freedom Holding Company,
    on the equity basis                                     5,945         5,600
  Mortgage loans on real estate                               768           865
  Investment real estate                                      141           141
  Policy loans                                                291           289
  Short-term investments                                    7,189           179
                                                         --------      --------
       Total Investments                                  105,967        57,286

Cash                                                        2,871           148
Notes receivable from related parties                           -         1,381
Accrued investment income                                   1,924         1,044
Receivables from agents, net of $1,137
  and $1,133 allowance for doubtful accounts                7,353         4,950
Deferred policy acquisition costs                          58,654        28,354
Leasehold improvements and equipment,
  at cost, net of accumulated depreciation
  and amortization of $3,446 and $3,151                     1,215           564
Other assets                                                9,597         3,340
                                                         --------      --------
       Total Assets                                      $187,581      $ 97,067
                                                         ========      ========

The accompanying notes are an integral part of these financial statements.

                                 WESTBRIDGE CAPITAL CORP.
                                CONSOLIDATED BALANCE SHEETS
                             (In thousands, except share data)

             LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY


                                                               Year Ended December 31,
                                                                 1994            1993
Liabilities:
  Policy liabilities and accruals:
    Future policy benefits                                    $ 62,893         $32,877
    Claims                                                      41,387          12,794
                                                              --------         -------
                                                               104,280          45,671
Accumulated policyholders' funds                                   372             360
Other liabilities                                                8,678           7,677
Deferred income taxes                                            3,231           2,326
Senior subordinated debentures,
  net of unamortized discount                                   24,665          19,422
                                                               -------         -------
       Total Liabilities                                       141,226          75,456
                                                               -------         -------
Redeemable Preferred Stock                                      20,000               -
                                                               -------         -------
Stockholders' Equity:
  Common stock, ($.l0 par value,
    30,000,000 shares authorized;
    4,430,458, and 4,273,467 shares issued)                        443             427
  Capital in excess of par value                                19,328          19,483
  Unrealized appreciation (depreciation)
    of investments carried at market value                        (147)            205
  Retained earnings                                              6,901           1,666
                                                               -------         -------
                                                                26,525          21,781
  Less - Aggregate of shares held in
    treasury and investment by
    affiliate in Westbridge Capital
    Corp. common stock (28,600 at
    December 31, 1994 and 1993, at cost)                          (170)           (170)
                                                               -------         -------
       Total Stockholders' Equity                               26,355          21,611
                                                               -------         -------
Commitments and contingencies

       Total Liabilities, Redeemable Preferred
         Stock and Stockholders' Equity                       $187,581         $97,067
                                                               =======         =======



The accompanying notes are an integral part of these financial statements.

                                 WESTBRIDGE CAPITAL CORP.
                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                      (In thousands)

                                                         Year Ended December 31,
                                                    ------------------------------
                                                       1994       1993       1992
                                                    ------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                        $  6,425   $  3,531   $  2,896
  Adjustments to reconcile net income applicable
    to common stockholders, to net cash used for
    operating activities:
      Decrease in policy liabilities and accruals     (6,700)   (15,108)    (7,553)
      Amortization of deferred policy acquisition costs9,711      8,159      8,452
      Increase in deferred income taxes                  905      1,138        196
      Additions to deferred policy acquisition costs (12,582)    (5,745)    (5,850)
      Depreciation expense                               325        413        486
      Cumulative effect on prior years of change in
        accounting principle for income taxes              -          -     (1,134)
      Increase in receivables from agents             (2,403)      (994)       (50)
      Increase in other assets                        (6,257)      (128)      (609)
      Equity in earnings of Freedom Holding Company     (345)      (333)      (310)
      Net realized gains on investments                 (320)    (1,106)      (406)
      Increase (decrease) in other liabilities         1,013      2,867       (292)
      Other, net                                        (392)       125       (200)
                                                     -------    -------    -------
NET CASH USED FOR OPERATING ACTIVITIES               (10,620)    (7,181)    (4,374)
                                                     -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of NFI and AICT                        (20,178)         -          -
  Proceeds from investments sold:
    Fixed maturities, classified as
      hold-to-maturity, called or matured              4,357     10,240     11,907
    Fixed maturities, classified as
      available-for-sale, called or matured            1,544          -          -
    Fixed maturities, classified as
      hold-to-maturity, sold                               -     18,187     12,513
    Fixed maturities, classified as
      available-for-sale, sold                         7,275          -          -
    Short-term investments sold or matured            45,020      1,581      6,721
    Other investments sold or matured                     98        329        654
    Cost of investments acquired                     (50,039)   (25,542)   (26,230)
    Notes receivable from related parties              1,381        783        585
    Additions to leasehold improvements and
      equipment, net of retirements                     (976)      (228)      (420)
                                                     -------    -------    -------
NET CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES (11,518)     5,350      5,730
                                                     -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Effective issuance of senior subordinated
    debentures, at par                                 5,000          -          -
  Issuance of redeemable preferred stock              20,000          -          -
  Issuance of common stock                               395        123         79
  Purchase and cancellation of common stock             (534)       (89)         -
                                                     -------    -------    -------
NET CASH PROVIDED BY FINANCING ACTIVITIES             24,861         34         79
                                                     -------    -------    -------
INCREASE (DECREASE) IN CASH DURING PERIOD              2,723     (1,797)     1,435

CASH AT BEGINNING OF PERIOD                              148      1,945        510
                                                     -------    -------    -------
CASH AT END OF PERIOD                               $  2,871   $    148   $  1,945
                                                     =======    =======    =======
Supplemental Disclosures of Cash Flow Information:
  Cash paid during the year for:
    Interest                                        $  2,678   $  2,353   $  2,352
    Income taxes                                    $  2,090   $    424   $    258



The accompanying notes are an integral part of these financial statements.

                           WESTBRIDGE CAPITAL CORP.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (continued)



Supplemental Schedule Of Non-Cash Investing Activities:

The Company purchased the outstanding capital stock of a health insurer and its subsidiary in the second quarter of 1994 for a cash purchase price of $20.1 million.  This purchase resulted in the Company receiving tangible assets and assuming liabilities as follows:
      Assets                   $61,293,000
      Liabilities              $72,199,000

The Company purchased a block of Supplemental Health insurance in the first quarter of 1994.  This purchase resulted in the Company disbursing assets and assuming liabilities as follows:
      Investments              $   545,000
      Policy liabilities       $ 2,626,000

The Company purchased a Medicare Supplement block of business in the first quarter of 1993.  This purchase resulted in the Company receiving assets and assuming liabilities as follows:
      Investments              $ 2,526,000
      Policy liabilities       $ 2,445,000

The Company purchased a Medicare Supplement block of business in the third quarter of 1992.  This purchase resulted in the Company receiving assets and assuming liabilities as follows:
      Investments              $18,440,000
      Policy liabilities       $21,997,000

The accompanying notes are an integral part of these financial statements.


                                                WESTBRIDGE CAPITAL CORP.
                               CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                            (In thousands, except share data)


                                                                    Unrealized
                                                                    Appreciation    Retained                           Total
                                                          Capital  (Depreciation)  Earnings                          Stock-
                                     Common Stock         in Excess       of      (Accumulated   Treasury Stock      holders'
                                  Shares        Amount  of Par Value  Investments   Deficit)   Shares       Amount    Equity
                                 ---------      ------  ------------  -----------   --------   -------      ------    ------
Balance at January 1, 1992       4,226,425       $423       $19,833        $54      $(4,761)    78,600       $(629)   $14,920

Net income                                                                            2,896                             2,896
Unrealized appreciation
  of investments                                                           118                                            118
Issuance of shares under
  stock option plans                44,412          4            75                                                        79
Cancellation of treasury stock     (50,000)        (5)         (454)                           (50,000)        459         --
                                 ---------       ----       -------       ----      -------    -------        ----    -------
Balance at December 31, 1992     4,220,837        422        19,454        172       (1,865)    28,600        (170)    18,013

Net income                                                                            3,531                             3,531
Unrealized appreciation
  of investments                                                            33                                             33
Issuance of shares under
  stock option plans                66,180          7           116                                                       123
Shares purchased and
  cancelled                        (13,550)        (2)          (87)                                                      (89)
                                 ---------       ----       -------       ----      -------    -------        ----    -------
Balance at December 31, 1993     4,273,467        427        19,483        205        1,666     28,600        (170)    21,611

Net income                                                                            6,425                             6,425
Preferred stock dividend                                                             (1,190)                           (1,190)
Unrealized depreciation
  of investments                                                          (352)                                          (352)
Issuance of shares under
  stock option plans               219,648         22           373                                                       395
Shares purchased and
  cancelled                        (62,657)        (6)         (528)                                                     (534)
                                 ---------       ----       -------      -----      -------    -------       -----    -------
Balance at December 31, 1994     4,430,458       $443       $19,328      $(147)     $ 6,901     28,600       $(170)   $26,355
                                 =========       ====       =======      =====      =======    =======       =====    =======


The accompanying notes are an integral part of these financial statements.

                            WESTBRIDGE CAPITAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS

Principles of Consolidation. The consolidated financial statements include accounts of Westbridge Capital Corp. ("the Company"), and its wholly-owned subsidiaries, National Foundation Life Insurance Company ("NFL"), National Financial Insurance Company ("NFI"), American Insurance Company of Texas ("AICT"), Foundation Financial Services, Inc. ("FFS"), Westbridge Marketing Corporation ("WMC"), Westbridge Financial Corp. ("WFC"), Westbridge Printing Services, Inc. ("WPS"), Flex-Plan Systems, Inc. ("FPS"), and National Legal Services Company, Inc., as well as its 51%-owned subsidiary, LifeStyles Marketing Group, Inc. ("LifeStyles Marketing"), and its 50%-owned subsidiaries, Senior Benefits, LLC ("Senior Benefits") and American Senior Security Plans, LLC ("ASSP"). The Company's decision to consolidate the accounts of Senior Benefits and ASSP is based on the extent to which the Company exercises control over Senior Benefits and ASSP. The Company has agreed to provide 100% of the financing required to support the marketing efforts of Senior Benefits and ASSP and also has significant input in their management. All significant intercompany accounts and transactions have been eliminated.

Accounting Principles and Regulatory Matters. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP"). These principles differ from statutory accounting principles, which must be used by the Company's Insurance Subsidiaries when reporting to state insurance departments. The Company's Insurance Subsidiaries are subject to oversight by insurance regulators of Delaware, Texas and other states in which they are authorized to conduct business. These regulators perform triennial examinations of the statutory financial statements and, as a result, may propose adjustment to such statements.

Investments. The Company's fixed maturity portfolio is segregated into two components: fixed maturities, held to maturity and fixed maturities available-for-sale. Fixed maturities, where the Company has intent and ability to hold to maturity, are carried at amortized cost, adjusted for other than temporary impairments. Fixed maturities that are available-for-sale, are carried at market value. Changes in aggregate unrealized appreciation or depreciation on fixed maturities available for sale are reported directly in stockholders' equity, net of applicable deferred income taxes. Equity securities (common and nonredeemable preferred stocks) are carried at market value. The Company's 40% equity invest-ment in Freedom Holding Company is accounted for on the equity basis (i.e., cost adjusted for equity in post-acquisition earnings and amortization of excess cost). Mortgage loans on real estate and policy loans are carried at the unpaid principal balance. Accrual of interest income ceases when loans are ninety days or more past due. Foreclosed assets are carried at the lower of fair value or unpaid principal balance, less necessary costs to effect foreclosure. Realized gains and losses on sales of investments are recognized in current operations on the specific identification basis. Changes in market values of equity securities, after deferred income tax effects, are reflected as unrealized appreciation or depreciation directly in stockholders' equity and, accordingly, have no effect on current operations.

Deferred Policy Acquisition Costs. Policy acquisition costs consisting of commissions and other costs, which vary with and are primarily related to the production of new business, are deferred and amortized over periods not to exceed the estimated premium-paying periods of the related policies. Also included in deferred policy acquisition costs is the cost of insurance purchased on acquired business. Amortization is dynamically adjusted based on current and projected future levels of premium revenue. Such projected future levels of premium revenue are estimated using assumptions as to interest, mortality, morbidity and withdrawals consistent with those used in calculating liabilities for future policy benefits.

Leasehold Improvements and Equipment. Leasehold improvements and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of equipment is computed using the straight-line method over the estimated useful lives (three to seven years) of the assets. Leasehold improvements are amortized over the estimated useful lives of the related assets or the period of the lease, whichever is shorter. Maintenance and repairs are expensed as incurred and renewals and betterments are capitalized.

Future Policy Benefits and Claims. Liabilities for future policy benefits not yet incurred are computed primarily using the net level premium method including actuarial assumptions as to investment yield, mortality, morbidity and withdrawals.

Claims represent the estimated liabilities on claims reported plus claims incurred but not yet reported. These liabilities are necessarily subject to the impact of future changes in claim experience and, as adjustments become necessary, they are reflected in current operations.

Recognition of Revenue. Life insurance and accident and health premiums are recognized as revenue when received. Benefits and expenses are associated with related premiums so as to result in a proper matching of revenue with expenses.

Fee and service income and investment income are recognized when earned.

Income Taxes. In January 1992, the Company adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes". The adoption of SFAS 109 changes the Company's method of accounting for income taxes from the deferred method ("APB 11") to an asset and liability approach. Previously the Company deferred the past tax effects of timing differences between financial reporting and taxable income. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequence of temporary differences between the carrying amounts and the tax bases of other assets and liabilities.

Earnings Per Share. Primary net income per share of Common Stock is determined by dividing net income, less dividends on the Series A Preferred Stock, by primary weighted-average shares outstanding. Fully diluted net income per share is computed as if the Series A Preferred Stock had been converted to Common Stock, at the December 31, 1994 conversion price of $8.75 per share, resulting in 2,285,720 additional shares. The additional average shares outstanding were measured from the April 12, 1994 issue date, through December 31, 1994.

NOTE 2 - INVESTMENTS

Major categories of investment income are summarized as follows:

                                                   Year Ended December 31,
                                                 1994       1993       1992
                                                       (In thousands)
Fixed maturities                                $5,064     $3,823     $3,106
Mortgage loans on real estate                       83         94        181
Short-term investments                             489         31        180
Other                                              308        323        488
                                                ------     ------     ------
                                                 5,944      4,271      3,955
  Less: Investment expenses                        180        151         23
                                                ------     ------     ------
  Net investment income                         $5,764     $4,120     $3,932
                                                ======     ======     ======

Realized gains (losses) on investments are summarized as follows:

                                                   Year Ended December 31,
                                                 1994       1993       1992
                                                       (In thousands)
Fixed maturities                                $  320     $1,113      $ 422
Short-term investments                               -         55          -
Other long-term investments                          -       (138)         -
                                                ------     ------      -----
Realized gains on investments                   $  320     $1,030      $ 422
                                                ======     ======      =====

Unrealized appreciation (depreciation) on investments in equity securities and other investments reflected directly in stockholders' equity is summarized as follows:
                                                   Year Ended December 31,
                                                 1994       1993       1992
                                                       (In thousands)
Balance at beginning of year                    $ 205      $172        $ 54
Unrealized depreciation on fixed
  maturities available-for-sale                  (346)        -           -
Unrealized appreciation (depreciation)
  on equity securities and other investments       (6)       33         118
                                                -----      ----        ----
Balance at end of year                          $(147)     $205        $172
                                                =====      ====        ====

Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standard No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (the "Statement").

This Statement requires all debt securities and certain equity securities to be classified in three categories and accounted for as follows:

* Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

* Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

* Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stock-holders' equity.

The Company does not engage in "trading" of securities, and accordingly, all of the applicable investments have been categorized as held-to-maturity securities or as available-for-sale securities.

In accordance with the Statement, the cumulative effect of recording to a separate component of stockholders' equity the difference between market value and amortized cost at January 1, 1994 of securities classified as available-for-sale has been treated as a change in accounting principal, and no restatement of prior year financial statements has been made.

The amortized cost and estimated market values of investments in fixed maturities as of December 31, 1994 and 1993, are summarized by category as follows (in thousands):

                                                  Gross      Gross   Estimated
                                     Amortized Unrealized Unrealized  Market
Available-for-Sale                     Cost       Gains     Losses     Value
------------------                     ----       -----     ------     -----
U.S. Government and governmental
  agencies and authorities           $     -     $   -       $  -      $   -
States, municipalities, and
  political subdivisions               1,485         -         35      1,450
Mortgage-backed securities             2,622        11        133      2,500
Public utilities                       2,516         -         95      2,421
All other corporate bonds              4,687         9        280      4,416
                                     -------     -----       ----    -------
Balance at December 31, 1994         $11,310     $  20       $543    $10,787
                                     =======     =====       ====    =======

                                                  Gross      Gross  Estimated
                                    Amortized  Unrealized Unrealized Market
Held-to-Maturity                      Cost        Gains     Losses    Value
----------------                      ----        -----     ------    -----
U.S. Government and governmental
  agencies and authorities           $27,849    $   89     $1,289    $26,649
States, municipalities, and
  political subdivisions                   -         -          -          -
Mortgage-backed securities             9,403         -        336      9,067
Public utilities                       6,357        37        415      5,979
Financial institutions                18,244        11      1,748     16,507
All other corporate bonds             18,124        54      1,542     16,636
Certificates of deposit                  400         -          -        400
                                     -------    ------     ------    -------
Balance at December 31, 1994         $80,377    $  191     $5,330    $75,238
                                     =======    ======     ======    =======

                                                  Gross      Gross   Estimated
                                     Amortized Unrealized Unrealized  Market
Fixed Maturities                       Cost       Gains     Losses     Value
----------------                       ----       -----     ------     -----
                                                                        >
U.S. Government and governmental
  agencies and authorities           $18,875    $  486       $ 10    $19,351
States, municipalities, and
  political subdivisions               1,480       205          -      1,685
Public utilities                       4,476       461          -      4,937
All other corporate bonds             24,006     1,116        189     24,933
Certificates of deposit                  900         -          -        900
Balance at December 31, 1993         $49,737    $2,268       $199    $51,806


The amortized cost and estimated market value of investments in fixed maturities as of December 31, 1994, by classification, are shown below, in thousands, summarized by duration to maturity. Mortgage-backed securities are listed separately. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                    Estimated
                                                          Amortized  Market
Available-for-Sale                                          Cost      Value
------------------------------------                        ----      -----
Due in one year or less                                  $     -    $     -
Due after one year through five years                          -          -
Due after five years through ten years                     1,943      1,849
Due after ten years                                        6,745      6,437
Mortgage-backed securities                                 2,622      2,501
                                                         -------    -------
                                                         $11,310    $10,787
                                                         =======    =======

                                                                    Estimated
                                                          Amortized  Market
Held-to-Maturity                                            Cost      Value
-------------------------------------                       ----      -----
Due in one year or less                                  $ 4,077    $ 4,060
Due after one year through five years                     21,143     19,522
Due after five years through ten years                    18,820     17,723
Due after ten years                                       26,934     24,866
Mortgage-backed securities                                 9,403      9,067
                                                         -------    -------
                                                         $80,377    $75,238
                                                         =======    =======

A summary of unrealized depreciation reflected directly in stockholders' equity at December 31, 1994, on investments in fixed maturities available-for-sale, is as follows (in thousands):
                                        Year Ended December 31,
                                                 1994
                                                 ----
Amortized cost                                  $11,310
Estimated Market Value                           10,787
                                                -------
Unrealized depreciation                            (523)
Estimated tax at 34%                               (178)
                                                -------
Unrealized depreciation, net of tax             $  (345)
                                                =======

A summary of unrealized appreciation (depreciation) on investments in fixed maturities held-to-maturity, is as follows (in thousands):

                                                  Year Ended December 31,
                                                1994       1993       1992
                                                ====       ====       ====
Amortized cost                                $80,377   $49,737    $48,295
Estimated Market Value                         75,238    51,806     49,823
                                              -------   -------    -------
Unrealized appreciation (depreciation)        $(5,139)  $ 2,069    $ 1,528
                                              =======   =======    =======

Proceeds from sales of investments in debt securities were $13,176,000 in 1994 and $28,427,000 in 1993. Gross gains of $372,000 and gross losses of $52,000 were realized on 1994 sales. Gross gains of $1,172,000 and gross losses of $59,000 were realized on 1993 sales.

Included in fixed maturities at December 31, 1994, is one high-yield, unrated or less than investment grade corporate debt security. The Company's investment in this security comprises .1% of total cash and invested assets at December 31, 1994. Excluding NFL's investment in the Company's Debentures (see NOTE 8), the Company owned no high-yield, unrated or less than investment grade corporate debt securities at December 31, 1993.

Securities on deposit with insurance regulators in accordance with statutory requirements at December 31, 1994 and 1993 aggregated $19,820,000 and $7,140,000, respectively.

NOTE 3 - ACQUISITIONS

Acquisition of NFI and AICT

On April 12, 1994, Westbridge consummated the acquisition (the "Acquisition") of all of the outstanding capital stock of NFI and its wholly-owned subsidiary AICT. NFI and AICT are health insurers which ceased marketing operations in the past, and currently administer closed blocks of health insurance policies. During latter part of 1994, NFI and AICT renewed marketing operations. The purchase price for the Acquisition approximated $20,100,000, which was paid in cash. The Acquisition has been accounted for under the purchase method and, accordingly, the operating results of NFI and AICT have been included in the consolidated operating results since the date of acquisition.

The funds used to acquire NFI and AICT were provided by the issuance of Series A Preferred Stock (see NOTE 10).

The following summary, prepared on a pro forma basis, combines the consolidated results of operations of NFI and AICT with the operations of the Company, after including the impact of certain adjustments, such as amortization of deferred acquisition costs, dividends on the Series A Preferred Stock, and factually supportable expense reductions resulting from the consolidation of administrative operations, which will have a continuing impact. The following results assume the acquisition occurred as of the beginning of the respective periods.

                             PRO FORMA FINANCIAL DATA
                                   (Unaudited)
                        (In thousands, except share data)

                                                             Year Ended
                                                            December 31,
                                                           1994       1993
                                                           ----       ----
      Total Revenues                                    $115,466   $116,446
      Income applicable to common stockholders             5,483      5,149
      Net income per common share
        Primary                                            $1.19      $1.13
        Fully diluted                                      $1.03      $0.99

The pro forma financial information is presented for informational purposes only, and is not necessarily indicative of what actually would have occurred if the acquisition had been in effect for the entire periods presented. In addition, the pro forma financial information is not intended to be a projection of future results.

Acquisition of a Block of Cancer and Specified Disease Insurance Business

On February 8, 1994, NFL completed its purchase of a block of Cancer and Specified Disease Insurance from Dixie National Life Insurance Company. The purchase price for the block was $2,125,000. This acquisition has been accounted for under purchase accounting rules.

Acquisition of Medicare Supplement Business

On September 25, 1992, NFL completed its purchase of a block of Medicare Supplement policies from American Integrity Insurance Company ("AII"). Under the terms of the purchase, AII transferred to NFL $18,440,000 in cash and NFL assumed the risks associated with those policies. The Company accounted for this trans-action under purchase accounting rules and estimates have been recorded in the accompanying financial statements as of September 30, 1992, for reserves for future policy benefits in the amount of $9,197,000 and for claims in the amount of $12,800,000. The Company initially recorded an estimate for cost of insurance purchased in the amount of $3,884,000 of which the unamortized balance is included in deferred policy acquisition costs in the accompanying financial statements.

On March 29, 1993, NFL completed its purchase of a block of Medicare Supplement policies from Life and Health Insurance Company of America ("LHI"). Under the terms of the purchase, LHI transferred to NFL $2,526,000 in cash and NFL assumed the risks associated with those policies. The Company accounted for this transaction under purchase accounting rules.

NOTE 4 - SALE OF A BLOCK OF LIFE INSURANCE BUSINESS

On July 1, 1992, NFL sold a block of its ordinary life insurance line of business to an unrelated life insurance company. Under the terms of this transaction, NFL transferred $474,000 in assets to the acquiring company and released $607,000 in reserves and other liabilities related to the block of business sold. The differences between the assets transferred and the reserves and other liabilities released, $133,000, is included in other income in the accompanying financial statements in 1992. Additionally, the transaction resulted in an increase in NFL's statutory earnings and statutory capital and surplus for 1992.

NOTE 5 - INVESTMENT IN FREEDOM HOLDING COMPANY

In November 1988, the Company purchased a 40% equity interest in Freedom Holding Company of Louisville, Kentucky ("Freedom"). Freedom owns 100% of Freedom Life Insurance Company of America ("FLICA"), a Mississippi insurer licensed in 34 states and specializing in the sale of Cancer and Specified Disease Insurance products. Freedom's 60% principal owner is John P. Locke. Concurrent with the equity purchase in Freedom, Locke and his insurance marketing agencies also entered into a 10-year marketing agreement with FLICA and NFL for the sale of their products on an exclusive basis. Additionally, FLICA and NFL consummated a 10-year coinsurance agreement under which NFL or its affiliates will receive 50% of all insurance business written by FLICA.

The purchase price for the equity ownership in Freedom aggregated $4,200,000. The Company also made loans to Locke and Freedom in the amount of $2,400,000 and $1,086,000 respectively. The loans were each in the form of 10-year, 11.70% notes. Concurrent with the purchase, Locke made a $2,400,000 capital contribution to Freedom. This capital contribution together with the Company's loan to Freedom and $1,600,000 of the purchase price proceeds were utilized by Freedom to retire all of its then existing debt obligations. During 1994, both notes were repaid in full.

The Company utilizes the equity method of accounting for its 40% equity interest in Freedom. The Company's portion of Freedom's earnings was $345,000 in 1994, $333,000 in 1993, and $310,000 in 1992.

NOTE 6 - LIFESTYLES MARKETING GROUP, INC. JOINT VENTURE

In September 1987, NFL consummated an agency contract with LifeStyles Agency of Arlington, Texas ("LifeStyles Marketing") granting its agency force the exclusive right, subject to territorial production requirements, to sell NFL's Medical Expense Products developed in 1987 and 1988. During the second quarter of 1988, the Company agreed with the owners of LifeStyles Marketing to restructure the insurance agency as a joint venture. Under the terms of the definitive agreement consummated in November 1988, WMC, a wholly-owned subsidiary of the Company, holds a 51%-voting interest in the entity, LifeStyles Marketing.

The Company is providing financing to LifeStyles Marketing in its expansion efforts. LifeStyles Marketing's revenues and expenses during 1994 approximated $7,246,000 and $7,130,000, respectively. Revenues and expenses were $5,395,000 and $6,014,000 in 1993 and $5,815,000 and $6,115,000 in 1992, respectively. Of the revenues received, $5,561,000 were derived from NFL in the form of commission income on insurance products sold for NFL during 1994, $4,386,000 in 1993 and $4,891,000 in 1992. Through December 31, 1994, the Company loaned LifeStyles Marketing approximately $6,178,000 in the form of advances which accrue interest at prime plus 1% established at the beginning of each year, which equaled 7% during the year ended December 31, 1994, on the unpaid balance. There is not a scheduled repayment plan in place for amounts the Company has loaned to LifeStyles Marketing. No dividends are to be distributed to any shareholders until all advances and accrued interest due the Company have been repaid.

Under the terms of the joint venture agreement, profits and losses of LifeStyles Marketing are to be allocated 50% to WMC and 50% to the minority shareholders. However, because of the Company's voting and financial control, the operations of the joint venture are consolidated with the Company's operations and, accordingly, all significant intercompany accounts and transactions are eliminated.

Through December 31, 1994, the Company has recognized 100% of the cumulative losses of LifeStyles Marketing in its consolidated financial statements. The minority interest share in such losses recognized by the Company is $1,276,000 at December 31, 1994. The Company has, and will continue to, recognize 100% of LifeStyles Marketing's profits in the consolidated financial statements until all cumulative losses are recovered through future earnings.

NOTE 7 - FUTURE POLICY BENEFITS

Future policy benefits have been calculated using assumptions (which generally contemplate the risk of adverse deviation) for withdrawals, interest, mortality and morbidity appropriate at the time the policies were issued. The more material assumptions pertinent thereto are as follows:

                  LIFE PRODUCTS

Withdrawals       Standard industry tables were used for issues through 1975;
                  Company experience was used for issues subsequent to 1975.

Interest Level 4% for issues through 1965; level 4.5% for 1966 through 1969 issues, and 6% graded to 4.5% in 25 years for 1970 through 1981 issues. Issues for 1982 through 1987 are 10% graded to 7% at year 10. ART issues in 1988 and later are 8.5% for 5 years graded to 7.5% in year 20. Participating policies are 4.5% for issues through 1965; 5% for 1966 through 1969 issues, and graded from 6% to 5% in 25 years for issues subsequent to 1969.

Mortality         Based on modifications of the 1955-1960 Select and Ultimate
                  Basic Tables and, for certain issues from 1975 through 1981, modifications of the 1958 CSO. Issues subsequent to 1981 use modifications of the 1965-1970 Select and Ultimate Basic
                  Tables.

                  ACCIDENT AND HEALTH PRODUCTS

Withdrawals       Issues through 1980 are based on industry experience; 1981 through 1993 issues are based on industry experience and Company experience, where available. Policies acquired in acquisitions are based on recent experience of the blocks acquired.

Interest Issues through 1980 are 6% graded to 4.5% in 25 years; most 1981 through 1992 issues are 10% graded to 7% in 10 years except for certain NationalCare and Supplemental Hospital Income issues which are 8% graded to 6% in 8 years and LifeStyles Products which are 9% graded to 7% in 10 years. 1993 issues are 7% level. Policies acquired from AII in 1992 are 6.4% level. Policies acquired from LHI in 1993 and DNL in 1994 are 6% level. Policies acquired in the Acquisition of NFI and AICT are 7% level.

Mortality         Issues through 1980 use the 1955-1960 Ultimate Table; issues subsequent to 1980 through 1992 use the 1965-1970 Ultimate
                  Table. 1993 issues use the 1975-1980 Ultimate Table. Policies acquired in acquisitions use the 1965-1970 Ultimate Table.

Morbidity         Based on industry tables published in 1974 by Tillinghast,
                  Nelson and Warren, Inc., as well as other population statistics and morbidity studies.

NOTE 8 - SUBORDINATED DEBENTURES

In March 1986, the Company completed a public offering of 25,000 Units consisting of $25,000,000 principal amount of 11.70% Senior Subordinated Debentures due 1996 (the "Debentures") and warrants topurchase 800,000 shares of the Company's Common Stock (the "Warrants") at $12.25 per share. The Warrants expired unexercised on March 15, 1991.

The Debentures may be redeemed at any time, in whole or in part, at 100% of their principal amount, plus accrued interest. The Indenture provides limitations or restrictions on the amount and type of Company indebtedness, the amount of dividends that can be paid to shareholders of the Company's Common Stock, the purchase of Common Stock by the Company and the merger or sale of Company assets.

In August 1987, NFL purchased, in an open market transaction, $5,000,000 par value of the Debentures. For GAAP reporting purposes, the purchased Debentures were no longer treated as part of the Company's consolidated debt.

In February 1994, NFL sold at par value, to an unrelated party, the $5,000,000 par value of the Debentures held in its portfolio. This transaction has been accounted for, on a consolidated basis as an issuance of debt.

A summary of the liability for Senior Subordinated Debentures, net of unamortized discount, is as follows:
                                                             (In thousands)
                                                              December 31,
                                                            1994       1993
Par value of Debentures issued                           $25,000    $25,000
Less: Unamortized discount                                  (335)      (722)
                                                         -------    -------
Book value of Debentures issued                           24,665     24,278
Less: Investment by subsidiary ($5,000 par
  value less unamortized discount of $144 in 1993)             -     (4,856)
                                                         -------    -------
Senior subordinated debentures, net of
  unamortized discount                                   $24,665    $19,422
                                                         =======    =======

NOTE 9 - CLAIM RESERVES


The following table provides a reconciliation of the beginning and ending claim reserve balances, on a gross-of-reinsurance basis, for 1994 and 1993, to the gross amounts reported in the Company's balance sheet; the 1992 reconciliation is presented on a net-of-reinsurance basis.

                                                    Year Ended December 31,
                                                  1994       1993       1992
                                                        (in thousands)
Balance at January 1 (Gross)                    $12,794    $     *    $     *
 Less: reinsurance recoverables                      65          *          *

Net balance at January 1                         12,729     21,635     13,572

Incurred related to:
 Current year                                    59,830     42,018     30,280
 Prior years                                     (1,381)    (5,376)    (1,167)
                                                 ------     ------     ------
      Total incurred                             58,449     36,642     29,113
                                                 ------     ------     ------
Current year reserves acquired                   33,032        291     12,800

Paid related to:
 Current year                                    42,919     30,205     10,562
 Prior years                                     10,655     13,695     20,973
 Current year acquired business                  10,706      1,939      2,315
                                                 ------     ------     ------
      Total paid                                 64,280     45,839     33,850
                                                 ------     ------     ------
Balance at December 31                           39,930     12,729     21,635
 Plus: reinsurance recoverables                   1,457         65          *
                                                 ------     ------     ------
Balance at December 31 (Gross)                  $41,387    $12,794    $     *
                                                 ======     ======     ======

* Amounts are presented net prior to the adoption by the Company in 1993 of SFAS 113 "Accounting and Reporting for Reinsurance of Short-Duration and Long Duration Contracts."

NOTE 10 - REDEEMABLE PREFERRED STOCK

On April 12, 1994, the Company issued 20,000 shares of Series A Cumulative Convertible Redeemable Exchangeable Preferred Stock (the "Series A Preferred Stock"), at a price of $1,000 per share. The Series A Preferred Stock was issued in a private placement, and was subsequently registered with the Securities and Exchange Commission under a registration statement which was declared effective in October 1994. The following summarizes the significant terms of the Series A Preferred Stock:

*     Liquidation preference of $1,000 per share.

* Cumulative annual dividend rate of 8.25%, subject to increase upon non-compliance by the Company with certain restrictions.

* At December 31, 1994, the Series A Preferred Stock was convertible by the holders thereof into the Company's common stock at a conversion price of $8.75 per share. At December 31, 1994, the 20,000 shares of Series A Preferred Stock were convertible into 2,285,720 shares of common stock.

* On or after April 12, 1995, the Series A Preferred Stock may, at the option of the Company, be exchanged for an amount of Convertible Subordinated Notes due April 12, 2004, equal to the aggregate liquidation preference of the Series A Preferred Stock being exchanged. The Convertible Subordinated Notes would bear interest a 8.25% and be convertible into common stock at a price of $8.75 per share, in each case, subject to certain adjustments.

* The Company is required to redeem all shares of Series A Preferred Stock, or any Convertible Subordinated Notes outstanding on April 12, 2004.

* The Company may redeem any and all shares of Series A Preferred Stock outstanding on or after April 12, 1997.

In connection with the issuance of the Series A Preferred Stock, the placement agent was granted a warrant to purchase 120,000 shares at $8.75 per share, subject to certain adjustments.

NOTE 11 - DEFERRED POLICY ACQUISITION COSTS AND PREMIUM REVENUE


A summary of deferred policy acquisition costs by major product line of insurance follows:
                                    DEFERRED POLICY ACQUISITION COSTS

                          1994                1993                1992
                              Accident            Accident          Accident
                                 and                 and               and
                      Life     Health     Life     Health    Life    Health
                      ----     ------     ----     ------    ----    ------
                                         (In thousands)
Balance at beginning
  of year              $ 36  $28,318     $ 46    $30,722      $ 65   $29,607
Deferrals:
  Commissions             2    7,465        2      4,733         8     4,836
  Issue costs             3    1,535        2      1,008         2       727
                        ---   ------      ---     ------       ---    ------
                         41   37,318       50     36,463        75    35,170
Cost of Insurance
  Purchased              --   31,006       --         --        --     3,975
Amortization            (10)  (9,701)     (14)    (8,145)      (29)   (8,423)
                        ---   ------      ---     ------       ---    ------
Balance at end of year $ 31  $58,623     $ 36    $28,318      $ 46   $30,722
                        ===   ======      ===     ======       ===    ======

The cost of insurance purchased of $31.0 million in 1994 is related to the purchase of NFI and is being amortized in relation to premium revenues over the remaining life of the business. Interest is accrued on the unamortized balance at 7% per year. Amortization of this cost of insurance purchased was approximately $3.0 million during 1994, net of interest accretion of approximately $1.5 million.

A summary of first-year and renewal premium revenue by major product line of insurance follows:
                          1994                1993                1992
                              Accident            Accident          Accident
                                 and                 and               and
                      Life     Health     Life     Health    Life    Health
                      ----     ------     ----     ------    ----    ------
                                         (In thousands)
First-year             $  8  $15,103     $  9    $ 8,729      $ 19   $ 9,533
Renewal                 437   83,155      500     59,493       575    46,604
                       ----  -------     ----     ------      ----   -------
                       $445  $98,258     $509     68,222      $594   $56,137
                       ====  =======     ====     ======      ====   =======

NOTE 12 - INCOME TAXES

In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". The Company has adopted SFAS 109 on a prospective basis effective January 1, 1992. SFAS 109 mandates the asset and liability method for computing deferred income taxes. Under this method, balance sheet amounts for deferred income taxes are computed based on the tax effect of the differences between the financial reporting and federal income tax basis of assets and liabilities using the tax rates which are expected to be in effect when these differences are anticipated to reverse. As a result of adopting SFAS 109, a gain of $1,134,000 was recorded in relating to the cumulative effect of a change in accounting principle.

In accordance with SFAS 109, total tax expense is the amount of income taxes expected to be payable for the current year plus (or minus) the deferred income tax expense (or benefit) represented by the change in the deferred income tax accounts at the beginning and end of the year. The effect of changes in tax rates and federal income tax laws are reflected in income from continuing operations in the period such changes are enacted.

The tax effect of future taxable temporary differences (liabilities) and future deductible temporary differences (assets) are separately calculated and recorded when such differences arise. A valuation allowance, reducing any recognized deferred tax asset, must be recorded if it is determined that it is more likely than not that such deferred tax asset will not be realized.

The Company and its wholly-owned subsidiaries, other than NFI and AICT, file a consolidated federal income tax return. NFI and AICT file separate federal income tax returns.

The new income tax act passed by Congress in August 1993 increased the federal income tax rate to 35%, retroactive to January 1993. This change in federal income tax rates had no material effect on the provision for income taxes or net income.

The provision for U.S. federal income taxes charged to continuing operations was as follows:

                                                    Year Ended December 31,
                                                 1994        1993      1992
                                                        (In thousands)
Current                                         $1,581     $  321       $336
Deferred                                         1,183      1,241        196
                                                ------     ------       ----
Total provision for income taxes                $2,764     $1,562       $532
                                                ======     ======       ====

Provision has not been made for state and foreign income tax expense since such expense is minimal.

The differences between the effective tax rate and the amount derived by multiplying the income (loss) before income tax expense by the Federal income tax rate for the Company's last three years follow:


                                                    Year Ended December 31,
                                                   1994      1993      1992
                                                        (In thousands)
Statutory tax rate                                 34%        34%        34%
Small life insurance company deduction
  calculated as a percentage of life
  insurance company income                         (5%)       (3%)       --
Utilization of investment tax credit and
  alternative minimum tax credit carryovers         --         --       (11%)
Unutilized loss carryforwards of non-life
  companies                                         2%         4%         5%
Equity earnings of unconsolidated subsidiary       (1%)       (2%)       (5%)
Other items, net                                    --        (2%)        --
                                                  ----       ----       ----
Effective tax rate                                 30%        31%        23%
                                                  ====       ====       ====

Deferred taxes are recorded for temporary differences between the financial reporting basis and the federal income tax basis of the Company's assets and liabilities. The sources of these differences and the estimated tax effect of each are as follows:

                                                              December 31,
                                                             1994      1993
                                                             (In thousands)
Deferred Tax Liabilities:
  Deferred policy acquisition costs                       $11,817     $5,738
  Invested assets                                              63        285
  Other deferred tax liabilities                            1,890      1,417
                                                          -------    -------
    Total deferred tax liability                           13,770      7,440
                                                          -------    -------
Deferred Tax Assets:
  Policy reserves                                           8,668      2,708
  Net operating loss carryforwards                          6,292      5,536
  Tax credit carryforwards                                     11        676
  Unrealized depreciation of investments                       75          -
  Other deferred tax assets                                   444        558
  Valuation allowance                                      (4,951)    (4,364)
                                                           ------     ------
    Total deferred tax asset                               10,539      5,114
                                                           ------     ------
      Net deferred tax liability                          $ 3,231    $ 2,326
                                                           ======     ======

A valuation allowance has been provided for 1994 and 1993, respectively, for the tax effect of a portion of the non-life loss carryovers since it is more likely than not that such benefits will not be realized. The change in the valuation allowance increased $587,000 due primarily to increases in non-life net operating losses which are not expected to be utilized against life company income.

Under the provisions of pre-1984 life insurance tax regulations, NFL was taxed on the lesser of taxable investment income or income from operations, plus one-half of any excess of income from operations over taxable investment income. One-half of the excess (if any) of the income from operations over taxable investment income, an amount which was not currently subject to taxation, plus special deductions allowed in computing the income from operations, were placed in a special memorandum tax account known as the policyholders' surplus account. The aggregate accumulation in the account at December 31, 1994, approximated $2,500,000. Federal income taxes will become payable on this account at the then current tax rate when and to the extent that the account exceeds a specific maximum, or when and if distributions to stockholders, other than stock dividends and other limited exceptions, are made in excess of the accumulated previously taxed income. The Company does not anticipate any transactions that would cause any part of the amount to become taxable and, accordingly, deferred taxes which would approximate $875,000, have not been provided on such amount.

At December 31, 1994, NFL has approximately $13,700,000 in its shareholders surplus account from which it could make distributions to the Company without incurring any federal tax liability. The amount of dividends which may be paid by NFL to the Company is limited by statutory regulations.

At December 31, 1994, the Company and its wholly-owned subsidiaries have aggregate net operating loss carryforwards of approximately $18,506,000 and $10,907,000 for regular tax and alternative minimum tax purposes, respectively, which expire in 2001 through 2008. Included in such aggregate carryovers are non-life net operating loss carryovers that may be utilized, subject to certain limitations, against life taxable income for regular and alternative minimum tax purposes of approximately $15,800,000 and $9,694,000, respectively.

NOTE 13 - STATUTORY CAPITAL AND SURPLUS

Under applicable Delaware law, NFL must maintain minimum aggregate statutory capital and surplus of $550,000. Under applicable Texas law, each of NFI and AICT must maintain minimum aggregate statutory capital and surplus of $1.4 million. The state of Georgia requires licensed out-of-state insurers to maintain minimum capital of $1.5 million and Kentucky requires minimum surplus of $2.0 million, which levels are higher than those of any other states in which the Insurance Subsidiaries are currently licensed. Accordingly, the minimum aggregate statutory capital and surplus which each of NFL, NFI and AICT must maintain is $3.5 million. At December 31, 1994, aggregate statutory capital and surplus for NFL, NFI and AICT was $13.0 million, $10.6 million and $6.4 million, respectively. Statutory net income for NFL, NFI and AICT for the year ended December 31, 1994, was $1.7 million, $1.8 million and $1.1 million. AICT is wholly-owned by NFI. Accordingly, statutory capital and surplus of NFI includes capital and surplus of AICT.

Dividend payments from Westbridge's principal Insurance Subsidiaries are regulated by the insurance laws of their domiciliary states. NFL is domiciled in Delaware. Under the Delaware Insurance Code, an insurer domiciled in Delaware may not declare or pay a dividend or other distribution from any source other than "earned surplus" without the state insurance commissioner's prior approval. "Earned surplus" is defined as an amount equal to the unassigned funds of an insurer as set forth on its most recent statutory annual statement, including all or part of the surplus arising from unrealized capital gains or revaluation of assets. NFI and AICT are domiciled in Texas. An insurer domiciled in Texas may pay dividends only out of "surplus profits arising from its business". Moreover, insurers domiciled in either Delaware or Texas may not pay "extraordinary dividends" without first providing the state insurance commissioner with 30-days' prior notice, during which time such commissioner may disapprove the payment. An "extraordinary dividend" is defined as a dividend whose fair market value together with that of other dividends made within the preceding 12 months exceeds the greater of (a) ten percent of the insurer's surplus as regards policyholders as of the preceding December 31 or (b) the net gain from operations of such insurer, not including realized capital gains, for the 12-month period ending on the preceding December 31. In September 1994, NFL paid to Westbridge an "extra-ordinary dividend" in the amount of $2.0 million. With respect to ordinary dividends payable by an insurer domiciled in Delaware, notice of any dividend must be provided to the state insurance commissioner within five (5) business days following the declaration thereof and at least ten (10) days prior to the payment thereof. As of December 31, 1994, NFL had negative statutory "earned surplus" as a result of historical statutory losses. For the foreseeable future, NFL has agreed to seek the approval of the Delaware insurance commissioner prior to making any dividend payments. As of December 31, 1994, AICT has the ability to pay to NFI, without prior regulatory approval, $641,000 in dividends during 1995. As of December 31, 1994, NFI has the ability to pay to Westbridge, without prior regulatory approval, $1.1 million during 1995. In both Delaware and Texas, the state insurance commissioner reviews the dividends paid by each insurer domiciled in such commissioner's state at least once each year to determine whether they are reasonable in relation to the insurer's surplus as regards policyholders and quality of earnings. The state insurance commissioner may issue an order to limit or disallow the payment of ordinary dividends if such commissioner finds the insurer to be presently or potentially financially distressed or troubled.

In December 1990, the Company and NFL entered into an agreement under which NFL issued a Surplus Certificate to the Company in the principal amount of $2,863,000 in exchange for $2,863,000 of the Company's assets. The unpaid aggregate principal under the Surplus Certificate bears interest at an agreed upon rate not to exceed 10% and is repayable, in whole or in part, upon (i) NFL's surplus exceeding $7,000,000, exclusive of any surplus provided by any reinsurance treaties, and (ii) NFL receiving prior approval for repayment from the Delaware State Insurance Commissioner. During 1993 and 1994, NFL received such approval and repaid $2,086,000 to the Company.

In 1993, NFL increased its statutory capital from $1,200,000 to $2,000,000 through a stock dividend which transferred $800,000 from unassigned surplus to capital.

In December 1994, the AICPA approved Statement of Position 94-5, "Disclosures of Certain Matters in the Financial Statements of Insurance Enterprises". This statement requires insurance enterprises to make disclosures in their financial statements regarding the accounting methods used in their statutory financial statements that are permitted by state insurance departments rather than prescribed statutory accounting practices. Prescribed statutory accounting practices include a variety of publications of the NAIC as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The Company employed no permitted statutory accounting practices that individually or in the aggregate materially affected statutory surplus or risk-based capital at December 31, 1994 or 1993.

NOTE 14 - EMPLOYEE BENEFIT PLANS

The Company adopted, as of July 1, 1982, an employee incentive stock option plan (the "ISO Plan"). The ISO Plan, as amended, authorizes the Company's Board of Directors to issue to key full-time employees of the Company, or any of its subsidiaries, non-transferrable options to purchase up to 580,000 (as adjusted to give effect for stock dividends paid in 1983) shares, in the aggregate, of the Company's Common Stock. Options granted under the ISO Plan are intended to qualify as either "incentive stock options" under Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or as non-qualified stock options as defined under the Code. The ISO Plan provides that the option price per share will be no less than the fair market value for a share of the Company's Common Stock on the date of grant. To date, all option prices have been equal to the fair market value of the stock on the date of grant. The ISO plan also provides that shares available upon the exercise of options granted under the ISO Plan may be paid for with cash or by tendering shares of Common Stock owned by optionee(s), or a combination of the foregoing. All options outstanding are exercisable within ten years from the date the option was granted, except that no option is exercisable until at least one year after its grant. In addition, the ISO Plan provides that no one owning 10% of the total combined voting power of all classes of the Company's stock, or of the stock of any subsidiary, is eligible to be awarded options under the ISO Plan.

The Company also adopted, as of September 5, 1985, a second employee stock option plan (the "1985 Plan"). The 1985 Plan provides for the granting, to eligible employees of the Company or its subsidiaries, of stock options to purchase up to a total of 200,000 shares of the Company's Common Stock.
Options granted under the 1985 Plan are treated as "non-qualified stock options" for purposes of the Code and the option price per share shall not be less than 90% of the fair market value of the Company's Common Stock on the date of grant. All options outstanding are exercisable within seven years from the date the option was granted, except that no option is exercisable until at least one year after its grant.

A third employee stock option plan (the "1992 Plan"), was adopted as of March 26, 1992. The 1992 Plan provided for the granting, to eligible employees of the Company or its subsidiaries, of stock options to purchase up to a total of 300,000 shares of the Company's Common Stock. Options granted under the 1992 Plan are treated as "non-qualified stock options" for purposes of the Code and the option price per share shall not be less than 90% of the fair market value of the Company's Common Stock on the date of grant. All options outstanding are exercisable within seven years from the date the option was granted, except that no option is exercisable until at least one year after its grant.

Information regarding the Company's stock option plans is summarized as follows:

                                                   Year Ended December 31,
                                                 1994       1993      1992
Options outstanding at beginning of year       554,917    499,285    531,697
Options granted during the year:
  Price granted at $6.84                         5,000         --         --
  Price granted at $7.20                         5,000         --         --
  Price granted at $7.65                        25,000         --         --
  Price granted at $7.71                         5,000         --         --
  Price granted at $5.18                            --     92,000         --
  Price granted at $5.75                            --     30,000         --
  Price granted at $6.08                            --     10,000         --
  Price granted at $2.50                            --         --     12,000
Options exercised during the year:
  Price ranging from $1.63 to $5.18           (219,623)   (66,180)   (44,412)
Options canceled during the year:
  Price ranging from $1.69 to $2.00                 --    (10,188)        --
                                               -------    -------    -------
  Options outstanding at end of year           375,294    554,917    499,285
                                               =======    =======    =======

At December 31, 1994, options for 204,294 shares were exercisable under the stock options plans at a price ranging from $1.88 to $2.50; and options for 131,000 shares were exercisable at a price ranging from $5.18 to $6.08. Also, at December 31, 1994 and 1993, options for 128,000 and 168,000 shares, respectively, remained available for future grant under the plans.

In September 1986, the Company established a retirement savings plan for its employees. The plan permits all employees who have been with the Company for at least one year to make contributions by salary reduction pursuant to section
401(k) of the Internal Revenue Code. The plan allows employees to defer up to 3% of their salary with partially matching discretionary Company contributions determined by the Company's Board of Directors. Employee contributions are invested in any of four investment funds at the discretion of the employee.
Company contributions are in the form of the Company's Common Stock.  The
Company's contributions to the plan in 1994 and 1993 approximated $98,000 and $45,000, respectively.

NOTE 15 - REINSURANCE

The Insurance Subsidiaries cede insurance to other insurers and reinsurers on both its life and accident and health business. Reinsurance agreements are used to limit maximum losses and provide greater diversity of risk. The Company remains liable to policyholders to the extent the reinsuring companies are unable to meet their treaty obligations. Total life and accident and health premiums of $1,703,000, $495,000, and $504,000 were paid to reinsurers in 1994, 1993, and 1992, respectively. Face amounts of life insurance in force approximated $21,814,000 and $22,340,000 at December 31, 1994 and 1993,
respectively.  No life insurance was reinsured as of December 31, 1994 and 1993.

In late 1993, NFL entered into a coinsurance treaty with FLICA. FLICA is a wholly-owned subsidiary of Freedom. Under the terms of the treaty, NFL assumed
90% pro-rata share of first occurrence cancer business.  For the year ended
December 31, 1994 $1,640,000 of assumed premiums under coinsurance treaty are included as premium revenue in the Consolidated Financial Statements.

In May 1987, NFL entered into a coinsurance treaty with FLICA. Under the terms of the treaty, NFL assumed a 50% pro-rata share of all insurance business written by FLICA from January 1, 1987 through December 31, 1988. In November
1988 (see NOTE 5), the coinsurance treaty was amended to extend through 1997.
For the years ended December 31, 1994, 1993 and 1992, $4,607,000, $4,856,000,
and $4,786,000, respectively, of assumed premiums under the coinsurance treaty are included as premium revenues in the consolidated financial statements. In
March 1990, NFL entered into a coinsurance treaty with Paramount Life Insurance
Company ("Paramount"). Paramount is controlled by one of NFL's managing general agents. Under the terms of the treaty, NFL assumes a quota- share of all insurance written by PLIC for a period of five years beginning in 1990. For
1990 and 1991 new business, NFL assumed a 90% quota-share. No new business was reinsured from Paramount during 1993 or 1992. For the years ended December 31, 1994, 1993 and 1992, $1,601,000, $1,977,000, and $2,509,000, respectively, of assumed premiums under the coinsurance treaty with Paramount is included as premium revenue in the consolidated financial statements.

NOTE 16 - COMMITMENTS AND CONTINGENCIES

The Company's future minimum lease payments for non-cancelable operating leases, relating primarily to office facilities and data processing equipment having a remaining term in excess of one year, at December 31, 1994, aggregated
$9,425,000.  The amounts due by year are as follows: 1995-$2,008,000; 1996-
$1,786,000; 1997-$1,541,000; 1998-$1,375,000; 1999-$1,244,000; and thereafter-
$1,471,000. Aggregate rental expense included in the consolidated financial statements for all operating leases approximated $2,953,000, $1,908,000, and $1,584,000 in 1994, 1993 and 1992, respectively.

In the normal course of their business operations, the Insurance Subsidiaries, continue to be involved in various claims, lawsuits (alleging actual as well as substantial exemplary damages) and regulatory matters. In the opinion of management, the disposition of these or any other legal matters will not have a material adverse effect on the Company's consolidated financial position.

In the ordinary course of business, the Company has advanced commissions and made loans to agents collateralized by future commissions. Advances to agents are recorded as receivables from agents and consisted as of December 31, 1994 in amounts of $3,552,000 for LifeStyles Marketing's agents, $1,757,000 for agent balances reinsured from FLICA and $2,045,000 for other agent balances.
Westbridge holds a secured promissory note (the "Elkins Note"), from NFC
Marketing, Inc. ("NFC"), an Arkansas corporation which is wholly-owned by Elkins. The balance of this note recorded on the books of the Company at December 31, 1994 is approximately $1.0 million. The note, which was renegotiated in October 1994, represents principal and accrued interest on a loan made by Westbridge to NFC for the purpose of expanding its marketing efforts. The original loan was scheduled to be repaid in April 1993. However, due to certain financial difficulties, NFC was in arrears on the full amount of this note and in October 1994 the Elkins Note was renewed and extended with terms which provide, among other things, for the payment to Westbridge of $20,000 per month until such time as the full amount of principal and interest thereunder has been paid. Under the terms of the Elkins Note, such amounts have been paid to Westbridge by NFL from monthly commissions which would otherwise be payable to NFC by NFL. Payment of the principal and interest under the Elkins
Note has been guaranteed by Elkins.  In addition, under the terms of a Security
Agreement delivered to Westbridge by NFC, following a default, Westbridge has the right to apply monies, balances, credit or collections which it may hold for NFC on deposit, or which might otherwise be payable to NFC by NFL (including, among other things, agents' commissions payable by NFL to NFC), to offset the unpaid balance of the Elkins Note. Following any exercise by the Company of its right of offset, management believes that the level of lapses and cancellations would gradually increase as a result of agents' efforts to transfer the policies to other insurers. However, management also believes that the rate at which such policies could be rewritten would not significantly affect the level of premiums received in the near term and, as a result, the Company should recover the full amount owed on this note.

NOTE 17 - RECONCILIATION TO STATUTORY REPORTING


A reconciliation of net income as reported by the Insurance Subsidiaries under practices prescribed or permitted by regulatory authorities and that reported herein by the Company on a consolidated GAAP basis follows:

                                                   Year Ended December 31,
                                                 1994       1993      1992
                                                       (In thousands)
Net income as reported by the
  Insurance Subsidiaries on a
  regulatory basis                             $ 3,043    $ 4,066    $ 2,366
Additions to (deductions from)
  regulatory basis:
    Future policy benefits and claims            1,264      4,076       (116)
    Deferred policy acquisition and
      development costs, net of amortization     6,967     (2,414)     1,096
    Deferred and uncollected premiums             (601)     1,672        371
    Income taxes                                (2,505)    (1,991)       618
    Operations of affiliates                    (2,669)    (2,347)    (2,192)
    Other, net                                     926        469        753
                                               -------    -------    -------
Consolidated net income as reported herein
  on a GAAP basis                              $ 6,425    $ 3,531    $ 2,896
                                               =======    =======    =======

A reconciliation of capital and surplus reported by the Insurance Subsidiaries under regulatory practices to stockholders' equity as reported herein by Westbridge on a consolidated GAAP basis follows:

                                                   Year Ended December 31,
                                                 1994       1993      1992
                                                       (In thousands)
Capital and surplus as reported by the
  Insurance Subsidiaries on a
  regulatory basis                            $ 23,564   $ 16,066   $ 14,265
Additions to (deductions from)
  a regulatory basis:
    Future policy benefits and claims          (23,298)   (12,090)   (16,277)
    Deferred policy acquisition and
      development costs                         55,305     28,354     30,768
    Nonadmitted assets                           8,127      4,567      3,898
    Income taxes                               (10,038)    (2,326)    (1,188)
    Deferred, uncollected and advance premiums     704      2,246        574
    Asset valuation reserve                      1,644      1,518        996
    Stockholders' equity (deficit)
      of affiliates                            (41,071)   (20,621)   (18,665)
    Other, net                                  11,418      3,897      3,642
                                              --------   --------   --------
Consolidated stockholders' equity as reported
  herein on a GAAP basis                      $ 26,355   $ 21,611   $ 18,013
                                              ========   ========   ========

NOTE 18 - QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Summarized quarterly financial data for each of the Company's last two years of operations is as follows:

                                                  Quarter Ended
1994                                   March     June      September December
                                      (In thousands, except per share data)
Premium income                       $17,201   $26,763    $27,696    $27,043
Net investment income                    872     1,460      1,610      1,822
Realized gains on investments             62       131        127          -
Fee, service and other income            448       409        449        453
Benefits, claims and other expenses   16,989    26,331     27,302     27,080
Net income before cumulative effect
  of a change in accounting principle  1,146     1,691      1,781      1,807
Preferred stock dividends                  -       365        412        413
Income applicable to common stock-
  holders                              1,146     1,326      1,369      1,394
Earnings per share:
  Primary                             $  .25    $  .29     $  .30     $  .30
  Fully diluted                       $  .25    $  .26     $  .26     $  .26

                                                  Quarter Ended
1993                                   March     June      September December
                                       (In thousands, except per share data)
Premium income                       $18,965   $17,168    $17,086    $15,512
Net investment income                  1,132     1,189        950        849
Realized gains on investments            105       340        281        304
Fee, service and other income            340       328        360        384
Benefits, claims and other expenses   19,600    17,900     17,465     15,568
Net income                               674       831        893      1,133
Earnings per share                   $   .15  $    .18    $   .20    $   .25

NOTE 19 - SUBSEQUENT EVENTS

On February 28, 1995, the Company issued 1,500,000 shares of its Common Stock in an underwritten public offering. The shares of Common Stock were issued at a price of $7.00 per share, less an underwriting discount of $.42 per share.

Also on February 28, 1995, the Company issued $20,000,000 aggregate principal amount of its 11% Senior Subordinated Notes due 2002 (the "Notes"), in an under-written public offering. The Notes were issued at par, less an underwriting discount of 4%.

The Company may redeem the Notes at any time on or after March 1, 1998, upon 30 days written notice, at par plus accrued interest. Following the death of any holder of the Notes and the request for repayment, the Company will repay such holder's Notes at par plus accrued interest. The Company is not obligated to redeem more than $50,000 in principal amount per holder per calendar year or in aggregate for all holders more than $250,000 in principal amount per calendar year. The Notes contain certain covenants which limit the Company's ability to,
(i) incur certain types of indebtedness, (ii) pay dividends or make distributions to holders of the Company's equity securities, or (iii) consolidate, merge, or transfer all or substantially all of the Company's assets. The Notes also contain covenants which require the Company to maintain,
(i) a minimum amount of liquid assets, (ii) a minimum consolidated net worth, and (iii) a minimum fixed charge ratio.

Concurrent with the Common Stock and Note offerings, the Company called for redemption on March 30, 1995, all of its outstanding 11.7% Senior Subordinated Debentures due 1996. The redemption price is par plus accrued interest.

As a result of the issuance of the Common Stock, the conversion rate of the Series A Preferred Stock has been adjusted. The Series A Preferred Stock is now convertible into 2,378,120 shares of Common Stock at $8.41 per share.

                           CONSOLIDATED BALANCE SHEETS
                                (In thousands)
                                  (Unaudited)

                                    ASSETS

                                               June 30,  December 31,  June 30,
                                                 1995        1994        1994
Investments:
  Fixed maturities:
    Available-for-sale, at market
      value (amortized cost $11,149
      $11,310 and $12,620)                    $ 11,617    $ 10,787    $ 12,546
    Held-to-maturity, at amortized
      cost (market value $78,024
      $75,238 and $75,322)                      76,882      80,377      77,289
  Equity securities, at market                     547         469         465
  Investment in Freedom Holding Company,
    on the equity basis                          6,001       5,945       5,771
  Mortgage loans on real estate                    732         768         806
  Investment real estate                           141         141         141
  Policy loans                                     289         291         286
  Short-term investments                         3,192       7,189      15,005
                                               -------     -------     -------
      Total Investments                         99,401     105,967     112,309

Cash                                                92       2,871       2,662
Accrued investment income                        1,771       1,924       2,102
Receivables from agents, net of
  allowance for doubtful accounts               11,150       7,353       5,482
Deferred policy acquisition costs               48,214      58,654      61,365
Leasehold improvements and equipment,
  at cost, net of accumulated depreciation
  and amortization                               1,576       1,215         555
Other assets                                    12,383       9,597       7,294
                                              --------    --------    --------
      Total Assets                            $174,587    $187,581    $191,769
                                              ========    ========    ========

  The accompanying notes are an integral part of these financial statements.

                           WESTBRIDGE CAPITAL CORP.
                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)
                                  (Unaudited)

       LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

                                               June 30,  December 31,  June 30,
                                                 1995        1994        1994
Liabilities:
  Policy liabilities and accruals:
   Future policy benefits                     $ 45,412    $ 62,893    $ 63,771
   Claims                                       39,248      41,387      43,179
                                              --------    --------    --------
                                                84,660     104,280     106,950

Accumulated policyholders' funds                   360         372         372
Other liabilities                                9,134       8,678       8,149
Deferred income taxes                            3,326       3,231       7,646
Senior subordinated debentures,
  net of unamortized discount                        -      24,665      24,538
Senior subordinated notes, due 2002
  net of unamortized discount                   19,225           -           -
                                              --------    --------    --------
      Total Liabilities                        116,705     141,226     147,655

Redeemable Preferred Stock                      20,000      20,000      20,000

Stockholders' Equity:
  Common stock, ($.l0 par value, 30,000,000
    shares authorized; 5,950,258, 4,430,458
    and 4,328,873 shares issued)                   595         443         433
  Capital in excess of par value                29,126      19,328      19,567
  Unrealized appreciation (depreciation) of
    investments carried at market value            520        (147)        146
  Retained earnings                              7,811       6,901       4,138
                                              --------    --------    --------
                                                38,052      26,525      24,284
  Less - Aggregate of shares held in
    treasury and investment by affiliate
    in Westbridge Capital Corp. common
    stock (28,600 shares at June 30, 1995,
    December 31, 1994 and June 30, 1994),
    at cost                                       (170)       (170)       (170)
                                              --------    --------    --------
      Total Stockholders' Equity                37,882      26,355      24,114

      Total Liabilities, Redeemable
        Preferred Stock and Stockholders'
        Equity                                $174,587    $187,581    $191,769
                                              ========    ========    ========

  The accompanying notes are an integral part of these financial statements.

                           WESTBRIDGE CAPITAL CORP.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)
                                  (Unaudited)
                                                Three Months Ended        Six Months Ended
                                                     June 30,                 June 30,
                                                ------------------        ----------------
                                                 1995        1994         1995       1994
                                                ------------------        ----------------
Revenues:
  Premiums:
    First-year                                 $ 7,497     $ 3,396     $13,456     $ 6,151
    Renewal                                     21,379      23,367      43,354      37,813
                                               -------     -------     -------     -------
                                                28,876      26,763      56,810      43,964

  Net investment income                          1,764       1,460       3,584       2,332
  Fee and service income                           458         379         890         824
  Net realized gains (losses) on investments       (11)        131         (72)        193
  Other income                                      (1)         30           5          33
                                               -------     -------     -------     -------
                                                31,086      28,763      61,217      47,346
                                               -------     -------     -------     -------
Benefits, claims and expenses:
  Benefits and claims                           17,181      14,841      33,509      23,096
  Amortization of deferred
    policy acquisition costs                     3,058       2,557       5,948       4,066
  Commissions                                    2,715       3,031       5,814       5,365
  General and administrative expenses            4,559       4,129       9,611       7,747
  Taxes, licenses and fees                         986         985       2,066       1,577
  Interest expense                                 570         788       1,290       1,469
                                               -------     -------     -------     -------
                                                29,069      26,331      58,238      43,320
                                               -------     -------     -------     -------
Income before income taxes, equity in
  earnings of Freedom Holding Company
  and extraordinary item                         2,017       2,432       2,979       4,026
Provision for income taxes                         686         827       1,013       1,360
Equity in Freedom Holding Company                   87          86         176         171
                                               -------     -------     -------     -------
Net income before extraordinary item             1,418       1,691       2,142       2,837

Extraordinary loss from early extinguishment
  of debt, net of income tax benefit of $210         -           -         407           -
                                               -------     -------     -------     -------
      Net Income                               $ 1,418     $ 1,691     $ 1,735     $ 2,837
                                               =======     =======     =======     =======
Preferred stock dividends                          412         365         825         365
Income applicable to common stockholders       $ 1,006     $ 1,326     $   910     $ 2,472
                                               =======     =======     =======     =======
Earnings per common share:
  Primary:
    Income before extraordinary item           $   .17     $   .29     $   .24     $   .53
    Extraordinary item                               -           -        (.08)          -
                                               -------     -------     -------     -------
      Net Earnings                             $   .17     $   .29     $   .16     $   .53
                                               =======     =======     =======     =======
  Fully diluted:
    Income before extraordinary item           $   .17     $   .26     $   .27     $   .50
    Extraordinary item                               -           -        (.05)          -
                                               -------     -------     -------     -------
      Net Earnings                             $   .17     $   .26     $   .22     $   .50
                                               =======     =======     =======     =======
Weighted average shares outstanding:
  Primary                                        6,079       4,619       5,602       4,622
  Fully diluted                                  8,457       6,628       7,951       5,632

        The accompanying notes are an integral part of these financial statements.

                                 WESTBRIDGE CAPITAL CORP.
                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                      (In thousands)
                                        (Unaudited)
                                                   Three Months Ended       Six Months Ended
                                                        June 30,                June 30,
                                                  -------------------     -------------------
                                                    1995        1994        1995        1994
                                                  -------------------     -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                      $ 1,418     $ 1,691     $ 1,735     $ 2,837
  Adjustments to reconcile net income
  to cash used for operating activities:
    Decrease in policy liabilities and accruals      (895)     (1,806)     (1,620)     (4,030)
    Amortization of deferred policy
      acquisition costs                             3,058       2,557       5,948       4,066
    Additions to deferred policy
      acquisition costs                            (5,662)     (3,213)    (11,508)     (5,080)
    Increase in deferred income taxes                 358         418          95         752
    Depreciation expense                              123          70         234         133
    Increase in receivables from agents            (1,911)       (315)     (3,797)       (532)
    Increase in other assets                       (2,409)     (3,301)     (2,786)     (3,954)
    Equity in earnings of Freedom Holding Company     (86)        (86)        (56)       (171)
    Net realized (gains) losses on investments         14        (131)         72        (193)
    Increase (decrease) in other liabilities         (748)      1,437      (1,556)        484
    Other, net                                       (685)       (359)       (774)        (26)
                                                   ------      ------      ------      ------
    NET CASH USED FOR OPERATING ACTIVITIES         (7,425)     (3,038)    (14,013)     (5,714)
                                                   ------      ------      ------      ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of NFI and AICT                           -     (20,178)          -     (20,178)
  Proceeds from investments sold:
    Fixed maturities, classified as
      hold-to-maturity, called or matured             271       1,140         519       1,140
    Fixed maturities, classified as
      available-for-sale, called or matured            64         193          77       1,368
    Fixed maturities, classified as
      available-for-sale, sold                      2,987       2,225       3,939       5,158
    Short-term investments, sold or matured         7,596      33,584      10,530      35,057
    Other investments, sold or matured                 14          26          38          60
  Cost of investments acquired                     (4,217)    (32,520)     (7,424)    (40,724)
  Notes receivable from related parties                 -          37           -       1,381
  Additions to leasehold improvements
    and equipment, net of retirements                (209)        (60)       (595)       (124)
                                                   ------      ------      ------      ------
    NET CASH PROVIDED BY (USED FOR)
      INVESTING ACTIVITIES                          6,506     (15,553)      7,084     (16,862)
                                                   ------      ------      ------      ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance (retirement) of debentures, at par           -           -     (25,000)      5,000
  Issuance of subordinated notes                        -           -      19,200           -
  Issuance of redeemable preferred stock                -      20,000           -      20,000
  Issuance of common stock                              1          27       9,950         109
  Purchase and cancellation of common stock             -           -           -         (19)
                                                   ------      ------      ------      ------
    NET CASH PROVIDED BY FINANCING ACTIVITIES           1      20,027       4,150      25,090
                                                   ------      ------      ------      ------
    INCREASE (DECREASE) IN CASH DURING PERIOD        (918)      1,436      (2,779)      2,514

    CASH AT BEGINNING OF PERIOD                     1,010       1,226       2,871         148
                                                   ------      ------      ------      ------
    CASH AT END OF PERIOD                         $    92     $ 2,662     $    92     $ 2,662
                                                   ======      ======      ======      ======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the periods for (in thousands):
      Interest                                       $560        $  7      $2,338      $1,207
      Income taxes                                   $325        $415      $  328      $  415

  The accompanying notes are an integral part of these financial statements.

                           WESTBRIDGE CAPITAL CORP.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)



SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES:

The Company purchased the outstanding capital stock of a health insurer and its subsidiary in the second quarter of 1994 for a cash purchase price of $20.1 million. This purchase resulted in the Company receiving tangible assets and assuming liabilities as follows:

      Assets                   $61,293,000
      Liabilities              $72,199,000

The Company purchased a block of Supplemental Health insurance in the first quarter of 1994.  This purchase resulted in the Company disbursing assets and assuming liabilities as follows:
      Investments              $   545,000
      Policy liabilities       $ 2,626,000

        The accompanying notes are an integral part of these financial statements.

                           WESTBRIDGE CAPITAL CORP.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)



NOTE 1 - FINANCIAL STATEMENTS

The accompanying unaudited consolidated financial statements for Westbridge Capital Corp. ("Westbridge" and, together with its consolidated subsidiaries, the "Company") have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and footnotes required by generally accepted accounting principles ("GAAP") for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 1995 are not necessarily indicative of the results that may be expected for the year ending December 31, 1995. The financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

NOTE 2 - COMMITMENTS AND CONTINGENCIES

In the normal course of their business operations, National Foundation Life Insurance Company ("NFL"), National Financial Insurance Company ("NFI"), and American Insurance Company of Texas ("AICT"), Westbridge's primary insurance subsidiaries, are involved in various claims and other business related disputes. In the opinion of management, the disposition of these matters will have no material adverse effect on the Company's consolidated financial position.

NOTE 3 - ACQUISITION OF NFI AND AICT

On April 12, 1994, Westbridge consummated the acquisition (the "Acquisition") of all of the outstanding capital stock of NFI and its wholly owned subsidiary AICT. NFI and AICT are health insurers domiciled in the state of Texas. The Acquisition has been accounted for under the purchase method and, accordingly, the operating results of NFI and AICT have been included in the consolidated operating results since the date of acquisition.

Effective April 1, 1995, the Company recorded an adjustment to the liability for future policy benefits relating to insurance policies obtained in the Acquisition. The effect of this adjustment was to reduce the liability for future policy benefits and to reduce deferred policy acquisition costs by approximately $18,500,000.
The adjustment resulted from calculating the liability using current actuarial assumptions rather than the historical actuarial assumptions which were present at the time of the Acquisition. The difference is accounted for as an adjustment to the purchase price as it falls within the one-year "look-back" period following the Acquisition.

NOTE 4 - FINANCING ACTIVITY

On February 28, 1995, the Company issued 1,500,000 shares of its
Common Stock in an underwritten public offering. The shares of Common Stock were issued at a price of $7.00 per share, less an underwriting discount of $.42 per share.

Also on February 28, 1995, the Company issued $20,000,000 aggregate principal amount of its 11% Senior Subordinated Notes due 2002 (the "Notes"), in an under-written public offering. The Notes were issued at par, less an underwriting discount of 4%.

The Company may redeem the Notes at any time on or after March 1, 1998, upon 30 days' written notice, at par plus accrued interest. Upon the death of any holder of the Notes, the Company will repay such holder's Notes at par plus accrued interest. The Company is not obligated to redeem more than $50,000 in principal amount per holder per calendar year or in aggregate for all holders more than $250,000 in principal amount per calendar year. The Notes contain certain covenants which limit the Company's ability to, (i) incur certain types of indebtedness, (ii) pay dividends or make distributions to holders of the Company's equity securities, or
(iii) consolidate, merge, or transfer all or substantially all of the Company's assets. The Notes also contain covenants which require the Company to maintain, (i) a minimum amount of liquid assets, (ii) a minimum consolidated net worth, and (iii) a minimum fixed charge ratio.

Concurrent with the Common Stock and Note offerings, on February 28, 1995 the Company placed funds in escrow sufficient to cover all remaining principal and interest payments on its outstanding 11.7% Senior Subordinated Debentures due 1996, which were called for redemption on March 30, 1995. The redemption price was par plus accrued interest. This redemption prior to scheduled maturity resulted in a loss from early extinguishment of debt. The loss related to amortization of the remaining original issue discount and write-off of deferred financing costs, offset in part by interest earned on the funds in escrow. This loss is reported, net of tax, as an extraordinary item on the accompanying statement of operations.

As a result of the issuance of the Common Stock, the conversion rate of the Series A Preferred Stock has been adjusted. The Series A Preferred Stock is now convertible into an aggregate of 2,378,120 shares of Common Stock.

NOTE 5 - EARNINGS PER SHARE

Primary Income Before Extraordinary Item. Calculated by dividing net income before extraordinary item, less preferred stock dividends, by primary weighted average shares outstanding. Primary weighted average shares outstanding do not assume the conversion to Common Stock of the Series A Preferred Stock.

Fully Diluted Income Before Extraordinary Item. Calculated by dividing net income before extraordinary item by fully diluted weighted average shares outstanding. The preferred stock dividend is not deducted from income for the fully diluted calculation, but the fully diluted averages shares outstanding number is larger. The fully diluted calculation assumes the conversion of the Series A Preferred Stock to Common Stock at the beginning of the period. Were such a conversion to occur, (a) preferred dividends would not be paid, and are therefore not deducted from earnings for the calculation and, (b) there would be a greater number of shares of Common Stock outstanding as a result of the conversion.

At June 30, 1995, the Series A Preferred Stock was convertible to
Common Stock at a conversion price of $8.41, which would result in 2,378,120 additional shares of Common Stock upon conversion.

              Report of Independent Accountants


To the Board of Directors and Shareholder of National Financial Insurance Company

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholder's equity and of cash flows present fairly, in all material respects, the financial position of National Financial Insurance Company and its subsidiary at December 31, 1993, and the results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. The consolidated financial statements of National Financial Insurance Company for the years ended December 31, 1992 and 1991 were audited by other independent accountants whose report dated November 24, 1993 expressed an unqualified opinion on those statements.

As discussed in Note 6 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as of January 1, 1993.



PRICE WATERHOUSE LLP
Dallas, Texas
June 23, 1994

                               INDEPENDENT AUDITORS' REPORT



To The Board of Directors
Westbridge Capital Corp.:

We have audited the consolidated balance sheets of National Financial Insurance Company and Subsidiaries (a subsidiary of National Group Corporation) as of December 31, 1992 and 1991 and the related consolidated statements of income, stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. We have not audited the consolidated financial statements of National Financial Insurance Company for any period subsequent to December 31, 1992.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of National Financial Insurance Company and Subsidiaries (a subsidiary of National Group Corporation) at December 31, 1992 and 1991 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                              /s/ Jaynes, Reitmeier, Boyd, Therrell, P.C.



November 24, 1993NATIONAL FINANCIAL INSURANCE COMPANY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1993 AND 1992
                                                 1993            1992
                                              --------------  --------------
              ASSETS
Fixed maturities, at amortized cost
(market - $25,940,393 and $30,101,280)         $  24,970,781   $  29,454,692
Marketable equity securities, at market:
Preferred stocks (cost $595,407 and $569,826)        469,343         450,318
Common stocks (cost - $2,445,201 and $2,575,977)   2,383,806       3,417,915
Mortgage loans on real estate                      3,637,988       7,227,474
Collateral loans                                   5,751,920       6,281,736
Investment real estate                             8,134,978       7,565,131
Short-term investments                             2,772,896       5,214,792
Other invested assets                                270,752         -
                                                  ----------      ----------
Total invested assets                             48,392,464      59,612,058

Cash and cash equivalents                         10,857,748       5,817,950
Deposit under reinsurance financing agreement       -              2,569,278
Ceded reinsurance recoverable                      2,275,823         -
Premiums due and other receivables                 1,946,497       2,438,291
Accrued investment income                            613,105         879,131
Deferred policy acquisition costs                 24,614,611      32,005,618
Property and equipment                               436,966         636,752
Receivable from affiliates                           344,307          97,111
Goodwill                                           4,650,063       4,818,823
Other assets                                         911,578       2,497,147
                                                 -----------     -----------
 Total assets                                  $  95,043,162   $ 111,372,159
                                                 ===========     ===========

See accompanying notes to consolidated financial statements.

NATIONAL FINANCIAL INSURANCE COMPANY

CONSOLIDATED BALANCE SHEETS (CONTINUED)
DECEMBER 31, 1993 AND 1992

                                                   1993            1992
                                               --------------  --------------
LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
Accident and health future policy benefits     $  31,868,304   $  36,021,831
Policy and contract claims                        34,722,021      39,404,470
                                                 -----------     -----------
                                                  66,590,325      75,426,301
Federal income taxes:
Current                                              238,045         905,328
Deferred                                           4,525,264       1,560,727
Notes payable                                      1,000,000       1,000,000
Accrued commissions and expenses                    -              2,072,883
Deferred revenue under reinsurance agreements      2,171,884       5,694,704
Payable to affiliates                                190,831         389,319
Other liabilities                                  2,277,083       1,912,590
 Total liabilities                                76,993,432      88,961,852
                                                 -----------     -----------

Minority interest                                  3,233,922       3,562,236
                                                 -----------     -----------
Stockholder's equity:
Common stock (par value $12 per share;
 200,000 shares authorized; 125,000 and
 100,000 shares issued and outstanding)            1,500,000       1,200,000
Net unrealized (loss) gain on marketable
   equity securities                                 (70,151)        374,966
Retained earnings                                 13,385,959      17,273,105
                                                 -----------     -----------
 Total stockholder's equity                       14,815,808      18,848,071
                                                 -----------     -----------

Commitments and contingencies (Note 10)               -               -

 Total liabilities and stockholder's equity    $  95,043,162   $ 111,372,159
                                                 ===========     ===========

NATIONAL FINANCIAL INSURANCE COMPANY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                     1993                   1992                  1991
                                              -------------------    -------------------   ------------------
Premiums and other revenue:
  Life and accident and health premiums        $       52,152,550    $       66,925,334    $       78,387,000
  Property and casualty premiums                         -                       (2,730)               32,531
  Net investment income                                 3,453,989             5,323,909             6,936,143
  Gains from sale of investments                        2,539,061             1,913,900             1,649,610
  Other revenue                                         3,423,605             2,081,344             2,240,228
                                                 ----------------     -----------------     -----------------
                                                       61,569,205            76,241,757            89,245,512
                                                 ----------------     -----------------     -----------------

Benefits and expenses:
  Death and other policy benefits:
     Life and accident and health                      42,675,465            54,805,918            57,971,812
     Property and casualty                              -                        58,981                80,167
  Decrease in liability for future policy
   benefits                                            (5,533,464)           (8,596,937)           (8,650,334)
  Amortization of deferred policy
   acquisition costs, net of
   amounts deferred                                     7,391,007             3,819,046             2,259,823
  Commissions for acquiring and
   servicing policies                                   5,131,262             8,185,106            11,156,783
  Taxes, licenses and fees                              1,071,894             2,386,988             2,676,347
  Other operating costs and expenses                    7,874,404            14,759,205            17,887,540
  Interest expense                                         77,499                89,339               122,438
                                                 ----------------     -----------------     -----------------
                                                       58,688,067            75,507,646            83,504,576
                                                 ----------------     -----------------     -----------------


Gain from operations before federal
 income taxes, minority interest and
 cumulative effect of change
 in accounting principle                                2,881,138               734,111             5,740,936
                                                 ----------------     -----------------     -----------------

Provision (benefit) for federal
 income taxes:
  Current                                                 917,907               751,555               327,943
  Deferred                                               (416,020)             (952,962)               60,355

                                                 ----------------     -----------------     -----------------
                                                          501,887              (201,407)              388,298
                                                 ----------------     -----------------     -----------------

Gain from operations before
 minority interest and cumulative
 effect of change in accounting principle               2,379,251               935,518             5,352,638
Minority interest in (loss) earnings                     (213,241)              500,400               904,612
                                                 ----------------     -----------------     -----------------

Gain from operations before cumulative
 effect of change in accounting principle               2,592,492               435,118             4,448,026

Cumulative effect on prior years
 of change in accounting
 principle                                              3,599,638               -                     -
                                                 ----------------     -----------------     -----------------
     Net income (loss)                         $       (1,007,146)   $          435,118    $        4,448,026
                                                 ================     =================     =================

See accompanying notes to consolidated financial statements.

NATIONAL FINANCIAL INSURANCE COMPANY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITES
YEARS ENDED DECEMBER 31, 1993, 1992, AND 1991

                                                               Marketable                                   Total
                                         Capital                Equity              Retained             Stockholder's
                                          Stock               Securities            Earnings                Equity
                                     ----------------      ----------------      ---------------      ----------------
Balances, December 31,
 1990                               $       1,200,000     $        (113,746)   $      16,736,961    $       17,823,215
Net income                                       -                     -               4,448,026             4,448,026
Dividends to stockholder                         -                     -              (3,447,000)           (3,447,000)
Unrealized gains on
 marketable securities                           -                   88,632                 -                   88,632
                                     ----------------      ----------------      ---------------      ----------------
Balances, December 31,
 1991                                       1,200,000               (25,114)          17,737,987            18,912,873
Net income                                       -                     -                 435,118               435,118
Dividends to stockholder                         -                     -                (900,000)             (900,000)
Unrealized gains on
 marketable equity
 securities                                      -                  400,080                 -                  400,080
                                     ----------------      ----------------      ---------------      ----------------
Balances, December 31,
 1992                                       1,200,000               374,966           17,273,105            18,848,071
                                     ----------------      ----------------      ---------------      ----------------
Net income                                       -                     -              (1,007,146)           (1,007,146)

Dividends to stockholder                                                              (2,580,000)           (2,580,000)

Unrealized gains on
 marketable equity
 securities                                      -                 (445,117)                -                 (445,117)
Stock dividend                                300,000                                   (300,000)                 -
                                     ----------------      ----------------     ----------------     -----------------
Balances, December 31,
 1993                               $       1,500,000     $         (70,151)   $      13,385,959    $       14,815,808
                                     ================      ================     ================     =================

See accompanying notes to consolidated financial statements.

NATIONAL FINANCIAL INSURANCE COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                       1993                  1992                  1991
                                                  ---------------       ---------------       ---------------
Cash flows from operating activities:
  Net income (loss)                           $        (1,007,146)   $          435,118    $        4,448,026
  Adjustments to reconcile net income
   to net cash provided from (used for)
   operating activities:
     Decrease in liabilities for
      policyholder funds                               (8,835,976)          (25,797,217)           (7,497,019)
     Deferral of policy acquisition costs                (384,954)           (3,285,637)           (6,476,793)
     Amortization of deferred policy
      acquisition costs                                 7,775,961             7,104,683             7,660,823
     Increase in federal income tax
      liability                                         2,297,254              (952,962)               60,355
     Depreciation and amortization                        444,060               308,335               165,678
     Realized (gains) losses on
      investments                                      (2,539,061)           (1,913,900)           (1,649,610)
     Minority interest in earnings
      of subsidiaries                                    (213,241)              500,400               904,612
     Decrease in allowance for
      losses on investments                                  -                 (643,052)             (129,478)
     Decrease (increase) in
      premiums due and other
      receivables                                         491,794             1,028,347            (1,036,331)
     Decrease in accrued
      investment income                                   266,026               432,033                56,990
     Decrease in deposit under
      financing agreement                                 293,455               132,373             1,727,573
     Increase (decrease) in deferred
      revenue under reinsurance
      agreements                                       (3,522,820)              805,253              (625,425)
     Increase (decrease) in accrued
      commissions and expenses                         (2,072,883)             (534,471)              (90,120)
     Decrease (increase) in other
      assets                                            1,585,569            (1,076,602)              417,148
     Increase (decrease) in other
      liabilities                                         670,876                65,064            (3,245,293)
                                                  ---------------       ---------------       ---------------
       Net cash used for
        operating activities                           (4,751,086)          (23,392,235)           (5,308,864)
                                                  ---------------       ---------------       ---------------
Cash flows from investing activities:
  Investments matured or repaid:
     Bonds                                              6,701,626             3,488,267             2,275,384
     Mortgage and collateral loans                      9,552,444            12,445,123            10,448,937
  Investments sold:
     Bonds                                              1,837,650             3,526,744             1,116,946
     Stocks                                             9,444,043             6,895,247             6,979,093
     Real estate                                             -                  744,228                69,511
     Other investments                                       -                2,537,301               165,892
  Additions to investments:
     Bonds                                     $       (3,854,185)   $      (13,551,499)   $       (6,395,345)
     Stocks                                            (7,039,743)           (5,807,691)           (5,034,316)
     Mortgage and collateral loans                     (5,250,000)           (6,664,133)           (6,814,292)
     Real estate                                       (1,305,491)           (2,041,067)           (3,543,279)
     Other investments                                   (269,663)                 -                      288
  Decrease in short-term
   investments                                          2,441,896            17,718,255             8,198,117
  Decrease (increase) in property
   and equipment                                          112,307                  -                  (64,899)
                                                  ---------------       ---------------       ---------------
       Net cash provided from
        investing activities                           12,370,884            19,290,775             7,402,037
                                                  ---------------       ---------------       ---------------
Cash flows from financing activities:
  Repayment of notes payable                                 -                 (500,000)                 -
  Dividends paid                                       (2,580,000)           (1,559,622)           (4,077,000)
                                                  ---------------       ---------------       ---------------
       Net cash used for financing
        activities                                     (2,580,000)           (2,059,622)           (4,077,000)
                                                  ---------------       ---------------       ---------------
Net increase (decrease) in cash
 and cash equivalents                                   5,039,798            (6,161,082)           (1,983,827)

Cash and cash equivalents,
 beginning of year                                      5,817,950            11,979,032            13,962,859
                                                  ---------------       ---------------       ---------------
Cash and cash equivalents,
 end of year                                   $       10,857,748    $        5,817,950    $       11,979,032
                                                  ===============
Supplemental disclosures cash flow
 information:
  Cash paid during the year for:
     Interest                                  $           77,499    $           89,339    $          271,279
     Income taxes                                       1,612,139                  -                4,186,818



See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT
      ACCOUNTING POLICIES

      National Financial Insurance Company (NFIC or the Company) is a life and health insurance company which was incorporated in 1979 and is domiciled in the state of Texas. The Company is licensed to write insurance policies in twenty-five states and primarily issues individual and group accident and health insurance policies.

      Until April 12, 1994, the Company and its majority-owned (65%) subsidiary, American Insurance Company of Texas (AICT), were wholly-owned subsidiaries of National Group Corporation. On April 12, 1994, NFIC and AICT were sold to Westbridge Capital Corp.

      Summary of Significant Accounting Policies

      Basis of presentation

      The accompanying consolidated financial statements include the accounts of NFIC and AICT, adjusted for minority interest in AICT. All significant intercompany balances and transactions have been eliminated.

      Cash and Cash Equivalents

      The Company considers cash and all highly liquid investments purchased with an original maturity date of three months or less to be cash and cash equivalents.

      Investments

      Investments in fixed maturities are recorded at amortized cost. Investments in common stock and nonredeemable preferred stock are recorded at market value with unrealized gains and losses reported as a separate component of stockholder's equity. Mortgage loans are recorded at amortized cost less an allowance for uncollectible balances. Real estate is recorded at cost less accumulated depreciation calculated over the estimated useful life using the straight-line method. Short-term investments are recorded at cost which approximates market value.
      Realized gains and losses on investments sold is determined on the specific identification method.

      Deferred policy acquisition costs

      Certain costs of acquiring new insurance policies, such as commissions and underwriting expenses, are deferred and amortized over the expected premium-paying period of the related policy based on the ratio of annual premium revenue to expected total premium revenue to be received for the life of the policy.

      Fixed Assets

      Electronic data processing equipment and furniture and equipment are stated at cost less accumulated depreciation of $1,126,123 and $897,415 at December 31, 1993 and 1992, respectively. Depreciation of electronic data processing equipment and furniture and equipment is computed using the straight-line method over the estimated useful lives (two to seven years) of the assets.

      Liability for future policy benefits

      Liabilities for future policy benefits have been calculated on a net level premium method using estimated investment yields, withdrawals, mortality and other assumptions based on Company experience.

      Premium recognition

      Premiums on accident and health insurance policies are recognized over the premium paying period.

      Federal income taxes

      The Company adopted the provisions of Statement of Financial Accounting Standard (SFAS) No. 109, "Accounting for Income Taxes," effective January 1, 1993. This statement requires the use of the asset and liability method for calculating deferred income taxes. Under this method, deferred income tax balances are computed based on the tax effect of the temporary differences in the financial reporting and income tax bases of assets and liabilities using tax rates which are expected to be in effect when these temporary differences are expected to reverse. As a result of adopting FAS 109, a charge of $3,599,638 has been recorded related to the cumulative effect of a change in accounting principle.

      Recent accounting pronouncements

      During 1993, the Financial Accounting Standards Board adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement requires that investments in such securities be segregated into three categories based on management's intentions in investing in those securities. First, securities which management has the positive intent and ability to hold to maturity are classified as such and are reported at amortized cost. Second, securities which are purchased for resale in the near term are classified as "trading securities" and are reported at market value with unrealized gains and losses included in earnings. All other securities are classified as "available-for-sale" and are reported at market value with unrealized gains and losses reported as a separate component of stockholder's equity. This statement is effective for fiscal years beginning after December 15, 1993. Management believes that the adoption of this statement will have an insignificant impact on the Company's operations and financial position.

 2.   INVESTMENTS

      At December 31, 1993 and 1992, gross unrealized gains and losses on the Company's fixed maturity portfolio were as follows:

                                                                           1993
                                                                 Gross                Gross
                                         Amortized             Unrealized            Unrealized             Market
                                           Cost                  Gain                 Losses                Value
                                     ----------------      ----------------      ---------------      ----------------
      U.S. Treasury securities
       and obligations of U.S.
       government agencies          $       9,764,555     $         471,295    $           1,743    $       10,234,107

      Obligations of state
       and political sub-
       divisions                            5,263,624                 4,507                    7             5,268,124

      Public utility
       securities                           3,901,220               219,564               40,053             4,080,731

      Corporate securities                  6,041,382               317,790                1,741             6,357,431
                                     ----------------      ----------------     ----------------     -----------------
                                    $      24,970,781     $       1,013,156    $          43,544    $       25,940,393
                                     ================      ================     ================     =================

                                                                          1992
                                                                 Gross                Gross
                                         Amortized             Unrealized            Unrealized             Market
                                           Cost                  Gain                 Losses                Value
                                     ----------------      ----------------      ---------------      ----------------
      U.S. Treasury securities
       and obligations of U.S.
       government agencies          $       9,002,001     $         343,406    $           2,900    $        9,342,507

      Obligations of state
       and political sub-
       divisions                            6,115,662                 4,002                 -                6,119,664

      Public utility
       securities                           7,625,942               163,191               19,112             7,770,021

      Corporate securities                  6,711,087               161,702                3,701             6,869,088
                                     ----------------      ----------------     ----------------     -----------------
                                    $      29,454,692     $         672,301    $          25,713    $       30,101,280
                                     ================      ================     ================     =================

      Unrealized appreciation (depreciation) on investments in equity securities and other investments reflected directly in stockholder's equity is summarized as follows:

                                                                                 Year Ended December 31,
                                                                             1993                  1992
                                                                      -----------------     -----------------
      Balance at beginning of year                                   $          374,966    $          (25,114)
      Unrealized (depreciation) appreciation                                   (445,117)              400,080
                                                                      -----------------     -----------------
      Balance at end of year                                         $          (70,151)   $          374,966
                                                                      =================     =================

      The amortized cost and estimated market value of investments in fixed maturities as of December 31, 1993 are shown below, summarized by duration to maturity. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                 Estimated
                                                                          Amortized                Market
                                                                            Cost                   Value
                                                                      -----------------     -----------------
      Due in one year or less                                        $          324,965    $          334,000
      Due after one year through five years                                   4,489,279             4,702,098
      Due after five years through ten years                                  9,537,771            10,063,820
      Due after ten years                                                    10,618,766            10,840,475
                                                                      -----------------     -----------------
                                                                     $       24,970,781    $       25,940,393
                                                                      =================     =================

      Investment income for the years ended December 31, 1993, 1992 and 1991 is summarized as follows:

                                                       1993                  1992                  1991
                                                -----------------     -----------------     -----------------
      Interest on bonds                        $        2,177,170    $        2,314,364    $        1,734,903
      Dividends on preferred and
       common stocks                                       71,337               290,924               188,730
      Interest on mortgage and
       collateral loans                                 1,258,053             1,928,733             2,757,233
      Real estate income                                1,539,208               791,583               214,536
      Interest on short-term
       investments                                        370,937             1,041,687             2,705,997
      Other                                                19,551               165,723               191,082
                                                -----------------     -----------------     -----------------
                                                        5,436,256             6,533,014             7,792,481
      Investment expenses                               1,982,267             1,209,105               856,338
                                                -----------------     -----------------     -----------------
                                               $        3,453,989    $        5,323,909    $        6,936,143
                                                =================     =================     =================

      The realized gains (losses) on investments before federal income taxes for the years ended December 31, are summarized as follows:

                                                       1993                  1992                  1991
                                                -----------------     -----------------     -----------------
      Bonds                                    $          166,411    $          159,704    $           22,419
      Preferred stocks                                        940                (7,975)                   26
      Common stocks                                     2,233,192             1,182,442             1,796,389
      Mortgage loans                                      (63,529)              620,500               109,908
      Real estate                                         198,561                17,200               (76,571)
      Other                                                 3,486               (57,971)             (202,561)
                                                -----------------     -----------------     -----------------
                                               $        2,539,061    $        1,913,900    $        1,649,610
                                                =================     =================     =================

      Collateral loans in the amount of $5,751,920 and $5,969,675 at December 31, 1993 and 1992, respectively, are due from one of the Company's outside legal counsel or from entities owned or controlled by the legal counsel.

      Cash, cash equivalents and short-term investments at December 31, 1993 and 1992 include deposits at one financial institution of $3,760,056 and $4,181,055, respectively.

      The Companies have certain investments on deposit in custody for various state insurance regulatory authorities. These consisted of bonds, preferred stocks, common stocks and certificates of deposit with an aggregate carrying value of $6,666,993 and $8,523,532 at December 31, 1993 and 1992, respectively. In addition, the Company is required to maintain on deposit with a trustee assets in an amount equal to the total reserves on policies assumed from an unaffiliated insurance company of $3,807,843 and $4,115,890 at December 31, 1993 and 1992, respectively. Total reserves are defined as the total statutory reserves required to be maintained on these policies. The assets would be used by the ceding company for the benefit of the policyholders only in the event of the Company's failure to fulfill its obligations as reinsurer under the terms of the reinsurance agreements.

      Proceeds from sales of investments in debt securities were $8,539,276 in 1993 and $7,015,011 in 1992. Gross gains of $170,197 and gross losses of $3,786 were realized on 1993 sales. Gross gains of $160,662 and gross losses of $1,333 were realized on 1992 sales.

      The Company owned no high-yield, unrated or less than investment grade corporate debt securities at December 31, 1993 and 1992.

 3.   INVESTMENT IN REAL ESTATE

      Investment real estate at December 31, is summarized as follows:

                                                                             1993                  1992
                                                                      -----------------     -----------------
      Investment real estate, at cost                                $        7,477,679    $        7,062,087
      Less accumulated depreciation                                            (574,100)             (239,641)
      Properties acquired in satisfaction of debt                             1,231,399               742,685
                                                                      -----------------     -----------------
                                                                     $        8,134,978    $        7,565,131
                                                                      =================     =================

      The Company excluded due and accrued income from investment income on loans in foreclosure or delinquent 90 days or more. Assets acquired in satisfaction of debt are recorded at fair value and depreciated using the straight-line method.

 4.   FUTURE POLICY BENEFITS

      The major assumptions used in the calculation of future policy benefits for accident and health policies are as follows:

       Line of                         Years of           Interest                  Mortality or
      Business                           Issue              Rates                    Morbidity
      --------                        ----------          --------         ----------------------------
      Accident                            All                7%            59 ADB Table, TSA Vol.
                                                                           XXXI, pages 173-175.  100%
                                                                           - 1965-70 Ultimate Mortality
                                                                           Table

      Cancer                              All                7%            TSA Vol. XXX, pages 49-55
                                                                           and Other Sources.  100% -
                                                                           1965-70 Ultimate Mortality
                                                                           Table

      Disability                          All                7%            1985 Commissioners'
                                                                           Individual Disability Table.
                                                                           100% - 1965-70 Ultimate
                                                                           Mortality Table

      Home health                         All                7%            TSA Vol. XXXIV, pages 485-
                                                                           570 and Other Sources.
                                                                           100% - 1965-70 Ultimate
                                                                           Mortality Table

      Nursing home                        All                7%            1985 National Nursing Home
                                                                           Survey and review of 1977
                                                                           National Nursing Home
                                                                           Survey - modified
      Hospital and
       major medical                      All                7%            TSA Vol. XXX, pages 9-123
                                                                           and Other Sources.  100% -
                                                                           1965-70 Ultimate Mortality
                                                                           Table

      Medicare
       Supplement                         All                7%            TSA Vol. XXXIV, pages 485-
                                                                           570 and Other Sources.
                                                                           100% - 1965-70 Ultimate
                                                                           Mortality Table

 5.   DEFERRED POLICY ACQUISITION COSTS

      A summary of deferred policy acquisition costs follows:

                                                                    Year Ended December 31,
                                                       1993                  1992                  1991
                                                -----------------     -----------------     -----------------
      Balance at beginning of year             $       32,005,618    $       35,824,664    $       37,008,694
        Additions                                         384,954             3,285,637             5,401,000
        Amortization                                   (7,775,961)           (7,104,683)           (7,660,823)
        Acquisition                                          -                     -                1,075,793
                                                -----------------     -----------------     -----------------
      Balance at end of year                   $       24,614,611    $       32,005,618    $       35,824,664
                                                =================     =================     =================

      Commissions comprise the majority of the additions to deferred policy acquisition costs in each year.

 6.   INCOME TAXES

      In 1993, the Company will join in the filing of a consolidated federal income tax return with its parent and other affiliates. Pursuant to a tax sharing agreement, the Company records a portion of the allocated federal income tax of the consolidated group generally based on the amount of tax computed as if the Company filed separately.

      As discussed in Note 1, the Company changed its method of accounting for income taxes on a prospective basis effective January 1, 1993. Consequently, the 1993 tax provision has been calculated in accordance with FAS 109, whereas the 1992 and 1991 tax provisions were calculated in accordance with the previous method of accounting.

      In accordance with SFAS 109, total tax expense is the amount of income taxes expected to be payable for the current year plus (or minus) the deferred income tax expense (or benefit) represented by the change in the deferred income tax accounts at the beginning and end of the year. The effect of changes in tax rates and federal income tax laws are reflected in income from continuing operations in the period such changes are enacted.

      The tax effect of future taxable temporary differences (liabilities) and future deductible temporary differences (assets) are separately calculated and recorded when such differences arise. A valuation allowance, reducing any recognized deferred tax asset, must be recorded if it is determined that it is more likely than not that such deferred tax asset will not be realized.

      The provision for U.S. federal income taxes charged to continuing operations was as follows:

                                                      1993                  1992                   1991
                                                -----------------     -----------------     -----------------
      Current                                  $          917,907    $          751,555    $          327,943
      Deferred                                           (416,020)             (952,962)               60,355
                                                -----------------     -----------------     -----------------
      Total provision for income taxes         $          501,887    $         (201,407)   $          388,298
                                                =================     =================     =================

      The provision for income taxes for the year ended December 31, 1993 is less than the amount of income tax determined by applying the U.S. statutory income tax rate of 34% to the pretax income as a result of the following differences:

      Income tax at the statutory rate                   $          979,587
      Increase (decrease) in taxes
       resulting from:
          Small life insurance company deduction                   (572,000)
          Dividends received deduction                             (148,652)
          Other items, net                                          242,952
                                                          -----------------
      Total provision for income taxes                   $          501,887
                                                          =================

      The provision for income taxes for the years ended December 31, 1992 and 1991 is less than the amount of income tax determined by applying the U.S. statutory income tax rate of 34% to the pretax income as a result of the following differences:

                                                                           1992                  1991
                                                                     -----------           -----------
        Income tax at the statutory rate                            $    249,598          $  1,951,918
        Increase (decrease) in taxes resulting from:
          Small life insurance company deduction                        (402,245)             (583,714)
          Dividends received deduction                                   (54,987)              (39,582)
          Change in realizable reversal of timing/
           temporary differences                                             -0-              (938,215)
          Other items, net                                                 6,227                (2,109)
                                                                     -----------           -----------
        Total provisions for income taxes                            $  (201,407)          $   388,298
                                                                     ===========           ===========

      The effective federal income tax rates of (27)% and 7% in 1992 and 1991, respectively, are less than the regular corporate federal income tax rate of 34% primarily because of: (a) the small life insurance company deduction used for income tax purposes, and, (b) changes in the timing of projected reversals of future deductible temporary differences.

      Deferred taxes are recorded for temporary differences between the financial reporting bases and the federal income tax bases of the Company's assets and liabilities. The sources of these differences and the estimated tax effect of each are as follows:

                                                             December 31,            January 1,
                                                                 1993                   1993
                                                           --------------        --------------
      Deferred Tax Liability
       Deferred policy acquisition costs                   $    6,965,634        $    9,615,678
       Policyholders surplus account                              757,000               757,000
       Invested assets                                            301,162               774,036
       Other                                                      445,510               650,850
                                                           --------------        --------------
                                                                8,469,306            11,797,564

      Deferred Tax Asset
        Policy reserves                                         2,893,724             4,659,201
        Other                                                   1,050,318             1,977,999
                                                           --------------        --------------
                                                                3,944,042             6,637,200
                                                           --------------        --------------
      Net deferred tax liability                           $    4,525,264        $    5,160,364
                                                           ==============        ==============

      Under the provisions of pre-1984 life insurance tax regulations, the Company was taxed on the lesser of taxable investment income or income from operations, plus one-half of any excess of income from operations over taxable investment income. One-half of the excess (if any) of the income from operations over taxable investment income, an amount which was not currently subject to taxation, plus special deductions allowed in computing the income from operations, were placed in a special memorandum tax account known as the policy holders surplus account. The aggregate accumulation in the account at December 31, 1993 and December 31, 1992 approximated $2,226,000. Federal income taxes will become payable on this account at the then current tax rate when and to the extent that the account exceeds a specific maximum, or when and if the distributions to stockholders, other than stock dividends and other limited exceptions, are made in excess of the accumulated previously taxed income. At December 31, 1993 and December 31, 1992, the Company has approximated $17,789,000 and $17,307,000, respectively, in its shareholder's surplus account from which it could make distributions without incurring any federal tax liability. The Company has recorded $757,000 of deferred federal income taxes relating to expected transactions which will cause taxable income relating to the PSA.

      At December 31, 1993, the Company has an alternative minimum tax credit carryforward of approximately $200,000.

 7.   REINSURANCE

      As is customary in the insurance industry, the Company reinsures portions of certain insurance policies they write, thereby providing a greater diversification of risk and minimizing exposure on larger risks. The Company remains liable to the policyholder if the assuming companies were unable to meet their obligations under any reinsurance treaties.

      The Company adopted the provisions of SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts," effective January 1, 1993. The statement requires future policy reserves and claim reserves to be reported on a gross basis in the balance sheet and amounts ceded to reinsurers are recorded as receivables. At December 31, 1993, future policy benefits and policy and contract claim amounts ceded under terms of reinsurance agreements totaling $2,275,823 have been recorded as ceded reinsurance recoverables.

      During 1993, 1992 and 1991, the Company had a "deposit" type agreement with one unrelated insurance company which did not qualify as an reinsurance agreement. The agreement was terminated during 1993.

      Future policy benefits and policy and contract claims which have been excluded from the accompanying financial statements under terms of reinsurance agreements at December 31, are as follows:

                                               1993                  1992
                                       -----------------     -----------------
      Future policy benefits          $              -0-    $       17,846,158
                                       =================     =================
      Policy and contract claims      $              -0-    $        1,454,127
                                       =================     =================

      Premiums and related reinsurance amounts for the years ended December 31, are summarized as follows:

                                                       1993                  1992                  1991
                                                -----------------     -----------------     -----------------
      Direct premiums                          $       54,032,288    $       69,377,036    $       81,414,206
      Reinsurance premiums
       assumed from other companies                     1,609,179             1,944,878             2,564,405
      Reinsurance premiums
       ceded to other companies                        (3,488,917)           (4,399,310)           (5,559,080)
                                                -----------------     -----------------     -----------------
      Net premiums                             $       52,152,550    $       66,922,604    $       78,419,531
                                                =================     =================     =================


      Life insurance in force amounts at December 31, are summarized as follows (in thousands):

                                                                             1993                  1992
                                                                      -----------------     -----------------
      Direct life insurance in force                                 $              -0-    $           86,905
      Reinsurance risks ceded
       to other companies                                                           -0-               (86,905)
                                                                      -----------------     -----------------
      Net life insurance in force                                    $              -0-    $              -0-
                                                                      =================     =================

      Included in the reinsurance amounts discussed in the preceding paragraphs for 1992 is the Company's life insurance in force ceded through a 100% indemnity reinsurance to an unrelated insurance company. During 1993, the Company received regulatory approval of the transaction, which was then modified to an assumption reinsurance transaction. The transaction consisted of the following assets transferred and liabilities ceded:

                                                      American              National
                                                     Insurance             Financial
                                                       Company              Insurance
                                                     of Texas                Company              Total
                                                -----------------     -----------------     -----------------
      Future policy benefits                   $         (664,431)   $      (16,313,848)   $      (16,978,279)
      Policy and contract claims                          (21,321)              (36,837)              (58,158)
      Dividends and coupons                                  -                 (300,444)             (300,444)
      Net premiums due less advance                        62,699               176,824               239,523
      Other, net                                           (4,100)                6,007                 1,907
                                                -----------------     -----------------     -----------------
                                                         (627,153)          (16,468,298)          (17,095,451)
      Net consideration paid on
       reinsurance ceded                                  484,020            13,657,690            14,141,710
                                                -----------------     -----------------     -----------------
      Deferred gain on reinsurance
       ceded                                   $         (143,133)   $       (2,810,608)   $       (2,953,741)
                                                =================     =================     =================

      The deferred gain of $2,953,741 is included in deferred revenue under reinsurance agreements in the accompanying financial statements at December 31, 1992. Also included in the 1992 financial statements are deferred acquisition costs related to the life business of $143,000 in American Insurance Company of Texas and $2,357,536 in National Financial Insurance Company which will be charged against the above deferred gain once the assumption reinsurance agreement is finalized.

      In connection with the 100% indemnity reinsurance agreement on life business described above, the Company sold policy loans of approximately $2.4 million for their book value, which approximated market.

 8.   STATUTORY CAPITAL AND SURPLUS

      The Company and its insurance subsidiaries are required to file statutory financial statements with state insurance regulatory authorities. Accounting principles used to prepare these statutory financial statements differ from financial statements prepared on the basis of generally accepted accounting principles.

      Reconciliations of statutory net income and capital and surplus, as determined using statutory accounting principles, to the amounts included in the accompanying financial statements are as follows:

                                                                 December 31,
                                                    1993             1992            1991
                                                ------------     ------------     -----------
      Combined statutory net income of
       insurance subsidiaries                  $   1,963,956    $   1,318,178    $  2,534,754
      Increases (decreases):
        Deferred policy acquisition costs         (7,391,007)      (3,819,046)     (1,184,030)
        Future policy benefits                      (543,561)        (833,380)      2,011,473
        Deferred federal income taxes             (3,183,618)         952,962         (60,355)
        Reinsurance financing agreement            4,690,872        3,688,361         905,491
        Allowance for losses on
         investment                                      -            620,500        (542,575)
        Deferred gain on life business
         reinsured                                 2,953,741       (2,953,741)            -
        Earnings in excess of dividends
         received from subsidiaries                      -          2,377,606         317,762
        Other adjustments, net                      (106,789)         967,666       2,857,881
        Consolidating eliminations
         and adjustments                             609,260       (1,883,988)     (2,392,375)
                                                ------------      -----------     -----------
      Net (loss) income as
       reported herein                         $  (1,007,146)    $    435,118    $  4,448,026
                                                ============      ===========     ===========

                                                                             1993                  1992
                                                                      -----------------     -----------------
Combined statutory capital and surplus of
       insurance subsidiaries                                        $       12,958,018    $       13,717,952
      Increases (decreases):
        Deferred policy acquisition costs                                    24,614,611            32,005,618
        Future policy benefits                                              (14,356,009)          (13,812,448)
        Deferred federal income taxes                                        (4,525,264)           (1,560,727)
        Goodwill                                                              4,650,063             4,818,823
        Reinsurance financing agreement                                          -                 (4,690,872)
        Surplus debenture                                                    (1,000,000)           (1,000,000)
        Deferred revenue on assumed business                                 (2,171,884)           (2,740,963)
        Deferred revenue on life business reinsured                             -                  (2,953,741)
        Allowance for losses on investments                                     -                    (158,382)
        Statutory asset valuation reserves                                    2,127,698             1,913,551
        Investment in subsidiaries                                            2,913,029             3,392,817
        Other adjustments, net                                               (1,154,678)               94,259
        Consolidating eliminations and adjustments                           (9,239,776)          (10,177,816)
                                                                      -----------------     -----------------
      Stockholder's equity as reported herein                        $       14,815,808    $       18,848,071
                                                                      =================     =================

      Under Texas Insurance Law, all dividends on capital stock must be distributed out of earned surplus only. Further, dividends paid not requiring state insurance department approval are generally limited to the greater of 10% of statutory capital and surplus or statutory gain from operations for life and accident and health companies.

 9.   PROFIT SHARING AND RETIREMENT PLAN

      The Company participates with other affiliates in a noncontributory employee profit sharing plan covering substantially all employees. Company contributions were based on various factors, including profitability, and are made at the sole discretion of the Company. No contribution was made to this plan in 1993 or 1992.

      Beginning January 1, 1992, the Company initiated a contributory defined contribution 401(k) employee profit sharing plan in which the Company matches employee contributions at a stated percentage of employee contributions to a defined maximum. An employee is eligible to participate in the plan after one year of employment and is fully vested after seven years of employment. The profit sharing plan, as well as the 401(k) plan, invests in various stocks and other permissible investments. Investment earnings are distributed based on account balances while contributions and forfeitures are distributed based on employee compensation. The Company contributions to the 401(k) plan in 1993 and 1992 were $64,184 and $90,744, respectively.

10.   CONTINGENCIES

      The Company and its subsidiaries are involved in various pending or threatened legal proceedings arising from the conduct of their business. In some instances, these proceedings include claims for punitive damages and similar types of relief in unspecified or substantial amounts, in addition to amounts for alleged contractual liability or requests for equitable relief. After consultation with counsel and a review of available facts, it is management's opinion these proceedings ultimately will be resolved without materially affecting the consolidated financial statements of the Company.

11.   RELATED PARTY TRANSACTIONS

      Financial Reinsurance Corporation, related through common ownership, reinsured accident and health business of the Company for 1991 and a portion of 1992. Policy premiums ceded to Financial Reinsurance Corporation totaled $1,051,194 and $1,326,117 for 1992 and 1991, respectively. On July 1, 1992, the Company canceled the reinsurance agreement and received funds equal to the reserves of the ceded policies. The policy and contract claims liability at December 31, 1991 was reduced by $694,464 for the business ceded. The Company received commissions on reinsurance ceded of $157,560 and $254,331 in 1992 and 1991, respectively, from Financial Reinsurance Corporation.

      The Company is controlled by a common parent, National Group Corporation, along with other affiliated companies. Other affiliated companies under the common control of National Group Corporation include National Lloyds Insurance Company, National Group Management Corporation, NALICO General Agency, Inc., NALICO Insurance Service Corporation and Adjustment Associates, Inc.

      During 1990, the Company purchased an office building used by its parent and affiliated corporations. Rental income from these affiliates totaled $61,603, $27,510 and $34,665 for 1993, 1992 and 1991, respectively.

      The Company has surplus debentures totaling $1,000,000 at December 31, 1993 and 1992 payable to National Group Corporation which bear interest at a base rate plus one percent (7.75% at December 31, 1993). Interest incurred totaled $77,499, $98,944 and $149,753 for 1993, 1992 and 1991,
      respectively.

      Mortgage loans at December 31, 1993, 1992 and 1991 include a first lien mortgage note receivable from an affiliated corporation of approximately $240,000. Interest received during 1993, 1992 and 1991, totaled $16,083, $15,251 and $24,867, respectively.

      The Company shares certain general and administrative expenses under cost sharing agreements with an affiliate, National Group Management Corporation. Such expenses, which include data processing and equipment charges, totaled $112,110, $469,438 and $552,520 for 1993, 1992 and 1991,
      respectively and were allocated based on usage time and approximate costs that would have been incurred on a stand-alone basis.

12.   SUBSEQUENT EVENTS

      On April 12, 1994, all of the outstanding stock of NFIC was acquired by Westbridge Capital Corp., a Delaware holding company for a purchase price of approximately $20 million. Westbridge, through its wholly-owned subsidiary National Foundation Life Insurance Company, a Delaware domiciled insurance company, operates in the life and accident and health insurance business.

      In connection with the acquisition, the following events occurred. First, the remaining 35% of AICT, which was not previously held by NFIC, was transferred to NFIC. Second, all invested assets held by NFIC and AICT prior to the acquisition, excluding bonds on deposit with state insurance departments, were converted to cash at the previous book value. The funds have subsequently been reinvested in U.S. Treasury securities, GNMA mortgage backed securities, investment grade corporate bonds, and short -term investments.

                     NATIONAL FINANCIAL INSURANCE COMPANY
                          CONSOLIDATED BALANCE SHEET

                           (Unaudited, in thousands)


                                    ASSETS


                                         March 31,         March 31,
                                           1994              1993
                                         -------           -------
Fixed maturities:
  Available-for-sale, at market value
    (amortized cost $14,311)             $15,115          $      -
  Held-for-maturity, at amortized cost
    (market value $29,492)                     -            28,480
Marketable equity securities,
  at market                                    -             4,198
Mortgage loans on real estate              2,625             7,073
Collateral loans                             181             6,266
Investment real estate                     7,928             7,040
Short-term investments                    31,673             6,435
                                         -------           -------
      Total Invested Assets               57,522            59,492


Cash and cash equivalents                    555               870
Accrued investment income                    487               935
Deferred policy acquisition costs         23,595            30,902
Receivable from affiliates                   215               105
Goodwill                                   4,608             4,777
Other assets                               3,428             4,335
                                         -------           -------
      Total Assets                       $90,410          $101,416
                                         =======           =======

The accompanying notes are an integral part of these financial statements.

                     NATIONAL FINANCIAL INSURANCE COMPANY
                          CONSOLIDATED BALANCE SHEET
                                  (Continued)
                           (Unaudited, in thousands)

                     LIABILITIES AND STOCKHOLDERS' EQUITY



                                                  March 31,      March 31,
                                                    1994           1993
                                                  -------        -------
Liabilities:
Accident and health future policy
 benefits                                         $30,231        $31,666
Policy and contract claims                         31,516         36,010
                                                   ------         ------
                                                   61,747         67,676

Federal income taxes:
Current                                               485            627
Deferred                                            4,545          5,851
Notes payable                                       1,000          1,000
Deferred revenue under reinsurance
agreements                                          2,049          4,814
Payable to affiliates                                 199            222
Other liabilities                                   2,068          3,469
                                                   ------         ------
    Total Liabilities                              72,093         83,659
                                                   ------         ------
Minority Interest                                   3,108          3,480
                                                   ------         ------
Stockholders' Equity:
Common stock                                        1,500          1,200
Net unrealized gain on securities                     531            645
Retained earnings                                  13,178         12,432
                                                   ------         ------
Commitments and contingencies (Note 3)                  -              -

    Total Stockholders' Equity                     15,209         14,277
                                                   ------        -------
    Total Liabilities and Stockholders' Equity    $90,410       $101,416
                                                   ======        =======

The accompanying notes are an integral part of these financial statements.

                     NATIONAL FINANCIAL INSURANCE COMPANY
                       CONSOLIDATED STATEMENT OF INCOME
                           (Unaudited, in thousands)


                                             Three Months Ended
                                                  March 31,
                                           1994              1993
                                          ------            ------
Revenues:
Premiums                                 $12,082           $13,605
Net investment income                        685               966
Gains from sale of investments               262               635
Other revenue                                154                61
                                          ------            ------
                                          13,183            15,267

Benefits and Expenses:
Life and accident and health
 policy benefits                           8,030             9,067
Decrease in deferred policy
 acquisition costs                         1,020             1,103
Commissions                                  997             1,491
Taxes, licenses and fees                     315                77
Other operating costs and expenses         2,290             2,272
Interest expense                              19                21
                                          ------            ------
                                          12,671            14,031

Income before federal income taxes and
minority interest                            512             1,236

Provision (benefit) for federal
 income taxes                               (439)              222
Minority interest in loss of subsidiary      126                54

Gain from operations before cumulative
 effect of change in accounting
 principle                                 1,077             1,068
                                          ------            ------
Cumulative effect on prior years of
 change in accounting principle                -            (3,600)
                                          ------            ------
    Net income (loss)                    $ 1,077           $(2,532)
                                          ======            ======

The accompanying notes are an integral part of these financial statements.

                     NATIONAL FINANCIAL INSURANCE COMPANY
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                           (Unaudited, in thousands)

                                                   Three Months Ended
                                                       March 31,
                                                   1994         1993
                                                 -------       ------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                               $  1,077      $(2,532)
Adjustments to reconcile net income to cash
    used for operating activities:
    Decrease in policy liabilities                (4,843)      (7,750)
    Amortization of deferred policy
      acquisition costs                            1,020        1,103
    Depreciation and amortization                     42           48
    Realized gains on investments                   (262)        (635)
    Minority interest                                126           54
    Decrease in accrued investment income            127           56
    Decrease (increase) in other assets            3,300       (1,838)
    Decrease in other liabilities                   (229)        (517)
    Other, net                                    (1,133)         385
                                                  ------       ------
    NET CASH USED FOR OPERATING
      ACTIVITIES                                    (775)     (11,626)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from investments:
    Fixed maturities, classified as
      held-to-maturity, called or matured              -        7,481
    Fixed maturities, classified as
      held-to-maturity, sold                           -        3,913
    Fixed maturities, classfied as
      available-for-sale, sold or matured         20,657            -
  Cost of investments acquired                   (28,900)      (2,136)
                                                  ------       ------
    NET CASH USED BY INVESTING ACTIVITIES         (8,243)       9,258
                                                  ------       ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends declared and paid                     (1,285)      (2,580)
                                                  ------       ------
    NET CASH PROVIDED BY FINANCING
      ACTIVITIES                                  (1,285)      (2,580)
                                                  ------       ------
    DECREASE IN CASH DURING PERIOD               (10,303)      (4,948)
    CASH AT BEGINNING OF PERIOD                   10,858        5,818
                                                  ------       ------
    CASH AT END OF PERIOD                        $   555      $   870
                                                  ======       ======

The accompanying notes are an integral part of these financial statements.

                        NATIONAL FINANCIAL INSURANCE COMPANY
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                     (Unaudited)

NOTE 1 - ORGANIZATION

National Financial Insurance Company ("the Company") and its subsidiary, American Insurance Company of Texas ("AICT"), are life and accident and health insurers domiciled in the state of Texas. The Company and its subsidiary ceased marketing operations in the past, and currently administer closed blocks of insurance policies.

NOTE 2 - FINANCIAL STATEMENTS

The accompanying unaudited consolidated financial statements for the Company should be read in conjunction with the consolidated statements for the year ended December 31, 1993. These unaudited consolidated financial statements exclude certain information and other informative disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1994 are not necessarily indicative of the results that may be expected for the full year.

NOTE 3 - CHANGE IN ACCOUNTING FOR INVESTMENTS

Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standard No. 115 "Accounting for Certain Investments in Debt and Equity Securities", (the "Statement").

This Statement requires all debt securities and certain equity securities to be classified in three categories and accounted for as follows:

      * Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

      * Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

      * Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity.

The Company does not engage in "trading" of securities, and accordingly, all of the applicable investments have been categorized as available-for-sale securities.

In accordance with the Statement, the cumulative effect of recording to a separate component of stockholders' equity the difference between market value and amortized cost at January 1, 1994 of securities classified as available-for-sale has been treated as a change in accounting principal, and no restatement of prior year financial statements has been made.

All applicable investments have been classified as available-for-sale. As described in Note 5, concurrent with the sale of the Company, on April 12, 1994, substantially all investments were converted to cash. Accordingly, presentation of maturities and major security types is not meaningful.

A summary of unrealized appreciation reflected directly in stockholders' equity at March 31, 1994, on investments in fixed maturities available-for-sale is as follows (in thousands):

      Amortized cost                                       $14,311
      Estimated market value                                15,115
                                                            ------
      Excess of market value over amortized cost               804
      Estimated tax at 34%                                  (  273)
                                                            ------
      Unrealized appreciation, net of tax                  $   531
                                                            ======

NOTE 4 - COMMITMENTS AND CONTINGENCIES

In the normal course of its business operations, the Company and its subsidiary are involved in various claims and other business related disputes. In the opinion of management, the disposition of these matters will have no material adverse effect on the Company's consolidated financial position.

NOTE 5 - SUBSEQUENT EVENTS

On April 12, 1994, the Company and its subsidiary were sold to Westbridge Capital Corp. ("Westbridge"), a holding company domiciled in Delaware, with its main offices located in Fort Worth, Texas.
Concurrent with the sale of the Company, the following significant events occurred:

       * The 35% minority share in AICT not previously held by the Company was transferred to the Company in the form of a capital contribution.

       * Most of the invested assets of the Company and AICT were converted to cash, and subsequently reinvested in government bonds and investment grade corporate debt securities.

Westbridge is currently in the process of consolidating the operations of the Company and AICT with its other insurance operations in its Fort Worth headquarters.

Pro Forma Financial Information

        The Unaudited Pro Forma Consolidated Financial Statements of Westbridge Capital Corp. ("the Company") set forth on the following pages (the "Pro Forma Statements") include the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December
31, 1994. Because the consolidated balance sheet of the Company at December 31, 1994 includes National Financial Insurance Company ("NFIC") and American Insurance Company of Texas ("AICT"), which were acquired by the Company on April 12, 1994, a pro forma balance sheet has not been presented.

         The Pro Forma Consolidated Statement of Operations for the year ended December 31, 1994 has been prepared by combining the consolidated statement of operations of the Company for the year ended December 31, 1994 (which includes the operations of NFIC from April 12, 1994, through December 31, 1994) with the consolidated statement of operations of NFIC for the period January 1, 1994, through April 11, 1994, adjusted to give effect to the acquisition, the sale of the convertible preferred stock, and the application of the net proceeds as if they had occurred on January 1, 1994.

        The Pro Forma Statement includes all material adjustments necessary to present the historical results in a manner reflecting the assumptions set forth above.

        The Pro Forma Statement does not purport to be indicative of the results of operations that would have actually been obtained if the acquisition had been consummated as of the beginning of the period presented. In addition, the Pro Forma Statement does not purport to be indicative of the results of operations which may be achieved in the future. NFIC and AICT ceased writing new business in 1992 and resumed new business writing in January, 1995.

        The Pro Forma Statement of Operations has been prepared using calculations based on assumptions and adjustments deemed reasonable by the Company. These assumptions and adjustments are set forth in the Notes to Pro Forma Financial Information.

        The pro forma adjustments and combined amounts are provided for informational purposes only. The Company's financial statements reflect the effects of the acquisition only from the date of the acquisition, April 12, 1994. The pro forma adjustments are applied to the historical consolidated financial statements of the Company and NFIC to account for the acquisition as a purchase. Under purchase accounting, the total purchase cost is allocated to the assets and liabilities of NFIC based on their relative fair values. Allocations are subject to valuations as of the date of the acquisition based on appraisals and other studies and estimates.
PAGE

                       WESTBRIDGE CAPITAL CORP.
             PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      YEAR ENDED DECEMBER 31, 1994
                      (Unaudited, in thousands)

                                                                   Pro Forma
                                 Westbridge         NFIC          Adjustments      Pro Forma
                                 ----------       --------        -----------
Revenues
 Premiums                        $98,703          $13,433         $     -        $112,136
 Net investment income             5,764              782               -           6,546
 Fee and service income            1,728                                            1,728
 Net realized gains (losses)
  on investments                     320              262            (262) (1)        320
 Other income                         31              157               -             188
                                 -------           ------            ----         -------
    Total Revenue                106,546           14,634            (262)        120,918
                                 -------           ------            ----         -------
Benefits, Claims and Expenses
 Benefits and claims              53,623            8,910               -          62,533
 Amortization of deferred policy
  acquisition costs and
  intangibles                      9,711            1,170               8  (2)     10,889
 Commissions                      11,224            1,107               -          12,331
 General and administrative
 expenses                         16,847            2,517            (600) (3)     18,764
 Taxes, licenses and fees          3,230              350               -           3,580
 Interest expense                  3,067                -               -           3,067
                                 -------           ------            ----          ------
    Total Expenses                97,702           14,054            (592)        111,164
                                 -------           ------            ----         -------
Provision for income taxes         2,764             (439)            748  (4)      3,073
Equity in earnings of Freedom
 Holding Company                     345                -               -             345
Minority Interest                      -              126            (126) (7)          -
                                 -------           ------            ----         -------
    Net Income                   $ 6,425          $ 1,145         $  (544)       $  7,026
                                 =======           ======            ====         =======
Preferred stock dividends          1,190                -             460  (5)      1,650
Net income available to common
 stockholders                    $ 5,235          $ 1,145         $(1,004)       $  5,376
                                 =======           ======           =====         =======
Fully diluted earnings per share  $ 1.03                -               -           $1.02
                                 =======           ======           =====         =======
Weighted average fully diluted
shares outstanding                 6,267                -             633 (6)       6,900
                                 =======           ======           =====         =======



See accompanying notes to unaudited pro forma financial information.

                         WESTBRIDGE CAPITAL CORP.
                 NOTES TO PRO FORMA FINANCIAL INFORMATION





1. Adjustment serves to eliminate historical realized gains and losses on disposal of investments. Upon acquisition, purchase accounting adjustments would result in stating marketable securities at fair market value. Accordingly, during the year, resultant gains and losses would be minimal.


2. Adjusts amortization expense upon elimination of historical deferred acquisition costs of NFIC resulting from purchase accounting, and provides for amortization of present value of future profits and goodwill resulting from the acquisition.

        The pro-forma adjustment for amortization of deferred policy acquisition costs and intangibles for the year ended December 31, 1994, is composed of the following amounts, (in thousands):

        Elimination of historical amortization
          expense of NFIC                                         $(1,170)
        Pro-forma amortization of cost of
          insurance purchased relating to the
          acquisition of NFIC                                       1,178
                                                                    -----
        Pro-forma adjustment for the year
          ended December 31, 1994                                $      8
                                                                    =====

        The consolidated statement of operations of Westbridge for the year ended December 31, 1994, included $3,023,000 of amortization of cost of insurance purchased relating to the acquisition of NFIC for the period from April 12, 1994 through December 31, 1994.


3. Reductions in costs have been realized upon consolidation of the operations of NFIC with the other insurance operations of Westbridge. Because Westbridge's results of operations include the actual results of operations of NFIC beginning April 12, 1994, the pro-forma adjustments relate to NFIC's results of operations prior to April 12, 1994. For the pro forma results of operations for the year ended December 31, 1994, the pro forma expense reductions are composed of the following items (in thousands):

                Salaries and wages                           $124
                Real estate and rental expenses               423
                Actuarial fees                                 50
                Other                                           3
                                                              ---
                                                             $600
                                                              ===
        Salaries and Wages

        Prior to the acquisition, NFIC incurred salaries and wages for approximately 100 employees. Upon acquisition, Westbridge immediately began the process of absorbing the operations of NFIC into Westbridge's existing operations in its Fort Worth facilities.

        Two months following the acquisition, approximately 60 NFIC employees were released. Additional NFIC employees continued to be released. Seven months following the acquisition, all NFIC employees were released upon completion of the conversion process.

        Following the acquisition, Westbridge began adding staff to its existing operation in its Fort Worth facilities to support the operations of NFIC. As of seven months following the acquisition, Westbridge had completed its acquisition related staff increases, and was performing all of the administration for the NFIC operations in its Fort Worth facilities. The net increase in staff by Westbridge related to the acquisition of NFIC, was approximately 70. The NFIC employees terminated were across all job functions. The additional employees added by Westbridge were primarily line-level employees.

        Real Estate and Rental Expenses

        Adjustment represents cost savings realized by the elimination of real estate expenses, and the expense of duplicate facilities and equipment rental. Under the terms of the purchase, the seller has agreed to allow NFIC to occupy office space rent free for up to one year following the acquisition. The Company had the conversion completed and the duplicate facilities vacated well in advance of the one year period.
        The Company has no significant lease obligations with respect to the duplicate facilities. Amounts are quantified as follows (in thousands):

                Real estate expenses                $300
                Rental expense                       123
                                                     ---
                                                    $423



        Actuarial Fees

        Represents a reduction in consulting actuary fees which are realized by consolidation of operations.

4. Adjusts consolidated pro forma tax provision to the appropriate combined rate.

5.      Provides for 8.25% dividend on the Convertible Redeemable
        Exchangeable Preferred Stock.

6. To reflect the potential dilutive effect of Preferred Stock which is convertible into Westbridge Capital Common Stock at $8.75 per share.

7. To reflect the elimination of minority interest in the earnings of AICT. Prior to the acquisition, there was a 35% minority interest in AICT. Concurrent with the Acquisition, the remaining 35% interest in AICT was obtained by NFIC. Accordingly, a pro forma adjustment has been made to remove the effects of the minority interest.

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been so authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which such person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.



                      ___________________

                     TABLE OF CONTENTS

                                                                   Page


Available Information. . . . . . . . . . . . . . . . . . . . . .     3
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . .     4
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . .    18
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . .    27
The Acquisition. . . . . . . . . . . . . . . . . . . . . . . . .    27
Price Range of Common Stock and
  Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . .    28
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . .    29
Selected Historical Consolidated Financial Information . . . . .    30
Management's Discussion and Analysis
  of Financial Condition and
  Results of Operations. . . . . . . . . . . . . . . . . . . . .    34
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49
Management . . . . . . . . . . . . . . . . . . . . . . . . . . .    76
Principal Stockholders . . . . . . . . . . . . . . . . . . . . .    83
Description of Capital Stock . . . . . . . . . . . . . . . . . .    84
Description of Convertible Subordinated Debentures . . . . . . .    94
Certain Federal Income Tax
  Considerations . . . . . . . . . . . . . . . . . . . . . . . .    99
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . .   106
Selling Securityholders. . . . . . . . . . . . . . . . . . . . .   108
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . .   110
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   110
Glossary of Insurance Terms. . . . . . . . . . . . . . . . . . .   111
Index to Financial Statements. . . . . . . . . . . . . . . . . .   F-1

                                 [LOGO]


                               WESTBRIDGE
                              CAPITAL CORP.


                          Series A Cumulative
                   Convertible Redeemable Exchangeable
                            Preferred Stock



                             Common Stock


                       Convertible Subordinated
                    Debentures due April 12, 2004



                            PROSPECTUS






                         September 29, 1995

                                   PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution

            The following table sets forth the fees and expenses payable in connection with the sale of the Series A Preferred Stock, Common Stock and Convertible Subordinated Debentures being registered. The Company will pay all such fees and expenses.
All amounts are estimates except for the filing and listing fees.


SEC Registration Fee. . . . . . . . . . . . . . . . .  $ 6,896.55
NYSE listing fees . . . . . . . . . . . . . . . . . .   17,500.00
Blue Sky fees and expenses. . . . . . . . . . . . . .    5,000.00
Accounting fees and expenses. . . . . . . . . . . . .   70,000.00
Legal fees and expenses . . . . . . . . . . . . . . .  275,000.00
Printing and engraving fees and expenses. . . . . . .    3,000.00
Transfer Agent's and registrar's fees and expenses. .    5,000.00
Trustee's fees and expenses . . . . . . . . . . . . .   10,000.00
Miscellaneous fees and expenses . . . . . . . . . . .   15,603.45
                                                       ----------
       Total. . . . . . . . . . . . . . . . . . . . . $408,000.00




Item 14.  Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law permits ("DGCL") a Delaware corporation to indemnify any of its directors, officers, employees and agents of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against actual and reasonable expenses (including attorneys' fees) incurred by such person in connection with any action, suit or proceeding if (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Except as ordered by a court, no indemnification shall be made in connection with any proceeding brought by or in the right of the Company where the person involved is adjudged to be liable to the Company.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Company maintains policies insuring the Company's officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

        Article V of the By-Laws of the Company provides for indemnification of the directors and officers of the Company to the full extent permitted by law, as now in effect or later amended.

        Article V of the Certificate of Incorporation limits under certain circumstances the liability of the Company's directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL), or (iv) for any transaction from which the director derived an improper personal benefit.

        At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer, director, or employee of the Company.

Item 15.  Recent Sales of Unregistered Securities.

        On April 12, 1994, Westbridge issued 20,000 shares of its Series A Cumulative Convertible Exchangeable Redeemable Preferred Stock (the "Series A Preferred Stock") with a liquidation preference of $1,000 per share. Such shares were privately placed by Oppenheimer & Co., Inc., ("Oppenheimer"), as placement agent with "accredited investors" (as defined in Regulation D promulgated under the Securities Act of 1933, as amended) and such sale was, pursuant to the provision of Rule 506, exempt from the registration requirements under the Securities Act of 1933, as amended. Westbridge received approximately $20.0 million in cash from the sale of the Series A Preferred Stock and, from this amount, paid to Oppenheimer a fee of $800,000 and certain other expenses estimated at $197,500. In addition, Westbridge issued to Oppenheimer warrants to purchase 120,000 shares of Common Stock at $8.75 per share.

Item 16.                 Exhibits and Financial Statement Schedules.

            (a)  Exhibits.

                         The following exhibits are filed herewith.  Exhibits
            incorporated by reference are indicated in the parentheses following the description.

             2.1         -           Stock Purchase Agreement dated as of December 6, 1993 among Westbridge, National
                                     Group Corporation and C. Clifton Robinson (incorporated by reference to Exhibit 2.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993).

             2.2         -           Amendment No. 1 to Stock Purchase Agreement, dated as of April 12, 1994, by and among Westbridge, National Group Corporation and C. Clifton Robinson (incorporated by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K dated April
                                     26, 1994).

             3.1*        -           Restated Certificate of Incorporation of Westbridge filed with the Secretary of
                                     State of Delaware on July 28, 1994.

             3.2*        -           By-Laws of Westbridge, effective as of June 24, 1994.

             4.1*        -           Article Fourth of the Restated Certificate of Incorporation of Westbridge (included in Exhibit 3.1).

             4.2         -           Specimen Certificate for Westbridge Common Stock (incorporated by reference to
                                     Exhibit 4.1 to Amendment No. 1 to the Company's Registration Statement No. 2-78200
                                     on Form S-1).

             4.3*        -           Form of Convertible Subordinated Indenture relating to the Convertible Subordinated
                                     Debentures, including form of Convertible Subordinated Debenture.

             4.4         -           Indenture between Westbridge and Liberty Bank & Trust Company of Oklahoma City,
                                     National Association, as Trustee, including form of Senior Subordinated Note
                                     (incorporated by reference to Exhibit 2 to the Company's Form 8-A dated July 19, 1995.

             5.1*        -           Opinion of Milbank, Tweed, Hadley & McCloy regarding legality of the Series A
                                     Preferred Stock, the Common Stock and the Convertible Subordinated Debentures.

             7.1*        -           Opinion of Milbank, Tweed, Hadley & McCloy regarding liquidation preference of the
                                     Series A Preferred Stock.

             8.1*        -           Opinion of Milbank, Tweed, Hadley & McCloy regarding certain tax matters.

            10.1         -           Westbridge Employee Incentive Stock Option Plan (incorporated by reference to
                                     Exhibit 10.1 to Amendment No. 1 to the Company's Registration Statement No. 2-78200
                                     on Form S-1).

            10.2         -           Regional General Agent's Contract with C. Flowers (incorporated by reference to
                                     Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended
                                     September 30, 1985).

            10.3         -           General Agent's Agreement with John P. Locke, as amended on November 7, 1988
                                     (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1991).  (Confidential Treatment for portions of this Exhibit has been requested).

            10.4         -           General Agent's Agreement with Phillip D. Elkins as amended on April 5, 1976
                                     (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1991).  (Confidential Treatment for portions of this Exhibit has been requested).

            10.5         -           Description of Cash Bonus Plan (incorporated by reference to the Company's Annual
                                     Report on Form 10-K for the year ended December 31, 1988).

            10.6         -           Westbridge 1985 Stock Option Plan (incorporated by reference to Exhibit 10.7 to the
                                     Company's Registration Statement No. 33-3577 on Form S-1).

            10.7         -           Amendment No. 1 to Employee Incentive Stock Option Plan of Westbridge (incorporated by reference to Exhibit 10.8 to the Company's Quarterly Report on Form 10-Q for the
                                     quarter ended March 31, 1986).

            10.8         -           Amendment No. 2 to Employee Incentive Stock Option Plan of Westbridge (incorporated by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-K for the
                                     year ended December 31, 1987).

            10.9         -           Amendment No. 3 to Employee Incentive Stock Option Plan of Westbridge (incorporated by reference to Exhibit 10.10 to the Company's Quarterly Report on Form 10-Q for
                                     the quarter ended September 30, 1988).

            10.10        -           Stockholders' Agreement dated April 2, 1988, by and among the Company and the other stockholders of LifeStyles Marketing Group, Inc., named therein, as amended
                                     (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1988).

            10.11        -           Stockholders' Agreement dated September 30, 1988, by and among the Company, John P.
                                     Locke and Freedom Holding Company, (incorporated by reference to the Company's
                                     Annual Report on Form 10-K for the year ended December 31, 1988).

            10.12        -           Supplement to General Agent's Agreement with Phillip D. Elkins as amended on
                                     February 8, 1990 (incorporated by reference to the Company's Annual Report on Form
                                     10-K for the year ended December 31, 1990).  (Confidential Treatment for portions of this Exhibit has been requested).

            10.13        -           Coinsurance Agreement between National Foundation Life Insurance Company and
                                     Paramount Life Insurance Company, as of March 1, 1990 (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1990).

            10.14        -           Marketing and Information Services Agreement between National Foundation Life
                                     Insurance Company and Paramount Life Insurance Company, as of March 1, 1990
                                     (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1990).

            10.15        -           Administrative Services Agreement between National Foundation Life Insurance
                                     Company and Paramount Life Insurance Company, as of March 1, 1990 (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December
                                     31, 1990).

            10.16        -           Coinsurance Agreement between National Foundation Life Insurance Company and
                                     Freedom Life Insurance Company of America, as of May 5, 1987 (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December
                                     31, 1990).

            10.17        -           Assumption Reinsurance Agreement, dated June 20, 1991, by and among National
                                     Foundation Life Insurance Company and Bankers Protective Life Insurance Company
                                     (incorporated by reference to Exhibit 2 to the Company's Report on Form 8-K dated
                                     August 27, 1991).

            10.18        -           Assumption Reinsurance Agreement dated September 16, 1992, by and among National
                                     Foundation Life Insurance Company and American Integrity Insurance Company
                                     (incorporated by reference to Exhibit 2 of the Company's report on Form 8-K dated
                                     September 25, 1992).

            10.19        -           Westbridge 1992 Stock Option Plan (incorporated by reference to Exhibit 28.4 to the
                                     Company's Registration Statement No. 33-55192 on Form S-8).

            10.20        -           First Amendment to the 1992 Stock Option Plan (incorporated by reference to the
                                     Company's Annual Report on Form 10-K for the year ended December 31, 1992).

            10.21*       -           Second Amendment to the 1992 Stock Option Plan.

            10.22        -           Preferred Stock Purchase Agreement dated as of April 1, 1994 by and between
                                     Westbridge and each of the purchasers named on the signature pages thereto
                                     (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form
                                     8-K dated April 26, 1994).

             12.1**      -           Statement of computation of earnings to fixed charges.

             21.1**  -               List of Subsidiaries of Westbridge.

             23.1**      -           Consent of Price Waterhouse.

             23.2**      -           Consent of Jaynes, Reitmeier, Boyd & Therrell, P.C.

             23.3*       -           Consent of Milbank, Tweed, Hadley & McCloy (included in Exhibits 5.1, 7.1 and 8.1).

             24.1*       -           Powers of Attorney.

             27.1**  -               Financial Data Schedule.

_________________________
*  Previously Filed
** Filed Herewith

            (b)  Financial Statement Schedules.

            II. Condensed Financial Information of Registrant (included on page S-1)

            III.         Supplementary Insurance Information (included on page
                         S-4).

            IV.          Reinsurance (included on page S-5).

            V. Valuation and Qualifying Accounts and Reserves (included on page S-6).

Item 17.  Undertakings.

            1. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to its Certificate of Incorporation, By-Laws or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange
Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

            2.  The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement
(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


            3. The undersigned Company hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

                                SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment
No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort
Worth, State of Texas, on September 29, 1995.

                                                 WESTBRIDGE CAPITAL CORP.


                                                 By:  /s/ Martin E. Kantor
                                                     (Martin E. Kantor,
                                                    Chairman of the Board
                                                  and Chief Executive Officer)


            Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                         Title                                                            Date
---------                         -----                                                            ----
/s/ Martin E. Kantor             Director, Chairman of the Board,                                        September 29, 1995
(Martin E. Kantor)               and Chief Executive Officer
                                 (Principal Executive Officer)

/s/ James W. Thigpen             Director, President and                                                 September 29, 1995
(James W. Thigpen)               Chief Operating Officer

/s/ Patrick J. Mitchell          Vice President, Chief                                                   September 29, 1995
(Patrick J. Mitchell)            Financial Officer and Treasurer
                                 (Principal Financial and
                                 Accounting Officer)

*                                Director                                                                September 29, 1995
(Marvin H. Berkeley)

*                                Director                                                                September 29, 1995
(Arthur W. Feinberg)

*                                Director                                                                September 29, 1995
(George M. Garfunkel)

*                                Director                                                                September 29, 1995
(Glenn O. Phillips)

*                                Director                                                                September 29, 1995
(Joseph C. Sibigtroth)

*                                Director                                                                September 29, 1995
(Barth P. Walker)

*By:/s/James W. Thigpen                                                                                  September 29, 1995
(James W. Thigpen)
(Attorney-in-Fact)

                                                 SCHEDULE II

                      CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                        WESTBRIDGE CAPITAL CORP. (PARENT COMPANY)

                                 STATEMENT OF CASH FLOWS
                                     (In thousands)
                                                    Year Ended December 31,
                                                  1994       1993      1992
                                                  ----       ----      ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                     $ 5,235    $ 3,531    $ 2,896
  Adjustments to reconcile net income to cash
    provided by (used for) operating activities:
    Equity in undistributed net income of
      subsidiaries                                (8,312)    (5,187)    (4,751)
    Accrued investment income                         87         39       (135)
    Advances due from subsidiaries                 1,461          6      1,204
    Other liabilities                                356        (18)       139
    Increase in deferred income tax benefit       (1,268)      (842)      (255)
    (Increase) decrease in deferred expense       (1,726)       117        117
    Other, net                                       669        427        327
                                                  ------     ------     ------
  NET CASH USED FOR OPERATING ACTIVITIES          (3,498)    (1,927)      (458)
                                                  ------     ------     ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of NFI and AICT                    (20,178)         -          -
  Proceeds from investments sold and matured         100        100          -
  Proceeds from surplus certificate                1,000        864          -
  Notes receivable from related parties            1,381        278        226
  Additions to leasehold improvements and
    equipment, net of retirements                   (911)      (219)      (421)
  Decrease in notes receivable                         -          -         64
  Investment in subsidiaries                       2,000          -        135
                                                  ------     ------     ------
    NET CASH PROVIDED BY (USED FOR)
      INVESTING ACTIVITIES                       (16,608)     1,023          4
                                                  ------     ------     ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of redeemable preferred stock          20,000          -          -
  Issuance of common stock                           395        123         79
  Purchase and cancellation of common stock         (534)       (89)         -
                                                  ------     ------     ------
    NET CASH PROVIDED BY FINANCING ACTIVITIES     19,861         34         79
                                                  ------     ------     ------
    DECREASE IN CASH AND SHORT-TERM
      INVESTMENTS DURING THE YEAR                   (245)      (870)      (375)

    CASH AND SHORT-TERM INVESTMENTS AT
      BEGINNING OF YEAR                              272      1,142      1,517
                                                  ------     ------     ------
    CASH AND SHORT-TERM INVESTMENTS AT
      END OF YEAR                                $    27    $   272     $1,142
                                                  ======     ======      =====

The condensed financial information should be read in conjunction with the Westbridge Capital Corp. December 31, 1994 consolidated financial statements and notes thereto.

                                                      SCHEDULE III

                                                WESTBRIDGE CAPITAL CORP.

                                           SUPPLEMENTARY INSURANCE INFORMATION
                                                     (In thousands)

                                                      Other
                                                     Policy                               Amortization
                                Deferred             Claims                       Benefits  of Policy
                                 Policy    Future      and                 Net       and    Acquisi-    Other
                               Acquisition Policy   Benefits   Premium Investment  Claims     tion   OperatingPremiums
Segment                           Costs   Benefits   Payable   Revenue   Income    Expense    Costs  Expenses Written*
-------                           -----   --------   -------   -------   ------    -------    -----  -------- --------
Year ended December 31, 1994:
Insurance operations             $58,654   $62,862   $41,349   $98,703    $5,487   $53,623   $9,711  $22,688   $34,732
Fee and service income activities     --        --        --        --        --        --       --     7,704  =======
Corporate (parent company)            --        --        --        --       277        --       --     3,976
                                 -------   -------   -------   -------    ------   -------   ------   -------
      Total                      $58,654   $62,862   $41,349   $98,703    $5,764   $53,623   $9,711   $34,368
                                 =======   =======   =======   =======    ======   =======   ======   =======


Year ended December 31, 1993:
Insurance operations             $28,354   $32,877   $12,794   $68,731    $3,653   $33,153   $8,159  $19,898   $23,809
Fee and service income activities     --        --        --        --        --        --       --     6,180  =======
Corporate (parent company)            --        --        --        --       467        --       --     3,142
                                 -------   -------   -------   -------    ------   -------   ------   -------
      Total                      $28,354   $32,877   $12,794   $68,731    $4,120   $33,153   $8,159   $29,220
                                 =======   =======   =======   =======    ======   =======   ======   =======


Year ended December 31, 1992:
Insurance operations             $30,768   $36,699   $21,635   $56,731    $3,553   $26,522   $8,452  $16,266   $19,367
Fee and service income activities     --        --        --        --         2        --       --     6,264  =======
Corporate (parent company)            --        --        --        --       377        --       --     3,146
                                 -------   -------   -------   -------    ------   -------   ------   -------
      Total                      $30,768   $36,699   $21,635   $56,731    $3,932   $26,522   $8,452   $25,676
                                 =======   =======   =======   =======    ======   =======   ======   =======

* Premiums Written--Amounts do not apply to life insurance.

                              WESTBRIDGE CAPITAL CORP.

                                     SCHEDULE IV

                                     REINSURANCE
                                   (In thousands)


                                                   Assumed            Percentage
                                         Ceded to   From               of Amount
                               Gross       Other    Other       Net     Assumed
                              Amount     CompaniesCompanies   Amount    to Net
                              ------     --------- --------   ------    ------
Year ended December 31, 1994:

Life insurance in force       $21,814     $    --  $    --    $21,814     --
                              =======     =======  =======    =======   =====
Premiums:
  Life                        $   444     $   (1)  $    --    $   445     --
  Accident and health          88,956       1,781   11,083     98,258   11.28%
                              -------     -------  -------    -------   -----
      Total premiums          $89,400     $ 1,780  $11,083    $98,703   11.23%
                              =======     =======  =======    =======   =====

Year ended December 31, 1993:

Life insurance in force       $22,340     $    --  $    --    $22,340     --
                              =======     =======  =======    =======   =====
Premiums:
  Life                        $   509     $    --  $    --    $   509     --
  Accident and health          61,884         495    6,833     68,222   10.02%
                              -------     -------  -------    -------   -----
      Total premiums          $62,393     $   495   $6,833    $68,731    9.94%
                              =======     =======  =======    =======   =====

Year ended December 31, 1992:

Life insurance in force       $25,609     $    --  $    --    $25,609      --
                              =======     =======  =======    =======   =====
Premiums:
  Life                        $   593     $   (1)  $    --    $   594     --
  Accident and health          49,347         505    7,295     56,137   12.99%
                              -------     -------  -------    -------   -----
      Total premiums          $49,940     $   504   $7,295    $56,731   12.86%
                              =======     =======  =======    =======   =====

                                     SCHEDULE V

                              WESTBRIDGE CAPITAL CORP.

                   VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                   (In thousands)


                                                Additions
                                                 Charged                Balance
                                   Balance at      to                     at
                                    Beginning   Costs and Deductions    End of
                                    of Period   Expenses (Charge Offs)  Period

Year ended December 31, 1994:
Allowance for doubtful
  agents' balances                    $1,133      $  4       $ --       $1,137
                                      ======      ====       ====       ======

Year ended December 31, 1993:
Allowance for doubtful
  agents' balances                    $1,152      $(19)      $ --       $1,133
                                      ======      ====       ====       ======

Year ended December 31, 1992:
Allowance for doubtful
  agents' balances                    $  943      $209       $ --       $1,152
                                      ======      ====       ====       ======

                                  EXHIBIT INDEX

            Exhibit No.
             Page No.
            ----------
             2.1         -           Stock Purchase Agreement dated as of December 6, 1993 among Westbridge,
                                     National Group Corporation and C. Clifton Robinson (incorporated by reference to Exhibit 2.1 to the Company's Annual Report on Form 10-K for
                                     the year ended December 31, 1993).

             2.2         -           Amendment No. 1 to Stock Purchase Agreement, dated as of
                                     April 12, 1994, by and among Westbridge, National Group
                                     Corporation and C. Clifton Robinson (incorporated by
                                     reference to Exhibit 2.2 to the Company's Current Report
                                     on Form 8-K dated April 26, 1994).

             3.1*        -           Restated Certificate of Incorporation of Westbridge filed with the
                                     Secretary of State of Delaware on July 28, 1994.

             3.2*        -           By-Laws of Westbridge, effective as of June 24, 1994.

             4.1*        -           Article Fourth of the Restated Certificate of
                                     Incorporation of Westbridge (included in Exhibit 3.1).

             4.2         -           Specimen Certificate for Westbridge Common Stock
                                     (incorporated by reference to Exhibit 4.1 to Amendment No.
                                     1 to the Company's Registration Statement No. 2-78200 on
                                     Form S-1).

             4.3*        -           Form of Convertible Subordinated Indenture relating to the
                                     Convertible Subordinated Debentures, including form of
                                     Convertible Subordinated Debenture.

             4.4         -           Indenture between Westbridge and Liberty Bank & Trust
                                     Company of Oklahoma City, National Association, as
                                     Trustee, including form of Senior Subordinated Note
                                     (incorporated by reference to Exhibit 2 to the Company's
                                     Form 8-A dated July 19, 1995).

             5.1*        -           Opinion of Milbank, Tweed, Hadley & McCloy regarding
                                     legality of the Series A Preferred Stock, the Common Stock and the Convertible Subordinated Debentures.

             7.1*        -           Opinion of Milbank, Tweed, Hadley & McCloy regarding liquidation preference of the Series A Preferred Stock.

             8.1*        -           Opinion of Milbank, Tweed, Hadley & McCloy regarding
                                     certain tax matters.

            10.1         -           Westbridge Employee Incentive Stock Option Plan
                                     (incorporated by reference to Exhibit 10.1 to Amendment
                                     No. 1 to the Company's Registration Statement No. 2-78200
                                     on Form S-1).

            10.2         -           Regional General Agent's Contract with C. Flowers
                                     (incorporated by reference to Exhibit 10.2 to the
                                     Company's Quarterly Report on Form 10-Q for the quarter
                                     ended September 30, 1985).

            10.3         -           General Agent's Agreement with John P. Locke, as amended on November 7,
                                     1988 (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1991).  (Confidential Treatment for portions of this Exhibit has been requested).

            10.4         -           General Agent's Agreement with Phillip D. Elkins as amended on April 5,
                                     1976 (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1991).  (Confidential Treatment for portions of this Exhibit has been requested).

            10.5         -           Description of Cash Bonus Plan (incorporated by reference to the Company's
                                     Annual Report on Form 10-K for the year ended December 31, 1988).

            10.6         -           Westbridge 1985 Stock Option Plan (incorporated by reference to Exhibit
                                     10.7 to the Company's Registration Statement No. 33-3577 on Form S-1).

            10.7         -           Amendment No. 1 to Employee Incentive Stock Option Plan of
                                     Westbridge (incorporated by reference to Exhibit 10.8 to
                                     the Company's Quarterly Report on Form 10-Q for the
                                     quarter ended March 31, 1986).

            10.8         -           Amendment No. 2 to Employee Incentive Stock Option Plan of
                                     Westbridge (incorporated by reference to Exhibit 10.9 to
                                     the Company's Annual Report on Form 10-K for the year
                                     ended December 31, 1987).

            10.9         -           Amendment No. 3 to Employee Incentive Stock Option Plan of
                                     Westbridge (incorporated by reference to Exhibit 10.10 to
                                     the Company's Quarterly Report on Form 10-Q for the
                                     quarter ended September 30, 1988).

            10.10        -           Stockholders' Agreement dated April 2, 1988, by and among
                                     the Company and the other stockholders of LifeStyles
                                     Marketing Group, Inc., named therein, as amended
                                     (incorporated by reference to the Company's Annual Report
                                     on Form 10-K for the year ended December 31, 1988).

            10.11        -           Stockholders' Agreement dated September 30, 1988, by and
                                     among the Company, John P. Locke and Freedom Holding
                                     Company, (incorporated by reference to the Company's
                                     Annual Report on Form 10-K for the year ended December 31,
                                     1988).

            10.12        -           Supplement to General Agent's Agreement with Phillip D.
                                     Elkins as amended on February 8, 1990 (incorporated by
                                     reference to the Company's Annual Report on Form 10-K for
                                     the year ended December 31, 1990).  (Confidential
                                     Treatment for portions of this Exhibit has been
                                     requested).

            10.13        -           Coinsurance Agreement between National Foundation Life
                                     Insurance Company and Paramount Life Insurance Company, as
                                     of March 1, 1990 (incorporated by reference to the
                                     Company's Annual Report on Form 10-K for the year ended
                                     December 31, 1990).

            10.14        -           Marketing and Information Services Agreement between
                                     National Foundation Life Insurance Company and Paramount
                                     Life Insurance Company, as of March 1, 1990 (incorporated
                                     by reference to the Company's Annual Report on Form 10-K
                                     for the year ended December 31, 1990).

            10.15        -           Administrative Services Agreement between National
                                     Foundation Life Insurance Company and Paramount Life
                                     Insurance Company, as of March 1, 1990 (incorporated by
                                     reference to the Company's Annual Report on Form 10-K for
                                     the year ended December 31, 1990).

            10.16        -           Coinsurance Agreement between National Foundation Life
                                     Insurance Company and Freedom Life Insurance Company of
                                     America, as of May 5, 1987 (incorporated by reference to
                                     the Company's Annual Report on Form 10-K for the year
                                     ended December 31, 1990).

            10.17        -           Assumption Reinsurance Agreement, dated June 20, 1991, by
                                     and among National Foundation Life Insurance Company and
                                     Bankers Protective Life Insurance Company (incorporated by reference to Exhibit 2 to the Company's Report on Form 8-K dated August 27, 1991).

            10.18        -           Assumption Reinsurance Agreement dated September 16, 1992, by and among National Foundation Life Insurance Company
                                     and American Integrity Insurance Company (incorporated by
                                     reference to Exhibit 2 of the Company's report on Form 8-K dated September 25, 1992).

            10.19        -           Westbridge 1992 Stock Option Plan (incorporated by reference to Exhibit
                                     28.4 to the Company's Registration Statement No. 33-55192 on Form S-8).

            10.20        -           First Amendment to the 1992 Stock Option Plan
                                     (incorporated by reference to the Company's Annual Report
                                     on Form 10-K for the year ended December 31, 1992).

            10.21*       -           Second Amendment to the 1992 Stock Option Plan.

            10.22        -           Preferred Stock Purchase Agreement dated as of April 1,
                                     1994 by and between Westbridge and each of the purchasers
                                     named on the signature pages thereto (incorporated by
                                     reference to Exhibit 10.1 to the Company's Current Report
                                     on Form 8-K dated April 26, 1994).

             12.1**      -           Statement of computation of earnings to fixed charges.

             21.1**  -               List of Subsidiaries of Westbridge.

             23.1**      -           Consent of Price Waterhouse.

             23.2**      -           Consent of Jaynes, Reitmeier, Boyd & Therrell, P.C.

             23.3*       -           Consent of Milbank, Tweed, Hadley & McCloy (included in
                                     Exhibits 5.1, 7.1 and 8.1).

             24.1*       -           Powers of Attorney.

             27.1**  -               Financial Data Schedule.


_________________________
*  Previously Filed
** Filed Herewith

                       Westbridge Capital and Consolidated
                       Subsidiaries Computation of Ratio
                     of Earnings to Combined Fixed Charges and
                           Preferred Dividends and
                         Ratio of Earnings to Fixed Charges

                                                     Six Months
                                                   Ended June 30,                       Year Ended December 31,

                                                   1995       1994          1994       1993        1992       1991       1990
                                                   ----       ----          ----       ----        ----       ----       ----

Income from continuing operations
  before provisions for income
  taxes per statement of income                    $1,923    $3,832      $ 7,999     $5,093       $3,428     $  963   $(1,941)
  Add:
     Portion of rents representative
        of the interest factor                        394       370          901        612          452        407        578
     Interest on indebtedness                       1,212     1,370        2,827      2,340        2,340      2,340      2,340
     Amortization of debt expense                      78        99          240        212          196        110        330
                                                    -----     -----       ------      -----        -----      -----      -----
        Income as adjusted                         $3,607    $5,671      $11,967     $8,257       $6,416     $3,820     $1,307
                                                    =====     =====       ======      =====        =====      =====      =====
Preferred stock dividend requirements                 391       235          779         --           --         --         --
Ratio of income before provision for
  income taxes to net income                       211.32%  155.02%       152.80%    144.24%     118.37%    118.30%     98.98%
Preferred stock dividend factor on
  pre-tax basis                                       826       364        1,190         --           --         --         --
Fixed charges:
  Interest on indebtedness                          1,212     1,370        2,827      2,340        2,340      2,340      2,340
  Amortization of debt expense                         78        99          240        212          196        110        330
  Capitalized interest                                 --        --           --         --           --         --         --
  Portion of rents representative
     of the interest factor                           394       370          901        612          452        407        578
                                                    -----     -----        -----      -----        -----      -----      -----
        Fixed charges and preferred
          stock dividends                          $2,510    $2,203      $ 5,158     $3,164       $2,988     $2,857     $3,248
                                                    -----     -----        -----      -----        -----      -----      -----
Ratio of earnings to fixed charges
  and preferred stock dividends                      1.44      2.57         2.32       2.61         2.15       1.34       0.40
                                                     ====      ====         ====       ====         ====       ====       ====

Ratio of earnings to fixed charges                   2.14      3.08         3.02       2.61         2.15       1.34       0.40
                                                     ====      ====         ====       ====         ====       ====       ====

                                                                 Exhibit 21.1


                    SUBSIDIARIES OF WESTBRIDGE CAPITAL CORP.

                                                                                 Percentage
       Subsidiary                                                                Ownership

 1.    National Foundation Life Insurance Company (Delaware)                        100%

 2.    American Insurance Company of Texas (Texas)                                  100%

 3.    National Financial Insurance Company (Texas)                                 100%

 4.    National Legal Services Company, Inc. (Delaware)                             100%

 5.    Foundation Financial Services, Inc. (Nevada)                                 100%

 6.    Westbridge Marketing Corporation (Delaware)                                  100%

 7.    Westbridge Printing Services, Inc. (Delaware)                                100%

 8.    Flex-Plan Systems, Inc. (Delaware)                                           100%

 9.    Westbridge Financial Corp. (Delaware)                                        100%

10.    LifeStyles Marketing Group, Inc. (Delaware)                                   51%

11.    Senior Benefits, LLC (Arizona)                                                50%

12.    American Senior Security Plans, LLC (Delaware)                                50%

13.    Senior Benefits of Texas, Inc. (Texas)                                        50%

14.    American Senior Security Plans of Texas, Inc. (Texas)                         50%

15.    Managed Care-One Insurance Agency, Inc. (California)                          50%


                            CONSENT OF INDEPENDENT ACCOUNTANTS



      We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated March 30, 1995 relating to the consolidated financial statements of Westbridge Capital Corp., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedules for the three years ended December 31, 1994 listed under Item 16(b) of this Registration Statement when such schedules are read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included these schedules. We also consent to the reference to us under the heading "Experts" in such Prospectus.



      /s/ Price Waterhouse LLP


      Fort Worth, Texas
      September 29, 1995

              CONSENT OF INDEPENDENT ACCOUNTANTS



      We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated June 23, 1994 relating to the consolidated financial statements of National Financial Insurance Company, which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.



      /s/ Price Waterhouse LLP


      Dallas, Texas
      September 29, 1995

                             CONSENT OF INDEPENDENT ACCOUNTANTS



To The Board of Directors
Westbridge Capital Corp.:

We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 1 for Form S-1 Registration Statement of our report dated November 24, 1993, relating to the financial statements of National Financial Insurance Company, which appears in such Prospectus. We also consent to the reference to our firm under the heading "Expert" in such Prospectus.

                              /s/ Jaynes, Reitmeier, Boyd, Therrell, P.C.



September 29, 1995